As filed with the Securities and Exchange Commission on November 2, 2010

Registration No. 333-168067

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SAFENET HOLDING CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	3577	27-2808598
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4690 Millennium Drive

Belcamp, Maryland 21017

(410) 931-7500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mark A. Floyd

Chief Executive Officer

SafeNet Holding Corporation

4690 Millennium Drive

Belcamp, Maryland 21017

(410) 931-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Segre, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Mark R. Fitzgerald, Esq.

Michael C. Labriola, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

1700 K Street, N.W., Fifth Floor

Washington, D.C. 20006

Telephone: (202) 973-8800

Facsimile: (202) 973-8899

Kenneth M. Siegel, Esq. Senior Vice President and General Counsel SafeNet Holding Corporation 4690 Millennium Drive Belcamp, Maryland 21017 Telephone: (410) 931-7500 Facsimile: (410) 931-7524	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4674 Facsimile: (212) 701-5674

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to completion)

Issued November 2, 2010

             Shares

This is an initial public offering of shares of common stock of SafeNet Holding Corporation. No public market currently exists for our common stock. We anticipate the initial public offering price per share will be between $             and $             per share.

We are selling              shares of common stock and the selling stockholder is selling              shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholder.

We have applied to list our common stock on the NASDAQ Global Market under the symbol “SAFE.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 16.

Price $         Per Share

	Price to Public	Underwriting Discounts and Commissions	Proceeds to SafeNet	Proceeds to Selling Stockholder
Per Share	$	$	$	$
Total	$	$	$	$

The underwriters have a 30-day option to purchase up to an aggregate of              additional shares of common stock from              on the same terms set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about             , 2010.

Morgan Stanley	Goldman, Sachs & Co.	J.P. Morgan

BofA Merrill Lynch	Deutsche Bank Securities

Wells Fargo Securities
Lazard Capital Markets
Pacific Crest Securities
RBC Capital Markets

                    , 2010

Our products provide persistent data-centric protection throughout the data lifecycle. The diagram below graphically depicts the nature of information networks and where the SafeNet data protection solution applies products that protect the phases of the data’s lifecycle. In the center of the diagram is a typical data center, comprised of a combination of storage resources, application and web servers, mainframe computers and other core transactional functions. The concentric rings around the data center represent the network edge and the remote users and endpoints that sit beyond the network edge. Also beyond the edge are cloud computing environments and the SafeNet products that extend data protection from the data center into the cloud. Persistent data protection is provided by protecting data regardless of where it sits in, or beyond the edge of, the data network.

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the underwriters and the selling stockholder are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

Neither we, the selling stockholder, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Until                     , 2010 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have registered the “SafeNet,” “Aladdin,” “DataSecure,” “eSafe,” “HASP,” “Luna,” and “Sentinel” trademarks in the U.S. in certain classes of goods and services applicable to our business and, in some cases, in certain other countries. Other of our unregistered trademarks and service marks in the U.S. include: “eToken,” “ProtectApp,” “ProtectDatabase,” “ProtectDrive,” “ProtectFile,” “Sentinel HASP,” “Sentinel RMS,” and “Sentinel EMS,” which are protected under common law. Third parties may use trademarks similar to our trademarks in other fields of use. This prospectus also contains trademarks of other persons.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. Therefore, you should read this entire prospectus carefully, including the “Risk Factors” section beginning on page 16 and our consolidated financial statements and the related notes. As described below in the sections entitled “—Company Information” and “—Corporate Reorganization,” we were incorporated in June 2010 as a Delaware corporation to become a holding company for SafeNet, Inc., which was founded in 1983. The reorganization was completed on June 30, 2010. Prior to and following the reorganization, our operations were and will continue to be conducted through SafeNet, Inc. and its consolidated subsidiaries. Unless the context requires otherwise, the words “we,” “us,” “our” and “SafeNet” refer to SafeNet, Inc. and its consolidated subsidiaries prior to the reorganization and refer to SafeNet Holding Corporation and its consolidated subsidiaries following the reorganization.

SAFENET HOLDING CORPORATION

Overview

SafeNet is a leading provider of high-end data protection solutions to both commercial enterprises and government agencies. Customers trust our comprehensive and flexible solutions to protect their most valuable information assets, including electronic banking transfers, personally identifiable information, electronic medical records, software and intellectual property assets and classified information that is critical for national security. We combine leading-edge commercial technologies with the expertise and credibility developed through our long-standing leadership in the government sector. We offer a lifecycle approach to data protection that:

•	protects the identities of users, applications and machines;

•	secures transactions that are performed by authenticated users;

•	encrypts data when it is created and while it is accessed, shared, stored and moved;

•	encrypts the communications channels through which data travels;

•	controls users’ rights to access software and digital assets; and

•	includes management solutions that enable our products to work together.

We were founded in 1983 and have developed our core encryption and data protection technology into comprehensive and integrated solutions focused on the protection of high-value information assets. Many of our products are certified to the highest security standards. We have established a global channel of resellers, original equipment manufacturers, or OEMs, value-added resellers, or VARs, systems integrators and application and solution providers that provide us extensive geographic reach across multiple commercial verticals.

In 2007 (Predecessor Period)*, 2007 (Successor Period)*, 2008, 2009 and the first nine months of 2010, our total revenue was $73.8 million*, $226.4 million*, $329.0 million, $403.7 million and $334.1 million; our net loss was $50.8 million*, $37.3 million*, $126.5 million, $49.7 million and $8.7 million and our adjusted EBITDA was $(1.0) million*, $41.4 million*, $57.5 million, $85.9 million and $69.3 million. Adjusted EBITDA is not a recognized presentation under accounting principles generally accepted in the United States, or GAAP. For an explanation of the elements of adjusted EBITDA and a full reconciliation of adjusted EBITDA to net loss, the most directly comparable GAAP measure, see “—Summary Historical Financial Data—Definition of Adjusted EBITDA” and “—Summary Historical Financial Data—Definition of Adjusted EBITDA—Reconciliation of Adjusted EBITDA to Net Loss.”

*	Our consolidated statement of operations data for the calendar year ended December 31, 2007 reflects our activity in both the Predecessor Period during the year (January 1, 2007 to April 11, 2007) and Successor Period during that year (April 12, 2007 to December 31, 2007). For further information on this presentation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Presentation of Financial Statements—Predecessor and Successor Entities.”

Industry Background

Several key trends are driving the need for high-end data protection solutions.

Proliferation of digital data and increase in high-value digital assets and transactions. Organizations are experiencing an unprecedented and sustained growth in digital assets and electronic transactions, which involves increasingly valuable information such as financial transactions, corporate, state and national security secrets, intellectual property and personal information.

Organizational deployment of new technologies has led to increased vulnerabilities. Innovations in technology have changed the ways in which organizations create, use, store and move their valuable information assets. As organizations deploy new technologies to increase productivity, they also introduce additional security and compliance risks and increase the vulnerability of valuable digital information and assets. Several examples include the increased use of:

•	collaboration within and across organizations;

•	extended enterprise and workforce mobility resources;

•	virtualization and cloud computing;

•	consumer technologies and personal devices in information technology environments; and

•	software-as-a-service, or SaaS.

Security threats are becoming more frequent, sophisticated and severe. There has been a significant increase in frequency, sophistication and severity of threats, originating inside and beyond an organization’s perimeter, that can compromise national security and lead to severe reputational and financial loss for organizations.

Cyber security has become a top government priority. Cyber security has become a top priority of the U.S. government as cyber attacks on the federal government have increased in volume and sophistication. Such attacks could be catastrophic to national security, defense, financial systems and critical infrastructure.

Government regulations, industry standards and internal risk management policies mandate increased protection of data. Governments are enacting legislation to ensure that individuals and organizations are informed of and protected from losses due to data breaches. In addition, organizations are increasingly implementing internal compliance policies to ensure that their data and underlying information technology, or IT, infrastructure remain protected yet available to authorized users.

The market opportunity for protecting digital assets is large. As organizations continue to increase their spending to protect their high-value digital assets, a large market opportunity has developed for high-end data security solutions. This opportunity includes portions of the broader IT, security, software rights management and government cyber security markets.

Traditional approaches are insufficient for comprehensive data protection. As a result of these trends, there is an increasing need to protect data throughout its lifecycle, which includes establishing the identities of users, applications and machines, verifying electronic transactions, and securing the access, storage, sharing and movement of data. As protection evolves, there is also an increasing need for integrated management systems to coordinate protection across these lifecycle processes. Current solutions are a combination of network perimeter defenses that do not provide comprehensive security and control and point security solutions that do not protect high-value information throughout its lifecycle.

Our Competitive Strengths

We believe our products and services address the increased security challenges that organizations face with respect to their digital assets and the limitations associated with existing security solutions. Our product families provide persistent protection with integrated, centralized management designed to protect the digital information throughout its lifecycle. Our competitive strengths include:

•

Comprehensive lifecycle approach to data security. Our products provide persistent data-centric protection throughout the data lifecycle. We protect the identities of users, applications and machines, the transactions they perform and the data as it is created, accessed, shared, stored, moved and used, both within and beyond the organization’s network. We believe that this comprehensive lifecycle approach to data security differentiates us from our competitors.

•

Proven solutions trusted by customers to protect their most valuable information assets. We have highly sophisticated customers that trust us to protect their most valuable information assets, such as classified information that is critical for national security, electronic banking transfers, proprietary corporate data, personally identifiable information, electronic medical records, software and intellectual property assets. Many of our products have achieved global certifications such as Common Criteria and governmental certifications such as those under the U.S. Federal Information Processing Standard, or FIPS, and National Security Agency Type 1, or Type 1.

•

Security solutions engineered to evolve with business needs. Our data-centric security solutions are based on an extensible data protection architecture that is engineered to be adaptable to changing security threats, technologies, business requirements and compliance mandates. Our solutions are modular and integrate with other products and applications in heterogeneous IT environments. This enables customers to leverage existing infrastructure and increase their data security, starting with a single product for a specific use-case and expanding to incorporate additional products and solutions as their security needs evolve.

•

Combining the best in commercial and government security. Due to our significant presence in both commercial enterprises and the government sector, we are well positioned to combine leading-edge commercial technologies with the expertise and credibility that we have developed through our leadership in the government sector.

•

Highly experienced team with significant security expertise. Our management team has 300 years of combined security and technology industry experience; our sales teams are comprised of subject matter experts; our products are engineered by a world-class research and development organization of over 550 security engineers; and over 300 of our employees hold security clearances.

We believe that the combination of these strengths creates a significant competitive advantage.

Our Growth Strategy

Our objective is to be the leading provider of comprehensive data protection solutions that protect high-value information throughout its lifecycle. The following are key elements of our strategy:

•

Continue to develop innovative high-end data protection solutions. We intend to leverage our proven development capabilities and expertise from government and commercial sectors to develop new security technologies that broaden our protection footprint by creating more secure, adaptive and comprehensive solutions.

•

Broaden our global distribution by continuing to expand our channel networks and other relationships. We intend to strengthen our existing channel by establishing new product reseller and distribution partnerships that will enable us to extend our customer reach and to target new verticals and geographic regions.

•

Continue to increase our sales to new commercial and government customers. We plan to continue to invest in our direct sales force and to leverage our existing global solution partners and channel sales organizations to drive additional sales to new customers.

•

Further expand sales into our existing large customer base. We intend to extend our leadership within the U.S. government and the commercial sector by advancing new use cases to our existing customer base and selling new products.

•

Capture near term opportunities related to government cyber security initiatives and cloud computing deployments. We intend to continue to focus our resources on capturing increases in spending by our government customers on cyber security related projects and new and existing customers on evolving their IT infrastructure to shared computing environments.

•

Pursue selective acquisitions. We have a successful track record of making and integrating acquisitions over time, and intend to continue to pursue selective acquisitions that we expect will enhance our competitive position and financial performance.

Our Products and Solutions

Our comprehensive and flexible data protection solutions include the following product family portfolios:

•

Identity protection. We offer our customers identity protection tools that enable them to manage access rights to sensitive information. Our products in this area include USB authenticators, smart cards, one-time-password authenticators and software/mobile authenticators.

•

Transaction protection. Our transaction protection solutions provide our commercial enterprise and government customers with a fast, secure and easy way to integrate application and transaction security. Our products in this area include our Luna family of hardware security modules, or HSMs.

•

Data encryption and control. Our data encryption and control solutions provide our customers with a unified platform that delivers adaptive data protection and control for information assets. Our products in this area include our DataSecure data center and endpoint product suites.

•

Communication protection. We offer high-speed encryptor solutions that combine the highest levels of performance and integrated management capability. Our products in this area include our ethernet and synchronous optical networking encryptors.

•

Software rights management. We offer an integrated enforcement and management platform for software licenses and entitlements that has been designed to support a variety of deployment and licensing models. Our products in this area include our Sentinel line of products.

Finally, each of our comprehensive data protection solutions has a management product through which an authorized administrator provisions, manages and controls deployments across the respective product families.

Our Customers

We serve more than 25,000 customers across both commercial enterprises and government agencies and in over 100 countries. Examples of customer uses of our products and solutions include:

•	a major global interbank network using our HSMs, authenticators and high-speed encryptors to protect its communications and financial transactions;

•	a large government agency using our data encryption product suites to share data with other agencies and outside parties;

•	a prominent global airline using our DataSecure family of products to enable compliance with standards for protecting its customers’ personally identifiable information; and

•	a leading European-based software provider using our Sentinel solutions to manage licenses for its solutions.

Risks Related to Our Business

Investing in our common stock involves risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. These risks are discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary. These risks and uncertainties include, but are not limited to, the following:

•	our business depends in significant part on sales to U.S. government agencies and changes in U.S. government fiscal policies and appropriations could have a material adverse effect on our business;

•	losses, delays or reductions in scope of our primary customer relationships will materially reduce our revenue and profitability;

•	we face intense competition in our market, both from larger, better-known companies and more targeted competitors;

•	if functionality similar to that offered by our products is incorporated into existing infrastructure products, organizations may decide against adding our solutions to their IT networks;

•	defects or vulnerabilities in our products or the failure of our products to adequately prevent a security breach or protect software assets could harm our reputation and divert resources; and

•

if we do not accurately predict, prepare for and respond promptly to technological and market developments and changing end-customer needs and develop corresponding products, our competitive position and prospects will be harmed.

Recent Developments

Acquisition by an Affiliate of Vector Capital

Prior to April 2007, our predecessor entity was a publicly traded company on the Nasdaq Global Market. In April 2007, we were acquired by Vector Stealth Holdings II, L.L.C., or Vector Stealth, a Delaware limited liability company and an affiliate of Vector Capital, a San Francisco-based private equity investment firm specializing in the technology sector. We were acquired through a tender offer consisting principally of $613.2 million paid to purchase all outstanding shares of the common stock of our predecessor entity, $23.4 million paid to the holders of stock options and $1.5 million in equity interests in Vector Stealth issued in lieu of cash for certain outstanding stock options. The transaction was funded by $225.0 million in cash from Vector Stealth as well as through our incurrence of $375.0 million in debt financing in addition to cash on hand. Upon completion of the tender offer, we became a wholly-owned subsidiary of Vector Stealth, and the acquired shares of our predecessor entity were cancelled. As a result of this going private transaction, we ceased to be a public reporting company in 2007.

As a private company, we began a series of steps to improve our growth, profitability and internal controls. Included in these actions were changes in our board of directors and management personnel, including reconstituting our board such that all of our board members have joined our board since 2007, and the appointment of a new chief executive officer in July 2009, a new chief financial officer in October 2009, and a new senior vice president and general counsel in February 2010. In 2009, we began implementation of a new enterprise resource planning system to further improve our efficiency and internal controls.

Strategic Repositioning

As a private company, we made a series of strategic acquisitions and divestitures that enhanced our competitive position. In 2008, we acquired Ingrian Networks, Inc., an enterprise data protection and privacy solutions provider. In 2009, we acquired Assured Decisions, LLC, a cyber security consultancy and provider of high-value solutions for securely sharing confidential information across government agencies.

Most notable among our recent activity was the acquisition on March 24, 2009 of Aladdin Knowledge Systems Ltd., or Aladdin, a developer of data security and software rights management solutions, by an entity affiliated with Vector Capital. Vector Capital placed Aladdin under common control with us at that time. On March 31, 2010, we formally acquired the entity that had acquired Aladdin, which resulted in Aladdin becoming a wholly owned subsidiary of SafeNet, Inc. Combining the two companies enhanced our presence in our target markets, increased our geographic diversity, expanded our reseller and distribution channels and improved operating efficiencies through the reduction or elimination of overlapping products and functions.

In 2009, we divested MediaSentry, which provided network monitoring for copyright enforcement. In 2010, we divested assets of our Embedded Solutions Division product line that we marketed to network equipment manufacturers, ASIC vendors and mobile device providers.

Through these acquisitions and divestitures, we have focused our business on providing integrated high-end data protection solutions that address data security throughout its lifecycle. We unified our marketing and sales focus and targeted our development efforts on the most valuable assets in our portfolio.

Company Information

We were incorporated in 2010 as a Delaware corporation and on June 30, 2010 became a holding company for SafeNet, Inc., a company that was formed in 1983 as a Delaware corporation. As of October 1, 2010, SafeNet, Inc. employed 1,707 people in 24 countries. Our headquarters are located at 4690 Millennium Drive, Belcamp, Maryland 21017 and our telephone number is (410) 931-7500. You can access our Web site at www.safenet-inc.com. Information contained on our Web site is not part of this prospectus and is not incorporated in this prospectus by reference.

Corporate Reorganization

Prior to and following June 30, 2010, we have conducted our business through SafeNet, Inc. and its subsidiaries. SafeNet, Inc. was most recently a wholly owned subsidiary of Vector Stealth, a Delaware limited liability company and an affiliate of Vector Capital. Vector Stealth held no material assets other than SafeNet, Inc. and does not engage in any business operations. Pursuant to the terms of our recent corporate reorganization that was completed on June 30, 2010. Vector Stealth exchanged all of its ownership interest in SafeNet, Inc. for a 100% interest in SafeNet Holding Corporation. As a result of this reorganization, SafeNet, Inc. is wholly owned by SafeNet Holding Corporation, and SafeNet Holding Corporation is wholly owned by Vector Stealth. Certain of our executive officers hold economic interests in Vector Stealth. See “Certain Relationships and Related Person Transactions—Vector Stealth Unit Award Agreements.”

The corporate reorganization does not affect our operations, which we continue to conduct through SafeNet, Inc. and its consolidated subsidiaries, including Aladdin.

Effects of the Proposed Public Offering

The following diagram provides a summary illustration of our ownership and organizational structure immediately before and after giving effect to this offering:

*	Percentages calculated excluding the effects of outstanding compensatory stock options to purchase shares of our common stock, which will amount to approximately % of our fully diluted shares following this offering.

†	Percentages give effect to the sale of shares of common stock by us and the selling stockholder in this offering based on the amount of shares expected to be sold by us and the selling stockholder as indicated on the front cover of this prospectus (excluding the exercise of any over allotment option held by the underwriters).

As indicated in the diagram above, immediately prior to this offering, Vector Capital and its affiliates hold approximately 94% of the total equity interests of Vector Stealth, which entity in turn holds all of the outstanding common stock in SafeNet Holding Corporation. After this offering, assuming the sale of shares of common stock by us and Vector Stealth in this offering based on the amount of shares expected to be sold as indicated on the front cover of this prospectus (excluding the exercise of any over allotment option held by the underwriters), Vector Stealth will own approximately             shares, or approximately     %, of our outstanding common stock. As the selling stockholder, Vector Stealth will receive net proceeds of approximately $             million from the sale of shares offered by it in this offering (excluding the exercise of any over allotment option held by the underwriters), after deducting the underwriting discounts and commissions and estimated offering expenses and based on an assumed initial public offering price of $             per share, the mid-point of the range on the front cover of this prospectus.

In addition, prior to the completion of this offering, we and Vector Stealth will enter into a stockholders’ agreement related to a number of board of director, stockholder and related governance matters. Such stockholders’ agreement will provide that Vector Stealth will have the right to designate a majority of the director nominees to our board of directors, subject to their beneficial ownership of at least 40% or more of the total outstanding shares of our capital stock. Vector will continue to have a right to designate director nominees to our board of directors to a lesser degree if their ownership percentage is between 7.5% and 40% of the total outstanding shares of our capital stock. In addition, stockholders will only be allowed to remove directors for cause, and our board of directors shall designate appointees to fill vacancies (subject to Vector Stealth’s rights to designate members of our board of directors). Furthermore, such stockholders’ agreement will also provide that the following actions by us or any of our subsidiaries require the approval of Vector Stealth for so long as Vector Stealth owns at least 30% or more of our outstanding shares of common stock: (1) termination of our chief executive officer; (2) consummation of a change of control transaction; (3) entering into any agreement providing for acquisitions or divestitures for aggregate consideration in excess of the greater of (i) $50.0 million or (ii) 7.5% of our market capitalization (as determined at the end of each fiscal quarter); and (4) the incurrence of debt (excluding working capital revolvers and the refinancing of any then existing debt) of greater than $50.0 million in excess of our existing indebtedness following the application of proceeds from this offering to the repayment of all or a portion of our debt.

As further described in the section titled “Certain Relationships and Related Person Transactions—Transactions and Relationships with Directors, Officers and 5% Stockholders—Transactions and Relationships with Vector Stealth and its Affiliates—Management Services Agreement,” we are subject to a management services agreement with Vector Capital. Such agreement will terminate upon completion of this offering, and we will be required to pay a termination fee of up to $12 million in connection with the termination.

Finally, as more fully described in “Use of Proceeds,” upon consummation of the offering, we currently intend to use a portion of the net proceeds of the offering to repay a portion of the amounts outstanding under our senior secured credit facilities. Upon the consummation of the offering and application of the net proceeds as described above, we currently intend to repay a portion of our outstanding borrowings under the term loan portion of our first lien credit agreement and to repay in full all of our outstanding borrowings under our second lien credit agreement and to terminate the second lien credit agreement. As more fully described in “Certain Relationships and Related Person Transactions—Transactions and Relationships with Directors, Officers and 5% Stockholders—Transactions and Relationships with Vector Stealth and its Affiliates—Term Loan,” an affiliate of Vector Stealth holds approximately $2.5 million in face value of the second lien debt, of which a total of approximately $131.0 million was outstanding on September 30, 2010. Upon consummation of the offering and application of the net proceeds as described above, we currently intend for the portion of the second lien debt held by such affiliate of Vector Stealth to be repaid in full together with the other second lien debt.

About Vector Capital

Vector Capital is a leading global private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses in both the private and public capital markets. Vector Capital strives to actively partner with management teams to develop and execute new financial and business strategies designed to materially improve the competitive standing of those businesses and enhance value for employees, customers and stockholders.

THE OFFERING

Common stock offered by us	shares

Common stock offered by the selling stockholder	shares

Total common stock offered	shares

Common stock outstanding after this offering	shares

Use of proceeds	We estimate that we will receive net proceeds of approximately $ million from the sale of the shares offered by us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds received by us in connection with this offering for the following purposes and in the following amounts:

•

approximately $            million will be used to repay a portion of the amount outstanding under our senior secured credit arrangements, a portion of which is held by an affiliate of Vector Stealth; however, the selection of which indebtedness obligations, the amounts to be repaid with respect to these specific indebtedness obligations, the timing of repayment and the particular method by which we effect repayment, have not yet been determined and will depend, among other things, on market conditions;

•

approximately $             million will be paid to Vector Capital Partners III, L.P., an affiliate of Vector Stealth, in connection with the termination of our management services agreement pursuant to its terms; and

•

the remainder for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the proceeds for expansion of our current business through acquisitions or investments in other complementary businesses, products or technologies; however, we do not have commitments for any acquisitions at this time.

We will not receive any proceeds from the sale of shares by the selling stockholder, including from sales of its shares in the event that the underwriters exercise their option to purchase an additional              shares of our common stock from the selling stockholder. See “Use of Proceeds” and “Certain Relationships and Related Person Transactions—Transactions and Relationships with Vector Stealth and its Affiliates.”

Proposed NASDAQ Global Market symbol	SAFE

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding as of                     , 2010. This number:

•	assumes that the underwriters will not exercise their option to purchase additional shares;

•	excludes shares of common stock issuable upon exercise of options outstanding at a weighted-average exercise price of $ per share under our 2007 Equity Plan; and

•	excludes shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option in this offering to purchase additional shares to cover over-allotments.

SUMMARY HISTORICAL FINANCIAL DATA

You should read the summary historical financial data set forth below in conjunction with our consolidated financial statements, the notes to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

Pursuant to our acquisition on April 12, 2007 by Vector Stealth, our consolidated financial statements and notes included elsewhere and referenced in this prospectus present information relating to both a “Successor” and “Predecessor” entity. We refer to the period prior to April 12, 2007 as the “Predecessor Period” and the period from April 12, 2007 as the “Successor Period.” The historical financial data for the years ended December 31, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The historical financial data as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have prepared this unaudited financial information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such period. Our historical results are not necessarily indicative of results to be expected for future periods. Results for the nine months ended September 30, 2010 are not necessarily indicative of results expected for the full year.

	Predecessor Period	Successor Period
	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
					(unaudited)
	(dollars in millions, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Products	$63.7	$197.2	$283.6	$348.7	$254.6	$283.9
Service and maintenance	10.1	29.2	45.4	55.0	39.3	50.2

Total revenues	73.8	226.4	329.0	403.7	293.9	334.1
Costs of revenues:
Products (excluding amortization and impairment of intangible assets)	34.1	91.1	128.7	141.9	105.5	117.6
Service and maintenance (excluding amortization and impairment of intangible assets)	2.5	7.1	11.5	10.4	7.7	10.3
Amortization and impairment of intangible assets	3.7	26.4	117.2	31.9	23.7	24.6

Total cost of revenues	40.3	124.6	257.4	184.2	136.9	152.5

Gross profit	33.5	101.8	71.6	219.5	157.0	181.6
Operating expenses:
Research and development expenses	19.3	34.0	47.9	60.6	47.5	45.4
Sales and marketing expenses	21.6	35.3	56.6	81.5	57.5	70.9
General and administrative expenses	41.1	33.8	47.2	56.0	42.7	40.3
Class action settlement	—	—	—	25.0	—	—
Amortization of intangible assets	1.9	5.1	6.8	10.4	7.6	7.5
Impairment of goodwill	—	—	42.9	—	—	—
Loss on sale of business and net assets held for sale	—	—	—	2.5	1.5	0.7
Restructuring expenses	—	—	—	5.5	3.1	0.2

Operating (loss) income	(50.4)	(6.4)	(129.8)	(22.0)	(2.9)	16.6
Foreign exchange (loss) gain	(0.3)	—	(2.5)	(0.9)	(0.8)	0.6
Interest income (expense), net	0.9	(24.1)	(34.2)	(30.3)	(23.0)	(21.9)
Other income (expense), net	—	0.2	0.8	2.6	2.5	(0.4)

(Loss) before income taxes	(49.8)	(30.3)	(165.7)	(50.6)	(24.2)	(5.1)
Income tax expense (benefit)	1.0	7.0	(39.2)	(0.9)	0.1	3.6

Net (loss)	$(50.8)	$(37.3)	$(126.5)	$(49.7)	$(24.3)	$(8.7)

Net loss per common share:
Basic and diluted	$(2.41)	$(0.41)	$(1.10)	$(0.34)	$(0.16)	$(0.06)
Weighted average common shares outstanding (in thousands):
Basic and diluted	21,107	90,505	115,233	147,877	147,877	150,991

The following table sets forth summary unaudited consolidated balance sheet data as of September 30, 2010 and as adjusted to give effect to the issuance of common stock in this offering at an assumed initial public offering price of $                 per share, the midpoint of the range on the front cover of this prospectus, and application of proceeds from the offering as described in “Use of Proceeds.” The unaudited as adjusted consolidated balance sheet data is presented for informational purposes only and does not purport to represent what our consolidated financial position actually would have been had the transactions reflected occurred on the date indicated or to project our financial condition as of any future date or results of operations for any future period.

	September 30, 2010
	Actual	As Adjusted(1)
	(unaudited)
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$43.5	$
Total current assets	179.9
Total assets	726.8
Total current liabilities	157.4
Long-term obligations	370.4
Total stockholder’s equity	127.9

(1)	Each $1.00 increase or decrease in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the front cover of this prospectus, would increase or decrease, as applicable, our as adjusted cash, cash equivalents and short-term investments, total current assets, total assets and stockholders’ equity by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table sets forth a number of key financial metrics that we believe are helpful in evaluating growth trends, measuring the effectiveness and efficiency of our operations and gauging our cash generation.

	Predecessor Period*	Successor Period*
	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
					(unaudited)
		(dollars in millions)
Products revenues	$63.7	$197.2	$283.6	$348.7	$254.6	$283.9
Service and maintenance revenues	$10.1	$29.2	$45.4	$55.0	$39.3	$50.2
Total revenue	$73.8	$226.4	$329.0	$403.7	$293.9	$334.1
Gross profit margin of products revenues (excluding amortization and impairment of intangible assets)†	46.4%	53.8%	54.6%	59.3%	58.5%	58.6%
Gross profit margin of service and maintenance revenues (excluding amortization and impairment of intangible assets)†	75.2%	75.9%	74.7%	81.1%	80.4%	79.5%
Total gross profit margin	45.4%	45.0%	21.8%	54.4%	53.4%	54.3%
Operating expenses	$83.9	108.2	$201.4	$241.5	$159.9	$165.0
Operating (loss) income	$(50.4)	$(6.4)	$(129.8)	$(22.0)	$(2.9)	$16.6
Net cash provided by (used in) operating activities	$1.4	18.2	$8.0	$17.5	$2.9	$38.5
Adjusted EBITDA	$(1.0)	$41.4	$57.5	$85.9	$58.4	$69.3

*	Key financial metrics for the calendar year ended December 31, 2007 reflect our activity in both the Predecessor Period and Successor Period during that year. For further information on this presentation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Presentation of Financial Statements—Predecessor and Successor Entities.”
†	For further discussion of our presentation of gross profit margin, including by products revenues (excluding amortization and impairment of intangible assets) and service and maintenance revenues (excluding amortization and impairment of intangible assets), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Operations—Gross Profit and Gross Profit Margins.”

Definition of Adjusted EBITDA

We define adjusted EBITDA as net income (loss), calculated in accordance with GAAP, plus: (i) interest (income) expense, net; (ii) income tax (benefit) expense; (iii) depreciation; (iv) amortization of acquired intangible assets; (v) impairment of acquired intangible assets and goodwill; (vi) stock-based compensation expense; (vii) transaction costs related to acquisitions; (viii) purchase accounting adjustments; (ix) restructuring expenses; (x) principal stockholder management fees; (xi) investigation and restatement related charges; and (xii) costs and benefits of litigation settlements.

Adjusted EBITDA is a performance measure that is not calculated in accordance with GAAP. The table immediately following this discussion provides a reconciliation of this non-GAAP measure to net loss, the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments, the reasons we consider them appropriate and the material limitations of adjusted EBITDA as described in “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Key Metrics—Definition of Adjusted EBITDA—Material Limitations of Adjusted EBITDA.”

Our management uses adjusted EBITDA:

•	as a measure of operating performance;

•	as a factor when determining management’s compensation;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources of our business; and

•	to evaluate the effectiveness of our business strategies.

We believe that the use of adjusted EBITDA provides consistency and comparability with our past financial performance and facilitates period to period comparisons of our operating results by management and investors. Although calculation of adjusted EBITDA may vary from company to company, our detailed presentation may facilitate analysis and comparison of our operating results by management and investors with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results in their public disclosures.

Reconciliation of Adjusted EBITDA to Net Loss

The following table presents a reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods identified.

(in millions, unaudited*)
	Predecessor Period**	Successor Period**
	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
Net (loss)	$(50.8)	$(37.3)	$(126.5)	$(49.7)	$(24.3)	$(8.7)
Interest (income) expense, net	(0.9)	24.1	34.2	30.3	23.0	21.9
Income tax expense (benefit)	1.0	7.0	(39.2)	(0.9)	0.1	3.6
Depreciation expense	1.9	5.0	6.9	8.5	6.2	6.9
Amortization of acquired intangibles	5.6	31.5	41.9	42.3	31.2	32.1
Impairment of acquired intangibles and goodwill	—	—	125.0	—	—	—
Stock-based compensation expense	23.8	0.1	2.4	1.2	0.9	2.9
Transaction costs related to acquisitions and divestitures	14.0	1.2	3.9	6.1	5.2	1.3
Purchase accounting adjustments	—	3.6	1.7	9.1	6.6	2.5
Restructuring expense	—	—	—	5.5	3.1	0.2
Management fees	—	1.4	2.0	2.5	1.8	1.8
Investigation and restatement related charges	4.4	3.6	5.2	6.0	4.6	6.0
Costs (benefits) of litigation settlements	—	1.2	—	25.0	—	(1.2)

Adjusted EBITDA	$(1.0)	$41.4	$57.5	$85.9	$58.4	$69.3

*	The amounts indicated are unaudited other than the net loss for the Predecessor Period of 2007, Successor Period of 2007 and years ended December 31, 2008 and 2009.
**	Our results of operations for the calendar year ended December 31, 2007 reflect our activity in both the Predecessor Period and Successor Period during that year. For further information on this presentation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Presentation of Financial Statements—Predecessor and Successor Entities.”

RISK FACTORS

An investment in our common stock offered by this prospectus involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our common stock. The occurrence of any of the following risks could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment.

Risks Related to Our Business and Our Technologies

Our business depends in significant part on sales to U.S. government agencies, and changes in U.S. government fiscal policies could have a material adverse effect on our business.

We have historically derived, and expect to continue to derive, a significant portion of our revenues from sales to agencies of the U.S. federal government, either directly by us or through systems integrators and other resellers, and we believe that the success and growth of our business will continue to depend on successful procurement of government business. For example, approximately 50%, 43% and 39% of our revenue in the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010 was derived from our direct or indirect sales to agencies, offices and departments of the U.S. federal government, of which the substantial majority was to the Department of Defense. Some or all of the following could cause government agencies to delay or refrain from purchasing products and services that we offer in the future or otherwise have an adverse effect on our business, financial condition and results of operations:

•	changes in fiscal or contracting policies or decreases in available government funding;

•	changes in government programs or applicable requirements;

•	changes in the competitive landscape for government contracting;

•	the adoption of new laws or regulations or changes to existing laws or regulations;

•	potential delays or changes in the government appropriations process; and

•	changes with respect to policies and spending for commercial-off-the-shelf, or COTS, solutions.

Even though some of our U.S. government transactions may involve fixed minimum commitments, other commitments are subject to annual Congressional appropriations and, as a result, U.S. government agencies may not continue to fund these contracts at current or anticipated levels. For example, in fourth quarter 2009, we experienced general delays in U.S. government purchasing following the delay of the approval of the U.S. federal budget appropriations bills until December 2009. As of September 30, 2010, the U.S. Congress had not yet approved several key appropriations bills for the 2011 federal fiscal year. These delays may result in delays in U.S. government purchasing of our solutions and products. In addition, although we anticipate that the U.S. government agencies will continue to purchase from us in the future or after the expiration of any existing contracts, the vast majority of our business with the U.S. government is conducted on a purchase order basis and not under fixed minimum contracts. As such, we cannot assure you that those purchases will continue at historic levels or at all, or that there will not be gaps between the expiration of a prior agreement and entry into any new agreement. If U.S. government agencies terminate, significantly reduce in scope or suspend any of their business with us, or change their policies, priorities, or funding levels, our business, financial condition and results of operations would be materially and adversely affected.

Losses, delays or reductions in scope of our primary customer relationships will materially reduce our revenue and profitability.

We depend on a small number of key customer relationships for a significant portion of our revenues. Our top twenty customers represented over half of our total revenue for the year ended December 31, 2009. In addition, approximately 50%, 43% and 39% of our revenue in the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010 was derived from our direct or indirect sales to agencies, offices and departments of the U.S. federal government, of which the substantial majority was to the Department of Defense.

An important part of our growth strategy is to increase sales of our products to existing and new large enterprises, service providers and government entities. Sales to enterprises, service providers and government entities involve risks that may not be present (or that are present to a lesser extent) with sales to small-to-mid-sized entities. These risks include:

•	increased competition from larger competitors that traditionally target enterprises, service providers and government entities and that may already have purchase commitments from those end-customers;

•	increased purchasing power and leverage held by large end-customers in negotiating contractual arrangements with us;

•	more stringent requirements in our support service contracts, including increased penalties for any failure to meet support requirements; and

•	longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer who elects not to purchase our products and services.

Large enterprises, service providers and government entities often undertake significant evaluation processes that result in lengthy sales cycles, in some cases over twelve months. Due to the lengthy nature, the size and scope, and stringent requirements of these evaluations, we may spend substantial time, effort and money in our sales efforts without being successful in producing any sales. If we are unsuccessful in converting these evaluations into sales, we may experience an increased inventory of used products and potential increased write-offs. In addition, product purchases by enterprises, service providers and government entities are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. Finally, enterprise, service providers and government entities typically have longer implementation cycles; require greater product functionality and scalability and a broader range of services, including design services; demand that vendors take on a larger share of risks; sometimes require acceptance provisions that can lead to a delay in revenue recognition; and expect greater payment flexibility from vendors. All these factors can add further risk to business conducted with these customers. If sales expected from a large end-customer for a particular quarter are not realized in that quarter or at all, our business, operating results and financial condition could be materially and adversely affected.

We face intense competition in our market, both from larger, better-known companies and from more targeted competitors; we may lack sufficient financial or other resources to maintain or improve our competitive position.

The market for high-end data protection solutions is intensely competitive, and we expect competition to intensify in the future. Although we are not aware of a competitor that offers the same array of solutions that we provide, we compete with several companies in various areas of our business. Many competitors that specialize in providing protection from a narrow variety of security threats are often able to deliver specialized security products to the market more quickly than we can.

In addition, large, more established competitors in similar markets with our own competitive space, such as RSA (a division of EMC), Intel, McAfee and Symantec may attempt to further expand their presence in the high-end data protection solutions market and compete more directly against more of our solutions.

Many of these existing and potential competitors enjoy substantial competitive advantages such as:

•	greater name recognition and longer operating histories;

•	larger sales and marketing budgets and resources;

•	broader distribution and established relationships with distribution partners and end-customers;

•	access to larger customer bases;

•	greater customer support resources;

•	greater resources to make acquisitions;

•	lower labor and development costs or increased economies of scale; and

•	substantially greater financial, technical and other resources.

Some of our competitors have substantially larger installed customer bases beyond the high-end data protection solutions market and leverage their relationships based on other products or incorporate functionality into existing products in a manner that may discourage users from purchasing our products. These larger competitors may also have more diversified businesses that allow them to better withstand significant reduction in capital spending by end-customers in a number of markets.

Conditions in our markets could change rapidly and significantly as a result of technological advancements or continuing market consolidation. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources and product offerings in the markets we address. In addition, current or potential competitors may be acquired by third parties with greater available resources. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, and more readily develop and expand their product and service offerings. These competitive pressures in our market or our failure to compete effectively may adversely affect our operating results and market share.

If functionality similar to that offered by our products is incorporated into existing infrastructure products, organizations may decide against adding our solutions to their network, which would have an adverse effect on our business.

Providers of services and products outside the data protection market may bundle products and services competitive with ours with existing products and services. For example, large, well-established providers of network and storage equipment, such as Cisco Systems or Hewlett-Packard Company, offer and may continue to introduce, security features that compete with our products, either in stand-alone security products or as additional features in their network infrastructure products. The inclusion of, or the announcement of an intent to include, functionality perceived to be similar to that offered by our data protection and security solutions in existing products that are already generally accepted as necessary components of network architecture may have an adverse effect on our ability to market and sell our products. Furthermore, even if the functionality offered by infrastructure providers is more limited than our products, a significant number of customers may elect to accept such functionality in lieu of adding solutions from an additional vendor. Many organizations have invested substantial personnel and financial resources to design and operate their networks and have established deep relationships with providers of networking products, which may make them reluctant to add new components to their networks, particularly from other vendors such as us. In addition, an organization’s existing vendors or new vendors with a broad product offering may be able to offer sales concessions that we are not able to match due to our product offering or more limited resources. If organizations are reluctant to add additional data protection and security solutions from new vendors or otherwise decide to work with their existing vendors, our business, financial condition and results of operations will be adversely affected.

Defects or vulnerabilities in our products or the failure of our products to adequately prevent a security breach or protect software assets could harm our reputation and divert resources.

Because our products are complex, they have contained and may contain defects, errors or vulnerabilities that are not detected until after their release and deployment by our customers despite our efforts to test those products prior to release. Defects, errors or vulnerabilities may make our products susceptible to hacking or electronic break-ins or otherwise cause them to fail to help secure data. Because the techniques used by attackers to access or sabotage data change frequently and generally are not recognized until launched against a target, we may be unable to anticipate all of these techniques. Our products may also experience technical failures and downtime or fail to meet the increased requirements of a growing customer base. Any such technical failure, downtime, or failures in general may temporarily or permanently expose our end-customers’ data, leaving their data unprotected against the latest security threats.

Our products must also successfully interoperate with products from other vendors. As a result, it may be difficult to identify the sources of problems that may arise through operation. The occurrence of hardware and software errors, whether or not caused by our products, could delay or reduce market acceptance of our products, and have an adverse effect on our business and financial performance, and any necessary revisions may cause us to incur significant expenses.

An actual or perceived security breach of the data of one of our end-customers or our own systems, regardless of whether the breach is attributable to the failure of our products to prevent the security breach, could adversely affect the market’s perception of our security products. We may not be able to correct defects, errors or vulnerabilities promptly, or at all. Any defects, errors or vulnerabilities in our products could result in:

•	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate or work-around errors or defects or to address and eliminate vulnerabilities;

•	loss of existing or potential end-customers or channel partners;

•	loss and/or disclosure of confidential information or our proprietary technology;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	lost market share;

•	negative publicity, which will harm our reputation; and

•	litigation, regulatory inquiries or investigations that may be costly and harm our reputation.

Although we have limitation of liability provisions in our standard terms and conditions of sale, they may not fully or effectively protect us from claims as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. In addition, some of our customer agreements may require us to indemnify our customers for any claims or losses resulting from defects, errors or vulnerabilities in our products. The sale and support of our products also entail the risk of product liability claims. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and divert management’s time and other resources.

The data security market is rapidly evolving and the complex technology incorporated in our products makes them difficult to develop. If we do not accurately predict, prepare for and respond promptly to technological and market developments and changing end-customer needs and develop corresponding products, our competitive position and prospects will be harmed.

Our future success depends on our ability to respond to the rapidly changing needs of our customers by developing or introducing new products, product upgrades, and services in a timely manner. We have in the past incurred, and will continue to incur, significant research and development expenses as we strive to remain competitive. New product development and introduction involves a significant commitment of time and resources and is subject to a number of risks and challenges including:

•	managing the length of the development cycle for new products and product enhancements;

•	adapting to emerging and evolving industry standards and to technological developments by our competitors and customers;

•	extending the operation of our products and services to new and evolving platforms, operating systems and hardware products, such as virtualization and cloud computing;

•	entering into new or unproven markets with which we have limited experience;

•	managing new product and service strategies;

•	incorporating acquired products and technologies;

•	trade compliance issues affecting our ability to ship new or acquired products;

•	protecting our intellectual property and other proprietary rights;

•	developing or expanding efficient sales channels; and

•

obtaining sufficient licenses to technology and technical access from operating system software vendors on reasonable terms to enable the development and deployment of interoperable products, including source code licenses for certain products with deep technical integration into operating systems.

In addition, the data security market has evolved and is expected to continue to evolve rapidly. Many of our end-customers operate in dynamic and rapidly changing markets that require them to continuously evolve their IT infrastructure, including add numerous network access points and adapt increasingly complex enterprise networks, incorporating a variety of hardware, software applications, operating systems and networking protocols. In addition to the rapidly changing network environments, computer hackers and others who try to attack networks are employing increasingly sophisticated techniques to gain access to and attack systems and networks. In order to remain competitive, we need to accurately anticipate changes in IT infrastructure that our end-customers will deploy, the security vulnerabilities of such infrastructure as well as likely attack techniques, and to continue to develop and introduce solutions that successfully address the evolving threats while minimizing the impact on IT infrastructure performance.

Although the market expects rapid development and commercial introduction of new products or product enhancements to respond to changing infrastructure and evolving threats, the development of these products is difficult and the timeline for their release and availability can be uncertain. Additionally, some of our new products and enhancements may require us to develop new hardware architectures and application-specific integrated circuits, or ASICs, that involve complex, expensive and time consuming research and development processes. We have in the past and may in the future experience unanticipated delays in the availability of new products and services and fail to meet previously announced timetables for such availability. If we do not quickly respond to the rapidly changing and rigorous needs of our end-customers by timely developing and releasing new products and services or enhancements that can respond adequately to new security threats, our competitive position and business prospects will be harmed.

In addition, for certain customers and environments we must obtain certifications for our products such as U.S. Federal Information Processing Standard, or FIPS, or Common Criteria. While we have successfully obtained the requisite certifications for our products in the past, there can be no assurance that we will be able to obtain such certifications on a timely basis or at all for new products. The failure to obtain certifications would preclude us from selling our products to certain customers or for certain applications which could harm our competitive position and our business.

Failure to comply with laws or regulations applicable to our business could cause us to lose U.S. government customers or our ability to contract with the U.S. government

A significant portion of our revenue is derived from sales to U.S. government agencies. In connection with this business, we must comply with laws and regulations relating to the formation, administration and performance of U.S. government contracts. These laws and regulations are complex, and may impose added costs on our business. The failure to comply with these laws and regulations, or violations of other laws and regulations such as those relating to export or the U.S. Foreign Corrupt Practices Act, could lead to claims for damages, penalties, termination of contracts, suspension or debarment from doing business with the U.S. government or loss of export rights. In addition, some of the work we perform in connection with our U.S. government business requires us to maintain securities clearances for both the individuals involved in the work as well as the facilities in which such work is performed. The loss of the requisite securities clearances could exclude us from conducting business with agencies of the U.S. government from which we have in the past received significant business. Any such damages, penalties, disruption or limitation in our ability to do business with the U.S. federal government could have a material adverse effect on our business, operating results and financial condition.

In addition, U.S. government agencies, including the Defense Contract Audit Agency and the Department of Labor, routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The U.S. government also may review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, loss of intellectual property rights, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government. In addition, our reputation could suffer serious harm if allegations of impropriety were made against us.

Adverse conditions in the national and global economies and financial markets may adversely affect our business and financial results.

National and global economies and financial markets have experienced a prolonged downturn stemming from a multitude of factors, including adverse credit conditions impacted by the sub-prime mortgage crisis, slower or receding economic activity, concerns about inflation and deflation, fluctuating energy costs, high unemployment, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns and other factors. The severity or length of time these economic and financial market conditions may persist is unknown. During challenging economic times, periods of high unemployment and in tight credit markets, many customers may delay or reduce technology purchases. This could result in reductions in sales of our products, longer sales cycles, difficulties in collection of accounts receivable, slower adoption of new technologies, lower renewal rates, and increased price competition. These results may persist even if a number of economic conditions improve. Specific economic trends, such as declines or softness in government or corporate information technology spending, would have a more direct impact on our business. Any of these events would likely harm our business, operating results, cash flows and financial condition.

We have a history of losses, and we are unable to predict the extent of any future losses or when, if ever, we will achieve profitability in the future.

We have incurred net losses in recent fiscal years, including net losses of $50.8 million in the Predecessor Period of 2007, $37.3 million in the Successor Period of 2007, $126.5 million in 2008, $49.7 million in 2009 and $8.7 million in the first nine months of 2010. As a result, we had an accumulated deficit of $222.3 million at September 30, 2010. Although we have been profitable in certain periods in the past, we may not be able to achieve or sustain profitability in future periods. Achieving profitability will require us to increase revenue, manage our cost structure, including the borrowing costs on our debt, and not experience unanticipated liabilities. Revenue growth may slow or revenue may decline for a number of possible reasons, including slowing demand for our products or services, increasing competition, a decrease in the growth of our overall market, or if we fail for any reason to continue to capitalize on growth opportunities. Any failure by us to return to and sustain profitability, or to continue our revenue growth, could cause the price of our common stock to materially decline.

Our quarterly operating results are likely to vary significantly and be unpredictable, which could cause the trading price of our stock to decline.

In addition to uncertainty about our future profitability, our financial results may not be consistent from period to period. Our financial results could vary significantly from period to period as a result of a variety of factors, many of which are outside of our control, such as:

•	the timing of our sales during the quarter, particularly since the loss or delay of a few large sales may have a significant adverse impact on our operating results;

•	the timing of satisfying revenue recognition criteria, including the establishment of applicable vendor-specific objective evidence, or VSOE, criteria;

•	the budgeting, procurement and work cycles of our customers, including U.S. government agencies;

•	our ability to increase sales to existing customers and attract new customers;

•	our failure to accurately estimate or control costs—including those incurred as a result of acquisitions, investments and other business development initiatives;

•	our ability to estimate revenues and cash flows associated with business operations acquired by us;

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the impact on our sales caused by our customers’ budgetary constraints, competition, customer dissatisfaction, customer corporate restructuring or change in control, or our customers’ actual or perceived lack of need for our products and services;

•	the potential loss of significant customers;

•	the impact of our decisions to discontinue certain products;

•	our ability to protect our intellectual property and other proprietary rights;

•	the amount and timing of capital expenditures and operating costs related to the maintenance and expansion of our operations;

•	the timing and success of new product introductions by us or our competitors;

•	the timing of impairments of goodwill or other intangibles;

•	variations in the demand for our solutions and the implementation cycles of our products by our customers;

•	changes in our pricing and discounting policies or those of our competitors;

•	maintaining appropriate staffing levels and capabilities relative to projected growth, or retaining key personnel as a result of the integration of recent acquisitions;

•	adverse judgments or settlements in legal disputes;

•	the cost and timing of organizational restructuring, in particular in international jurisdictions;

•	the timing of acquisitions and related transactional costs;

•	the uncertainties associated with the integration of acquired new lines of business and operations, including in countries in which we may have little or no previous experience;

•	changes in applicable tax laws;

•	the extent to which certain expenses are deductible for tax purposes, such as share-based compensation that fluctuates based on the timing of vesting and our stock price;

•	the timing of any reversal of our deferred tax valuation allowance;

•	adoption of new accounting pronouncements; and

•	general economic conditions, both domestically and in our foreign markets, and economic conditions specifically affecting industries in which our customers participate.

Any one of the factors above or the cumulative effect of some of the factors referred to above may result in significant fluctuations in our quarterly operating results. This variability and unpredictability could result in our failing to meet our revenue or operating results expectations or those of securities analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our shares could fall substantially and we could face costly lawsuits, including securities class action suits. In addition, a significant percentage of our operating expenses are fixed in nature and based on forecasted revenue trends. Accordingly, in the event of revenue shortfalls, we are generally unable to mitigate the negative impact on our profitability in the short term.

Our sales cycle is long and unpredictable, and our sales efforts require considerable time. As a result, our revenues are difficult to predict and may vary substantially from quarter to quarter, which may cause our operating results to fluctuate.

Our operating results may fluctuate, in part, because of the intensive nature of our sales efforts, as well as the length and variability of the sales cycle. Because decisions to purchase products such as ours frequently involve significant capital commitments by customers, potential customers generally have our products evaluated at multiple levels within an organization or government entity, each often having specific and conflicting requirements. As a result, the sales cycle for our products may be lengthy or may vary significantly. Our sales efforts involve educating our customers, who are frequently relatively unfamiliar with our brand and the value of our products, including their technical capabilities and potential value to the organization. We spend substantial time, effort and money in our sales efforts without any assurance that our efforts will produce any sales.

The length of our sales cycle is dependent on the product line and market segment from initial evaluation to delivery. and varies substantially from customer to customer. Overall, the sales cycle for our products is typically six months but can extend to more than one year. We typically recognize about half of our product revenues in the last four weeks of a quarter. It is difficult to predict exactly when, or even if, we will actually complete a sale with a potential customer. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large product transactions in a quarter would impact our operating results for that quarter and any future quarters into which revenues from that transaction are delayed. As a result of these factors, it increases the difficulty for us to accurately forecast product revenues in any quarter. Because a substantial portion of our expenses are relatively fixed in the short term, our operating results will suffer if revenues fall below our expectations in a particular period, which could cause the price of our common stock to materially decline.

We have grown, and may continue to grow, through acquisitions that give rise to risks and challenges that could adversely affect our future financial results.

We have in the past acquired, and we expect to acquire in the future, other businesses, business units, and technologies, including most recently, Ingrian Networks in 2008 and Aladdin Knowledge Systems and Assured Decisions in 2009. Acquisitions can involve a number of special risks and challenges, including:

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complexity, time, and costs associated with these acquisitions, including the integration of acquired business operations, workforce, products, and technologies into our existing business, sales force, employee base, product lines, and technology;

•	diversion of management time and attention from our existing business and other business opportunities;

•	difficulties in retaining key personnel of the acquired business and additional costs that may be incurred as a result;

•	loss or termination of employees, including costs associated with the termination or replacement of those employees;

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assumption of debt or other liabilities of the acquired business, including litigation related to the acquired business and/or intellectual property assets acquired in connection with such acquisitions;

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incurrence of unforeseen liabilities related to the acquisitions or acquired business, including liabilities arising out of litigation or failure to comply with applicable statutory or regulatory requirements such as export controls and anti-corruption and environmental laws;

•	increased expenses and working capital requirements;

•	the addition of acquisition-related debt;

•	dilution of stock ownership of existing stockholders;

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increased costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act, which may be especially pronounced for acquired companies that may not have compliant internal controls; and

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substantial accounting charges for restructuring and related expenses, impairment of goodwill, amortization of intangible assets and stock-based compensation expense, such as the $42.9 million goodwill impairment we recorded during 2008.

Integrating acquired businesses has been and will continue to be a complex, time consuming, and expensive process, and can also impact the effectiveness of our internal control over financial reporting. To integrate acquired businesses, we must implement our technology systems in the acquired operations and integrate and manage the personnel of the acquired operations. We also must effectively integrate the different cultures of acquired business organizations into our own in a way that aligns various interests, and may need to enter new markets in which we have no or limited experience and where competitors in such markets have stronger market positions.

Any of the foregoing, and other factors, could harm our ability to achieve anticipated levels of profitability from acquired businesses or to realize other anticipated benefits of such acquisitions. In addition, because acquisitions of high technology companies are inherently risky, no assurance can be given that our previous or future acquisitions will be successful and will not adversely affect our business, operating results, or financial condition.

We are dependent on contract manufacturers and changes to those relationships, expected or unexpected, may result in delays or disruptions that could cause us to lose revenue and damage our customer relationships.

We rely entirely on contract manufacturers to manufacture and assemble our products. This gives us less control over the manufacturing process and exposes us to significant risks, including limited control over capacity, late delivery, quality and costs. Moreover, because our products are very complex to manufacture, transitioning manufacturing activities from one location to another, or from one manufacturing partner to another, is complicated. Although we have contracts with our contract manufacturers, those contracts do not require them to manufacture our products on a long-term basis in any specific quantity or at any specific price, and any order that we would submit by purchase order is generally subject to acceptance of the manufacturer. In addition, it is time consuming and costly to qualify and implement additional contract manufacturer relationships. Moreover, manufacturing of Type 1 products may only be performed in facilities that meet certain security requirements and locating and qualifying alternative contract manufacturers for these products would require additional time and resources. Therefore, if we fail to effectively manage our contract manufacturer relationships or if one or more of them should experience delays, disruptions or quality control problems, or if we had to change or add additional contract manufacturers or contract manufacturing sites, our ability to ship products to our customers could be delayed. The occurrence of any of these events would be disruptive to us and could seriously harm our business. Any interruption or delay in the supply of any of these parts or components would harm our ability to meet our scheduled product deliveries to our distributors, resellers and end-customers. This could harm our relationships with our channel partners and end-customers and could cause delays in shipment of our products and adversely affect our results of operations.

Because some of the key components in our products come from limited sources of supply, we are susceptible to supply shortages or supply changes, which could disrupt or delay our scheduled product deliveries to our customers and may result in the loss of sales and customers.

Several key parts and components used in our products such as microcontrollers and integrated circuits, field-programmable gate arrays, or FPGAs, power supplies and batteries are available only from single sources. In addition, many of our products incorporate application-specific integrated circuits, or ASICs, that are manufactured by sole-source third-parties.

We have faced component shortages in the past and are subject to the risk of shortages in supply of these components in the future. We are also subject to the risk that component suppliers may discontinue or modify components used in our products, which could require us to expend significant resources to incorporate these new components into our products or to find alternative suppliers and components which can be time-consuming and expensive. Other risks of relying on sole-source suppliers include:

•	financial or other difficulties faced by our suppliers;

•	price increases;

•	failure of a component to meet environmental or other regulatory requirements; and

•	failure in component quality.

The occurrence of any of these would be disruptive to us and could seriously harm our business. Any interruption or delay in the supply of any of these parts or components would harm our ability to meet our scheduled product deliveries to our distributors, resellers and end-customers. This could harm our relationships with our channel partners and end-customers and could cause delays in shipment of our products and adversely affect our results of operations.

In the future, we may not be able to secure financing necessary to operate and grow our business as planned.

We expect that the net proceeds from this offering, together with our current cash and cash equivalents, should be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, our business and operations may consume resources faster than we anticipate. We also may require additional funding to expand our sales and marketing and research and development efforts or to make acquisitions. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund the expansion of our sales and marketing and research and development efforts or take advantage of acquisition or other opportunities, which could seriously harm our business and operating results. If we issue debt, the debt holders would have rights senior to common stockholders to make claims on our assets and the terms of any debt could impose restrictions on our operations and impose limits on our liquidity. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock.

In addition, we are subject to certain restrictions on our ability to raise additional capital pursuant to our credit agreements and our stockholder agreement with Vector Stealth. We are restricted from incurring additional indebtedness without prior approval from our lenders in many cases. We are also prohibited pursuant to our stockholder agreement with Vector Stealth from incurring additional indebtedness (excluding working capital revolvers and the refinancing of any then existing debt) of greater than $50.0 million in excess of our existing indebtedness following the application of proceeds from this offering to the repayment of a portion of our debt as described in “Use of Proceeds” without prior approval from Vector Stealth.

If we are unable to attract and retain qualified employees, lose key personnel, fail to integrate replacement personnel successfully, or fail to manage our employee base effectively, we may be unable to develop new and enhanced products and services, effectively manage or expand our business, or increase our revenues.

Our future success depends upon our ability to recruit and retain our key management, technical, sales, marketing, finance, and other critical personnel to execute on our business plan, and to identify and pursue new opportunities and product innovations. The loss of services of senior management, particularly Mark A. Floyd, our chief executive officer, and Chris Fedde, our president and chief operating officer, could significantly delay or prevent the achievement of our development and strategic objectives. Our officers and other key personnel are “at-will” employees, and we cannot assure you that we will be able to retain them. Competition for people with the specific skills and in some cases, security clearances, that we require is significant. In order to attract and retain personnel in a competitive marketplace, we believe that we must provide a competitive compensation package, including cash and equity-based incentives. Stock price volatility may from time to time adversely affect our ability to recruit or retain employees. As a result, we may be impaired in our efforts to attract and retain necessary personnel. If we are unable to hire and retain qualified employees, or conversely, if we fail to manage employee performance or reduce staffing levels when required by market conditions, our business and operating results could be adversely affected.

If we fail to further develop and manage our distribution channels, our revenues could decline and our growth prospects could suffer.

We derive a significant portion of our revenues from sales of our products and related services through channel partners, such as resellers and systems integrators, amounting to approximately 13% and 17% of our revenue in 2008 and 2009 and approximately 22% of our revenue in the nine months ended September 30, 2010. In particular, systems integrators are an important source of sales for us in the U.S. public sector, as government agencies often rely on them to meet IT needs. We also use resellers to augment our internal resources in international markets and, to a lesser extent, domestically. We anticipate that we will continue to derive a substantial portion of our sales through channel partners, including parties with which we have not yet developed relationships. We expect that channel sales will represent a substantial portion of our U.S. government and international revenues for the foreseeable future and, we believe, a growing portion of our U.S. commercial revenues. We may be unable to recruit additional channel partners and successfully expand our channel sales program. If we do not successfully execute our strategy to increase channel sales, particularly to further penetrate the mid-market and sell our products, our growth prospects may be materially and adversely affected.

Our agreements with our channel partners are generally non-exclusive and many of our channel partners have more established relationships with our competitors. If our channel partners do not effectively market and sell our products, if they choose to place greater emphasis on products of their own or those offered by our competitors, or if they fail to meet the needs of our customers, our ability to grow our business and sell our products may be adversely affected, particularly in the public sector, the mid-market and internationally. Similarly, the loss of a substantial number of our channel partners, which may cease marketing our products and services with limited or no notice and with little or no penalty, and our possible inability to timely replace them, the failure to recruit additional channel partners, or any reduction or delay in their sales of our products and services or conflicts between channel sales and our direct sales and marketing activities could materially and adversely affect our results of operations. In addition, changes in the proportion of our revenues attributable to sales by channel partners, which involve different costs and risks than our direct sales, may cause our operating results to fluctuate from period to period.

Managing inventory of our products and product components is complex; insufficient inventory may result in lost sales opportunities or delayed revenue, while excess inventory may harm our gross margins.

Overall, the sales cycle for our products is typically six months but can extend to more than one year. As such, it is difficult to predict exactly when, or even if, we will actually complete a sale with a potential customer. As a result, we may have substantial difficulty accurately predicting the levels of inventory we may require at a given time. Although we believe we have sufficient capacity with our existing contract manufacturers to meet demand, we typically require as many as three months lead time to substantially increase production.

In addition, our channel partners may increase orders during periods of product shortages, or delay or cancel orders if their inventory is too high in anticipation of new products. They also may adjust their orders in response to the supply of our products and the products of our competitors that are available to them and in response to seasonal fluctuations in end-customer demand. Management of our inventory is further complicated by the significant number of different products that we sell.

Our inventory management systems and related supply chain visibility tools may be inadequate to enable us to effectively manage inventory. Inventory management remains an area of focus as we balance the need to maintain inventory levels for timely customer shipment against the risk of inventory obsolescence because of rapidly changing technology and customer requirements. If we ultimately determine that we have excess inventory, we may have to write-down inventory, which in turn would result in lower gross margins. Alternatively, insufficient inventory levels may lead to shortages that result in delayed revenue or loss of sales opportunities altogether as potential end-customers turn to competitors’ products that are readily available. If we are unable to effectively manage our inventory and that of our distribution partners, our results of operations could be adversely affected.

Our business may be adversely affected if we encounter difficulties as we implement an enterprise resource planning system.

We are in the process of implementing an ERP system. However, we do not have substantial experience with the numerous processes and procedures required for the effective use of this system or with running our business using this system. Because we are still in the process of implementing this system and because we lack this experience with using the system, this ERP implementation poses a risk to our internal controls over financial reporting and to our business operations. Disruptions or difficulties in implementing this system or the related procedures or controls could adversely affect both our internal and disclosure controls and harm our business, including our ability to forecast or make sales, manage our supply chain and collect our receivables. Moreover, such a disruption could result in unanticipated costs or expenditures and a diversion of management’s attention and resources.

Establishing, maintaining and improving our financial controls and the requirements of being a public company may strain our resources and divert management’s attention, and if we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of the NASDAQ Stock Market LLC. As a privately held company, we have not been subject to these reporting requirements, and so have not yet performed procedures to determine our compliance with Section 404 of the Sarbanes-Oxley Act. The requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

Section 404 of the Sarbanes-Oxley Act requires that beginning with our annual report for the year ended December 31, 2011, management report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal control and financial reporting environment. Prior to this offering, we have not been required to comply with Section 404 of the Sarbanes-Oxley Act. As a result, we have not evaluated our compliance with Section 404 of the Sarbanes-Oxley Act, although we have separately identified a significant deficiency and a material weakness as further described in the immediately following risk factor. There can be no assurance that we will not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. The presence of material weaknesses could result in financial statement errors which, in turn, could require us to restate our operating results. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, we may not be able to remain listed on the NASDAQ Global Market.

Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In the event that we are not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, that our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results, our stock price could decline and may potentially subject us to litigation.

We have identified a significant deficiency and a material weakness in our internal controls over financial reporting. If we fail to remediate these items or any significant deficiencies or material weaknesses that may arise in the future, and maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could adversely affect our business, operating results and financial condition.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2009, we identified a significant deficiency in our internal controls over financial reporting for the year ended December 31, 2009. In addition, we identified a control deficiency that represented a material weakness in our internal controls over financial reporting with respect to the three months ended March 31, 2010. Our failure to implement and maintain effective internal controls in our business could have a material adverse effect on our business, financial condition, results of operations and stock price. A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected.

The significant deficiency in our internal controls over financial reporting was as follows:

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For and as of the year ended December 31, 2009 inadequate controls were applied at our Aladdin subsidiary that resulted in inaccurate accounting for income taxes in 2009 related to Aladdin’s 2008 acquisition of another company.

The material weakness in our internal controls over financial reporting was as follows:

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For the three months ended March 31, 2010, we did not maintain effective controls over certain expense accruals and intercompany charges, which resulted in the initial understatement of payroll expense and certain other expenses in the period and the overstatement of certain expenses due to the failure to appropriately account for certain intercompany charges.

Although we are taking steps designed to remediate these control deficiencies, including increased staffing and training, as well as the use of improved analytics in our accounting function, there are no assurances that the measures we are taking to remediate these internal control deficiencies will be completely effective or that similar or other deficiencies will not occur, either before or following completion of this offering.

Our inability to effectively manage our expected headcount growth and expansion and our additional obligations as a public company could seriously harm our ability to effectively run our business.

Our historical growth has placed, and our intended future growth is likely to continue to place, a significant strain on our management, financial, personnel and other resources. We have grown from 1,040 employees at January 12, 2007 to over 1,700 employees at October 1, 2010. Since January 1, 2007, we have acquired several businesses and have significantly expanded our operations. In addition to managing our expected growth, we will have substantial additional obligations and costs as a result of being a public company. These obligations include investor relations, preparing and filing periodic Securities and Exchange Commission, or SEC, reports, developing and maintaining internal controls over financial reporting and disclosure controls, compliance with corporate governance rules and other requirements imposed on public companies by the SEC and the NASDAQ Global Market. Fulfilling these additional obligations will make it more difficult to operate a growing company.

Any failure to effectively manage growth or fulfill our obligations as a public company could seriously harm our ability to respond to customers, the quality of our software and services and our operating results. To effectively manage growth and operate a public company, we will need to implement additional management information systems, improve our operating, administrative, financial and accounting systems and controls, train new employees and maintain close coordination among our executive, engineering, accounting, finance, marketing, sales and operations organizations. Additionally, we cannot be assured that implementation of such changes will not encounter unforeseen delays or challenges that may adversely affect the existing business.

Our directors and executive officers may have conflicts of interest because of their ownership of equity interests of, and their employment with, our parent company and our affiliates.

A number of our directors and executive officers hold equity ownership interests in our parent company, Vector Stealth. Ownership interests in our parent company by our directors and officers could create, or appear to create, potential conflicts of interest when our directors and officers are faced with decisions that could have different implications for us and for Vector Stealth or its affiliates. We cannot assure you that any conflicts of interest will be resolved in our favor.

For a further description of our relationship with Vector Stealth, see “Certain Relationships and Related Person Transactions—Transactions and Relationships with Directors, Officers and 5% Shareholders—Transactions and Relationships with Vector Stealth and its Affiliates.”

We sell our products and services worldwide, and our business is subject to risks inherent in conducting business activities in geographies outside of the United States.

Sales to customers located outside of the United States, including in North America, South America, Europe, the Middle East, Asia and Australia, accounted for approximately 23% and 30% of our total revenue in the years ended December 31, 2008 and 2009 and approximately 34% of our total revenue in the nine months ended September 30, 2010. We are subject to risks associated with having worldwide operations, including:

•	difficulties in managing geographically disparate operations;

•	potential greater difficulty and longer time in collecting accounts receivable from customers located abroad;

•	difficulties in enforcing agreements through non-U.S. legal systems;

•	unexpected changes in regulatory requirements that may limit our ability to export our products or sell into particular jurisdictions or impose multiple conflicting tax laws and regulations;

•	political and economic instability, civil unrest or war;

•	terrorist activities and health risks such as the “flu epidemic” and SARS that impact international commerce and travel;

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difficulties in protecting our intellectual property rights, particularly in countries where the laws and practices do not protect proprietary rights to as great an extent as do the laws and practices of the United States;

•	restrictions on our ability to repatriate earnings;

•	changing laws and policies affecting economic liberalization, foreign investment, currency convertibility or exchange rates, taxation or employment; and

•	nationalization of foreign owned assets, including intellectual property.

In addition, we are exposed to foreign currency exchange movements versus the U.S. dollar, particularly the euro, British pound, Israeli shekel and Japanese yen. With respect to revenue, our primary exposure exists during the period between execution of a purchase order denominated in a foreign currency and collection of the related receivable. During this period, changes in the exchange rates of the foreign currency to the U.S. dollar will affect our revenue, cost of sales and operating margins and could result in exchange gains or losses. We incur a variety of costs in foreign currencies, including some of our manufacturing costs, component costs and sales costs. Therefore, as we expand our operations outside the U.S., we may become more exposed to a strengthening of currencies in the region against the U.S. dollar. At this time, we use a limited number of derivative instruments in an attempt to hedge our foreign currency exchange risk, and we may increase the use of derivative instruments in the future to help further manage foreign currency exchange rate risk.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

Certain of our products incorporate encryption technology and are therefore subject to export controls and may be exported outside the U.S. only with the required export license or through an export license exception. If we were to fail to comply with U.S. export licensing, U.S. Customs regulations, U.S. economic sanctions and other laws we could be subject to substantial civil and criminal penalties, including fines for the Company and incarceration for responsible employees and managers, and the possible loss of export or import privileges. In addition, if our channel partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected, through reputational harm and penalties. Obtaining the necessary export license for a particular sale may be time-consuming, and may result in the delay or loss of sales opportunities.

Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products to U.S. embargoed or sanctioned countries, governments and persons. Even though we take precautions to prevent our products from being shipped to U.S. sanctions targets, our products could be shipped to those targets by our channel partners, despite such precautions. Any such shipment could have negative consequences including government investigations, penalties and reputational harm. In addition, various countries regulate the import of certain encryption technology, including import permitting/licensing requirements, and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products globally or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business, financial condition and results of operations.

Our government contracts may limit our ability to move development activities overseas, which may impair our ability to optimize our software development costs and compete for non-government contracts.

Increasingly, software development is being shifted to lower-cost countries, such as India. However, some contracts with U.S. government agencies require that at least 50% of the components of each of our products be of U.S. origin. Consequently, our ability to optimize our research and development by conducting it overseas may be hampered. Some of our competitors do not rely on contracts with the U.S. government to the same degree as we do and may develop software off-shore. If we are unable to develop our commercial products and solutions as cost-effectively as our competitors, our ability to compete for our non-government customers may be materially and adversely affected.

Our business in countries with a history of corruption and transactions with foreign governments increases the risks associated with our international activities.

As we operate and sell internationally, we are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations, deal with and make sales to governmental customers in countries known to experience corruption, particularly certain emerging countries in East Asia, Eastern Europe, the Middle East and South America. Our activities in these countries create the risk of illegal or unauthorized payments or offers of payments or other things of value by our employees, consultants, sales agents or channel partners that could be in violation of applicable anti-corruption laws including the FCPA, even though these parties are not always subject to our control. We have taken certain actions to discourage and prevent illegal practices and are in the process of implementing anti-corruption compliance policies and procedures. However, the actions taken to safeguard against illegal practices, and any future improvements in our anti-corruption compliance policies and procedures, may not be effective, and our employees, consultants, sales agents or channel partners may engage in illegal conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities and significant costs for investigations, litigation and fees, which could negatively affect our business, operating results and financial condition. In addition, the failure to create and maintain accurate books and records or the failure to maintain a system of internal accounting controls may subject us to sanctions.

We have and may in the future continue to have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, including our ability to incur additional indebtedness.

As of September 30, 2010, our total indebtedness pursuant to our senior secured credit agreements was $372.9 million. Following this offering and the application of its net proceeds to the repayment of certain of our debt obligations, we expect to have total indebtedness of $             million on a pro forma basis as of September 30, 2010. Our substantial amount of indebtedness increases the possibility that we may be unable to generate sufficient cash to pay, when due, the principal of, interest on or other amounts due with respect to our indebtedness.

Our substantial indebtedness could have other important consequences for you, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•

limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Our credit facilities contain a number of restrictions and covenants that, among other things, limit our ability to incur additional indebtedness, make investments, pay dividends or make distributions to our stockholders, grant liens on our assets, sell assets, enter into a new or different line of business, enter into transactions with our affiliates, merge or consolidate with other entities or transfer all or substantially all of our assets, and enter into sale and leaseback transactions. In addition, our credit facilities require us to comply with a quarterly maximum permitted leverage ratio at any time amounts are outstanding under our revolving credit facility. Credit market turmoil, adverse events affecting our business or industry, the tightening of lending standards or other factors could negatively impact our ability to obtain future financing or to refinance our outstanding indebtedness on terms acceptable to us or at all. For further discussion of our credit facilities, see “Management’s Discussion and Analysis and Results of Operations and Financial Condition—Liquidity and Capital Resources—Financing Activities—Secured Credit Agreements.”

Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. Our failure to comply with any of the restrictions and covenants under our credit facilities could result in a default under such facilities, which could cause all of our existing indebtedness to be immediately due and payable. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. In addition, in the event of an acceleration, our lenders could proceed against the collateral securing our credit facilities, which includes nearly all of our assets, including the shares of capital stock of our subsidiaries. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected. In addition, complying with these restrictions and covenants may also cause us to take actions that are not favorable to our stockholders and may make it more difficult for us to successfully execute our business plan and compete against companies that are not subject to such restrictions and covenants.

We face numerous risks relating to the enforceability of our intellectual property rights and our use of third-party intellectual property, many of which could result in the loss of our intellectual property rights as well as other material adverse impacts on our business and financial results and condition.

We rely on a combination of contractual rights, trademarks, trade secrets, patents and copyrights to establish and protect our intellectual property rights in our technology and products. However, despite these measures, our intellectual property rights could be challenged, invalidated, circumvented or misappropriated. Competitors may independently develop technologies or products that are substantially equivalent or superior to our products or that inappropriately incorporate our proprietary technology into their products. Competitors may hire our former employees who may misappropriate our proprietary technology. Certain jurisdictions may not provide adequate legal infrastructure for effective protection of our intellectual property rights. Changing legal interpretations of liability for unauthorized use of our technologies or products or lessened sensitivity by corporate, government or institutional users to refraining from intellectual property piracy or other infringements of intellectual property could also harm our business. We also rely on key technologies developed or licensed by third parties, and we may not be able to obtain or renew such licenses from these third parties at all or on reasonable terms.

With respect to some of our proprietary technologies, we have filed patent applications and obtained patents to protect our intellectual property rights in these technologies as well as the interests of our licensees. There can be no assurance that our patent applications will be approved, that any patents issued will adequately protect our intellectual property rights, or that such patents will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable.

We rely on several registered and unregistered trademarks to protect our brand. Third parties may use trademarks similar to our trademarks in different fields of use and any potential confusion as to the source of goods or services could have an adverse effect on our financial condition and results of operation.

The frequency, expense and risks of intellectual property litigation in the security market are increasing. Litigation may be necessary to enforce and protect our trade secrets, patents and other intellectual property rights. Similarly, we may be required to defend against claimed infringement.

In order to enforce and protect our intellectual property rights, it may be necessary for us to initiate litigation against third parties, such as patent infringement suits or interference proceedings. Any lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may adversely affect our financial condition and results of operations.

Some of our products have been, and in the future could be, alleged to infringe existing patents of third parties. Even if we believe that such claims are without merit, we cannot be certain that we will prevail in any intellectual property dispute. Although we have been able to resolve some prior claims or potential claims without a material adverse affect on us, other claims have resulted in adverse decisions or settlements. For a further discussion of certain intellectual property disputes that are currently pending, see “Business—Legal Proceedings.”

The costs of defending litigation, and engaging in intellectual property litigation generally, may be substantial regardless of the merit of the claim or the outcome. Defending such intellectual property litigation can also distract management’s attention and resources. Successfully prosecuted claims of intellectual property infringement against us might also cause us to lose our proprietary rights, prevent us from manufacturing or selling our products, redesign affected products, require us to enter into costly settlement agreements or to obtain licenses to patents or other intellectual property rights that our products are alleged to infringe (licenses may not be available on reasonable commercial terms or at all), and subject us to significant liabilities, any of which would adversely affect our business, financial condition and results of operations.

The security technology industry has increasingly been subject to patent and other intellectual property rights litigation, particularly from special purpose or so-called “non-practicing” entities that seek to monetize their intellectual property rights by asserting claims against others. We expect this trend to continue and, as we become a larger and more visible company, we expect this trend may accelerate. The litigation process is costly and subject to inherent uncertainties, so we may not prevail in litigation matters regardless of the merits of our position.

In addition, because we incorporate technology from third parties in our products, our exposure to infringement actions may increase because we must rely upon these third parties to verify the origin and ownership of such technology. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology at all or on reasonable terms, or substitute similar technology from another source, our revenue and earnings could be adversely impacted.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our products could be adversely affected.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, scientific advisors and third parties. However, these agreements may be inadequate to protect our proprietary information and intellectual property rights. Moreover, those agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would harm our ability to protect our intellectual property rights and adversely affect our financial condition.

We may be subject to claims that our employees or we have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers of our employees.

We employ individuals who were previously employed at other technology companies, including our competitors or potential competitors. Therefore, we face exposure to infringement actions if those employees inadvertently or deliberately incorporate proprietary technology of our competitors into our products despite efforts by our competitors and us to prevent such misuse. Litigation may be necessary to defend against such claims, which could be costly and divert management’s attention.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

Our agreements with customers and channel partners include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement and, in some cases, for damages caused by us to property or persons. The term of these indemnity provisions is generally perpetual after execution of the corresponding product sale agreement. Large indemnity payments could harm our business, operating results and financial condition. From time to time, we are requested by customers to indemnify them for matters that may involve our products even when there was no contractual obligation. Although we have not historically agreed to such requests, the existence of such a dispute with a customer may have adverse effects on our customer relationships and reputation.

Our tentative settlement of a stockholder class action suits requires the court’s preliminary and final approval, and may not be approved by the court.

In August 2006, certain of our former stockholders brought class action lawsuits against us in connection with prior alleged stock option backdating. Defending such litigation has been costly and has required significant management attention. On July 9, 2010, we entered into a binding term sheet that tentatively settles and resolves the consolidated class actions in exchange for a payment in the amount of $25.0 million. This tentative settlement requires final approval of the court before it becomes final, although the court has given preliminary approval. If the court does not approve the tentative settlement, the parties may elect or be required to continue litigating the matter. For a further description of these lawsuits, see “Business—Legal Proceedings.” There can also be no assurance that we would not be subject to similar lawsuits in the future.

Pending or future litigation could have a material adverse impact on our results of operation, financial condition and liquidity.

In addition to intellectual property litigation, from time to time, we have been, and may be in the future, subject to other litigation including stockholder derivative actions or actions brought by current or former employees. If we continue to make acquisitions in the future, we also are more likely to be subject to acquisition related stockholder derivative actions and actions resulting from the use of earn-outs, purchase price escrow holdbacks and other similar arrangements. Where we can make a reasonable estimate of the liability relating to pending litigation and determine that an adverse liability resulting from such litigation is probable, we record a related liability. To date, we have accrued approximately $28.3 million related to currently pending litigation matters. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. However, because of the inherent uncertainties relating to litigation, the amount of our estimates could be wrong. In addition to the related cost and use of cash, pending or future litigation could cause the diversion of management’s attention. Managing, defending and indemnity obligations related to these actions have caused significant diversion of management’s and the board of directors’ time and resulted in material expense to us. See “Business—Legal Proceedings” for additional information with respect to certain currently pending legal matters.

Some of our products contain “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

Certain of our products are distributed with software licensed by its authors or other third parties under “open source” licenses. Some of these licenses contain requirements that we make available our proprietary source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. If we combine our proprietary software with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary software. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. We have established processes to help alleviate these risks, including a review process for screening requests from our development organizations for the use of open source, but we cannot be sure that all open source is submitted for approval prior to use in our products. In addition, many of the risks associated with usage of open source cannot be eliminated, as use of open source in our products could inadvertently occur, in part because open source license terms are often ambiguous. Companies that incorporate open source software into their products have, in the past, faced claims seeking enforcement of open source license provisions and claims asserting ownership of open source software incorporated into their products. Defending such claims or being required to disclose or make available our proprietary source code pursuant to an open source license could adversely affect our business.

Forecasting our estimated annual effective tax rate is complex and subject to uncertainty, and there may be material differences between our forecasted and actual tax rates.

Forecasts of our income tax position and effective tax rate for financial accounting purposes are complex and subject to uncertainty because our income tax position for each year combines the effects of a mix of profits earned and losses incurred by us in various tax jurisdictions with a broad range of income tax rates, as well as changes in the valuation of deferred tax assets and liabilities, the impact of various accounting rules and changes to these rules and tax laws, the results of examinations by various tax authorities, and the impact of any acquisition, business combination or other reorganization or financing transaction. To forecast our global tax rate, we estimate our pre-tax profits and losses by jurisdiction and forecast our tax expense by jurisdiction. If the mix of profits and losses, our ability to use tax credits, or effective tax rates by jurisdiction is different than those estimated, our actual tax rate could be materially different than forecasted, which could have a material impact on our results of business, financial condition and results of operations.

As a multinational corporation, we conduct our business in many countries and are subject to taxation in many jurisdictions. The taxation of our business is subject to the application of multiple and sometimes conflicting tax laws and regulations as well as multinational tax conventions. Our effective tax rate is highly dependent upon the geographic distribution of our worldwide earnings or losses, the tax regulations and tax holidays in each geographic region, the availability of tax credits and carry-forwards, and the effectiveness of our tax planning strategies. The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws themselves are subject to change as a result of changes in fiscal policy, changes in legislation, and the evolution of regulations and court rulings. Consequently, taxing authorities may impose tax assessments or judgments against us that could materially impact our tax liability and/or our effective income tax rate.

In addition, we may be subject to examination of our income tax returns by the Internal Revenue Service and other tax authorities. If tax authorities challenge the relative mix of U.S. and international income, our future effective income tax rates could be adversely affected. While we regularly assess the likelihood of adverse outcomes from such examinations and the adequacy of our provision for income taxes, there can be no assurance that such provision is sufficient and that a determination by a tax authority will not have an adverse effect on our business, financial condition and results of operations.

We may not be able to utilize a significant portion of our net operating loss carry-forwards, which could adversely affect our operating results.

Due to losses recognized for federal and state income tax purposes in prior periods, we have generated significant federal and state net operating loss carry-forwards that may expire before we are able to utilize them. In addition, under U.S. federal and state income tax laws, if over a rolling three-year period, the cumulative change in our ownership exceeds 50%, our ability to utilize our net operating loss carry-forwards to offset future taxable income may be limited. Changes in ownership can occur due to transactions in our stock or the issuance of additional shares of our common stock or, in certain circumstances, securities convertible into our common stock. We have exceeded this 50% cumulative change threshold in prior periods, which has limited our ability to use a portion of our net operating loss carry-forwards. The effect of these transactions or future transactions on our cumulative change in ownership may further limit our ability to utilize our net operating loss carry-forwards to offset future taxable income. Furthermore, it is possible that transactions in our stock that may not be within our control may cause us to exceed the 50% cumulative change threshold and may impose a limitation on the utilization of our net operating loss carry-forwards in the future. Also, the existing net operating loss carry-forwards of corporations we have acquired may be subject to substantial limitations arising from ownership changes prior to or in connection with their acquisition by us or may expire prior to our ability to utilize them. In the event the usage of our net operating loss carry-forwards is subject to limitation and we are profitable, our operating results could be adversely affected.

If we fail to comply with environmental requirements, our business, financial condition, operating results and reputation could be adversely affected.

We are subject to various environmental laws and regulations including laws governing the hazardous material content of our products and laws relating to the recycling of electrical and electronic equipment. The laws and regulations to which we are subject include the European Union’s, or EU, Restriction of Hazardous Substances Directive, or RoHS, and Waste Electrical and Electronic Equipment Directive, or WEEE, as implemented by EU member states. Similar laws and regulations exist or are pending in other regions, including in the United States, and we are, or may in the future be, subject to these laws and regulations.

RoHS restricts the use of certain hazardous materials, including lead, mercury and cadmium, in the manufacture of certain electrical and electronic products, including some of our products. We have incurred, and expect to incur in the future, costs to comply with these laws, including research and development costs, costs associated with assuring the supply of compliant components and costs associated with writing off noncompliant inventory. Certain of our products are eligible for an exemption for lead used in network infrastructure equipment. If this exemption is revoked, or if there are other changes to RoHS (or its interpretation) or if similar laws are passed in other jurisdictions, we may be required to reengineer our products to use components compatible with these regulations. This reengineering and component substitution could result in additional costs to us or disrupt our operations or logistics.

WEEE requires producers of electrical and electronic equipment to be responsible for the collection, reuse, recycling and treatment of their products. Currently, our supply channel partners and suppliers are generally responsible for this requirement as they are often the importer of record. However, changes to WEEE and existing or future laws similar to WEEE may require us to incur additional costs in the future.

Any failure to comply with current and future laws could result in the incurrence of fines or penalties and could adversely affect the demand for or sales of our products.

Risks Related to this Offering

Because Vector Capital, through its ownership of Vector Stealth as well as through our related stockholders agreement, will continue to hold a controlling interest in us, the influence of our public stockholders over significant corporate actions will be limited.

After this offering, affiliates of Vector Capital will directly or indirectly own approximately     % of our outstanding common stock through their ownership of Vector Stealth. As a result, after this offering, Vector Capital will continue to have the power to:

•	control all matters submitted to our stockholders;

•	elect our directors; and

•	exercise control over our business, policies and affairs.

In addition, prior to the completion of this offering, we and Vector Stealth will enter into a stockholders’ agreement related to a number of board of director, stockholder and related governance matters. Such stockholders’ agreement will provide that Vector Stealth will have the right to designate a majority of the director nominees to our board of directors, subject to their beneficial ownership of at least 40% or more of the total outstanding shares of our capital stock. Vector Stealth will continue to have a right to designate director nominees to our board of directors to a lesser degree if their ownership percentage is between 7.5% and 40% of the total outstanding shares of our capital stock. In addition, stockholders will only be allowed to remove directors for cause, and our board of directors shall designate appointees to fill vacancies (subject to Vector Stealth’s rights to designate members of our board of directors). Furthermore, such stockholders’ agreement will also provide that the following actions by us or any of our subsidiaries require the approval of Vector Stealth for so long as Vector Stealth owns at least 30% or more of our outstanding shares of common stock:

•	termination of our chief executive officer;

•	consummation of a change of control transaction;

•

entering into any agreement providing for acquisitions or divestitures for aggregate consideration in excess of the greater of (i) $50.0 million or (ii) 7.5% of our market capitalization (as determined at the end of each fiscal quarter); and

•

the incurrence of debt (excluding working capital revolvers and the refinancing of any then existing debt) of greater than $50.0 million in excess of our existing indebtedness following the application of proceeds from this offering to the repayment of all or a portion of our debt.

Vector Stealth is not prohibited from selling a controlling interest in us to a third party.

Accordingly, our ability to engage in significant transactions, such as a merger, acquisition or liquidation, is limited without the consent of members of Vector Capital. Conflicts of interest could arise between us and Vector Capital, and any conflict of interest may be resolved in a manner that does not favor us. Vector Capital may continue to retain control of us for the foreseeable future and may decide not to enter into a transaction in which you would receive consideration for your common shares that is much higher than the cost to you or the then-current market price of those shares. In addition, Vector Capital could elect to sell a controlling interest in us and you may receive less than the then-current fair market value or the price you paid for your shares. Any decision regarding their ownership of us that Vector Capital may make at some future time will be in their absolute discretion.

In addition, pursuant to the terms of our certificate of incorporation, Vector Stealth and its affiliates have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If Vector Stealth and its affiliates or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates. We have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities in accordance with Section 122(17) of the Delaware General Corporation Law. In the event that any of our directors and officers who is also a director, officer or employee of Vector Stealth or its affiliates acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Vector Stealth or its affiliates pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Provisions in our certificate of incorporation and bylaws and under Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that our stockholders may deem advantageous. These provisions include:

•	establishing a classified board of directors so that not all members of our board of directors are elected at one time;

•	authorizing “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	limiting the ability of stockholders to call a special stockholder meeting to Vector Capital and its affiliates so long as they hold at least 15% of our outstanding common stock;

•	limiting the ability of stockholders to act by written consent to such periods during which Vector Capital and its affiliates control our company;

•	providing that the board of directors is expressly authorized to make, alter or repeal our bylaws;

•	establishing advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	requiring the approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors to amend any of the foregoing provisions.

We will be a “controlled company” within the meaning of the NASDAQ Marketplace rules and, as a result, will qualify for and will rely on exemptions from certain corporate governance requirements.

After completion of this offering, Vector Capital will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NASDAQ Stock Market LLC. Under NASDAQ Marketplace rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain corporate governance requirements of the NASDAQ Stock Market LLC, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we intend to elect to be treated as a controlled company and utilize these exemptions, including the exemption for a board of directors composed of a majority of independent directors. In addition, although we will have adopted charters for our audit, nominating and corporate governance and compensation committees and intend to conduct annual performance evaluations for these committees, none of these committees will be composed entirely of independent directors immediately following the completion of this offering. We will rely on the phase-in rules of the SEC and the NASDAQ Stock Market LLC with respect to the audit committee. These rules permit us to have an audit committee that has one member that is independent upon the effectiveness of the registration statement of which this prospectus forms a part, a majority of members that are independent within 90 days thereafter and all members that are independent within one year thereafter. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Stock Market LLC.

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

Prior to this offering, there was no public trading market for our common stock, and we cannot assure you that a liquid trading market will develop or be sustained after this offering. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. We cannot predict the prices at which our common stock will trade.

The initial public offering price for our common stock will be determined through our negotiations with the underwriters, and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of the value of our business. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, many of which are beyond our control and may not be related to our operating performance. It is possible that, in future quarters, our operating results may be below the expectations of securities analysts or investors. As a result of these and other factors, the price of our common stock may decline, possibly materially. These fluctuations could cause you to lose all or part of your investment in our common stock. The public trading price for our common stock after this offering will be affected by a number of factors, including:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the market price and trading volume of technology companies and of companies in our industry;

•	actual or anticipated changes or fluctuations in our operating results;

•	actual or anticipated changes in expectations regarding our performance by investors or securities analysts;

•	the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts;

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape;

•	litigation involving us, our industry or both;

•	regulatory developments;

•	the budgeting, procurement and work cycles of our customers, including U.S. government agencies;

•

the impact on our sales caused by our customers’ budgetary constraints, competition, customer dissatisfaction, customer corporate restructuring or change in control, or our customers’ actual or perceived lack of need for our products and services;

•	the potential loss of significant customers;

•	the timing of impairments of goodwill or other intangibles;

•	our failure to accurately estimate or control costs—including those incurred as a result of acquisitions, investments and other business development initiatives;

•	general economic conditions and trends;

•	major catastrophic events;

•	sales of large blocks of our stock;

•	the timing and success of new product introductions or upgrades by us or our competitors;

•	changes in our pricing policies or payment terms or those of our competitors;

•	concerns relating to the security of our solutions;

•	our ability to expand our operations, domestically and internationally, and the amount and timing of expenditures related to this expansion;

•	our ability to protect our intellectual property and other proprietary rights; or

•	departures of key personnel.

In addition, the stock prices of many technology companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation, which could result in substantial costs and divert our management’s attention and resources from our business.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Upon completion of this offering, we will have              outstanding shares of common stock based on the number of shares outstanding on September 30, 2010 and assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options after September 30, 2010. The              shares sold pursuant to this offering will be immediately tradable without restriction. Of the remaining shares:

•	no shares will be eligible for sale immediately upon completion of this offering;

•

             shares will become eligible for sale, subject to the provisions of Rule 144 or Rule 701, upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders beginning 180 days after the date of this prospectus, subject to extension in certain circumstances; and

•

             additional shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, but could be sold earlier if the holders exercise any available registration rights.

We and all of our directors and officers, as well as the selling stockholder, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. This agreement is subject to certain exceptions, and is also subject to extension for up to an additional 34 days, as set forth in the section entitled “Underwriters.”

The representatives of the underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreement. After the closing of this offering, we intend to register approximately              shares of common stock that have been reserved for future issuance under our stock incentive plans.

No later than upon the expiration of the lock-up agreements entered into in connection with this public offering or 181 days after this initial public offering, whichever date is later, we shall file a shelf registration statement with the SEC covering the resale of all of our registrable securities held by Vector Stealth. We shall use our best efforts to cause such shelf registration statement to become effective on or prior to the 90th day following the filing of the shelf registration statement and to keep such shelf registration statement in effect until all of the registrable securities held by Vector Stealth have been resold. In addition, beginning six months after the completion of this initial public offering, Vector Stealth will have two (2) demand registration rights, which, when and if exercised, will require us to register shares of the common stock held by Vector Stealth with the SEC for sale by them to the public. We are not obligated to file a registration statement relating to any request to register shares pursuant to such demand registration rights within a period of 180 days after the effective date of any other registration statement we file pursuant to such demand registration rights (including the registration statement of which this prospectus is a part). In addition, we are required to give notice of registration of shares held by Vector Stealth to all members of our executive management who receive shares of common stock in exchange for their interests in Vector Stealth formerly held by them, and such persons have so-called “piggyback” registration rights providing them the right to have us include the shares of common stock owned by them in any such registration.

The filing of this shelf registration statement and the existence or exercise of these registration rights may result in the perception of or actual sales of substantial amounts of our common stock in the public market following this offering, which may make it difficult for us to raise additional capital.

Our management will have broad discretion over the use of the proceeds from this offering and may not apply the proceeds of this offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds we receive from this offering, and you will be relying on its judgment regarding the application of these proceeds. We expect to use the net proceeds from this offering as described under the heading “Use of Proceeds.” However, management may not apply the net proceeds of this offering in ways that increase the value of your investment.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution of $             per share based on an assumed initial public offering price of $             per share, the mid-point of the range shown on the cover of this prospectus, because the price that you pay will be substantially greater than the net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon the exercise of options to purchase common stock under our equity incentive plans, if we issue restricted stock to our employees under these plans or if we otherwise issue additional shares of our common stock. See “Dilution.”

Since we do not expect to pay any dividends for the foreseeable future, investors in this offering may be forced to sell their stock in order to realize a return on their investment.

We do not anticipate that we will pay any dividends to holders of our common stock for the foreseeable future. Any payment of cash dividends will be at the discretion of our board of directors and will depend on our financial condition, capital requirements, legal requirements, earnings and other factors. Our ability to pay dividends is restricted by the terms of our senior secured credit facilities and might be restricted by the terms of any indebtedness that we incur in the future. Consequently, you should not rely on dividends in order to receive a return on your investment. See “Dividend Policy.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND INDUSTRY DATA

This prospectus contains forward-looking statements. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, capital expenditures, use of proceeds from this offering, introduction of new products, regulatory compliance, plans for growth and future operations, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include, but are not limited to, those listed under “Risk Factors.” In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “might,” “would,” “continue” or the negative of these terms or other comparable terminology. Actual events or results may differ from those expressed in these forward-looking statements, and these differences may be material and adverse.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise. Potential investors should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the “Risk Factors” section and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition.

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications, surveys and forecasts, including those generated by IDC and INPUT. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause actual results to differ from those expressed in these publications, surveys and forecasts.

USE OF PROCEEDS

We estimate that the net proceeds we receive in this offering will be approximately $             million, based on an assumed initial public offering price of $             per share, the mid-point of the range on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If we were to price the offering at $             per share, the low end of the range on the cover of this prospectus, we estimate that we would receive net proceeds of $             million, assuming the total number of shares offered by us remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If we were to price the offering at $             per share, the high end of the range on the cover of this prospectus, then we estimate that we would receive net proceeds of $             million, assuming the total number of shares offered by us remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares in this offering from us is exercised, our estimated net proceeds will be approximately $             million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from any sale of shares of our common stock by the selling stockholder in this offering.

We currently intend to use the net proceeds of this offering for the following purposes and in the following amounts:

•

approximately $             million will be used to repay a portion of the amount outstanding under our senior secured credit arrangements, a portion of which is held by an affiliate of Vector Stealth, which include our first lien term loan facility maturing April 12, 2014, our second lien term loan facility maturing April 12, 2015, and our revolving credit facility expiring April 12, 2013. We expect to repay approximately $             million of our first lien term loan facility, approximately $             million of our second lien term loan facility, $              million of our interest rate swap agreement, and any amounts then outstanding under our revolving credit facility, which presently has no balance. As of September 30, 2010, the average interest rate on our first lien term loan and the revolving credit facility was approximately 3.0%, and the average interest rate on our second lien term loan was approximately 6.3%. In addition, we hold a variable rate interest rate swap agreement on $200.0 million of outstanding debt that replaces the three-month variable rate LIBOR with 5.21% fixed interest. In March 2010, we borrowed an aggregate of $15.0 million under our revolving credit facility to partially fund the retirement of debt in connection with consummating the combination with Aladdin. As of September 30, 2010, no balance remained outstanding on this revolving credit facility. As more fully described in “Certain Relationships and Related Person Transactions—Transactions and Relationships with Directors, Officers and 5% Stockholders—Transactions and Relationships with Vector Stealth and its Affiliates—Term Loan,” an affiliate of Vector Stealth holds approximately $2.5 million in face value of the second lien debt, of which a total of approximately $131.0 million was outstanding on September 30, 2010. Upon consummation of the offering and application of the net proceeds, we currently intend for the portion of the second lien debt held by such affiliate of Vector Stealth to be repaid in full together with the other second lien debt. The selection of which indebtedness obligations, the amounts to be repaid with respect to specific indebtedness obligations, the timing of repayment and the particular method by which we effect repayment, have not yet been determined and will depend, among other things, on market conditions;

•

approximately $             million will be paid to Vector Capital Partners III, L.P., an affiliate of Vector Stealth, in connection with the termination of our management services agreement pursuant to its terms. See “Certain Relationships and Related Person Transactions—Transactions and Relationships with Vector Stealth and its Affiliates”; and

•

the remainder of the net proceeds will be used for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the proceeds for expansion of our current business through acquisitions or investments in other complementary strategic businesses, products or technologies. We have no commitments with respect to any acquisitions at this time. We will have broad discretion in the way we use the net proceeds.

An underwriter holds a portion of our senior secured credit arrangements. As a result, such underwriter or its affiliates may receive part of the proceeds of the offering by reason of the repayment of a portion of the amount outstanding under our senior secured credit arrangements. See “Underwriting.”

We intend to invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed obligations of the U.S. government, pending their use as described above.

DIVIDEND POLICY

Prior to our acquisition by Vector Stealth in April 2007, we had not paid dividends on our capital stock. We have not declared or paid recurring dividends since that date. However, our board of directors declared special dividends on our outstanding common stock of $9.0 million in 2008 and $3.0 million in 2009 with cash generated from operations.

Following completion of this offering, we have no current plans to pay any cash dividends on our common stock for the foreseeable future and instead may retain earnings, if any, for future operation, expansion and debt repayment. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is currently limited by covenants in our secured credit agreements.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our overall capitalization as of September 30, 2010:

•	on an actual basis without any adjustments to reflect subsequent or anticipated events;

•

on an as-adjusted basis to give effect to the issuance of common stock in this offering and the application of proceeds from the offering as described in “Use of Proceeds” as if each had occurred on September 30, 2010.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2010
	Actual	As Adjusted(1)
	(in millions, except share and per share data)
	(Unaudited)
Cash and cash equivalents	$43.5	$

Long-term obligations:
First lien term loans, including current portion	$241.9	$
Second lien term loans	131.0

Stockholders’ equity:
Preferred stock, $0.001 par value per share; no shares authorized, issued or outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, as adjusted	—		—
Common stock, $0.001 par value per share; 200,000,000 shares authorized actual, 500,000,000 shares authorized as adjusted; and 151,761,840 shares issued and outstanding actual and shares issued and outstanding as adjusted	0.2
Additional paid-in capital	367.6
Accumulated other comprehensive loss	(17.6)
Accumulated deficit	(222.3)

Total stockholders’ equity	127.9

Total capitalization	$500.8	$

(1)	Adjustments made to the “Actual” column to arrive at the “As Adjusted” column are as follows:

•	Decrease in long-term obligations of $ million in the aggregate based upon repayment of a portion of the amount outstanding under our senior secured credit arrangements.

•	Increase in common stock of $ million based upon the issuance of million shares with a par value of $0.001 per share.

•	Increase in additional paid in capital of $ million based upon the portion of the net proceeds of the offering attributable to paid in capital, equal to $ million.

•

Decrease in retained earnings of $             million based upon (a) losses, net of income taxes, on the repayment of all or portions of amounts outstanding under our senior secured credit arrangements, a portion of which is held by an affiliate of Vector Stealth, which include our first lien term loan facility maturing April 12, 2014, our second lien term loan facility maturing April 12, 2015, and our revolving credit facility expiring April 12, 2013 (including the premium paid, the write-off of the related debt acquisition costs, and the write-off of the related discount) and (b) the expense, net of income taxes, of the fee of approximately $             million to be paid to Vector Capital Partners III, L.P., an affiliate of Vector Stealth, in connection with the termination of our management services agreement pursuant to its terms.

The preceding table is based on the number of shares of our common stock outstanding as of September 30, 2010. This table does not reflect:

•	shares of common stock issuable upon exercise of options outstanding under our 2007 Equity Plan at a weighted-average exercise price of $ per share; and

•	shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. Our net tangible book value as of September 30, 2010 was $(371.2) million, or $(2.45) per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale by us of shares of our common stock in this offering at the assumed initial public offering price of $             per share, the mid-point of the range on the front cover of this prospectus, and after deducting the underwriting discounts and commissions and our estimated offering expenses, our as adjusted net tangible book value as of September 30, 2010 would have been $             million, or $             per share. This represents an immediate increase in net tangible book value of $             per share to our existing stockholders and an immediate dilution of $             per share to our new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Actual net tangible book value per share as of September 30, 2010	$(2.45)
Increase in actual net tangible book value per share attributable to this offering per share to existing investors

As adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the mid-point of the price range on the front cover of this prospectus, would increase (decrease) our as adjusted net tangible book value per share after this offering by $             and increase (decrease) the dilution to new investors in this offering by $            .

The following table illustrates the differences between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and new investors purchasing shares of our common stock in this offering based on an assumed initial public offering price of $             per share, the mid-point of the range on the front cover of this prospectus, and before deducting underwriting discounts and commissions and estimated offering expenses as of September 30, 2010 on an as adjusted basis.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing Investors			%	$		%	$
New Investors

Total			%	$		%	$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the mid-point of the price range on the front cover of this prospectus, would increase (decrease) total consideration paid by new investors in this offering and by all investors by $            , and would increase (decrease) the average price per share paid by new investors by $1.00, assuming the number of shares of common stock offered by us, as set forth on the front cover of this prospectus, remains the same and without deducting the estimated underwriting discounts and offering expenses payable by us in connection with this offering.

If the underwriters exercise their over-allotment option in full, the percentage of shares of common stock held by existing stockholders will decrease to approximately     % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will be increased to ,             or approximately     % of the total number of shares of our common stock outstanding after this offering.

The preceding table excludes, as of September 30, 2010:

•	shares of common stock issuable upon exercise of options outstanding under our 2007 Equity Plan at a weighted-average exercise price of $ per share; and

•	shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION

The following unaudited pro forma condensed consolidated financial information for the period indicated below have been derived by the application of pro forma adjustments that give effect to (a) the March 24, 2009 acquisition by an affiliate of Vector Capital of all the ordinary issued and outstanding share capital of Aladdin for $164.1 million in cash and (b) borrowings of $50.0 million to finance the acquisition of Aladdin. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 gives effect to the acquisition of Aladdin as if it occurred on January 1, 2009.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 has been prepared based on our historical condensed consolidated statement of operations for the year ended December 31, 2009 and the historical condensed consolidated statement of operations of Aladdin from January 1, 2009 through March 23, 2009. The unaudited pro forma adjustments are based upon available information and assumptions that we believe are reasonable under the circumstances.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to represent the financial position and results of operations that would have been achieved had the acquisition been completed as of the dates indicated or our future financial position or results of operations. The unaudited pro forma condensed consolidated financial information should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. Note 3 of the our consolidated financial statements includes further description of the accounting for the acquisition of Aladdin, assumptions used to value the acquired assets and liabilities and recorded goodwill.

Unaudited Pro Forma Condensed Consolidated Statement of Operations Data

Year Ended December 31, 2009

(dollars in millions, except per share data)

	SafeNet Holding Corporation Twelve Months Ended December 31, 2009	Aladdin Period of January 1, to March 23, 2009	Pro Forma Adjustments	Notes	Pro Forma Consolidated
Net revenues	$403.7	$22.8	$—		$426.5
Cost of revenues	184.2	7.7	1.1	A	193.0

Gross profit	219.5	15.1	(1.1)		233.5
Operating expenses	241.5	27.2	(6.9)	B	261.9

Operating income (loss)	(22.0)	(12.1)	5.8		(28.4)
Other (loss)	(28.6)	(1.3)	(2.9)	C	(32.7)

(Loss) before income taxes	(50.6)	(13.4)	2.9		(61.1)
Income tax (benefit) expense	(0.9)	0.2	0.9	D	0.2

Net (loss)	$(49.7)	$(13.6)	$2.0		$(61.3)

Earnings per share

Basic and diluted					$(0.41)

Weighted average shares outstanding (shares in thousands)

Basic and diluted					147,877

The following pro forma adjustments are included in our unaudited pro forma condensed consolidated statements of operations:

A.	Represents the increase in amortization expense associated with technology intangible assets reflecting the additional amortization expense that would have been incurred if the acquisition had been completed on January 1, 2009. The technology intangible asset was valued at $30.1 million and is being amortized over seven years on an accelerated basis.

B.	Represents:

a.	Adjustment to reverse $6.5 million of transaction costs that were paid by Aladdin associated with the acquisition of Aladdin by an entity affiliated with Vector Capital in 2009. These are one time costs directly related to the acquisition, which are therefore excluded; and

b.	Adjustment to record $0.4 million of stock-based compensation expense relating to the acceleration of options resulting from the acquisition of Aladdin. These are one time costs directly related to the acquisition, and therefore are excluded.

C.	Represents:

a.	$0.8 million of interest expense on the $50.0 million long-term debt borrowed for the acquisition of Aladdin, reflecting the additional interest expense that would have been incurred had the debt agreement been entered into on January 1, 2009. Interest rates under the new Aladdin debt bore an interest rate of either (i) the Base Rate plus 1.50% or (ii) LIBOR plus 3.50%, which was 6.0% throughout the period from March 24, 2009 to December 31, 2009. Aladdin did not carry any debt prior to its acquisition by Vector Capital. An increase in the interest rate by 1/8% would change each of pro forma interest expense and pro forma net income by $0.1 million during the period from January 1, 2009 to March 23, 2009; and

b.	$2.1 million reversal of realized gain on Aladdin shares as a result of the purchase of the remaining 86% interest in Aladdin by an entity affiliated with Vector Capital on March 24, 2009. Accounting rules require that any interest held in an acquired entity be remeasured to fair value at the time control is obtained. This gain is deemed one time and directly related to the acquisition.

D.	Represents the net of tax expenses of pro forma increase in intangible assets amortization and incremental tax expense attributable to pro forma reversal of transaction costs paid by Aladdin associated with our acquisition of Aladdin using a statutory tax rate of 17%.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data set forth below in conjunction with our consolidated financial statements, the notes to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

Pursuant to our acquisition on April 12, 2007 by Vector Stealth, our consolidated financial statements and notes included elsewhere and referenced in this prospectus present information relating to both a “Predecessor” and “Successor” entity. We refer to the period prior to April 12, 2007 as the “Predecessor Period” and the period from April 12, 2007 as the “Successor Period.”

The financial data as of December 31, 2008 and 2009, for the period from January 1 through April 11, 2007 of the Predecessor Period, for the period from April 12 through December 31, 2007 of the Successor Period and for the years ended December 31, 2008 and 2009 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2006 and 2007 and for the year ended December 31, 2006 have been derived from audited consolidated financial information not included in this prospectus. The selected consolidated financial data as of December 31, 2005 and for the year ended December 31, 2005 have been derived from our unaudited consolidated financial statements that are not included elsewhere in this prospectus.

The financial data as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have prepared this unaudited financial information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such period. Our historical results are not necessarily indicative of results to be expected for future periods. Results for the nine months ended September 30, 2010 are not necessarily indicative of results expected for the full year.

The pro forma basic and diluted earnings per share for the year ended December 31, 2009 and nine months ended September 30, 2010 are unaudited and reflect the pro forma effect of the issuance of                      additional shares by us in this offering at an assumed price of $                     per share, the midpoint of the range of the front cover of this prospectus, which amount represents the proportionate number of shares allocated to the repayment of outstanding indebtedness and related prepayment fees, and the application of the net proceeds of this offering to repay $                     million in principal amount of outstanding indebtedness and related prepayment fees, as if the offering and repayment of outstanding indebtedness had occurred at the beginning of the respective period. As a result of this repayment of indebtedness, our net loss would have decreased by approximately $                     million and $                     million, respectively, for the year ended December 31, 2009 and the nine months ended September 30, 2010, primarily driven by a decrease in interest expense of approximately $                     million and $                     million, respectively, as well as a decrease in deferred financing costs of approximately $                     million and $                     million, respectively. See “Use of Proceeds” in this prospectus for additional details.

	Predecessor Period			Successor Period
	Year Ended December 31,		Period from January 1,2007 to April 11, 2007	Period from April 12,2007 to December 31, 2007	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006			2008	2009		2009		2010
	(unaudited)							(unaudited)
	(dollars in millions, except per share data)			(dollars in millions, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Products	$228.3	$252.3	$63.7	$197.2	$283.6		$348.7		$254.6		$283.9
Service and maintenance	21.5	34.5	10.1	29.2	45.4		55.0		39.3		50.2

Total revenues	249.8	286.8	73.8	226.4	329.0		403.7		293.9		334.1
Costs of revenues:
Products (excluding amortization and impairment of intangible assets)	113.3	131.6	34.1	91.1	128.7		141.9		105.5		117.6
Service and maintenance (excluding amortization and impairment of intangible assets)	6.2	7.9	2.5	7.1	11.5		10.4		7.7		10.3
Amortization and impairment of intangibles assets	14.2	13.1	3.7	26.4	117.2		31.9		23.7		24.6

Total cost of revenues	133.7	152.7	40.3	124.6	257.4		184.2		136.9		152.5

Gross profit	116.1	134.2	33.5	101.8	71.6		219.5		157.0		181.6
Operating expenses:
Research and development expenses	34.3	39.8	19.3	34.0	47.9		60.6		47.5		45.4
Sales and marketing expenses	51.5	53.0	21.6	35.3	56.6		81.5		57.5		70.9
General and administrative expenses	30.6	53.3	41.1	33.8	47.2		56.0		42.7		40.3
Class action settlement	—	—	—	—	—		25.0		—		—
Amortization of intangible assets	9.1	7.8	1.9	5.1	6.8		10.4		7.6		7.5
Impairment of goodwill	—	—	—	—	42.9		—		—		—
Loss on sale of business and net assets held for sale	—	—	—	—	—		2.5		1.5		0.7
Restructuring expenses	2.4	0.2	—	—	—		5.5		3.1		0.2

Operating (loss) income	(11.8)	(19.9)	(50.4)	(6.4)	(129.8)		(22.0)		(2.9)		16.6
Foreign exchange gain (loss)	1.2	(1.5)	(0.3)	—	(2.5)		(0.9)		(0.8)		0.6
Interest income (expense), net	4.1	(5.6)	0.9	(24.1)	(34.2)		(30.3)		(23.0)		(21.9)
Other income (expense), net	0.4	5.7	—	0.2	0.8		2.6		2.5		(0.4)

(Loss) before income taxes	(6.1)	(21.3)	(49.8)	(30.3)	(165.7)		(50.6)		(24.2)		(5.1)
Income tax expense (benefit)	4.2	7.0	1.0	7.0	(39.2)		(0.9)		0.1		3.6

Net (loss)	$(10.3)	$(28.3)	$(50.8)	$(37.3)	$(126.5)		$(49.7)		$(24.3)		$(8.7)

Net loss per common share:
Basic	$(0.42)	$(1.31)	$(2.41)	$(0.41)	$(1.10)		$(0.34)		$(0.16)		$(0.06)
Diluted	(0.40)	(1.31)	(2.41)	(0.41)	(1.10)		(0.34)		(0.16)		(0.06)
Weighted average common shares outstanding (in thousands):
Basic	24,751	22,435	21,107	90,505	115,233		147,877		147,877		150,991
Diluted	25,659	22,435	21,107	90,505	115,233		147,877		147,877		150,991
Unaudited pro forma net loss per common share:
Basic and diluted						$		$		$
Unaudited pro forma weighted average common shares outstanding (in thousands):
Basic and diluted

The following table presents consolidated balance sheet data as of December 31, 2005, 2006, 2007, 2008 and 2009 and September 30, 2010.

	Predecessor Period		Successor Period
	December 31,		December 31,			September 30, 2010
	2005	2006	2007	2008	2009
	(unaudited)					(unaudited)
	(in millions)		(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$341.1	$85.4	$40.7	$22.6	$45.9	$43.5
Total current assets	439.6	171.4	130.0	129.5	177.5	179.9
Total assets	919.5	624.6	738.4	589.1	759.3	726.8
Total current liabilities	80.9	87.5	98.8	115.8	153.2	157.4
Long-term obligations	254.5	1.1	366.9	364.0	407.5	370.4
Total stockholder’s equity	570.0	515.9	177.5	55.1	131.7	127.9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a leading provider of high-end data protection solutions to both commercial enterprises and government agencies. Customers trust our comprehensive and flexible solutions to protect their most valuable information assets, including electronic banking transfers, personally identifiable information, electronic medical records, software and intellectual property assets and classified information that is critical for national security. We combine leading-edge commercial technologies with the expertise and credibility developed through our long-standing leadership in the government sector. We offer a lifecycle approach to data protection that:

•	protects the identities of users, applications and machines;

•	secures any transactions that are performed by authenticated users;

•	encrypts data when it is created and while it is accessed, shared, stored and moved;

•	encrypts the communications channels through which data travels;

•	controls users’ rights to access software and digital assets; and

•	includes management solutions that enable our products to work together.

Several key trends are driving the need for our high-end data protection solutions. Organizations are experiencing an unprecedented and sustained growth in digital assets and electronic transactions, which has increased the amount of high-value information that needs to be protected. Additionally, organizations are continually evolving how they communicate and organize their workforce and IT infrastructure, including increasing their use of collaboration among and within organizations, enabling workforce mobility, adopting virtualization and cloud computing based resources, opening networks for personal computing devices, and the adoption of Software as a Service, or SaaS, applications. These initiatives have introduced additional security and compliance risks and increased the vulnerability of valuable information. At the same time, the significant increase in frequency, sophistication and severity of threats to data security is causing tangible, far-reaching monetary and reputational damage to organizations of all types, both from external threats, such as hackers and espionage, and from internal threats, both malicious and inadvertent. As cyber attacks on the federal government have also increased in volume and sophistication, cyber security has become a top priority of the U.S. government. Government agencies have responded to the increased threat environment by enacting regulations mandating increased protection of data and corresponding notifications upon data breaches.

We were founded in 1983 and have developed our core encryption and data protection technology into comprehensive and integrated solutions focused on the protection of high-value information assets. Many of our products are certified to the highest security standards. We have established a global channel of over 1,000 resellers, original equipment manufacturers, or OEMs, value-added resellers, or VARs, and systems integrators and over 200 application and solution providers that provide us extensive geographic reach across multiple commercial verticals including the financial services, retail, healthcare, software and technology industries. We serve more than 25,000 commercial enterprises and government agencies in over 100 countries. As of October 1, 2010, we had 1,707 employees. We have grown both organically and through a series of complementary acquisitions, including the acquisitions of Ingrian Networks in April 2008, Aladdin Knowledge Systems in March 2009 and Assured Decisions in December 2009.

Background and Recent Developments

Early History

Our company was originally founded in 1983 as Information Resource Engineering, Inc. We conducted an initial public offering in 1989, and our common stock subsequently traded on the NASDAQ Stock Market until April 2007. From 1983 to 1995, our business was focused on data security for the financial services industry. We released our first broad-based commercial product offering, a virtual private network system called SafeNet, in 1995. In 1999, we renamed our company SafeNet, Inc. Between 2002 and 2005, we acquired several other information security providers including Cylink, Securelink, Rainbow Technologies, Datakey and MediaSentry, all of which resulted in significant growth of our overall business and our range of product and service offerings.

In 2006, several then-members of our board of directors and management, including Anthony Caputo, our former chief executive officer, Carole Argo, our former president and chief financial officer, and Kenneth Mueller, our former chief financial officer, were named in stock option backdating and earnings management investigations. All of the individuals named in those investigations terminated their employment and/or directorships with us prior to our acquisition by Vector Stealth in April 2007. We have restated previously reported financial information for the years ended December 31, 2005 and 2006 to reflect the findings of the investigations, and we have a completely new board of directors and added a new senior management team since the events prompting the investigations. We incurred substantial expenses in connection with investigations by the SEC as well as in connection with certain stockholder lawsuits arising out of these matters against our company and against those former officers and directors with whom we have contractual obligations to provide indemnification. For example, in 2009, we incurred approximately $6.0 million in legal, accounting and professional services fees and related expenses due to these investigations and the resulting restatement. In November 2009, the SEC settled its claims against SafeNet and certain of our former employees of the company arising out of these matters. In July 2010, we entered into a preliminary agreement for settlement of the stockholder lawsuits. For more information on these matters, see “Business—Legal Proceedings.”

Acquisition by an Affiliate of Vector Capital

In April 2007, we were acquired by Vector Stealth, an affiliate of Vector Capital, a San Francisco-based private equity investment firm specializing in the technology sector. As a result of this going-private transaction, we ceased to be a public reporting company. As a private company, we began a series of steps to improve our growth, profitability and internal controls. Included in these actions were changes in our board of directors and management personnel, including reconstituting our board such that all of our board members have joined our board since 2007, and the appointment of a new chief executive officer in July 2009, a new chief financial officer in October 2009 and a new senior vice president and general counsel in February 2010. We also embarked on a thorough review of our accounting policies, practices and systems resulting in significant administrative expenses in 2007, 2008 and 2009. In 2009, we began implementation of a new ERP system to further improve our efficiency and internal controls.

Strategic Repositioning

As a private company, we made a series of strategic acquisitions and divestitures that enhanced our competitive position. In 2008, we acquired Ingrian Networks, Inc., an enterprise data protection and privacy solutions provider. In 2009, we acquired Assured Decisions, LLC, a cyber security consultancy and provider of high-value solutions for securely sharing confidential information across government agencies.

Most notable among our recent activity was the March 24, 2009 acquisition of Aladdin Knowledge Systems Ltd., or Aladdin, a developer of data security and software rights management solutions, by a fund affiliated with Vector Capital. Vector Capital placed Aladdin under common control with us at that time. On March 31, 2010, we formally acquired the entity that had acquired Aladdin, which resulted in Aladdin becoming a wholly owned subsidiary of SafeNet, Inc.

Aladdin’s existing solution offerings included both software rights management and authentication data protection products. Sales of those products historically generated gross profit margins that were on average greater than our existing products. The acquisition of Aladdin also allowed us to expand our geographic reach by enhancing our presence in the Europe, Middle East and Africa and Asia Pacific regions. Aladdin had historically invested more heavily than SafeNet in sales and marketing, particularly in direct and channel-based sales capacity. As part of the integration of Aladdin, we undertook efforts designed to optimize our combined sales and marketing activities. In addition, we sought to rationalize our product development activities, removing redundant efforts across our combined product portfolio.

Recent Trends

Our revenues have grown from $249.8 million for the year ending December 31, 2005 to $403.7 million for the year ending December 31, 2009. Our revenues for the nine months ended September 30, 2010 were $334.1 million as compared to $293.9 million for the nine months ended September 30, 2009. The growth in our revenues during this period was the result of acquisitions, including those of Aladdin, Ingrian Networks and Assured Decisions. These acquisitions complemented our core business and allowed us to increase our sales to existing customers, add new customer sales, drive sales of new products and solutions and increase our sales outside of the U.S.

Our revenue growth from 2005 through 2009 demonstrated the resiliency of our product portfolio and diversity of our customer base. During 2007 and early 2008, revenue growth continued across our product portfolio despite the global economic turmoil beginning in 2008. The general downturn in sales of enterprise software in the latter half of 2008 and 2009 had a corresponding effect on sales of our software rights management products. Sales of our commercial data protection products grew at a slower rate during this time frame as well. Despite the slowdown in these areas, sales to U.S. government customers continued apace throughout 2008 and into 2009. In addition, our acquisitions during this time period bolstered our growth rates by providing a broader product portfolio and enhancing our sales resources and distribution channels.

Our operating loss grew from $11.8 million for the year ending December 31, 2005 to $22.0 million for the year ending December 31, 2009. For the nine months ended September 30, 2010, we generated operating income of $16.6 million. Our net loss has grown from $10.3 million for the year ending December 31, 2005 to $49.7 million for the year ending December 31, 2009. For the nine months ended September 30, 2010, our net loss was $8.7 million. The increase in both our net operating loss and our net loss from 2005 to 2009 reflects several factors, including increased operating expenditures to support the growth and scale of our business, the effects of the restatement of our financial statements and the related costs and litigation settlements that occurred between 2006 and 2009, and the impacts of our acquisition by Vector Stealth in 2007, which resulted in increased amortization of intangible assets following the revaluation of certain of our assets in connection with our acquisition and increased interest expense from the long-term debt incurred in connection with our acquisition. The improvement in our operating income and reduction in our net loss for the nine months ended September 30, 2010 reflects our increased revenue and an improvement in our cost and expense structure as a percentage of revenue.

Presentation of Financial Statements

Our Business

We have one business and operate in one industry: developing, marketing, distributing and supporting security data solutions for commercial enterprises and government agencies. We sell our products and services in the Americas, EMEA and Asia Pacific.

Predecessor and Successor Entities

Pursuant to our acquisition on April 11, 2007 by Vector Stealth, our consolidated financial statements and notes included elsewhere and referenced in this prospectus present information relating to both a “Predecessor” and “Successor” entity. We refer to the period prior to April 12, 2007 as the “Predecessor Period” and the period from April 12, 2007 as the “Successor Period.”

Presentation of Aladdin Acquisition

The initial investment in Aladdin was accomplished using an entity affiliated with Vector Capital that was established in 2008 and subsequently placed under common control with us. This entity subsequently acquired all of the outstanding shares of Aladdin on March 24, 2009. Accordingly, the financial statements, analysis and management discussion included in this prospectus include our standalone financials through 2007, incorporate the entity affiliated with Vector Capital beginning in 2008 and include Aladdin in its entirety from its date of acquisition on March 24, 2009. On March 31, 2010, we formally acquired the entity that had acquired Aladdin, which resulted in Aladdin becoming a wholly owned subsidiary of SafeNet. For further information, see Note 3 of our consolidated financial statements included elsewhere in this prospectus.

Key Metrics

We monitor a number of key financial metrics as shown below to help us evaluate growth trends, measure the effectiveness and efficiency of our operations and gauge our cash generation. We discuss revenue, gross profit margin, operating expense in the “—Components of Operating Results” and discuss net cash provided by operating activities under “—Liquidity and Capital Resources.” Adjusted EBITDA is not a recognized presentation under GAAP. An explanation of the elements of adjusted EBITDA and a full reconciliation of adjusted EBITDA to net loss, net income, the most directly comparable GAAP measure, as well as a discussion of the material limitations of adjusted EBITDA, follows the table below.

	Predecessor Period*	Successor Period*
	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
					(unaudited)
		(dollars in millions)
Products revenues	$63.7	$197.2	$283.6	$348.7	$254.6	$283.9
Service and maintenance revenues	$10.1	$29.2	$45.4	$55.0	$39.3	$50.2
Total revenue	$73.8	$226.4	$329.0	$403.7	$293.9	$334.1
Gross profit margin of products revenues (excluding amortization and impairment of intangible assets)†	46.4%	53.8%	54.6%	59.3%	58.5%	58.6%
Gross profit margin of service and maintenance revenues (excluding amortization and impairment of intangible assets)†	75.2%	75.9%	74.7%	81.1%	80.4%	79.5%
Total gross profit margin	45.4%	45.0%	21.8%	54.4%	53.4%	54.3%
Operating expenses	$83.9	108.2	$201.4	$241.5	$159.9	$165.0
Operating income (loss)	$(50.4)	$(6.4)	$(129.8)	$(22.0)	$(2.9)	$16.6
Net cash provided by (used in) operating activities	$1.4	18.2	$8.0	$17.5	$2.9	$38.5
Adjusted EBITDA	$(1.0)	$41.4	$57.5	$85.9	$58.4	$69.3

*	Our key metrics for the calendar year ended December 31, 2007 reflect our activity in both the Predecessor Period and Successor Period during that year. For further information on this presentation, see “—Presentation of Financial Statements—Predecessor and Successor Entities.”
†	For further discussion of our presentation of gross profit margin, including by products revenues (excluding amortization and impairment of intangible assets) and service and maintenance revenues (excluding amortization and impairment of intangible assets), see “—Components of Operations—Gross Profit and Gross Profit Margins.”

Definition of Adjusted EBITDA

We define adjusted EBITDA as net income (loss), calculated in accordance with GAAP plus: (i) interest expense (income), net; (ii) income tax (benefit) expense; (iii) depreciation; (iv) amortization of acquired intangible assets; (v) impairment of acquired intangible assets and goodwill; (vi) stock-based compensation expense; (vii) transaction costs related to acquisitions; (viii) purchase accounting adjustments; (ix) restructuring expenses; (x) principal stockholder management fees; (xi) investigation and restatement related charges; and (xii) costs and benefits of litigation settlements.

Adjusted EBITDA is a performance measure that is not calculated in accordance with GAAP. The table immediately following this discussion provides a reconciliation of this non-GAAP measure to net loss, the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate.

Our management uses adjusted EBITDA:

•	as a measure of operating performance;

•	as a factor when determining management’s compensation;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources of our business; and

•	to evaluate the effectiveness of our business strategies.

We believe that the use of adjusted EBITDA provides consistency and comparability with our past financial performance and facilitates period-to-period comparisons of our operating results by management and investors. Although calculation of adjusted EBITDA may vary from company to company, our presentation of adjusted EBITDA may facilitate analysis and comparison of our operating results by management and investors with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results in their public disclosures. While we believe adjusted EBITDA is a useful measure for our management and investors in evaluating our operating performance and business trends, there are material limitations to the use of adjusted EBITDA. For a further discussion of these limitations, see “—Material Limitations of Adjusted EBITDA” following this subsection.

We believe that it is useful to exclude non-cash charges for depreciation, amortization of acquired intangible assets, impairment of acquired intangible assets and goodwill and stock-based compensation from adjusted EBITDA because (i) the amount of such non-cash expenses in any specific period may not directly correlate to the underlying operational performance of our business and (ii) such expenses can vary significantly between periods as a result of new acquisitions, the application of impairment tests in a given period, full amortization of previously acquired intangible assets or the timing of new stock-based awards.

More specifically, we believe it is useful in evaluating our financial performance to exclude stock-based compensation expense from adjusted EBITDA because non-cash equity grants made at various points in time based on the value of our stock do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that investors should have the ability to view adjusted EBITDA as a non-GAAP financial measure that excludes these costs. The determination of stock-based compensation expense is based on many subjective inputs at a point in time and many of these inputs are not necessarily directly related to the performance of our business. Due to subjective assumptions that underlie valuation methodologies used in the calculation of this expense and the variety of stock award types that companies employ, as well as the impact of non-operational factors such as our share price, on the magnitude of this expense, management believes that providing adjusted EBITDA as a non-GAAP financial measure that excludes this stock-based compensation expense allows investors to make meaningful comparisons between our operating results and those of other companies.

We believe it is useful to exclude depreciation and amortization from adjusted EBITDA because depreciation is a function of our capital expenditures, while amortization reflects other asset acquisitions and their associated costs made at a prior point or points in time. In analyzing the performance of our business currently, management believes it is helpful also to consider the business without taking into account costs or benefits accruing from historical decisions on infrastructure and capacity. While these expense and related investments affect the overall financial health of our company, they are separately evaluated and relate to historic decisions. Further, depreciation and amortization do not result in ongoing cash expenditures. Investors should note that the use of assets being depreciated or amortized contributed to revenues earned during the periods presented and will continue to contribute to future period revenues. This depreciation and amortization expense will recur in future periods for GAAP purposes.

We believe it is useful to exclude impairment of intangible assets and goodwill from adjusted EBITDA because these charges relate to specific past events. In analyzing the performance of our business currently, management believes it is helpful also to consider the business without taking into account costs or benefits accruing from historical decisions or acquisitions. Further, these charges do not result in ongoing cash expenditures.

We believe it is useful to exclude certain transaction costs related to acquisitions and divestitures when evaluating our ongoing business performance. These items vary significantly in size and amount and are excluded by our management when evaluating and predicting earnings trends because these charges are unique to specific acquisitions or divestitures. We therefore exclude these charges when presenting non-GAAP earnings. These charges include transaction costs such as transaction fees, due diligence costs, retention bonuses, severance charges and legal costs.

We believe it is useful to exclude certain purchase accounting adjustments related to our acquisitions and divestitures as well. Acquisition-related adjustments include purchase accounting adjustments such as revaluation of deferred revenue. This deferred revenue generally results from annual (or longer) maintenance contracts wherein deferred revenue is established upon sale and revenue is recognized over the term of the contract. Upon acquisition, GAAP requires that this deferred revenue be recorded at its fair value, which is typically less than the book value. In presenting non-GAAP earnings we add back the reduction in revenue that results from this revaluation on the expectation that the vast majority of these maintenance contracts will be renewed in the future and therefore the revaluation is not helpful in predicting our ongoing revenue trends. Divestiture-related adjustments also include the gain or loss on sale or disposal of assets or entire businesses. Often these transactions will result in sale prices that are different from the total carrying cost of the assets or business, resulting in a gain or loss in the period of sale or when the asset is identified as held for sale. Our management excludes these gains or losses when evaluating the ongoing performance of our business and believes it is useful to investors to highlight the specific impact of these amounts on its operating results.

We believe it is useful to exclude restructuring charges from adjusted EBITDA because these charges relate to specific actions taken at a point in time to address our ongoing business operations. We exclude these costs when evaluating our ongoing performance and predicting our earnings trends and therefore exclude these charges when presenting adjusted EBITDA. Restructuring charges include excess facility and asset-related restructuring charges as well as severance costs resulting from reductions of personnel. These charges are generally driven by modifications to our business strategy, which may include acquisitions or divestitures.

We believe it is useful to exclude management fees paid to our principal stockholders because these charges relate to fees under our management services agreement that do not correlate to our operating activities. These fees are presently payable to an entity affiliated with Vector Capital, and are expected to terminate upon the completion of this offering. We exclude these costs when evaluating our ongoing performance and predicting our earnings trends and therefore exclude these charges when presenting non-GAAP financial measures.

We believe it is useful to exclude investigation and restatement related expenses when evaluating our ongoing business performance. These are charges related to discrete and unusual events which have resulted in significant expenses that are, in management’s view, not part of the ordinary course of operations. This expense category specifically includes the legal and settlement expenses associated with the SEC’s investigation into stock option backdating and earnings management, which was concluded in November 2009. It also includes the ongoing legal expenses associated with stockholder litigation arising out of these matters. In addition, this category includes the restatement-related fees associated with preparing our 2006 financial statements and significant expenses associated with preparing our 2007 and 2008 financial statements.

We believe it is useful to exclude costs and benefits of other litigation settlements when evaluating our ongoing business performance as the timing of such settlements is not predictable and does not correlate with our operating activities. These represent the cost or benefit to us of settlement for certain significant legal matters. We exclude these costs and benefits when evaluating our ongoing performance and predicting our earnings trends and therefore exclude these amounts when presenting adjusted EBITDA.

Material Limitations of Adjusted EBITDA

Although adjusted EBITDA measures are frequently used by investors and securities analysts in their evaluations of companies, adjusted EBITDA measures each have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP.

A number of the material limitations of our use and presentation of adjusted EBITDA include:

•	adjusted EBITDA does not reflect our future requirements for contractual commitments and capital expenditures;

•	adjusted EBITDA does not reflect cash interest income or expense;

•	adjusted EBITDA does not reflect cash outflows for income taxes;

•	adjusted EBITDA does not reflect the stock-based component of employee compensation;

•

although depreciation, amortization and impairment of intangible assets are non-cash charges that are excluded from adjusted EBITDA, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any current cash requirements for these replacements;

•	adjusted EBITDA does not reflect goodwill or other intangible asset impairment that may substantially reduce our GAAP net income in a given period;

•

adjusted EBITDA does not reflect cash payments for acquisition and divestiture-related costs, restructuring charges or acquisition related accounting adjustments, all of which reduce our GAAP net income in a given period;

•	adjusted EBITDA does not reflect cash payments for restatement and investigation costs and costs or benefits of litigation settlements; and

•

other companies in our industry may calculate adjusted EBITDA or similarly titled measures differently from the manner in which we do, limiting their usefulness as comparative measures by our management or investors.

Management addresses the inherent limitations associated with using the adjusted EBITDA measure through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net loss. Further, management also reviews GAAP measures, and evaluates individual measures that are not included in adjusted EBITDA such as our level of capital expenditures and interest expense, among other items.

Reconciliation of Adjusted EBITDA to Net Loss

The following table presents a reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods identified.

(in millions, unaudited*)
	Predecessor Period**	Successor Period**
	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
Net (loss)	$(50.8)	$(37.3)	$(126.5)	$(49.7)	$(24.3)	$(8.7)
Interest (income) expense, net	(0.9)	24.1	34.2	30.3	23.0	21.9
Income tax expense (benefit)	1.0	7.0	(39.2)	(0.9)	0.1	3.6
Depreciation expense	1.9	5.0	6.9	8.5	6.2	6.9
Amortization of acquired intangibles	5.6	31.5	41.9	42.3	31.2	32.1
Impairment of acquired intangibles and goodwill	—	—	125.0	—	—	—
Stock-based compensation expense	23.8	0.1	2.4	1.2	0.9	2.9
Transaction costs related to acquisitions and divestitures	14.0	1.2	3.9	6.1	5.2	1.3
Purchase accounting adjustments	—	3.6	1.7	9.1	6.6	2.5
Restructuring expense	—	—	—	5.5	3.1	0.2
Management fees	—	1.4	2.0	2.5	1.8	1.8
Investigation and restatement related charges	4.4	3.6	5.2	6.0	4.6	6.0
Costs (benefits) of litigation settlements	—	1.2	—	25.0	—	(1.2)

Adjusted EBITDA	$(1.0)	$41.4	$57.5	$85.9	$58.4	$69.3

*	The amounts indicated are unaudited other than the net loss for the Predecessor Period of 2007, Successor Period of 2007, and years ended December 31, 2008 and 2009.

**	Our results of operations for the calendar year ended December 31, 2007 reflect our activity in both the Predecessor Period and Successor Period during that year. For further information on this presentation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Presentation of Financial Statements—Predecessor and Successor Entities.”

Components of Operating Results

Revenue

We derive our revenue from product sales and services and maintenance contracts, which are sold by our direct sales force and indirect channels, including distributors, value-added resellers, system integrators and strategic outsourcers.

•

Product Revenue. Our product revenues include sales of hardware appliances, software licenses and solutions that combine SafeNet software with industry-standard hardware. Hardware appliances are a combination of custom integrated circuits and proprietary firmware designed to provide the customer with a turnkey solution.

•

Services and Maintenance Revenue. Our services and maintenance revenues are derived from customer contracts that generally provide for technical support, software upgrades and repair or replacement of purchased products. These contracts generally have a term of one year. Services and maintenance revenue also includes revenues derived from our consulting services.

Our customers typically deploy our products in high-end, mission critical applications, where security is of paramount importance. As a result, while the markets for data security and software rights management products are competitive, pricing is often secondary to functionality for our customers.

Cost of Revenue

Our total cost of revenue is generally comprised of the following:

•

Cost of product revenue (excluding amortization and impairment of intangible assets). The substantial majority of the cost of product revenue consists of third-party manufacturing costs and fulfillment, as we rely on contract manufacturers to manufacture our products. Our cost of product revenue also includes product testing costs, write-offs for excess and obsolete inventory, royalty payments, warranty costs, shipping and allocated facilities costs and personnel costs associated with logistics and quality control. Personnel costs include salary, bonus and benefits costs as well as stock-based compensation costs.

When selling certain products to the U.S. government, GAAP requires that cost of product revenue include certain items that would traditionally be categorized as sales, marketing, development and general and administrative expenses in a comparable non-government transaction. As a result of this accounting treatment, our government sales contracts result in higher costs of revenues and lower gross profit margins than a non-government transaction. However, such government transactions also result in correspondingly lower operating expense and thus no net difference in operating income as a result of this accounting treatment.

•

Cost of service and maintenance revenue (excluding amortization and impairment of intangible assets). Cost of service and maintenance revenue is primarily comprised of personnel costs for our technical support, professional services, consulting and training teams. Personnel costs included salary, bonus and benefits costs as well as stock-based compensation costs. In addition, cost of maintenance and services revenue includes depreciation, supplies and allocated information technology and facility-related costs.

•

Cost of revenues—amortization and impairment of intangible assets. Our acquisition by Vector Stealth, along with our acquisition of Ingrian Networks in 2008, Aladdin in 2009 and Assured Decisions in 2009 resulted in the creation of certain intangible assets on our balance sheet that we generally amortize over three to seven years. Part of the amortization of these intangible assets is appropriately applied to our costs of revenues. In 2008, this cost also included an $82.1 million charge for the impairment of certain intangible assets that were originally related to our acquisition by Vector Stealth.

Gross Profit and Gross Profit Margins

Gross profit as a percentage of revenue, or gross profit margin, has been and will continue to be affected by a variety of factors, including the average sales price of our products, manufacturing and support costs, the mix of revenue between products and service and maintenance contracts, the mix of revenue between government and commercial sales, any excess inventory write-offs, and currency fluctuations.

Our product mix and resulting gross profit margins have changed as a result of acquisitions in recent periods. For example, our acquisition of Aladdin in March 2009 increased the percentage of high-margin products in our product mix. This resulted in an increase in our overall gross profit margin.

In addition to total gross profit and total gross profit margin, we discuss the gross profit margin for product revenue separately from the gross profit margin for services and maintenance revenue in the section titled

“—Results of Operations.” In calculating these measures, we include only those costs attributable to delivering the product or service, irrespective of past investments in intangible assets, excluding both amortization and impairment of intangible assets. We identify the cost of revenue resulting from amortization and impairment of intangible assets separately in these measurements since they do not vary directly with revenue and are not affected by the factors mentioned above.

We calculate our gross profit and gross margin of product revenues by subtracting cost of product revenues (excluding amortization and impairment of intangibles) from product revenues. We calculate our gross profit and gross margin of service and maintenance revenues by subtracting cost of service and maintenance revenues (excluding amortization and impairment of intangibles) from service and maintenance revenues. We believe that the use of these gross profit and gross margin measures allows the comparison of gross profit contribution of our product revenues, which carry significantly lower margins, to that of our service and maintenance revenues, which carry higher margins.

Operating Expenses

Our operating expenses include research and development, sales and marketing and general and administrative expenses. Personnel costs are the primary component of each of these operating expense categories. Personnel costs consist of cash-based personnel costs such as salaries, benefits, bonuses and non-cash stock-based compensation. In addition, allocated costs of facilities and information technology, travel and professional services are included in each of these operating expense items. In addition to each of these elements, our operating expense items consist of the following:

•

Research and development expenses. Research and development expenses include government and industry-based certification-related expenses and depreciation of specific development capital equipment. We record all research and development expenses as incurred, except for capital equipment, which we depreciate ratably over time. In addition, once a software product achieves technological feasibility, we capitalize future research and development costs and amortize those amounts as a component of cost of product revenues beginning with the general release of our products, which is usually associated with our first product shipment. We expect research and development expenses to increase in total dollar amount in future periods as we continue to invest in our technology and product development.

•

Sales and marketing expenses. Sales and marketing expenses include sales commissions, as well as trade show, promotional and other marketing expenses. We expect sales and marketing expenses to moderately increase in dollar amount in future periods as we continue to invest in brand awareness, increased sales reach and expanded reseller and distribution channels.

•

General and administrative expenses. General and administrative expenses include expenses and professional fees incurred by or on behalf of our executive, finance, human resources, information technology and legal support departments. Professional fees included in general and administrative expenses principally consist of outside legal, auditing, accounting, information technology and other consulting costs. We anticipate general and administrative expenses to increase in total dollar amount in future periods as we incur additional costs of being a public reporting company. In addition, we expect to incur up to $12.0 million in management fees payable to an entity affiliated with Vector Capital in the quarter in which we become a public reporting company as part of our management agreement as described in “Use of Proceeds.” Finally, future acquisitions and litigation-related expenses will introduce additional general and administrative expenses in the periods in which they are incurred.

In addition to the above categories, we also incur expenses for amortization of intangible assets. Our acquisition by Vector Stealth, along with the acquisitions of Ingrian Networks in 2008, Aladdin in 2009 and Assured Decisions in 2009 resulted in certain intangible assets that we generally amortize over three to seven years. Part of the amortization of these intangible assets is appropriately applied to our operating expenses. Absent additional acquisitions, we expect modest declines in amortization of intangible assets expense as certain intangible assets are fully amortized in coming quarters.

Finally, we have also incurred operating expenses primarily related to our acquisition and disposition activities. We have classified these as separate elements of our operating expenses on our statement of operations included elsewhere in this prospectus. A description of the elements of these expenses is as follows:

•

Impairment of goodwill. In connection with our acquisitions, including our own acquisition by Vector Stealth in 2007, as well as our acquisitions of Ingrian Networks in 2008, and Aladdin and Assured Decisions in 2009, we have recorded significant goodwill on our balance sheet. We do not amortize goodwill but rather review the carrying value of goodwill at least annually. We perform our annual impairment analysis in the fourth quarter of each fiscal year, at which time we determine if the carrying value of certain assets exceed their fair value. If the fair value of these assets does not exceed our recorded carrying value and a resulting impairment adjustment to goodwill is deemed necessary, we record an impairment of goodwill for such adjustment.

•

Loss on sale of business and net assets held for sale. These losses related to the disposition of our MediaSentry assets in 2009 and our Embedded Solutions Division in 2010, including associated intangible assets and goodwill, for prices that were less than our carrying value at the time of sale.

•

Restructuring expenses. Restructuring expenses include expenses incurred to improve efficiencies and eliminate redundancies in the sales, marketing, development, production and administrative functions. Theses expenses include severance costs, lease termination costs, contract cancellation fees and changes in production operations. We expect to incur modest restructuring expenses on an ongoing basis as we continue to optimize our cost and expense structure.

Other Income and Expenses

Our other income and expenses consists principally of foreign exchange gain or loss and interest income and expense.

•

Foreign exchange gain or loss. Foreign exchange gain or loss relates to changes in exchange rates between currencies occurring between the time we enter into a transaction and the time that we settle the transaction in cash for transactions denominated in currencies other than the functional currency of the associated entity. The majority of these gains and losses result from fluctuations between the U.S. dollar, euro, British pound, Israeli shekel and Japanese yen.

•

Interest income and expense, net. Interest income and expense, net, primarily consists of the interest charges associated with our secured credit agreements, including our variable-for-fixed interest rate swap arrangement. Our credit facilities provide for a variable interest rate, and we use a variable-for-fixed swap interest rate arrangement for at least half of the total debt outstanding in order to reduce the volatility associated with fluctuating interest rates. This line item also includes amortization of deferred financing costs associated with our secured credit agreements. In addition, interest income and expense, net, also includes the write-off of unamortized deferred financing costs upon early retirement of our credit facilities, as was the case in connection with the repayment of the credit facility held directly by Aladdin in March 2010. This amount also generally includes a nominal amount of interest income generated from our cash holdings in interest-bearing accounts. We expect interest expense to decline following the offering contemplated by this prospectus as we apply a portion of the proceeds from the offering to the repayment of significant principal amounts of our outstanding debt as described in “Use of Proceeds.”

In addition, total other income and expense includes gains or losses on marketable securities held by us in certain years.

Provision for Income Taxes

We are subject to taxation in the United States as well as other jurisdictions or countries in which we conduct business. Earnings from our non-U.S. activities are subject to local country income tax and may be subject to current U.S. income tax. In particular, the Aladdin acquisition increased our non-U.S. revenues and profits, resulting in increased foreign taxes. In addition, our decision in April 2010 to outsource our manufacturing activity in Israel resulted in the loss of certain tax benefits in Israel, which is expected to increase our overall foreign tax rate in future periods.

Our effective tax rates differ from the statutory rate primarily due to the valuation allowance on our deferred taxes, state taxes, foreign taxes and nondeductible compensation. For periods subsequent to the date on which we fully reverse our deferred tax asset valuation allowance, we expect our effective tax rate will be less than or approximate to the U.S. federal statutory tax rates before adjusting for the effects of state taxes.

As of December 31, 2009, we had $129.5 million of federal and $51.1 million of state net operating loss carry-forwards available to reduce future taxable income. These net operating loss carry-forwards begin to expire in 2017 for both U.S. federal and state income tax purposes, respectively, and may fully expire by 2028. Our ability to use our net operating loss carry-forwards to offset any future taxable income may currently, or in the future be subject to limitations in the event that we experience a change of ownership as defined by Section 382 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

In addition, as of December 31, 2009, we had $32.6 million of non-U.S. net operating loss carry-forwards available to reduce future taxable income in certain foreign jurisdictions. These net operating loss carry-forwards begin to expire in 2011, and as many as $16.5 million will expire by 2015. The remaining balance is not subject to expiration.

We make estimates and judgments about our future taxable income that are based on assumptions that are consistent with our plans and estimates. Should the actual amounts differ from our estimates, the amount of our valuation allowance could be materially affected. Any adjustment to the deferred tax asset valuation allowance would be recorded in the income statement in the periods in which the adjustment is determined to be required.

Under current tax law, if cash and cash equivalents and investments held outside the United States are distributed to the United States in the form of dividends or otherwise, we may be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes.

For further information, see Note 16 of our consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. These principles require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, cash flow and related disclosure of contingent assets and liabilities. Our key estimates include those related to revenue recognition, stock-based compensation, inventory and reserves for obsolescence, excess and slow moving goods, derivative financial instruments, goodwill and other intangible assets and income taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

We believe that of our significant accounting policies that are described in Note 2 of our consolidated financial statements included elsewhere in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, we believe these are the most critical to fully understand and evaluate our financial condition and results of operations.

Revenue Recognition

We derive revenue from sales of software and technology licenses, products, maintenance agreements (post-contract customer support), hardware- and software-based products that contain a software content that is more than incidental to the product as a whole, development arrangements and services. Software and technology licenses and certain product sales typically contain multiple elements, including the product or license, maintenance and/or other services. For arrangements that include multiple elements, the revenue is allocated to the various elements based on vendor specific objective evidence of fair value for software and technology licenses or objective and reliable evidence of the fair value of the undelivered items for other multiple element arrangements, collectively referred to as VSOE, regardless of any separate prices stated within the contract for each element.

If VSOE does not exist for all delivered elements, but VSOE exists for the undelivered elements, we apply the residual method, provided that: (i) all other applicable revenue recognition criteria are met; and (ii) the fair value of all of the undelivered elements is less than the arrangement fee. Under the residual method, the arrangement fee is recognized as follows: (i) the total fair value of the undelivered elements, as indicated by VSOE, is deferred, and (ii) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. Generally, in our software and software related arrangements, we have established VSOE for maintenance and therefore recognize revenue under these arrangements using the residual method when the only remaining undelivered element is maintenance.

Multiple contracts with a single customer that are determined to be so closely related that they are in effect part of a single arrangement are accounted for as one multiple-element arrangement.

Products and Licenses

Product revenue consists primarily of sales of hardware appliances, software licenses and solutions that combine SafeNet software with industry-standard hardware. For product arrangements that include our software, where:

•	the software is more than incidental to the product,

•	the arrangement contains multiple elements, and

•	VSOE exists for all undelivered elements,

we recognize revenue for the delivered elements using the residual method. For arrangements containing multiple elements where VSOE does not exist for all undelivered elements, we defer the revenue for the delivered and undelivered elements until VSOE exists or all elements have been delivered.

License revenue is comprised of perpetual and term license fees, which are derived from arrangements with end users, OEMs and resellers or partners. We are generally able to recognize license revenue based on the residual method as discussed above. License revenue is primarily derived from perpetual licenses, but some licenses involve a fixed term. Revenue derived from term licenses sold with software maintenance is recognized ratably over the license term.

Development Arrangements

We enter into certain arrangements with respect to product development. Based on their terms and conditions, these transactions are categorized into one of the following categories:

Contract Accounting Arrangements

Revenues that are earned under certain long-term contracts to develop customer specific technology are recognized using contract accounting and are included in product revenue. Revenue from these arrangements is generally recognized using the percentage-of-completion method. Progress to completion is principally measured using either labor hours or contract milestones based on our determination of which would be the best available measure of progress on the contracts. Any estimated losses are provided for in their entirety in the period they are first identified. Where reasonably dependable estimates cannot be made or where inherent hazards make estimates doubtful, we use the completed-contract method.

Certain products are designed, developed and produced for use in U.S. government and commercial enterprise applications that consist of application specific integrated circuits, modules, electronic assemblies and stand-alone products to protect information. Catalog product revenues and revenues under certain fixed-price contracts are recognized as deliveries are made, provided all other revenue recognition criteria have been met. Revenues under cost-reimbursement contracts are recognized as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. Certain contracts are awarded on a fixed-price incentive fee basis. Incentive fees on such contracts are considered when estimating revenues and profit rates are recognized when the amounts can reasonably be determined. The costs attributed to units delivered under fixed- price contracts are based on the estimated average cost per unit at contract completion. Profits expected to be realized on long-term contracts are based on total revenues and estimated costs at completion. Revisions to contract profits are recorded in the accounting period in which the revisions are known. Estimated losses on contracts are recorded when identified. We recognize contract earnings using the percentage-of-completion method for cost-plus-fee type contracts.

Funded Research and Development Arrangements

We enter into arrangements where funding is received from others to offset the cost of research and development activities. As a result, we do not recognize research and development expense incurred as a direct result of such funding. In these agreements we generally retain ownership of the intellectual property being developed. The funding party generally receives the right to use the developed product royalty-free or receives a royalty when we sell the product. Provided that technological feasibility has not been established prior to entering into the arrangement, funding which is potentially refundable based on the outcome of the research and development is deferred until such time as the outcome of the development has been determined. Funding which is not potentially refundable is recognized as an offset to research and development expenses as such expenses are incurred. Funding received in these arrangements in excess of costs incurred is deferred until such costs are incurred.

During 2007, 2008, 2009 and the nine months ended September 30, 2010, we recorded $1.7 million, $6.4 million, $5.5 million and $0.9 million, respectively, of funding as an offset to research and development expenses. Approximately $2.7 million, $0.4 million, $0.4 million and $0.2 million of funding was deferred pending incurrence of costs or the outcome of the development project at December 31, 2007, 2008, and 2009 and September 30, 2010, respectively.

Non-Recurring Engineering Arrangements

We also enter into certain development arrangements that generate revenue and gross profit. These arrangements are classified as Non-Recurring Engineering, or NRE, arrangements with subsequent manufacturing and may or may not include additional minimum purchase commitments. NRE arrangements with subsequent manufacturing occur when we create a product for a customer either from inception or develop a new product based on an already existing product within our product portfolio. In situations in which we retain all rights to the developed product and the customer enters into an arrangement to purchase a minimum quantity of products once development effort has been completed, we defer all revenue and cost associated with the NRE and recognize the revenue and cost based on a units delivered methodology over the minimum quantity commitment. The basis for this determination is that the value of the transaction, from the customer perspective, is in the final developed units. In such situations, the customer does not typically have the ability to, at any point, terminate the contract and enter into an arrangement with another vendor to produce the transacted unit since the customer does not have rights to our product or developed intellectual property. Where no minimum order quantity exists, revenue and related costs generally are recognized straight line over the remaining term of the agreement, once development has been completed.

Maintenance, Subscription and Other Services

Maintenance revenue is derived from support arrangements. Maintenance arrangements provide technical customer support and the right to unspecified upgrades on an if-and-when-available basis. The maintenance term is typically one year in duration and maintenance revenue is recognized ratably over the maintenance term. Maintenance arrangements can be renewed for additional periods. Unrecognized maintenance fees are included in “deferred revenue” in our consolidated balance sheets included elsewhere in this prospectus.

Other service revenue is primarily comprised of fees associated with consulting and training services. These revenues, when provided on a stand-alone basis, are recognized as the services are provided to the customer. If such services are provided as part of a multi-element arrangement, and are the only remaining undelivered element, revenue from the entire arrangement is deferred until the earlier of (i) the establishment of the applicable measurement of fair value for the services; or (ii) as the services are delivered.

Certain of our software products are bundled with maintenance and post-contract support services that provide for numerous updates to the software within a short period of time over the term of the arrangement. These arrangements are accounted for as “in-substance” subscription arrangements in accordance with applicable accounting guidance. Revenue for such arrangements is recognized ratably over the subscription period beginning with the delivery of the software.

Stock-Based Compensation

Common Stock

We recognize stock-based compensation expense for stock-based compensation awards granted to our employees, consultants and other service providers that can be settled in shares of our common stock or in equity interests in Vector Stealth, our sole stockholder. Compensatory stock options issued prior to our reorganization in June 2010 that can presently be settled in shares of our common stock could be settled in SafeNet, Inc., our wholly owned subsidiary, prior to June 2010. For a further description of our benefit plans and compensatory arrangements with our named executive officers, see the section titled “Executive Compensation—Benefit Plans.”

Compensation expense for all stock-based compensation awards granted is based on the grant date fair value estimate for each award. We recognize these compensation costs on a straight-line basis over the requisite service period of the award, which is generally four years. As stock-based compensation expense recognized is based on awards ultimately expected to vest, such expense is reduced for estimated forfeitures. Stock-based compensation expense related to employee stock options that can be settled in our common stock during 2007 Predecessor Period, 2007 Successor Period, the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010 was $23.8 million, $0.1 million, $1.3 million, $0.8 million and $2.9 million, respectively. The sizable charge in 2007 Predecessor Period related to the automatic acceleration in vesting of then-unvested options to purchase our common stock in connection with our acquisition by Vector Stealth. In addition, we recorded compensation expense of $1.1 million, $0.4 million and $1.1 million during the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010, respectively, relating to awards to certain of our management that can be settled in equity interests in our sole stockholder, Vector Stealth.

As of September 30, 2010 there was approximately $5.5 million of unrecognized stock-based compensation expense related to non-vested stock option awards that we expect to be recognized over a weighted average vesting period of 2.4 years.

We estimate the fair value of stock-based compensation awards as of the date of grant applying the Black-Scholes-Merton option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and are freely transferable, and using the assumptions in the following table. The Black-Scholes-Merton option pricing model considers, among other factors, the expected life of the award and the expected volatility of our stock price. The fair values generated by the model may not be indicative of the actual fair values of our awards as it does not consider other factors important to those share-based payment awards, such as continued employment, periodic vesting requirements and limited transferability.

	Successor Period
	Period from April 11, 2007 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
		2008	2009	2010
Expected stock price volatility	66.00%	60.00-66.00%	60.00%	60.00%
Expected option life in years	5.78	5.62-6.08	6.02-6.11	6.11-6.14
Risk-free interest rate	3.70%	3.23-3.32%	2.26-3.27%	1.60%-2.90%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Range of fair value of granted stock options	$1.50	$0.39-$1.48	$0.27-$1.24	$1.26-$1.81

As of each stock option grant date, we considered the fair value of the underlying common stock, determined as described below, in order to establish the option fair value. As of each stock option grant date, we reviewed an average of the disclosed year-end volatility of a group of companies that we considered peers based on a number of factors including, but not limited to, similarity to us with respect to industry, business model, stage of growth, financial risk and other factors, to determine the appropriate volatility. The expected life was based on the average of the vesting period and the contractual life of the options as we have no historical experience with the exercise of options to purchase our common stock. The risk-free interest rate was determined by reference to the then applicable United States Treasury rates with the remaining term approximating the expected life assumed at the date of grant. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest. We estimate the forfeiture rate based on our historical employee attrition experience. Further, to the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly.

The following table sets forth information for all stock option grants since January 1, 2009 through September 30, 2010:

Grant Date	Number of Shares Underlying Options Granted	Exercise Price Per Share	Common Stock Fair Value Per Share at Grant Date	Intrinsic Value Per Share at Grant Date(1)
April 26, 2009	813,000	$2.64	$0.86	$—
August 11, 2009	37,879	2.64	0.86	—
December 22, 2009	946,965	2.64	2.28	—
December 29, 2009	750,000	2.64	2.28	—
February 18, 2010	1,289,840	2.64	2.30	—
April 22, 2010	2,429,973	2.64	2.42	—
August 4, 2010	160,000	3.50	3.50	—
September 29, 2010	2,500	4.00	4.00	—

(1)	Intrinsic value per share represents the amount by which the fair value per share of our common stock on the grant date exceeded the exercise price per share on the grant date.

Assuming an initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, the intrinsic value of stock options outstanding at September 30, 2010, was $            , of which $             related to the options that were vested and $             related to the options that were not vested.

Since our common stock is not publicly traded, we considered numerous objective and subjective factors in connection with valuations of our common stock at each valuation date in accordance with the guidance in the American Institute of Certified Public Accountants Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid.

Valuation Methodology

For each common stock valuation occurring between January 1, 2009 and July 12, 2010, the fair value of our common stock was determined by taking the average value calculated under the “income approach” and “market approach,” with each method weighted equally. The equal weighting of these two approaches reflected our view that both these valuation methods provide a reasonable estimate of fair value, are equally reliable and resulted in similar values.

For each common stock valuation occurring after July 12, 2010, the fair value of our common stock was determined by using a combination of “income approach” and “market approach” methods. However, the valuation evaluated the income and market approaches in two separate scenarios: upon a liquidity event and without a liquidity event. This change was prompted by the July 12, 2010 filing of the initial registration statement for this offering with the SEC. The valuations assumed an increased probability of a liquidity event within six to twelve months of the valuation date and then considered the income and market approaches with various weights within that scenario. In addition, the market approach methodology was further elaborated to also include estimated valuations based on both trading multiples of a peer group of companies and multiples of a peer group of companies that were recently acquired.

The “income approach” quantified the present value of the future cash flows that management expected to achieve. Underlying variables utilized in the income approach included:

•	our expected revenue, operating performance, cash flow and EBITDA for the current and future years, determined as of the valuation date based on our estimates;

•	a discount rate, which is applied to discretely forecasted future cash flows in order to calculate the present value of those cash flows; and

•	a terminal value estimate, which is applied to our last year of discretely forecasted cash flows to calculate the residual value of our future cash flows.

The “market approach: publicly traded peer companies” considered multiples of financial metrics based on trading multiples of a peer group of companies. This approach was used for all valuations since January 1, 2009. The “market approach: recent peer company transactions” considered multiples of financial metrics based on acquisition multiples of a peer group of companies. This approach was used for all valuations since July 12, 2010. Underlying variables utilized in these market approaches included:

•	our historical and projected revenue and EBITDA; and

•	multiples of market value to historical and projected revenue and EBITDA, determined as of the valuation date, based on a group of comparable companies we identified.

The relative weightings of the various methodologies at each valuation date from January 1, 2009 through July 12, 2010 were as follows:

Methodology	Methodology weight
Income approach	50.0%
Market approach: publicly traded peer group	50.0%

The relative weightings of the various scenarios and methodologies at each valuation date after July 12, 2010 were as follows:

Scenario	Scenario Probability	Methodology	Methodology Weight Within Scenario
Liquidity event within six to twelve months of valuation date	80.0%	• Income approach	33.3%
		• Market approach: publicly traded peer group	33.3%
		• Market approach: recent peer company transactions	33.3%
No liquidity event within six to twelve months of valuation date	20.0%	• Income approach	50.0%
		• Market approach: publicly traded peer group	50.0%

The significant assumed variables used in determining fair value under the foregoing approaches were as follows at each valuation date:

Market approach: publicly traded peer group
	Revenue				EBITDA
Date of Valuation	Last Fiscal Year	Last Twelve Months	Remaining Fiscal Year Forecast	Next Fiscal Year Forecast	Last Fiscal Year	Last Twelve Months	Remaining Fiscal Year Forecast	Next Fiscal Year Forecast
April 26, 2009	1.0x	1.0x	0.9x	0.9x	N/A	N/A	6.5x	5.7x
December 22, 2009	N/A	N/A	1.4x	1.3x	N/A	N/A	9.2x	6.7x
February 18, 2010	N/A	N/A	1.6x	1.3x	N/A	N/A	9.0x	6.6x
March 31, 2010	1.7x	N/A	1.6x	1.4x	12.0x	N/A	8.9x	9.1x
August 4, 2010	1.5x	1.5x	1.4x	1.3x	9.8x	13.1x	8.6x	7.9x
September 29, 2010	1.7x	1.7x	1.6x	1.4x	10.7x	9.5x	7.9x	7.8x

Market approach: recent peer company transactions
	Revenue				EBITDA
Date of Valuation	Last Fiscal Year	Last Twelve Months	Remaining Fiscal Year Forecast	Next Fiscal Year Forecast	Last Fiscal Year	Last Twelve Months	Remaining Fiscal Year Forecast	Next Fiscal Year Forecast
April 26, 2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
December 22, 2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
February 18, 2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
March 31, 2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
August 4, 2010	2.0x	2.0x	1.8x	1.7x	16.1x	13.6x	10.6x	9.4x
September 29, 2010	2.3x	2.3x	2.1x	1.9x	16.2x	15.2x	12.1x	11.0x

Income Approach
Date of Valuation	Weighted Average Cost of Capital
April 26, 2009	17.0%
December 22, 2009	15.5%
February 18, 2010	15.0%
March 31, 2010	13.5%
August 4, 2010	13.5%
September 29, 2010	13.5%

The resulting fair values, based upon the weighted average of the various scenarios and methodologies at each date, were then discounted to reflect the minority position of the optionee as well as the probability of a liquidity event establishing a public market for our common stock as follows:

Date of Valuation	Control and Marketability Discount
April 26, 2009	39.0%
December 22, 2009	24.0%
February 18, 2010	24.0%
March 31, 2010	15.0%
August 4, 2010	15.0%
September 29, 2010	15.0%

These valuation determinations were made on a retrospective basis for grants made prior to December 2009, and on a contemporaneous basis beginning in December 2009. As noted above, the exercise price for stock option grants has equalled or exceeded the fair value of our common stock, determined as described above, for each grant made since our acquisition by Vector Stealth.

The factors considered in determining the valuation of our common stock were as follows at each valuation date:

April 26, 2009 Valuation

Several objective and subjective factors were considered in the course of the valuation performed on April 26, 2009. Most importantly, although Aladdin was under common control with us beginning on March 24, 2009, our valuation efforts did not include Aladdin until its formal acquisition as a subsidiary on March 31, 2010.

With respect to the “income approach” financial results from our 2008 acquisitions of BEEP Science AS and Ingrian Networks, Inc. were included in our projected financial results but those of Aladdin were not. Additionally, our “income approach” financial projections reflected a challenging environment given the macroeconomic conditions present and expected to continue at that time.

For the “market approach: publicly traded peer group,” a peer group consisting of Blue Coat Systems, Inc., Check Point Software Technologies Ltd., VASCO Data Security International, Inc., ViaSat, Inc., Harris Corporation and Sypris Solutions, Inc. was used to establish median comparable multiples. Our assessment of the “market approach: publicly traded peer group,” also considered that the comparables used were generally valuations using non-controlling stockholders. As such, a 10.0% control premium was applied to reflect the controlling ownership position of Vector Stealth as our sole stockholder.

The average estimated enterprise value of the income and market approaches was then adjusted for our working capital and for the fair value of our then-outstanding debt to reach an estimated total equity value. A combined discount of approximately 39.0% of the total equity value was applied, reflecting a combination of both the control discount of the optionees as well as an adjustment for expected lack of marketability due to the absence of a public market or imminent exit event. Based on the foregoing factors, our board of directors determined the resulting stock value to be $0.86 per share as of April 26, 2009.

December 22, 2009 Valuation

Several factors varied in the December 22, 2009 valuation from the previous valuation. With respect to the “income approach,” our financial projections also again reflected a challenging macroeconomic environment, although the projections were more optimistic in December 2009 than the projections used in April 2009.

For the “market approach: publicly traded peer group,” the multiples of the same perceived peer group used in the April 26, 2009 valuation were used. These multiples were generally better than early 2009, when market values of publicly-traded companies were at significant historic lows. In addition, our own revenue performance growth continued, which further enhanced the effect of the increased multiples on our resulting enterprise value. Our assessment of this approach again also applied a 10.0% control premium to reflect the controlling ownership position of Vector Stealth.

The average enterprise value of the income and market approaches was then adjusted for our working capital and for the fair value of our then-outstanding debt to reach an estimated total equity value. A combined discount of approximately 24.0% of the total equity value was applied, reflecting a combination of both the control discount of the minority stockholders as well as an adjustment for expected lack of marketability due to the absence of a public market and the likelihood of an exit event. The discount for lack of marketability was reduced as we began considering the process to enter the public market within the coming year. Based on the foregoing factors, our board of directors determined the resulting stock value to be $2.28 per share as of December 22, 2009.

February 18, 2010 Valuation

Several factors varied in the February 18, 2010 valuation from the previous valuation. Our financial projections for the “income approach” continued to reflect challenging macroeconomic conditions expected at that time, although the projections again were more optimistic than the projections used in December 2009.

For the “market approach: publicly traded peer group,” the multiples of the same perceived peer group used in the previous valuation was used. These multiples were generally better than they were in early 2009, when market values of publicly-traded companies were at significant lows, and continued to improve modestly over the multiples determined for December 2009, reflecting the continued recovery of the public markets. In addition, our own revenue growth continued, which further enhanced the effect of the increased multiples. We again applied a 10.0% control premium to reflect the controlling ownership position of Vector Stealth to our market approach estimated enterprise value.

The average enterprise value of the income and market approaches was then adjusted for our working capital and for the fair value of our then-outstanding debt to reach an estimated total equity value. A combined discount of approximately 24.0% of the total equity value was applied, reflecting a combination of both the control discount of the minority stockholders as well as an adjustment for expected lack of marketability due to the absence of a public market and the likelihood of an exit event. The discount for lack of marketability again assumed a potential liquidity event within the coming year although no material change in the immediate likelihood of such event at that time as compared to December 2009. Based on the foregoing factors, our board of directors determined the resulting stock value to be $2.30 per share at February 18, 2010.

March 31, 2010 Valuation

Several factors varied in the March 31, 2010 valuation from the prior valuation. Most significantly, our March 31, 2010 valuation included the complete integration of Aladdin into our operating results, as Aladdin formally became a subsidiary on March 31, 2010.

Projections for integration of our December 2009 acquisition of Assured Decisions as well as of Aladdin were included in our financial projections for the income approach as of March 31, 2010. Our financial projections again reflected a challenging environment in light of the macroeconomic conditions present and expected to continue at that time.

For the “market approach: publicly traded peer group,” given certain changes in the public markets, a new peer group of comparables was used to establish median multiples, which consisted of Blue Coat Systems Inc., Vasco Data Security International Inc., Fortinet Inc., Websense, Inc., Sonicwall, Inc., ICF International, Inc., L-1 Identity Solutions Inc., Stanley Inc., Argon ST, Inc. and Applied Signal Technology, Inc. The resulting multiples were slightly lower than our previous estimates as the expanded pool also included more government and defense contractors with lower multiples than commercial providers. Despite the lower multiples, our own revenue growth continued and included the presence of Aladdin, both of which offset the effect of the decreased multiples. Our assessment of the market approach again also applied a 10.0% control premium to reflect the controlling ownership position of Vector Stealth given that the new peer group again reflected non-controlling ownership values.

The average enterprise value of the income and market approaches was then adjusted for our working capital and for the fair value of our then-outstanding debt to reach an estimated total equity value. A combined discount of approximately 15.0% of the total equity value was applied, reflecting a combination of both the control discount of the minority stockholders as well as an adjustment for expected lack of marketability due to the absence but increasing possibility of a public market or imminent exit event. The discount for lack of marketability again assumed a potential liquidity event within the coming year. Based on the foregoing factors, our board of directors determined the resulting stock value to be $2.42 per share at March 31, 2010.

August 4, 2010

Several factors were considered in our August 4, 2010 valuation. Most significantly, we filed a registration statement with the SEC for this public offering on July 12, 2010.

For the “market approach: publicly traded peer group,” a peer group was used to establish median multiples. The peer group comprised of Blue Coat Systems Inc., Vasco Data Security International Inc., Fortinet Inc., Websense, Inc., Sonicwall, Inc., ICF International, Inc., L-1 Identity Solutions Inc. and Applied Signal Technology, Inc. The resulting multiples were slightly improved from previous levels as overall macroeconomic conditions had improved somewhat since our last valuation. In addition, our own revenue growth added to the effects of the increased multiples.

The weighted average enterprise value of the income and market approaches as adjusted for the liquidity scenario probabilities, was then adjusted for our working capital and for the fair value of our then-outstanding debt to reach an estimated total equity value. A combined discount of approximately 15.0% of the total equity value was applied, reflecting a combination of both the control discount of the minority stockholders as well as an adjustment for expected lack of marketability due to the absence but increasing possibility of a public market or imminent exit event. The discount for lack of marketability again assumed a potential liquidity event within the coming year. Based on the foregoing factors and the judgement and expertise of our board of directors, the resulting value of our common stock was determined to be $3.50 per share, a value somewhat higher than the analytical models described in the foregoing alone would have indicated as of August 4, 2010.

September 29, 2010

Several factors were considered in our September 29, 2010 valuation. Most significantly, we continued with our efforts to complete this offering.

For the “market approach: publicly traded peer group” a peer group was used to establish median multiples. This peer group consisted of Blue Coat Systems Inc., ViaSat, Inc., Harris Corporation, Sypris Solutions, Inc., Check Point Software Technologies, Vasco Data Security International Inc., ArcSight, Inc., ActivIdentity Corp., F5 Networks, Inc. Sourcefire, Inc. McAfee, Inc., Symantec Corporation, EMC Corporation, Fortinet Inc., Websense, Inc., Sonicwall, Inc., L-3 Communications Holdings, Inc., General Dynamics Corporation, ICF International, Inc., L-1 Identity Solutions Inc., NCI, Inc., Stanley, Inc., ManTech International Corporation, CACI International Inc., Argon ST, Inc., Dynamics Research Corporation, Applied Signal Technology, Inc., SAIC, Inc., Kratos

Defense & Security Solutions, Inc., Globalcomm Systems Inc. and SRA International, Inc. The resulting multiples were again slightly improved from our previous estimates as overall macroeconomic conditions had improved somewhat since our last valuation. In addition, our own revenue growth added to the effects of the increased multiples.

The weighted average enterprise value of the income and market approaches, as adjusted for the liquidity scenario probabilities was then adjusted for our working capital and for the fair value of our then-outstanding debt to reach an estimated total equity value. A combined discount of approximately 15.0% of the total equity value was applied, reflecting a combination of both the control discount of the minority stockholders as well as an adjustment for expected lack of marketability due to the absence but increasing possibility of a public market or imminent exit event. The discount for lack of marketability again assumed a potential liquidity event within the coming year. Based on the foregoing factors and the judgement and expertise of our board of directors, the resulting value of our common stock was determined to be $4.00 per share, a value somewhat higher than the analytical models described in the foregoing alone would have indicated at September 29, 2010.

Vector Stealth Equity Grants to Certain Employees

Vector Stealth is a Delaware limited liability company, the membership interests in which are denominated in units (the “Units”) of which there are three classes: Class A Units, Class B Units and Class C Units. Vector Stealth has granted Class C Units to certain of our employees as compensation. Those grants of Class C Units are subject to the terms of the respective agreements and the terms of the Vector Stealth Holdings II, L.L.C. Amended and Restated 2007 Equity Plan as further described in the section titled “Executive Compensation—Benefit Plans—Vector Stealth Holdings II, L.L.C. 2007 Equity Plan” of this prospectus.

The Class C Units represent an interest in the appreciation in value of SafeNet over a baseline established at the date of award and generally vest as to 25% of the total units on the first anniversary of the vesting commencement date and as to the remaining 75% of the total units monthly thereafter over the succeeding three years following the vesting commencement date based on the individual continuing to provide services to us.

As described below, certain Class C Units awarded in 2010 vest only upon completion of an initial public offering or sale of SafeNet at or above a stated valuation. No Class C Unit were issued in 2007 or 2009. The following table reflects the Class C Units issued under the Vector Stealth Holdings II, L.L.C. Amended and Restated 2007 Equity Plan and the number of Class C Units vested at the end of each period:

	Year ended December 31			Nine months ended September 30, 2010
	2007	2008	2009
Class C units outstanding at beginning of period	—	—	10,139,811	10,139,811
Class C units awarded	—	10,139,811	—	12,286,837

Class C units outstanding at end of period	—	10,139,811	10,139,811	22,426,648
Class C units vested at end of period	—	6,753,114	9,284,011	12,502,664

During the nine months ended September 30, 2010, Vector Stealth issued an aggregate of 12,286,837 Class C Units to certain of our executive officers, including 1,890,283 Class C Units that only vest upon the completion of our initial public offering or certain change in control events, as defined in the agreement. We expect to recognize the compensation expense of approximately $0.7 million related to such contingent Class C Units at the time we deem probable that such event will be completed.

Also during the nine months ended September 30, 2010, our board of directors authorized the issuance of 3,885,178 of additional shares of our common stock to Vector Stealth in consideration for the Class C Units issued to our executive officers during such period.

The 10,139,811 Class C Units issued and outstanding as of December 31, 2009 were deemed to be an equivalent economic interest in SafeNet Holding Corporation of approximately 4,102,872 shares of our common stock, assuming a complete liquidation of Vector Stealth and a distribution of its interest in us to its members according to its operating agreement.

The 22,426,648 Class C Units issued and outstanding as of September 30, 2010 were deemed to be an equivalent economic interest in SafeNet Holding Corporation of approximately 7,324,484 shares of our common stock, assuming a complete liquidation of Vector Stealth and a distribution of its interest in us to its members according to its operating agreement.

The Class C Units had no intrinsic value at the grant date, December 31, 2009 and September 30, 2010. The fair value of Class C Units awarded during the year ended December 31, 2008 and the nine months ended September 30, 2010 was estimated by application of the Black-Scholes-Merton option pricing model using the fair value of our common stock at the date of grant and the following assumptions:

	Year ended December 31, 2008	Nine months ended September 30, 2010
Risk-free interest rate	3.23%	2.90%
Dividend yield	0.00%	0.00%
Expected option life in years	5.89	4.2 to 4.4
Expected stock price volatility	60.00%	60.00%
Fair value of underlying SafeNet common stock	$1.07	$2.30
Weighted average fair value of granted stock options	$0.39	$1.34

We recognize compensation expense in respect of the Class C Units with an equal offsetting charge to “Additional paid-in capital.” Such compensation expense is reflected in our financial results because the awards of Class C Units relate to services provided to us. At December 31, 2009 and September 30, 2010, $0.1 million and $2.3 million, respectively, of total unrecognized compensation cost related to the Class C Units.

Inventories and Reserves for Obsolescence, Excess and Slow Moving Goods

Inventories are stated at the lower of cost or market. Cost is primarily determined based on the first-in first-out method, or FIFO, with the exception of costs associated with our government solutions business, which was acquired in 2004 and has consistently applied the weighted-average method, which has historically approximated FIFO, and Aladdin, which has consistently applied the moving-average cost method.

We establish reserves for slow moving, excess and obsolete inventory. The amounts of the required reserves are estimated based on past experience, sales projections and other factors such as potential technological obsolescence and market acceptance.

Derivative Financial Instruments

Our credit facilities provide for a variable interest rate and require our use of a variable-for-fixed interest rate swap arrangement in order to reduce the volatility associated with fluctuating interest rates for a portion of the total debt outstanding under such credit facilities. Derivative instruments for hedging activities such as our interest rate swap are recognized in the balance sheet and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) and recognized in the consolidated statement of operations when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for, and we have applied hedge accounting treatment.

When applying hedge accounting, our policy is to designate, at a derivative’s inception, the specific assets, liabilities or future commitments being hedged, and to assess the hedge’s effectiveness at inception and on an ongoing basis. We may elect not to designate the derivative as a hedging instrument where the same financial effect is achieved in the financial statements. We do not enter into or hold derivatives for trading or speculative purposes.

The fair value of the interest rate swap agreements is determined using an income approach pricing model prescribed by the Financial Accounting Standards Board, or FASB, based on market-observable inputs, including interest rate curves and market-observable indices. To comply with the provisions of the amended FASB guidance, we have incorporated credit valuation adjustments to appropriately reflect our nonperformance risk.

Recoverability of Intangible Assets, Including Goodwill

We review our indefinite-lived intangible assets for impairment at least annually or more frequently if indicators of impairment exist. Goodwill is currently our only indefinite-lived intangible asset. Our goodwill impairment test requires the use of fair-value techniques, which are inherently subjective. We estimate fair value using an equal weighting of the income and market value approaches for our company. The equal weighting of these two approaches reflects our view that both these valuation methods provided a reasonable estimate of fair value and were equally reliable methods.

Under the income approach, we calculate the fair value based on the present value of estimated future cash flows. Under the market approach, we estimate the fair value based on market multiples of revenue and earnings for comparable publicly traded companies. The estimates and assumptions used in our calculations include revenue growth rates, expense growth rates, expected capital expenditures to determine projected cash flows, expected tax rates and an estimated discount rate to determine present value of expected cash flows. These estimates are based on historical experience, our projections of future operating activity and our weighed average cost of capital based on returns on interest bearing debt and common stock.

The valuation of goodwill could be affected if actual results differ substantially from our estimates. Circumstances that could affect the valuation of goodwill include, among other things, a significant change in our business climate and buying habits of our customers along with increased costs to provide our products and services. Based on our analysis in the fourth quarter of 2008, we recorded an impairment of goodwill of $42.9 million, which was included in operating expenses for the year ended December 31, 2008. Based on our analysis in the fourth quarter of 2009, no impairment of goodwill was indicated for the year ended December 31, 2009.

We also evaluate the recoverability of our long-lived assets. GAAP requires recognition of impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted net cash flows attributable to such assets. We recognize impairment, if any, in the period of identification to the extent the carrying amount of an asset exceeds the fair value of such asset. Based on our analysis, we recorded an impairment of approximately $82.1 million in cost of revenues—amortization and impairment of intangible assets for the year ended December 31, 2008. We did not identify a similar impairment in 2009, as the fair value of the reporting unit substantially exceeded its carrying value.

As of September 30, 2010, based on our projections and performance of our business, there was no indication that we needed to perform an impairment assessment prior to the fourth quarter of 2010.

Income Taxes

We use the asset and liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined on the difference between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The calculation of our tax assets and liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on the two-step process prescribed by applicable accounting principles. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more likely than not of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an additional charge to the tax provision in the relevant period.

As of December 31, 2009, we had $129.5 million of federal and $51.1 million of state net operating loss carry-forwards available to reduce future taxable income. These net operating loss carry-forwards begin to expire in 2017 for both U.S. federal and state income tax purposes and may fully expire by 2028. Our ability to use our net operating loss carry-forwards to offset any future taxable income may currently or in the future be subject to limitations in the event we experience a change of ownership as defined by Section 382 of the Internal Revenue Code.

In addition, as of December 31, 2009, we had $32.6 million of non-U.S. net operating loss carry-forwards available to reduce future taxable income in certain foreign jurisdictions. These net operating loss carry-forwards begin to expire in 2011, and as many as $16.5 million will expire by 2015. The remaining balance is not subject to expiration.

As of December 31, 2009 and 2008, we recorded valuation allowances against certain deferred tax assets of $52.6 million and $31.4 million, respectively. At December 31, 2009 and 2008, the valuation allowances were primarily related to our inability to recognize tax benefits associated with U.S. net operating losses and certain non-U.S. net operating losses.

Prior to our acquisition by Vector Stealth in April 2007, we asserted that all investments in our foreign subsidiaries were permanent in nature and accordingly did not record deferred taxes. Subsequent to the acquisition, we reevaluated this assertion based on our debt servicing cash needs. As a result, from the period immediately following our acquisition until December 31, 2008, we reestablished deferred taxes for substantially all of the tax basis differences in foreign subsidiaries. Following December 31, 2008, we have deemed our earnings as permanently reinvested in those foreign subsidiaries, excluding those repatriated under other anti-deferral provisions of the Internal Revenue Code. Statutes of limitations and lack of liquid assets inhibited the ability to repatriate funds from these foreign subsidiaries in 2009. We will continue to evaluate future years to determine annually whether the outside basis differences in foreign subsidiaries give rise to additional deferred tax liabilities.

Recent Accounting Pronouncements

On January 1, 2009, we adopted the authoritative guidance issued by the FASB on business combinations. This guidance addresses the manner in which the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired business. This guidance also provides standards for recognizing and measuring the goodwill acquired in the business combination and for disclosure of information to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We adopted this guidance for all business combinations completed as of January 1, 2009. The adoption of this guidance increased our losses due to required recognition of acquisition and restructuring costs through operating losses.

In April 2009, the FASB issued new guidance that redefines what constitutes an other-than-temporary impairment, defines credit and non-credit components of an other-than-temporary impairment, prescribes their financial statement treatment, and requires enhanced disclosures relating to such impairments. This guidance was effective for the interim and annual reporting periods ending after June 15, 2009, and was adopted as of the annual reporting period ending December 31, 2009. The adoption of this guidance did not have a material impact on our results of operations or financial position.

In June 2009, the FASB issued a new accounting standard related to the consolidation of variable interest entities. The standard eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires ongoing qualitative reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This new standard also requires additional disclosures about an enterprise’s involvement in variable interest entities. We adopted this standard effective January 1, 2010. The adoption of this guidance did not materially impact our results of operations, financial position or related disclosures.

In August 2009, the FASB issued authoritative guidance to improve the consistency with which companies apply fair value measurements guidance to liabilities. This guidance is effective for interim and annual periods beginning after September 30, 2009. The adoption of this guidance did not materially impact our results of operations, financial position or related disclosures.

In September 2009, the FASB also ratified the final consensus reached by the EITF that modifies the scope of the software revenue recognition guidance to exclude (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. The guidance will be effective for our fiscal 2011 beginning January 1, 2011 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. We are in the process of evaluating the effects, if any, the adoption of the guidance will have on our consolidated financial statements.

In January 2010, the FASB issued authoritative guidance for fair value measurements, which requires new disclosures regarding significant transfers in and out of Level 1 and 2 fair value measurements and gross presentation of activity within the reconciliation for Level 3 fair value measurements. The guidance also clarifies existing requirements on the level of disaggregation and required disclosures regarding inputs and valuation techniques for both recurring and nonrecurring Level 2 and 3 fair value measurements. The guidance is effective for interim and annual reporting periods beginning after December 15, 2009, with the exception of gross presentation of Level 3 activity, which is effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of this guidance did not have a material effect on our financial condition, or results of operations.

Results of Operations

The following table sets forth selected consolidated statements of operations data for each of the periods indicated.

	Predecessor Period*	Successor Period*
	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,

			2008	2009	2009	2010
					(unaudited)
		(dollars in millions, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Products	$63.7	$197.2	$283.6	$348.7	$254.6	$283.9
Service and maintenance	10.1	29.2	45.4	55.0	39.3	50.2

Total revenues	73.8	226.4	329.0	403.7	293.9	334.1
Costs of revenues:
Products (excluding amortization and impairment of intangible assets)	34.1	91.1	128.7	141.9	105.5	117.6
Service and maintenance (excluding amortization and impairment of intangible assets)	2.5	7.1	11.5	10.4	7.7	10.3
Amortization and impairment of intangible assets	3.7	26.4	117.2	31.9	23.7	24.6

Total cost of revenues	40.3	124.6	257.4	184.2	136.9	152.5

Gross profit	33.5	101.8	71.6	219.5	157.0	181.6
Operating expenses:
Research and development expenses	19.3	34.0	47.9	60.6	47.5	45.4
Sales and marketing expenses	21.6	35.3	56.6	81.5	57.5	70.9
General and administrative expenses	41.1	33.8	47.2	56.0	42.7	40.3
Class action settlement	—	—	—	25.0	—	—
Amortization of intangible assets	1.9	5.1	6.8	10.4	7.6	7.5
Impairment of goodwill	—	—	42.9	—	—	—
Loss on sale of business and net assets held for sale	—	—	—	2.5	1.5	0.7
Restructuring expenses	—	—	—	5.5	3.1	0.2

Operating (loss) income	(50.4)	(6.4)	(129.8)	(22.0)	(2.9)	16.6
Foreign exchange (loss) gain	(0.3)	—	(2.5)	(0.9)	(0.8)	0.6
Interest income (expense), net	0.9	(24.1)	(34.2)	(30.3)	(23.0)	(21.9)
Other income (expense), net	—	0.2	0.8	2.6	2.5	(0.4)

(Loss) before income taxes	(49.8)	(30.3)	(165.7)	(50.6)	(24.2)	(5.1)
Income tax expense (benefit)	1.0	7.0	(39.2)	(0.9)	0.1	3.6

Net (loss)	$(50.8)	$(37.3)	$(126.5)	$(49.7)	$(24.3)	$(8.7)

Net loss per common share:
Basic and diluted	$(2.41)	$(0.41)	$(1.10)	$(0.34)	$(0.16)	$(0.06)
Weighted average common shares outstanding:
Basic and diluted	21,107	90,505	115,233	147,877	147,877	150,991

*	Our consolidated statement of operations data for the calendar year ended December 31, 2007 reflect our activity in both the Predecessor Period and Successor Period during that year. For further information on this presentation, see “—Presentation of Financial Statements—Predecessor and Successor Entities.”

The following table sets forth selected consolidated statements of operations data as a percentage of total revenues for each of the periods indicated.

	Predecessor Period*	Successor Period*
	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
					(unaudited)
Revenues:
Products	86.3	87.1	86.2	86.4	86.6	85.0
Service and maintenance	13.7	12.9	13.8	13.6	13.4	15.0

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Costs of revenues:
Products (excluding amortization and impairment of intangible assets)	46.2	40.2	39.1	35.1	35.9	35.2
Service and maintenance (excluding amortization and impairment of intangible assets)	3.4	3.1	3.5	2.6	2.6	3.1
Amortization and impairment of intangible assets	5.0	11.7	35.6	7.9	8.1	7.4

Total cost of revenues	54.6	55.0	78.2	45.6	46.6	45.6

Gross profit margin	45.4	45.0	21.8	54.4	53.4	54.4
Operating expenses:
Research and development expenses	26.2	15.0	14.6	15.0	16.2	13.6
Sales and marketing expenses	29.3	15.6	17.3	20.2	19.6	21.2
General and administrative expenses	55.7	14.9	14.3	13.9	14.5	12.1
Class action settlement	—	—	—	6.2	—	—
Amortization of intangible assets	2.6	2.3	2.1	2.6	2.6	2.2
Impairment of goodwill	—	—	13.0	—	—	—
Loss on sale of business and net assets held for sale	—	—	—	0.6	0.5	0.2
Restructuring expenses	—	—	—	1.4	1.1	0.1

Operating (loss) income	(68.3)	(2.8)	(39.5)	(5.5)	(1.0)	5.0
Foreign exchange (loss) gain	(0.4)	—	(0.8)	(0.2)	(0.3)	0.2
Interest (expense) income, net	1.2	(10.6)	(10.3)	(7.5)	(7.8)	(6.6)
Other income (expense), net	—	0.1	0.2	0.6	0. 9	(0.1)

(Loss) before income taxes	(67.5)	(13.4)	(50.4)	(12.6)	(8.2)	(1.5)
Income tax expense (benefit)	1.4	3.1	(12.0)	(0.3)	—	1.1

Net (loss)	(68.8)%	(16.5)%	(38.4)%	(12.3)%	(8.3)%	(2.6)%

*	Our consolidated statement of operations data for the calendar year ended December 31, 2007 reflects our activity in both the Predecessor Period and Successor Period during that year. For further information on this presentation, see “—Presentation of Financial Statements—Predecessor and Successor Entities.”

Nine Months Ended September 30, 2010 as Compared to Nine Months Ended September 30, 2009

Revenues

	Nine Months Ended September 30,		Change
(dollars in millions)	2009	2010	$	%
Products	$254.6	$283.9	$29.3	11.5%
Service and maintenance	39.3	50.2	10.9	27.7

Total revenues	$293.9	$334.1	$40.2	13.7%

Products revenues increased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. Revenue derived from sales of our data protection products grew approximately $5.6 million, or 2.7%, to approximately $212.0 million for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009, driven by increased sales volume of our authentication and HSM solutions as well as the Aladdin acquisition. Revenues derived from sales of our software rights management products grew approximately $23.6 million, or 48.9%, to approximately $71.9 million for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009, driven primarily by improved sales distribution channels, which improved our revenue realization from transactions with end customers. In addition, our acquisition of Aladdin contributed to increased revenues from sales of our software rights management products. These increases were partially offset by the divestitures of our MediaSentry assets and our Embedded Solutions Division, the declining sales of a single mature product to the U.S. government and certain delays in government purchasing related to budget approvals.

Total service and maintenance revenues increased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009, primarily as a result of the acquisitions of Aladdin and Assured Decisions.

As noted above, our year-over-year revenue growth was affected by several acquisitions and divestitures. Aladdin was acquired as of March 24, 2009, Assured Decisions was acquired on December 22, 2009, our MediaSentry assets were divested on March 30, 2009, and our Embedded Solutions Division was divested on February 26, 2010. Revenues of Aladdin included in our consolidated results of operations during the nine months ended September 30, 2009 were approximately $52.1 million as compared to approximately $81.2 million during the nine months ended September 30, 2010. No revenues of Assured Decisions were included in our consolidated results of operations during the nine months ended September 30, 2009 as compared to approximately $5.0 million during the nine months ended September 30, 2010. Revenues related to MediaSentry included in our consolidated results of operations during the nine months ended September 30, 2009 were approximately $1.1 million. There was no MediaSentry revenue during the nine months ended September 30, 2010. Revenues related to our Embedded Solutions Division included in our consolidated results of operations during the nine months ended September 30, 2009 were approximately $16.4 million as compared to approximately $3.0 million during the nine months ended September 30, 2010.

Changes in our revenues by geography were as follows:

	Nine Months Ended September 30,		Change
(dollars in millions)	2009	2010	$	%
Americas	$212.0	$221.2	$9.2	4.3%
Europe, Middle East and Africa	55.6	81.7	26.1	46.9
Asia Pacific	26.3	31.2	4.9	18.6

These increases from the nine months ended September 30, 2009 to the nine months ended September 30, 2010 were driven by market demand for our software rights management and data protection products as indicated above, coupled with the inclusion of revenues from our Aladdin acquisition. For further information with respect to our geographic markets, see Note 22 to our consolidated financial statements included elsewhere in this prospectus.

Cost of Revenues and Gross Profit Margins

	Nine Months Ended September 30,		Change
(dollars in millions)	2009	2010	$	%
Cost of products revenues (excluding amortization and impairment of intangible assets)	$105.5	$117.6	$12.1	11.5%
Gross profit of products revenues (excluding amortization and impairment of intangible assets)	$149.1	$166.3	$17.2	11.5%
Gross profit margin of products revenues (excluding amortization and impairment of intangible assets)	58.5%	58.6%
Cost of service and maintenance revenues (excluding amortization and impairment of intangible assets)	$7.7	$10.3	$2.6	33.8%
Gross profit of service and maintenance revenues (excluding amortization and impairment of intangible assets)	$31.6	$39.9	$8.3	26.3%
Gross profit margin of service and maintenance revenues (excluding amortization and impairment of intangible assets)	80.4%	79.5%
Cost of revenues—amortization and impairment of intangible assets	$23.7	$24.6	$0.9	3.8%
Total cost of revenues	$136.9	$152.5	$15.6	11.4%
Total gross profit	$157.0	$181.6	$24.6	15.7%
Total gross profit margin	53.4%	54.4%

Cost of products revenues (excluding amortization and impairment of intangible assets) increased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 due to increased sales of our products and increased government funded development arrangements, which are generally conducted on a cost-plus basis. Gross profit margin of product revenues (excluding amortization and impairment of intangibles) increased slightly for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.

Cost of service and maintenance revenues (excluding amortization and impairment of intangible assets) increased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009, primarily as a result of increased sales of our service and maintenance contracts as well as fees for consulting services driven by our acquisition of Assured Decisions. Gross profit margin of service and maintenance revenues (excluding amortization and impairment of intangibles) decreased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 reflecting a shift in sales mix toward consulting services, which normally carry a lower margin than our maintenance contracts.

Cost of revenues—amortization of intangible assets increased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. These intangible assets are the result of our acquisitions and typically amortize over three to seven years. The year-to-year increase is attributable to the acquisitions of Aladdin and Assured Decisions, partially offset by the disposition of our Embedded Solutions Division.

For further discussion of our presentation of gross profit and gross profit margin, including by product revenue (excluding amortization and impairment of intangible assets) and services and maintenance revenue (excluding amortization and impairment of intangible assets), see “—Components of Operations—Gross Profit and Gross Profit Margin” above.

Operating Expenses

Total operating expenses increased by $5.1 million, or 3.2%, for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. The elements of changes in our operating expenses in this period are described in further detail below.

	Nine Months Ended September 30,		Change
(dollars in millions)	2009	2010	$	%
Research and development expenses	$47.5	$45.4	$(2.1)	(4.4)%
Research and development expenses as a percentage of total revenues	16.2%	13.6%

Research and development expenses decreased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 primarily as a result of the divestiture of our Embedded Solutions Division, which was partially offset by our Assured Decisions acquisition. We expect research and development expenses to increase in total dollar amount in future periods as we continue to invest in our technology and product development.

	Nine Months Ended September 30,		Change
(dollars in millions)	2009	2010	$	%
Sales and marketing expenses	$57.5	$70.9	$13.4	23.3%
Sales and marketing expenses as a percentage of total revenues	19.6%	21.2%

Sales and marketing expenses increased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 primarily as a result of the Aladdin acquisition, which resulted in increased headcount, travel expenses, professional services, and marketing programs. In addition, we also increased spending on marketing programs in the nine months ended September 30, 2010 to improve overall brand awareness, increase the efficiency of our channels, and expand our sales reach in our target markets. We expect sales and marketing expenses to moderately increase in dollar amount in future quarters as we continue to invest in brand awareness, increased sales reach and expanded reseller and distribution channels.

	Nine Months Ended September 30,		Change
(dollars in millions)	2009	2010	$	%
General and administrative expenses	$42.7	$40.3	$(2.4)	(5.6)%
General and administrative expenses as a percentage of total revenues	14.5%	12.1%

General and administrative expenses decreased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 primarily as a result of the inclusion in 2009 of $5.2 million of transaction expenses associated with our acquisition of Aladdin, which was partially offset by an increase of approximately $1.6 million of stock compensation costs and $1.0 million of accounting related fees in 2010. The increase in stock compensation costs was driven by additional grants, including grants for certain new key employees. The increase in accounting related fees was primarily the result of additional accounting reviews performed in preparation for this public offering. In addition, the 2010 results include the expenses of Assured Decisions, which was acquired in December 2009. We anticipate general and administrative expenses to increase in total dollar amount in future periods as we incur additional costs of being a public reporting company. In addition, we expect to incur up to $12.0 million in management fees payable to an entity affiliated with Vector Capital in the quarter in which we become a public reporting company as part of our management agreement as described in “Use of Proceeds.” Finally, future acquisitions and litigation-related expenses will introduce additional general and administrative expenses in the periods in which they are incurred.

	Nine Months Ended September 30,		Change
(dollars in millions)	2009	2010	$	%
Amortization of intangible assets	$7.6	$7.5	$(0.1)	(1.3)%
Amortization of intangible assets as a percentage of total revenues	2.6%	2.2%

Amortization of intangible assets included in operating expenses decreased slightly for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. Absent additional acquisitions, we expect modest declines in amortization of intangible assets expense as certain intangible assets are fully amortized in coming quarters.

	Nine Months Ended September 30,		Change
(dollars in millions)	2009	2010	$	%
Loss on sale of business and net assets held for sale	$1.5	$0.7	$(0.8)	(53.3)%
Loss on sale of business and net assets held for sale as a percentage of total revenues	0.5%	0.2%

Loss on sale of business and net assets held for sale decreased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. In the nine months ended September 30, 2009, we incurred a loss on the sale of our MediaSentry assets of approximately $1.5 million. In the nine months ended September 30, 2010, we incurred a loss on assets held for sale of approximately $0.7 million related to the writedown of our manufacturing facility in Israel to its fair value, which was less than our carrying value.

	Nine Months Ended September 30,		Change
(dollars in millions)	2009	2010	$	%
Restructuring expenses	$3.1	$0.2	$(2.9)	(93.5)%
Restructuring expenses as a percentage of total revenues	1.1%	0.1%

Restructuring expenses decreased during the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. In the nine months ended September 30, 2009, we incurred restructuring expenses of approximately $3.1 million that related to the elimination of redundancies in the sales, marketing, development and administrative functions of Aladdin. We expect to incur modest restructuring expenses on an ongoing basis as we continue our efforts to improve our cost and expense structure.

Other Income and Expense

	Nine Months Ended September 30,		Change
(dollars in millions)	2009	2010	$	%
Other income and expense:
Foreign exchange (loss) gain	$(0.8)	$0.6	$1.4	(175.0)%
Interest (expense) income, net	(23.0)	(21.9)	1.1	(4.8)%
Other income (expense), net	2.5	(0.4)	(2.9)	(116.0)%

Total other income and expense	$(21.3)	$(21.7)	$(0.4)	1.9%

Foreign exchange gain increased due to the strengthening U.S. dollar in the first half of 2010.

Interest (expense) income, net decreased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. Interest (expense) income, net during the nine months ended September 30, 2010 reflects our reduced total debt levels. We expect interest (expense) income, net to decline following the offering contemplated by this prospectus as we apply a portion of the proceeds from the offering to the repayment of significant principal amounts of our outstanding debt as described in “Use of Proceeds.”

Other income (expense), net decreased for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. At the end of the nine months ended September 30, 2009, we recorded a gain of approximately $2.1 million related to our equity holdings in Aladdin prior to the completion of our acquisition of Aladdin. In 2010, we incurred charges of $0.5 million as associated with termination of Aladdin long-term debt, which are included in other income (expense), net.

Income Tax Expense (Benefit)

	Nine Months Ended September 30,		Change
(dollars in millions)	2009	2010	$	%
Income tax expense (benefit)	$0.1	$3.6	$3.5	N/A

Income tax expense increased during the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. This change was attributable to differences in geographic distribution of earnings, which were taxed at differing foreign tax rates across jurisdictions.

Year Ended December 31, 2009 as Compared to Year Ended December 31, 2008

Revenues

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
Products	$283.6	$348.7	$65.1	23.0%
Service and maintenance	45.4	55.0	9.6	21.1

Total revenue	$329.0	$403.7	$74.7	22.7%

Product revenues increased for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Revenues derived from sales of our data protection products grew approximately $40.5 million, or 17.0%, to approximately $278.9 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008, driven primarily by the Aladdin acquisition and to a lesser extent the acquisition of Ingrian Networks. Revenues derived from sales of our software rights management products grew approximately $24.7 million, or 54.6%, to approximately $69.8 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008, driven by our acquisition of Aladdin. This increase was partially offset by the decline in demand in the information technology market generally, which directly affected the sale of our software rights management products. In addition, data and high-speed encryption devices sold to both the U.S. government and commercial customers generated revenue growth during 2009.

Total service and maintenance revenues increased during the year ended December 31, 2009 as compared to the year ended December 31, 2008. This increase is due primarily to additional revenues of Aladdin included in 2009, partially offset by the March 2009 sale of our MediaSentry assets, which principally generated services and maintenance revenue.

As noted above, our growth for the year ended December 31, 2009 as compared to the year ended December 31, 2008 was affected by several acquisitions and divestitures. Ingrian Networks was acquired on April 3, 2008. Revenues of Ingrian Networks included in our consolidated results of operations during the year ended December 31, 2008 and 2009 were $9.6 million. Assets of our MediaSentry line were divested on March 30, 2009. Revenues related to our MediaSentry assets included in our consolidated results of operations during the year ended December 31, 2008 were $9.2 million as compared to $1.1 million during the year ended December 31, 2009. Aladdin was acquired as of March 24, 2009. There were no revenues of Aladdin included in our consolidated results of operations during the year ended December 31, 2008 compared to $80.6 million during the period from acquisition on March 24, 2009 through the year ended December 31, 2009.

Changes in our revenues by geography were as follows:

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
Americas	$254.6	$281.9	$27.3	10.7%
Europe, Middle East and Africa	45.3	84.9	39.6	87.4%
Asia Pacific	29.1	36.9	7.8	26.8%

The majority of our revenue growth in 2009 was driven by the Aladdin acquisition, which increased our geographic presence in EMEA and Asia Pacific, and to a lesser extent in the Americas. In addition, our growth in the Americas can be attributed to increased sales of our data protection products, particularly to agencies of the U.S. government. For further information with respect to our geographic markets, see Note 22 to our consolidated financial statements included elsewhere in this prospectus.

Cost of Revenues and Gross Profit Margins

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
Cost of products revenues (excluding amortization and impairment of intangible assets)	$128.7	$141.9	$13.2	10.3%
Gross profit of products revenues (excluding amortization and impairment of intangible assets)	$154.9	$206.8	$51.9	33.5%
Gross profit margin of products revenues (excluding amortization and impairment of intangible assets)	54.6%	59.3%

Cost of services and maintenance revenues (excluding amortization and impairment of intangible assets)	$11.5	$10.4	$(1.1)	(9.6)%
Gross profit of services and maintenance revenues (excluding amortization and impairment of intangible assets)	$33.9	$44.6	$10.7	31.6%
Gross profit margin of services and maintenance revenues (excluding amortization and impairment of intangible assets)	74.7%	81.1%
Cost of revenues—amortization and impairment of intangible assets	$117.2	$31.9	$(85.3)	(72.8)%

Total cost of revenues	$257.4	$184.2	$(73.2)	(28.4)%
Total gross profit	$71.6	$219.5	$147.9	206.6%
Gross profit margin	21.8%	54.4%

Cost of products revenues (excluding amortization and impairment of intangible assets) increased in the year ended December 31, 2009 as compared to the year ended December 31, 2008 due to increased sales of our products, consistent with our Aladdin acquisition in March 2009. Gross profit margin of products revenues (excluding amortization and impairment of intangible assets) increased in the year ended December 31, 2009 as compared to the year ended December 31, 2008 primarily due to increased sales of certain higher-margin products, primarily driven by our Aladdin acquisition.

Cost of services and maintenance revenues (excluding amortization and impairment of intangibles assets) decreased in the year ended December 31, 2009 as compared to the year ended December 31, 2008. This decrease is due primarily to the March 2009 sale of our MediaSentry assets, offset by additional sales of Aladdin included in 2009. Gross profit margin of service and maintenance revenues (excluding amortization and impairment of intangible assets) increased for the year ended December 31, 2009 as compared to the year ended December 31, 2008 reflecting reductions in cost consistent with the sale of our MediaSentry assets.

Cost of revenues—amortization and impairment of intangible assets decreased in the year ended December 31, 2009 as compared to the year ended December 31, 2008. This decrease is primarily attributable to the impairment charge of approximately $82.1 million of our intangible assets that occurred in the fourth quarter of 2008 reflecting a significant decline in market conditions at that time. We did not record a similar impairment in 2009.

For further discussion of our presentation of gross profit and gross profit margin, including by product revenue (excluding amortization and impairment of intangible assets) and services and maintenance revenue (excluding amortization and impairment of intangible assets), see “—Components of Operations—Gross Profit and Gross Profit Margin.”

Operating Expenses

Total operating expenses increased in the year ended December 31, 2009 as compared to the year ended December 31, 2008. The elements of changes in our operating expenses in this period are described in further detail below.

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
Research and development expenses	$47.9	$60.6	$12.7	26.5%
Research and development expenses as a percentage of total revenues	14.6%	15.0%

Research and development expenses increased in the year ended December 31, 2009 as compared to the year ended December 31, 2008. This increase was attributable to higher salary and related expenses for research and development personnel, driven in large part by the Aladdin acquisition, partially offset by actions to eliminate overlap between the SafeNet and Aladdin development efforts.

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
Sales and marketing expenses	$56.6	$81.5	$24.9	44.0%
Sales and marketing expenses as a percentage of total revenues	17.2%	20.2%

Sales and marketing expenses increased in the year ended December 31, 2009 as compared to the year ended December 31, 2008. This increase was driven primarily by the Aladdin acquisition, which resulted in increased headcount, travel expenses, professional services and marketing programs. In addition, Aladdin’s sales and marketing expense as a percentage of total revenues was higher as compared to our business prior to the acquisition of Aladdin. As a result, sales and marketing expenses increased as a percentage of revenues in 2009 as compared to 2008.

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
General and administrative expenses	$47.2	$56.0	$8.8	18.6%
General and administrative expenses as a percentage of total revenues	14.3%	13.9%

General and administrative expenses increased in the year ended December 31, 2009 as compared to the year ended December 31, 2008. This increase was driven by the transaction costs to acquire Aladdin and the inclusion of Aladdin expenses in our consolidated results after March 2009.

(dollars in millions)	Year ended December 31,		Change
	2008	2009	$	%
Class action settlement	$—	$25.0	$25.0	N/A
Class action settlement as a percentage of total revenues	—	6.2%

In the year ended December 31, 2009, we accrued litigation costs in connection with prospective settlement of our class action stockholder lawsuits. On July 9, 2010, we entered into a binding term sheet that tentatively settles and resolves the consolidated class actions in exchange for a payment in the amount of $25.0 million.

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
Amortization of intangible assets	$6.8	$10.4	$3.6	52.9%
Amortization of intangible assets as a percentage of total revenues	2.1%	2.6%

Amortization of intangible assets included in operating expenses increased in the year ended December 31, 2009 as compared to the year ended December 31, 2008, primarily due to the acquisition of Aladdin.

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
Impairment of goodwill	$42.9	$—	$(42.9)	(100.0)%
Impairment of goodwill as a percentage of total revenues	13.0%	—

Impairment of goodwill included in operating expenses decreased in the year ended December 31, 2009 as compared to the year ended December 31, 2008. Due to the general economic downturn in 2008, the estimates of our fair value in fourth quarter 2008 reflected significantly lower results in both our income- and market value-approach valuations. As a result of this decline in valuation, we recorded an impairment charge of $42.9 million. We did not record a similar impairment in 2009.

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
Loss on sale of business and net assets held for sale	$—	$2.5	$2.5	N/A
Loss on sale of business and net assets held for sale as a percentage of total revenues	—	0.6%

In the year ended December 31, 2009, we incurred a loss on the sale of our MediaSentry assets of approximately $1.9 million in connection with their disposition in March 2009. This estimated loss was subsequently reduced by $0.4 million in the fourth quarter of 2009. Also in 2009, we recorded a loss of approximately $1.0 million on the certain assets classified as held for sale related to our Embedded Solutions Division.

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
Restructuring expenses	$—	$5.5	$5.5	N/A
Restructuring expenses as a percentage of total revenues	—%	1.4%

During 2009, we incurred restructuring expenses of approximately $5.5 million that related to the elimination of redundancies in the sales, marketing, development and administrative functions following the acquisition Aladdin.

Other Income and Expense

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
Other income and expense:
Foreign exchange (loss)	$(2.5)	$(0.9)	$1.6	(64.0)%
Interest (expense) income, net	(34.2)	(30.3)	3.9	(11.4)%
Other income, net	0.8	2.6	1.8	225.0%

Total other income and expense	$(35.9)	$(28.6)	$7.3	(20.3)%

Foreign exchange loss decreased in the year ended December 31, 2009 as compared to the year ended December 31, 2008 due to the weakening U.S. dollar between 2008 and 2009.

Interest (expense) income, net decreased for the year ended December 31, 2009 as compared to the year ended December 31, 2008 as a result of reductions in market interest rates and the elimination in January 2009 of incremental interest rates payable under credit facilities related to delivery of our 2006 financial statements. Under the provisions of the our credit facilities, we were subject to additional interest rate charges in the event that our audited 2006 financial statements were not delivered to prior to December 31, 2007. The incremental interest charges ceased in January 2009 upon the delivery of the Company’s 2006 audited financial statements. Partially offsetting these declines in interest rates, we incurred approximately $2.7 million of interest expense associated with our March 2009 Aladdin acquisition.

Other income, net increased for the year ended December 31, 2009 as compared to the year ended December 31, 2008, primarily driven by realizing a gain of $2.1 million on prior equity holdings in Aladdin upon acquiring a controlling interest in such entity.

Income Tax Expense (Benefit)

(dollars in millions)	Year Ended December 31,		Change
	2008	2009	$	%
Income tax expense (benefit)	$(39.2)	$(0.9)	$(38.3)	(97.7)%

Income tax benefit decreased for the year ended December 31, 2009 as compared to the year ended December 31, 2008. This decrease was attributable to our increased ability to recognize deferred tax benefits associated with the amortization and impairment of non-deductible intangible assets in 2008 as compared to 2009.

Year Ended December 31, 2008 as Compared to the Period from April 12, 2007 to December 31, 2007 (Successor Period)

Revenues

	Period from April 12,2007 to December 31, 2007	Year Ended December 31, 2008	Change
(dollars in millions)			$	%
Products	$197.2	$283.6	$86.4	43.8%
Service and maintenance	29.2	45.4	16.2	55.5

Total revenues	$226.4	$329.0	$102.6	45.3%

Total products revenues increased for the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. Sales of our data protection products grew approximately $75.9 million, or 46.7%, to approximately $238.4 million for the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. This increase is attributable to the longer period in 2008 than in 2007. In addition, we experienced increased data protection revenues as a result of our acquisition of Ingrian Networks in April 2008. Revenues derived from sales of our software rights management products increased approximately $10.5 million, or 30.2%, to approximately $45.2 million for the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007, reflecting the effects of the longer period in 2008 offset partially by a general downturn in sales of enterprise software, which had a corresponding effect on our own software rights management sales. Revenues of Ingrian Networks included in our consolidated results of operations during the year ended December 31, 2008 were $9.6 million.

Total service and maintenance revenues increased during the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. This increase is due primarily to the longer period in 2008, although we also experienced increased sales of products translating to sales of additional maintenance contracts, partially offset by declining sales of our MediaSentry line of services.

Changes in our revenues by geography were as follows:

		Year Ended December 31, 2008	Change
(dollars in millions)	Period from April 12, 2007 to December 31, 2007		$	%
Americas	$173.6	$254.6	$81.0	46.7%
Europe, Middle East and Africa	32.4	45.3	12.9	39.8
Asia Pacific	20.3	29.1	8.8	43.3

Revenue growth in 2008 was consistent across the geographies, fueled by continued demand for our commercial and government data protection products, offset in part by a modest decline in sales of our software rights management products as described above. For further information with respect to our geographic markets, see Note 22 to our consolidated financial statements included elsewhere in this prospectus.

Cost of Revenues and Gross Profit Margins

		Year Ended December 31, 2008	Change
(dollars in millions)	Period from April 12, 2007 to December 31, 2007		$	%
Cost of products revenues (excluding amortization and impairment of intangible assets)	$91.1	$128.7	$37.6	41.3%
Gross profit of products revenues (excluding amortization and impairment of intangible assets)	$106.1	$154.9	$48.8	46.0%
Gross profit margin of products revenues (excluding amortization and impairment of intangible assets)	53.8%	54.6%

Cost of service and maintenance revenues (excluding amortization and impairment of intangible assets)	$7.1	11.5	$4.4	62.0%
Gross profit of service and maintenance revenues (excluding amortization and impairment of intangible assets)	$22.1	$33.9	$11.8	53.4%
Gross profit margin of service and maintenance revenues (excluding amortization and impairment of intangible assets)	75.7%	74.7%

Cost of revenues—amortization and impairment of intangible assets	$26.4	$117.2	$90.8	343.9%

Total cost of revenues	$124.6	$257.4	$132.8	106.6%
Total gross profit	$101.8	$71.6	$(30.2)	(29.7)%
Total gross profit margin	45.0%	21.8%

Cost of products revenues (excluding amortization and impairment of intangible assets) increased in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007 due to increased revenues in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. Gross profit margin of products revenues (excluding amortization and impairment of intangible assets) increased in this year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007 primarily due to increased sales of higher-margin products in 2008 as compared to 2007.

Cost of service and maintenance revenues (excluding amortization and impairment of intangible assets) increased in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. This increase is due primarily to increased sales of service and maintenance arrangements in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007.

Cost of revenues—amortization and impairment of intangible assets increased significantly in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. This increase is primarily attributable to the impairment charge of approximately $82.1 million of our intangible assets that occurred in the fourth quarter of 2008 reflecting a significant decline in market conditions at that time. We did not record a similar impairment in 2007. This increase in cost was further driven by a $5.0 million increase in the year ended December 31, 2008 due to amortization of intangible assets, primarily from our acquisition by Vector Stealth in April 2007.

For further discussion of our presentation of gross profit and gross profit margins, including by products revenue (excluding amortization and impairment of intangibles) and services and maintenance revenue (excluding amortization and impairment of intangibles), see “—Components of Operations—Gross Profit and Gross Profit Margins.”

Operating Expenses

Total operating expenses increased $93.2 million, or 86.1%, in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. The elements of changes in our operating expenses in this period are described in further detail below.

		Year Ended December 31, 2008	Change
(dollars in millions)	Period from April 12, 2007 to December 31, 2007		$	%
Research and development expenses	$34.0	$47.9	$13.9	40.9%
Research and development expenses as a percentage of total revenues	15.0%	14.6%

Research and development expenses increased in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. This increase was primarily attributable to the longer period in 2008.

		Year Ended December 31, 2008	Change
(dollars in millions)	Period from April 12, 2007 to December 31, 2007		$	%
Sales and marketing expenses	$35.3	$56.6	$21.3	60.3%
Sales and marketing expenses as a percentage of total revenues	15.6%	17.2%

Sales and marketing expenses increased in the year ended 2008 as compared to the period from April 12, 2007 to December 31, 2007. This increase is primarily attributable to the longer period in 2008.

		Year Ended December 31, 2008	Change
(dollars in millions)	Period from April 12, 2007 to December 31, 2007		$	%
General and administrative expenses	$33.8	$47.2	$13.4	39.6%
General and administrative expenses as a percentage of total revenues	14.9%	14.3%

Although a significant component of our operating expenses, general and administrative expenses remained relatively flat as a percentage of total revenues in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. The increase in dollar terms is largely attributable to the longer period in 2008.

		Year Ended December 31, 2008	Change
(dollars in millions)	Period from April 12, 2007 to December 31, 2007		$	%
Impairment of goodwill	$—	$42.9	$42.9	N/A
Impairment of goodwill as a percentage of total revenues	—	13.0%

Impairment of goodwill included in operating expenses increased in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. Due to the general economic downturn in 2008, the estimates of our fair value in fourth quarter 2008 reflected significantly lower results in both our income- and market value-approach valuations. As a result of this decline in valuation, we recorded an impairment charge of $42.9 million. We did not record a similar impairment in 2007.

Other Income and Expense

		Year Ended December 31, 2008	Change
(dollars in millions)	Period from April 12, 2007 to December 31, 2007		$	%
Other income and expense:
Foreign exchange (loss)	$—	$(2.5)	$(2.5)	N/A
Interest (expense), net	(24.1)	(34.2)	(10.1)	(41.9)%
Other income, net	0.2	0.8	0.6	300.0%

Total other income and expense	$(23.9)	$(35.9)	$(12.0)	(50.2)%

Foreign exchange loss increased by approximately $2.5 million in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007 due to the weakening British pound in 2008.

Interest (expense) and income, net increased in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. This increase is attributable to the incurrence of a full year of interest in 2008 as compared to a partial year in 2007 following our acquisition by Vector Stealth in April 2007. In addition, commencing in January 2008, we were required to pay higher rates of interest on our first lien debt and second lien debt as our audited financial statements for the year ended December 31, 2006 were not delivered by December 31, 2007.

Income Tax Expense (Benefit)

		Year Ended December 31, 2008	Change
(dollars in millions)	Period from April 12, 2007 to December 31, 2007		$	%
Income tax expense (benefit)	$7.0	$(39.2)	$(46.2)	(660.0)%

Income tax benefit increased in the year ended December 31, 2008 as compared to the period from April 12, 2007 to December 31, 2007. The change from a net income tax expense to a net income tax benefit was attributable to our increased ability to recognize deferred tax benefits associated with the amortization and impairment of non-deductible intangible assets in 2008 as compared to 2007.

Period from April 12, 2007 to December 31, 2007 (Successor Period) as compared to the Period from January 1, 2007 to April 11, 2007 (Predecessor Period)

Revenues

	Predecessor Period	Successor Period	Change
(dollars in millions)	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	$	%
Products	$63.7	$197.2	$133.5	209.6%
Service and maintenance	10.1	29.2	19.1	189.1%

Total revenues	$73.8	$226.4	$152.6	206.8%

Total products revenues increased for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. Sales of our data protection products grew approximately $111.3 million, or 217.2%, to approximately $162.5 million for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. This increase is attributable to the longer period in the 2007 Successor Period than in 2007 Predecessor Period. Revenues derived from sales of our software rights management products increased approximately $22.2 million, or 177.7%, to approximately $34.7 million for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007, reflecting the effects of the longer period in the 2007 Successor Period offset partially by a general downturn in sales of enterprise software, which had a corresponding effect on our own software rights management sales.

Total service and maintenance revenues increased for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. This increase is due primarily to the longer period in the 2007 Successor Period, although we also experienced increased sales of products translating to sales of additional maintenance contracts, partially offset by declining sales of our MediaSentry line of services.

Changes in our revenues by geography were as follows:

	Predecessor Period	Successor Period	Change
(dollars in millions)	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	$	%
Americas	$57.6	$173.6	$116.0	201.4%
Europe, Middle East and Africa	9.7	32.4	22.7	234.0
Asia Pacific	6.7	20.3	13.6	203.0

Revenue growth in the Successor Period of 2007 increased over the Predecessor Period of 2007 due to the longer time period of the Successor Period of 2007 as compared to the Predecessor Period of 2007. For further information with respect to our geographic markets, see Note 22 to our consolidated financial statements included elsewhere in this prospectus.

Cost of Revenues and Gross Profit Margins

	Predecessor Period	Successor Period	Change
(dollars in millions)	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	$	%
Cost of products revenues (excluding amortization and impairment of intangible assets)	$34.1	$91.1	$57.0	167.2%
Gross profit of products revenues (excluding amortization and impairment of intangible assets)	$29.6	$106.1	$76.5	258.4%
Gross profit margin of products revenues (excluding amortization and impairment of intangible assets)	46.5%	53.8%
Cost of service and maintenance revenues (excluding amortization and impairment of intangible assets)	$2.5	$7.1	$4.6	184.0%
Gross profit of service and maintenance revenues (excluding amortization and impairment of intangible assets)	$7.6	$22.1	$14.5	190.8%
Gross profit margin of service and maintenance revenues (excluding amortization and impairment of intangible assets)	75.2%	75.7%
Cost of revenues—amortization and impairment of intangible assets	$3.7	$26.4	$22.7	613.5%
Total cost of revenues	$40.3	$124.6	$84.3	209.2%
Total gross profit	$33.5	$101.8	$68.3	203.9%
Total gross profit margin	45.4%	45.0%

Cost of products revenues (excluding amortization and impairment of intangible assets) increased for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007 due to increased revenues for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. Gross profit margin of products revenues (excluding amortization and impairment of intangible assets) increased for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007 primarily due to increased sales of higher-margin products during the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007.

Cost of service and maintenance revenues (excluding amortization and impairment of intangible assets) increased for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. This increase is due primarily to increased sales of service and maintenance arrangements for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007.

Cost of revenues—amortization and impairment of intangible assets increased significantly for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. This increase in cost during the period from April 12, 2007 to December 31, 2007 was driven by increased amortization of intangible assets, primarily from our acquisition by Vector Stealth in April 2007.

For further discussion of our presentation of gross profit and gross profit margins, including by products revenue (excluding amortization and impairment of intangibles) and services and maintenance revenue (excluding amortization and impairment of intangibles), see “—Components of Operations—Gross Profit and Gross Profit Margins.”

Operating Expenses

Total operating expenses increased $24.3 million, or 29.0%, for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. The elements of changes in our operating expenses in this period are described in further detail below.

	Predecessor Period	Successor Period	Change
(dollars in millions)	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	$	%
Research and development expenses	$19.3	$34.0	$14.7	76.2%
Research and development expenses as a percentage of total revenues	26.2%	15.0%

Research and development expenses increased for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. This increase was primarily attributable to the longer period in the 2007 Successor Period, although offset in part by decreased stock-based compensation expense for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. In the Predecessor Period of 2007, approximately $6.0 million of research and development expense was attributable to stock-based compensation expense related to the accelerated vesting of outstanding stock options upon our acquisition by Vector Stealth. In the Successor Period of 2007, total stock-based compensation in research and development expense was immaterial.

	Predecessor Period	Successor Period	Change
(dollars in millions)	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	$	%
Sales and marketing expenses	$21.6	$35.3	$13.7	63.4%
Sales and marketing expenses as a percentage of total revenues	29.3%	15.6%

A significant component of our operating expenses, sales and marketing expenses declined as a percentage of total revenues for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. The decline is largely attributable to reduced sales and marketing expenses immediately following our acquisition by Vector Stealth. Additionally, in the Predecessor Period of 2007, $8.3 million of sales and marketing expense was attributable to stock-based compensation expense related to the acceleration in vesting of outstanding stock options upon our acquisition by Vector Stealth. In the Successor Period of 2007, total stock-based compensation in sales and marketing expenses was immaterial.

	Predecessor Period	Successor Period	Change
(dollars in millions)	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	$	%
General and administrative expenses	$41.1	$33.8	$(7.3)	(17.8)%
General and administrative expenses as a percentage of total revenues	55.7%	14.9%

In the Predecessor Period of 2007, we incurred approximately $14.0 million in transaction-related costs pursuant to our acquisition by Vector Stealth. In addition, stock-based compensation charges resulting from the acceleration of outstanding unvested options in connection with our acquisition contributed $8.1 million to our total general and administrative expense in the Predecessor Period of 2007. In the Successor Period of 2007, stock-based compensation in general and administrative expense was immaterial.

	Predecessor Period	Successor Period	Change
(dollars in millions)	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	$	%
Amortization of intangible assets	$1.9	$5.1	$3.2	168.4%
Amortization of intangible assets as a percentage of total revenues	2.6%	2.3%

Amortization of intangible assets included in operating expenses increased for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. This increase was due largely to the increased basis in our intangible assets that was recorded following our acquisition by Vector Stealth and the corresponding amortization of such increased asset values during the Successor Period of 2007.

Other Income and Expense

	Predecessor Period	Successor Period	Change
(dollars in millions)	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	$	%
Other income and expense:
Foreign exchange (loss)	$(0.3)	$—	$0.3	N/A
Interest (expense) income, net	0.9	(24.1)	(25.0)	N/A
Other income, net	—	0.2	0.2	N/A
Total other income and expense	$0.6	$(23.9)	$(24.5)	N/A

Interest (expense) income, net increased significantly for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. This increase is attributable to the interest on the debt incurred in connection with our acquisition by Vector Stealth in April 2007.

Income Tax Expense (Benefit)

	Predecessor Period	Successor Period	Change
(dollars in millions)	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	$	%
Income tax expense (benefit)	$1.0	$7.0	$6.0	600.0%

Income tax expense increased for the period from April 12, 2007 to December 31, 2007 as compared to the period from January 1, 2007 to April 11, 2007. This increase in net income tax expense was attributable to the increase in the deferred tax asset valuation allowance in the Successor Period of 2007 compared to the Predecessor Period of 2007.

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly consolidated statement of operations data for each of the quarters indicated. The consolidated financial statements for each of these quarters have been prepared on the same basis as the audited consolidated financial statements included in this prospectus and, in the opinion of management, include all adjustments necessary for the fair presentation of the consolidated results of operations for these periods. You should read this information together with our consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of the results for any future period.

	Three Months Ended
	Mar. 31, 2008	Jun. 30, 2008	Sept. 30, 2008	Dec. 31, 2008	Mar. 31, 2009	Jun. 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010	Jun. 30, 2010	Sept. 30, 2010
	(in millions) (unaudited)
Revenues:
Products	$66.6	$68.0	$65.5	$83.5	$70.5	$88.0	$96.1	$94.1	$90.8	$96.2	$96.8
Service and maintenance	9.7	11.8	13.7	10.2	10.9	14.2	14.2	15.7	17.0	16.1	17.1

Total revenues	76.3	79.8	79.2	93.7	81.4	102.2	110.3	109.8	107.8	112.3	113.9
Costs of revenues:
Products (excluding amortization and impairment of intangible assets)	30.2	31.7	30.3	36.5	30.8	35.6	39.2	36.3	38.4	42.5	36.7
Service and maintenance (excluding amortization and impairment of intangible assets)	3.0	3.3	2.7	2.5	2.3	2.8	2.6	2.7	3.3	3.8	3.1
Amortization and impairment of intangible assets	9.3	9.5	9.5	88.9	6.9	8.4	8.3	8.3	8.2	8.2	8.2

Total cost of revenues	42.5	44.5	42.5	127.9	40.0	46.8	50.1	47.3	49.9	54.5	48.0

Gross profit	33.8	35.3	36.7	(34.2)	41.4	55.4	60.2	62.5	57.9	57.8	65.9
Operating expenses:
Research and development expenses	12.8	12.9	12.8	9.4	12.6	18.3	16.6	13.1	13.8	16.2	15.4
Sales and marketing expenses	12.8	16.0	14.5	13.3	14.3	22.1	21.1	24.0	23.6	25.5	21.8
General and administrative expenses	10.3	8.1	11.4	17.4	17.4	14.2	11.1	13.3	15.5	13.2	11.6
Class action settlement	—	—	—	—	—	—	—	25.0	—	—	—
Amortization of intangible assets	1.5	1.8	1.8	1.7	1.7	3.0	2.9	2.8	3.1	2.2	2.1
Impairment of goodwill	—	—	—	42.9	—	—	—	—	—	—	—
Loss on sale of business and assets held for sale	—	—	—	—	1.5	—	—	1.0	0.4	—	0.3
Restructuring expenses	—	—	—	—	0.9	1.7	0.5	2.4	0.1	0.2	(0.1)

Operating (loss) income	(3.6)	(3.5)	(3.8)	(118.9)	(7.0)	(3.9)	8.0	(19.1)	1.4	0.5	14.8
Foreign exchange (loss) gain	(1.2)	0.2	(0.1)	(1.4)	0.3	—	(1.1)	(0.1)	0.4	1.6	(1.5)
Interest (expense) income, net	(8.4)	(8.4)	(8.4)	(9.0)	(7.2)	(8.0)	(7.8)	(7.3)	(7.9)	(7.0)	(6.9)
Other income (expense), net	0.1	0.4	0.1	0.2	2.3	0.1	0.1	0.1	(0.5)	—	0.1

(Loss) income before income taxes	(13.1)	(11.3)	(12.2)	(129.1)	(11.6)	(11.8)	(0.8)	(26.4)	(6.6)	(4.9)	6.5
Income tax (benefit) expense	(2.4)	(2.6)	(2.6)	(31.6)	1.4	(1.2)	(0.1)	(1.0)	0.8	1.0	1.9

Net (loss) income	$(10.7)	$(8.7)	$(9.6)	$(97.5)	$(13.0)	$(10.6)	$(0.7)	$(25.4)	$(7.4)	$(5.9)	$4.6

The following table sets forth selected consolidated statements of operations data as a percentage of total revenues for each of the periods indicated.

	Three Months Ended
	Mar. 31, 2008	Jun. 30, 2008	Sept. 30, 2008	Dec. 31, 2008	Mar. 31, 2009	Jun. 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010	Jun. 30, 2010	Sept. 30, 2010
Revenues:
Products	87.3%	85.2%	82.7%	89.1%	86.6%	86.1%	87.1%	85.7%	84.2%	85.7%	85.0%
Service and maintenance	12.7	14.8	17.3	10.9	13.4	13.9	12.9	14.3	15.8	14.3	15.0

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Costs of revenues:
Products (excluding amortization and impairment of intangible assets)	39.6	39.8	38.3	39.0	37.8	34.9	35.5	33.0	35.6	37.8	32.2
Service and maintenance (excluding amortization and impairment of intangible assets)	3.9	4.1	3.4	2.7	2.8	2.7	2.4	2.5	3.1	3.4	2.7
Amortization and impairment of intangible assets	12.2	11.9	12.0	94.8	8.5	8.2	7.5	7.6	7.6	7.3	7.2

Total cost of revenues	55.7	55.8	53.7	136.5	49.1	45.8	45.4	43.1	46.3	48.5	42.1

Gross profit	44.3	44.2	46.3	(36.5)	50.9	54.2	54.6	56.9	53.7	51.5	57.9
Operating expenses:
Research and development expenses	16.7	16.1	16.2	10.0	15.5	17.9	15.0	11.9	12.8	14.4	13.5
Sales and marketing expenses	16.8	20.0	18.2	14.2	17.6	21.6	19.1	21.9	21.8	22.7	19.1
General and administrative expenses	13.5	10.2	14.4	18.6	21.4	13.9	10.1	12.1	14.4	11.8	10.2
Class action settlement	—	—	—	—	—	—	—	22.8	—	—	—
Amortization of intangible assets	2.0	2.3	2.3	1.8	2.1	2.9	2.6	2.6	2.9	2.0	1.8
Impairment of goodwill	—	—	—	45.8	—	—	—	—	—	—	—
Loss on sale of business and assets held for sale	—	—	—	—	1.8	—	—	0.9	0.4	—	0.3
Restructuring expenses	—	—	—	—	1.1	1.7	0.5	2.2	0.1	0.2	(0.1)

Operating (loss) income	(4.7)	(4.4)	(4.8)	(126.9)	(8.6)	(3.8)	7.3	(17.5)	1.3	0.4	13.0
Foreign exchange (loss) gain	(1.6)	0.3	(0.1)	(1.5)	0.4	—	(1.0)	(0.1)	0.5	1.4	(1.3)
Interest (expense), net	(11.0)	(10.6)	(10.6)	(9.6)	(8.9)	(7.8)	(7.1)	(6.6)	(7.4)	(6.3)	(6.1)
Other income (expense), net	0.1	0.5	0.1	0.2	2.8	0.1	0.1	0.1	(0.5)	—	0.1

(Loss) income before income taxes	(17.2)	(14.2)	(15.4)	(137.8)	(14.3)	(11.5)	(0.7)	(24.1)	(6.1)	(4.4)	5.7
Income tax (benefit) expense	(3.2)	(3.3)	(3.3)	(33.7)	1.7	(1.1)	(0.1)	(0.9)	0.8	0.9	1.7

Net (loss) income	(14.0)%	(10.9)%	(12.1)%	(104.1)%	(16.0)%	(10.4)%	(0.6)%	(23.2)%	(6.9)%	(5.3)%	4.0%

Revenue from product sales has not been highly seasonal in recent quarters. However, in prior years revenue from our government customers has been influenced by the September 30th fiscal year-end of the U.S. federal government, which has historically resulted in our revenue from government customers being higher in our fiscal third quarter. In some instances, the government budgeting and appropriations process has been delayed, substantially mitigating this seasonal trend. For example, the 2010 fiscal year budget appropriations were delayed in 2009 until late 2009. A substantial number of 2011 federal fiscal year appropriations bills have again been delayed in 2010. To some extent, we have also experienced some seasonality in our fiscal fourth quarter from sales to our commercial enterprise customers. In recent periods, these seasonal trends have been outweighed by the effects of the acquisition of Aladdin, which contributed fully to our operating results beginning in the second quarter of 2009.

During 2007 and early 2008, revenue growth continued across the portfolio despite the global economic turmoil beginning in 2008. The general downturn in sales of enterprise software in the latter half of 2008 and 2009 had a corresponding effect on sales of our software rights management products. Sales of our commercial data protection products grew at a slower rate during this time frame as well. Despite the slowdown in these areas, sales to U.S. government customers continued at a strong pace throughout 2008 and into 2009. In addition, our acquisitions during this time period bolstered our growth rates by providing a broader product portfolio and enhanced our sales resources and distribution channels.

Our quarterly results of operations reflect the significant activities that we undertook during 2008, 2009 and year-to-date 2010. Most notable among these actions was the acquisition of Aladdin on March 24, 2009. Aladdin significantly increased our revenue beginning in the nine months ended September 30, 2009 and drove increases in our gross profit margin. Aladdin also increased our expenditures on sales and marketing. Finally, research and development spending modestly declined as a percentage of revenue following the Aladdin acquisition as we reduced spending and related headcount on redundant development efforts.

Due to the general economic downturn in 2008, the estimates of our fair value in fourth quarter 2008 reflected significantly lower results in both our income- and market value-approach valuations. As a result of this decline in valuation, we recorded impairment charges of $82.1 million relating to cost of revenues—amortization and impairment of intangibles and an additional $42.9 million as impairment of goodwill expenses in the fourth quarter of 2008. We did not record material impairment charges or expenses in any of the other quarters presented in the table above.

Liquidity and Capital Resources

The following table summarizes our cash flows:

	Predecessor Period*	Successor Period*
	Period from January 1, 2007 to April 11, 2007	Period from April 12, 2007 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
					(unaudited)
			(in millions)
Consolidated Cash Flow Data:
Net cash provided by operating activities	$1.4	$18.2	$8.0	$17.5	$2.9	$38.5
Net cash provided by (used in) investing activities	3.6	(559.9)	(26.9)	(148.7)	(141.4)	2.1
Net cash provided by (used in) financing activities	5.2	582.3	0.5	154.3	155.7	(42.6)
Net increase (decrease) in cash and equivalents	10.6	40.7	(18.1)	23.2	18.5	(2.4)

*	Our consolidated cash flow data for the calendar year ended December 31, 2007 reflect our activity in both the Predecessor Period and Successor Period during that year. For further information on this presentation, see “—Presentation of Financial Statements—Predecessor and Successor Entities.”

At September 30, 2010, our principal sources of liquidity were cash and cash equivalents totaling $43.5 million. Since our acquisition by Vector Stealth in 2007, we have generated cash from operations to fund our ongoing business activities. In addition, to help fund the acquisitions of Ingrian Networks and Aladdin, we relied on a combination of incremental third-party debt and additional equity investments by funds affiliated with Vector Capital.

In fourth quarter 2010, we anticipate making a $25.0 million payment associated with the settlement of the consolidated class action lawsuit which is more fully described in footnote 19 of the notes to our consolidated financial statements. We believe that cash from operations and existing credit facilities will provide adequate liquidity to cover this payment.

We manufacture our products almost exclusively through contract manufacturers. We believe that this approach gives us the advantages of relatively low capital investment and significant flexibility in scheduling production and managing inventory levels. Accordingly, our contract manufacturers are responsible for purchasing and stocking most of the components required for the production of our products, and they invoice us when the finished goods are shipped. The majority of our products are delivered to our customers directly from our contract manufacturers, thereby reducing our inventory carrying costs.

We also lease our office facilities, thereby minimizing the cash needed for facilities. Our capital spending is generally limited to purchases of development assets, including hardware and product-specific test equipment, as well as information technology equipment, including computers, servers and software.

Operating Activities

For the nine months ended September 30, 2010, we generated net cash from operations of $38.5 million. This cash was generated from a combination of our net loss of $8.7 million, adjusted for non-cash amounts during the period including depreciation and amortization of $40.2 million, stock-based compensation of $2.9 million, and deferred income taxes of $0.8 million. In addition, deferred revenue increased during the period. We attribute our increased deferred revenues to increased sales of our subscription and support services. Offsetting these net inflows of cash was an increase in prepaid expenses, other current assets and deferred cost of good sold of $6.3 million and an increase in our accounts receivable driven primarily by higher data protection sales.

For the nine months ended September 30, 2009, we generated $2.9 million in net cash from operations. This cash was generated from a combination of our net loss of $24.3 million, a reduction in accounts payable and accrued expenses, a decrease in our inventory balance of $8.4 million, adjusted for non-cash items such as depreciation and amortization of $38.5 million, deferred income tax of $3.9 million and stock-based compensation of $0.9 million. In addition, increased collection efforts of our accounts receivable resulted in a net inflow of $10.8 million and our increased sales resulted in cash inflows of $1.3 million associated with deferred revenue.

In the year ended December 31, 2009, we generated $17.5 million in cash from operations. This cash flow was a result of net loss of $49.7 million, adjusted for non-cash items such as depreciation and amortization amounts of $52.7 million and stock-based compensation of $1.2 million. Improved accounts receivable and inventory management also generated cash. Offsetting this was lower accrued expenses related to lower interest and professional fees.

In the year ended December 31, 2008, we generated $8.0 million in net cash from operations. This net cash flow was primarily the result of a net loss of $126.5 million, adjusted for non-cash items such as impairment of intangible assets and goodwill of $124.9 million, depreciation and amortization amounts of $50.2 million, stock-based compensation of $2.4 million, and a reduction in deferred tax liability of $46.7 million primarily in connection with the impairment of intangible assets. In addition, increased use of trade credit facilitated additional cash inflows. However, increased accounts receivables, due largely to increased sales rather than a reduction in our ability to collect, offset some of these inflows. Finally, declining deferred revenues, which were related to sales declines in our MediaSentry business, and increased payment of accrued expenses and other liabilities also offset some of the cash inflows.

In the period from April 12, 2007 to December 31, 2007, we generated $18.2 million in net cash from operations. This increase was primarily the result of our net loss of $37.3 million, adjusted for non-cash depreciation and amortization of $37.6 million. In addition, a large increase in deferred revenues related to increased sales along with increased accruals and reduced inventory carrying balance resulted in additional cash inflows. These sources of cash were offset by a $4.4 million increase in prepaid expenses and other current assets and a $9.3 million increase in accounts receivable driven in part by increased sales and increased use of trade credit by our customers.

In the period from January 1, 2007 to April 11, 2007, we generated $1.4 million in net cash from operations. This increase was primarily the result of our net loss of $50.8 million, adjusted for stock-based compensation of $23.8 million. In addition, a large increase in deferred revenues related to increased sales along with our increased use of trade credit resulted in additional cash inflows. These sources of cash were offset by a $7.1 million increase in prepaid expenses and other current assets.

Investing Activities

Our investing activities consist primarily of capital expenditures and acquisition of other business entities and assets. We generated $2.1 million from investing activities in the nine months ended September 30, 2010 primarily from the sale of our Embedded Solutions Division for approximately $8.5 million offset by an additional $6.7 million in capital expenditures during the period.

In the nine months ended September 30, 2009, we used $141.4 million, net, on our investing activities, of which $134.0 million were used to acquire Aladdin. We also used an additional $6.2 million during the period for capital expenditures.

In the year ended December 31, 2009, we used $148.7 million, net, on our investing activities, of which $134.0 million and $5.4 million were used to acquire Aladdin and Assured Decisions, respectively. We used an additional $9.4 million in 2009 for capital expenditures.

We used $26.9 million, net, of cash on investing activities in the year ended December 31, 2008. This use was primarily driven by our net cash paid on the acquisitions of Ingrian Networks and other smaller acquisitions as well as by additional capital expenditures of $6.7 million.

We used $559.9 million of net cash from investing activities in the period from April 12, 2007 to December 31, 2007. This amount primarily consisted of $555.5 million expended in connection with our acquisition by Vector Stealth, $2.0 million used for the purchases of available for sale securities, $4.8 million used for capital expenditures and $4.0 million used for improved computer software and technology development. During the year we also generated $4.3 million from sale of available for sale securities.

We generated net cash of $3.6 million from investing activities in the period from January 1, 2007 to April 11, 2007. This amount primarily consisted of $46.2 million from sale of available for sale securities partially offset by $25.7 million expended in connection with our acquisition by Vector Stealth, $13.0 million used for the purchases of available for sale securities and $2.6 million used for capital expenditures.

Financing Activities

In the nine months ended September 30, 2010, we used $42.6 million of cash on financing activities. We used a combination of approximately $38.8 million in cash on hand, along with $10.0 million in additional draws on our credit agreements to retire approximately $48.8 million of debt associated with the initial acquisition of Aladdin. Retirement of this debt allowed us to complete the acquisition of Aladdin as a wholly owned subsidiary in March 2010. During the nine months ended September 30, 2010 we also used $2.4 million of cash associated with the costs of this offering and $2.2 million of cash for deferred financing costs, respectively. We generated approximately $11.0 million of cash from our secured credit agreement and $2.0 million of cash from a capital contribution by Vector Stealth.

In the nine months ended September 30, 2009, we received $155.7 million from financing activities. Of this amount, approximately $112.5 million was an equity investment in Aladdin by Vector Stealth and $50.0 million was pursuant to a secured credit agreement established by Aladdin. Both amounts were used to finance the acquisition of Aladdin in March 2009.

In the year ended December 31, 2009, we received $154.3 million from financing activities. Of this amount, approximately $112.5 million was an equity investment in Aladdin by Vector Stealth in us and $50.0 million was pursuant to a secured credit agreement established by Aladdin. Both amounts were used to finance the acquisition of Aladdin in March 2009.

We generated net cash of $0.5 million from financing activities in the year ended December 31, 2008. This increase primarily reflects the net investment of $3.5 million by a fund affiliated with Vector Capital to support our acquisition activities, which largely related to our Ingrian Networks acquisition. In addition, we repaid approximately $3.0 million of existing indebtedness during this period.

We generated net cash of $582.3 million from financing activities in the period from April 12, 2007 to December 31, 2007. This net increase was primarily related to $375.0 million proceeds from our secured credit agreements described below and $225.0 million proceeds from our issuance of common stock to Vector Stealth. During the year we used $10.0 million for deferred financing costs and $6.3 million for repayment of part of our secured credit agreement.

We generated net cash of $5.2 million from financing activities in the period from January 1, 2007 to April 11, 2007. This net increase was almost entirely attributable to the $5.4 million in proceeds from the exercise of stock options and the issuance of stock under our predecessor’s employee stock purchase plan.

Secured Credit Agreements

On April 12, 2007, in connection with the acquisition of SafeNet, Inc. by Vector Stealth, we entered into a first lien credit agreement with a syndicate of lenders consisting of a $250.0 million term loan and a $25.0 million revolving loan commitment and a second lien credit agreement with a separate syndicate of lenders consisting of a $131.0 million term loan. On March 31, 2010, we borrowed an additional $11.0 million under our second lien credit agreement. As of December 31, 2008 and 2009 and September 30, 2010, approximately $246.3 million, $243.8 million and $241.9 million, respectively, were outstanding under our first lien credit agreement, and approximately $120.0 million at December 31, 2008 and 2009, and $131.0 million at September 30, 2010 outstanding under our second lien credit agreement. No amounts were outstanding under the revolving loan commitment at December 31, 2008 and 2009 and September 30, 2010. As more fully described in “Use of Proceeds,” upon consummation of the offering, we currently intend to repay approximately $40.0 million of our outstanding borrowings under the term loan portion of our first lien credit agreement (and for approximately $200.0 million of such first lien term debt to remain outstanding following such repayment), and to repay in full all of our outstanding borrowings under our second lien credit agreement and to terminate the second lien credit agreement. As more fully described in “Certain Relationships and Related Person Transactions,” an affiliate of Vector Stealth holds approximately $2.5 million in face value of the second lien debt. Upon consummation of the offering and application of the net proceeds as described above, we currently intend for the portion of the second lien debt held by such affiliate of Vector Stealth to be repaid in full together with the other second lien debt.

The term loan under our first lien credit agreement is repayable in quarterly installments of $0.6 million that are due from September 2007 through March 2014, with a balloon payment of $233.8 million due in April 2014. Interest on the first lien debt is variable based on LIBOR (in the case of Eurodollar rate loans) or the higher of either the rate determined by Deutsche Bank Trust Company Americas as its prime lending rate or the rate that is 0.5% higher than the daily federal funds effective rate as determined by the Federal Reserve Bank of New York (in the case of base rate loans), plus a fixed margin (in the case of term loans) or a variable margin based on our consolidated total leverage ratio (in the case of revolving loans). The fixed margin for term loans under our first lien credit agreement is 2.5% per annum, in the case of Eurodollar rate loans, and 1.5% per annum, in the case of base rate loans. The variable margin for revolving loans ranges from 2.0% to 2.5% per annum, in the case of Eurodollar rate loans, and from 1.0% to 1.5% per annum, in the case of base rate loans. The first lien debt is subject to various mandatory prepayment terms, including, for example, an excess cash flow calculation performed on an annual basis and mandatory prepayments required if we dispose of material assets.

The excess cash flow prepayment provisions of our first lien credit agreement provide that if we have excess cash flow for any fiscal year, we must use a defined percentage of such excess cash flow to prepay the first lien debt. Such percentage varies from 0% to 50% of the amount of such excess cash flow depending upon the ratio, as of the end of the fiscal year to which such excess cash flow relates, of the aggregate balance sheet amount of our consolidated indebtedness in relation to a measure of adjusted EBITDA (the terms of which are defined in the first lien credit agreement) for the preceding four quarters. The measure of adjusted EBITDA used for the purposes of our first lien credit agreement is not the same measure of adjusted EBITDA that we use as a measure of operating performance discussed elsewhere in this prospectus. The amount of first lien debt required to be repaid pursuant to the excess cash flow prepayment provisions of our first lien credit agreement for any fiscal year is reduced on a dollar-for-dollar basis by the amount of optional prepayments of first lien debt that we make during such fiscal year.

For the purposes of our first lien credit agreement, excess cash flow means, for the applicable fiscal year, an amount (if positive) equal to the sum, without duplication, of the amounts for such fiscal year of the following:

•	the abovementioned measure of adjusted EBITDA, as defined in the first lien credit agreement;

•

a measure of the change in our consolidated working capital (which is a measure of the excess or deficit of our consolidated current assets, excluding cash and cash equivalents, over certain of our consolidated current liabilities, as of any date of determination, as more fully described in our first lien credit agreement), from the beginning of such fiscal year to the end of such fiscal year; and

•	extraordinary, unusual or nonrecurring cash gains deducted from the abovementioned measure of adjusted EBITDA, as defined in the first lien credit agreement;

minus the sum, without duplication, of the amounts for such fiscal year of the following:

•

scheduled repayments of our indebtedness (excluding repayments of revolving loans under our first lien credit agreement unless the revolving loan commitments under our first lien credit agreement are also permanently reduced in connection with such repayments, and repayments out of the proceeds of refinancing indebtedness);

•	internally generated funds used to make certain capital expenditures, as more fully described in our first lien credit agreement;

•	our total interest expense net of interest income with respect to all of our outstanding indebtedness, but excluding any interest expense not payable in cash;

•	current taxes based on our income and paid (or expected to be paid) in cash with respect to such fiscal year;

•

amounts paid from internally generated funds during such fiscal year to finance certain acquisitions that we are permitted to make under our first lien credit agreement, and to pay costs and expenses incurred in connection with such permitted acquisitions;

•

to the extent such fees are permitted to be paid under the first lien credit agreement, other amounts paid from internally generated funds during such fiscal year in respect of fees provided for in the management services agreement with Vector Capital Partners III, an affiliate of Vector Stealth, which agreement is described in “Certain Relationships and Related Person Transactions”;

•

amounts used to repurchase shares of our capital stock during such fiscal year, to the extent such repurchase is required pursuant to a qualified stock bonus plan (as defined in the Internal Revenue Code) and is permitted under the applicable provisions of our first lien credit agreement;

•

certain amounts used during such fiscal year to pay dividends or other distributions, or to make redemption, repurchase, sinking fund or similar payments with respect to our capital stock or warrants, options or other rights to acquire shares of our capital stock, or to make or pay any prepayment or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any of our indebtedness that is contractually subordinated in right of payment to our obligations under our first lien credit agreement, to the extent such payments are permitted under certain limited provisions of our first lien credit agreement; and

•	capitalized technology costs included as intangible assets on our consolidated balance sheet in accordance with GAAP.

The loans under our second lien credit agreement are due in full in April 2015. Interest on the second lien debt is variable based on LIBOR (in the case of Eurodollar rate loans) or the higher of either the rate determined by Deutsche Bank Trust Company Americas as its prime lending rate or the rate which is 0.5% higher than the daily federal funds effective rate as determined by the Federal Reserve Bank of New York (in the case of base rate loans), plus a fixed margin of 6.0% per annum (in the case of Eurodollar rate loans) or 5.0% per annum (in the case of base rate loans). The second lien debt is subject to mandatory prepayment terms similar to the first lien debt, but such mandatory prepayments of our second lien debt only apply after our first lien debt is no longer outstanding.

Our first lien credit agreement is guaranteed by SafeNet Holding Corporation and our domestic subsidiaries, and is secured by a first priority lien on substantially all of the present and future assets of SafeNet, Inc. and our other domestic subsidiaries, including 100% of the equity interests in our domestic subsidiaries, and 65% of the voting equity interests and 100% of the non-voting equity interests in certain of our non-domestic subsidiaries. Our second lien credit agreement is also guaranteed by SafeNet Holding Corporation and our domestic subsidiaries, and is secured by a second priority lien on substantially all of the present and future assets of SafeNet, Inc. and our other domestic subsidiaries, including 100% of the equity interests in our domestic subsidiaries, and 65% of the voting equity interests and 100% of the non-voting equity interests in certain of our non-domestic subsidiaries. In addition, our primary Israeli operating subsidiary has guaranteed both our first lien and second lien credit agreements and has pledged substantially all of its assets in support of such guarantees.

As discussed above, our first lien credit agreement includes revolving loan commitments of up to $25.0 million, which expire in April 2013. As of September 30, 2010, no amounts were outstanding under the revolving loan portion of our first lien credit agreement. The repayment terms of the revolving loan portion of our first lien debt are the same as those of the term loan portion of our first lien debt, except with respect to the following:

•

prior to the expiration of the revolving loan commitments, amounts of our first lien revolving debt that are repaid may subsequently be reborrowed unless we voluntarily elect to reduce the revolving loan commitments (in contrast, our first lien term debt may not be reborrowed at any time); and

•

our first lien revolving debt must be repaid in full upon expiration of the revolving loan commitments in April 2013 and is not subject to amortization payments prior to that date, whereas our first lien term debt is not scheduled to mature until April 2014 and is subject to the quarterly amortization payments discussed above. If any of the financial institutions that are in the syndicate of the revolving portion of our first lien credit agreement were to suffer financial difficulties or enter bankruptcy, it could adversely affect our ability to draw down on that agreement.

Our credit facilities contain a number of restrictions and covenants that, among other things, limit our ability to incur additional indebtedness, make investments, pay dividends or make distributions to our stockholders, grant liens on our assets, sell assets, enter into a new or different line of business, enter into transactions with our affiliates, merge or consolidate with other entities or transfer all or substantially all of our assets, and enter into sale and leaseback transactions.

Our first lien credit agreement also includes a financial covenant with respect to the ratio of the aggregate amount of our consolidated senior secured debt in relation to a measure of adjusted EBITDA, the terms of which are defined in the agreement, for the preceding four quarters, as of the end of each fiscal quarter. Pursuant to the terms of our first lien credit agreement, such ratio may not exceed seven-to-one. The measure of adjusted EBITDA used for the purposes of our credit agreement is not the same measure of adjusted EBITDA that we use as a measure of operating performance discussed elsewhere in this prospectus. This financial covenant applies at any time that borrowings are outstanding under the revolving loan commitment. Failure to comply with such covenant could result in our first lien and second lien credit agreements becoming payable on demand. We were in compliance with this financial covenant as of December 31, 2009 and September 30, 2010. As a result of the offering described in this prospectus, we expect to reduce our overall outstanding debt and therefore expect continued compliance with our financial covenant.

Finally, both our first lien credit agreement and our second lien credit agreement provide for the following affirmative covenants, among others: periodic delivery of financial statements, budgets and officer’s certificates; compliance with laws and regulations; payment of taxes and other material obligations; maintenance of property and insurance; right of the lenders to inspect property, books and records; and notices of defaults and other material events.

The descriptions of the material terms of our senior secured credit facilities set forth above and elsewhere in this prospectus are qualified in their entirety by reference to the first lien credit agreement and the second lien credit agreement and the respective amendments thereto filed as exhibits to the registration statement of which this prospectus is a part.

Contractual Obligations and Known Future Cash Requirements

Contractual Obligations

Set forth below is information concerning our known contractual obligations as of December 31, 2009 that are fixed and determinable.

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In millions)
Long-term debt obligations(1)	$412.8	$5.3	$53.8	$353.7	$—
Interest obligations on long-term debt obligations(2)	98.6	27.3	59.1	12.2	—
Operating lease obligations	26.5	10.1	14.3	2.1	—
Purchase obligations	—	—	—	—	—
Management agreement(3)	12.0	12.0	—	—	—
Other long-term liabilities(4)	—	—	—	—	—

Total	$549.9	$54.7	$127.2	$368.0	$—

(1)	Long-term debt obligations as of December 31, 2009 includes $48.8 million of borrowings under our long-term loan agreement dated March 24, 2009. The contractual maturities of this borrowing included in the preceding table include $2.5 million and $46.3 million in the Less Than One Year and 1 to 3 Years captions, respectively. The terms of this long-term loan provided for quarterly installments of $0.6 million with the remaining balance of $46.3 million payable in 2011. The $48.8 million of borrowings under our long-term loan agreement dated March 24, 2009 was fully repaid on March 31, 2010.
(2)	Represents projected interest and swap payments on long-term debt, based upon 2009 year end rates.
(3)	The management services agreement provides for a quarterly management fee of $0.5 million as well as for reimbursement of expenses incurred in connection with the services provided by Vector Capital Partners III, an affiliate of Vector Stealth. The management services agreement will terminate upon completion of this offering, and we will be required to pay a termination fee of approximately $12.0 million in connection with the termination.
(4)	The table above does not include amounts for uncertain tax positions of $13.0 million (excluding interest and penalties) because the timing of related cash outflows cannot be reasonably estimated.

The majority of our contractual obligations relate to the outstanding debt from our first and second senior secured credit agreements. In addition, we have operating lease obligations generally associated with our buildings and other facilities.

Future Capital Requirements

We believe that our existing cash, cash equivalents, and short-term investments combined with our expected cash flow from operations will be sufficient to meet our projected operating and capital expenditure requirements for at least the next twelve months. In addition, we expect that the net proceeds from this offering will provide us with the financial flexibility to execute our strategic objectives, including the ability to make acquisitions and strategic investments. Our ability to generate cash, however, is subject to our performance, general economic conditions, industry trends and other factors. To the extent that funds from this offering, combined with existing cash, cash equivalents, short-term investments and operating cash flow are insufficient to fund our future activities and requirements, we may need to raise additional funds through public or private equity or debt financing. If we issue equity securities in order to raise additional funds, substantial dilution to existing stockholders may occur. If we raise cash through the issuance of additional indebtedness, we may be subject to additional contractual restrictions on our business. There is no assurance that we would be able to raise additional funds on favorable terms or at all.

In addition, we are subject to certain restrictions on our ability to raise additional capital pursuant to our credit agreement and our stockholder agreement with Vector Stealth. We are restricted from incurring additional indebtedness without prior approval from our lenders in many cases. We are also prohibited pursuant to our stockholder agreement with Vector Stealth from incurring additional indebtedness (excluding working capital revolvers and the refinancing of any then existing debt) of greater than $50.0 million in excess of our existing indebtedness following the application of proceeds from this offering to the repayment of all or a portion of our debt as described in “Use of Proceeds” without prior approval from Vector Stealth.

Off-Balance Sheet Arrangements

We do not engage in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, as part of our ongoing business. Accordingly, our operating results, financial condition and cash flows are not subject to off-balance sheet risks.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may affect our financial position due to adverse changes in financial market prices and rates. We are exposed to market risks related to changes in currency exchange rates and interest rates.

Foreign Currency Risk

We are exposed to foreign currency translation risk since the functional currencies of our foreign operations are generally denominated in the local currency. Our earnings and cash flows are predominantly affected by fluctuations in the exchange rate between the U.S. dollar and the euro, British pound, Israeli shekel and Japanese yen. Translation risk arises since the assets and liabilities that we report for our foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet dates, and these exchange rates fluctuate over time. These foreign currency translation adjustments are deferred and are recorded as a component of stockholders’ equity and do not impact our operating results.

A measure of the potential impact of foreign currency translation on our consolidated results of operations can be determined through a sensitivity analysis of our revenues and operating expenses. For the twelve months ended December 31, 2009, approximately 19% of our revenues and 17% of our operating expenses were generated by foreign subsidiaries whose functional currency is other than the U.S. dollar. For the nine months ended September 30, 2009, approximately 30% of our revenues and 26% of our operating expenses were generated by foreign subsidiaries whose functional currency is other than the U.S. dollar. A hypothetical change of 10% in foreign currency rates would have changed our net loss by approximately $3.7 million and $5.8 million for the twelve months ended December 31, 2009 and nine months ended September 30, 2010, respectively.

We are also exposed to foreign exchange transaction risk since we enter into transactions in the normal course of business that are denominated in a different currency than the subsidiaries’ functional currency. During the twelve months ended December, 31, 2009 and the nine months ended September 30, 2010, we recognized $0.9 million loss and $0.6 million gain related to foreign exchange.

Interest Rate Sensitivity

Our net interest expense and income is sensitive to changes in the general level of U.S. and non-U.S. interest rates. As of September 30, 2010, we had outstanding principal of $372.9 million under our credit facilities. Our credit facilities bear interest at variable rates based upon either (i) a base rate equal to the higher of (a) the rate determined by Deutsche Bank Trust Company Americas as its prime lending rate, or (b) the rate which is 0.5% higher than the daily federal funds effective rate as determined by the Federal Reserve Bank of New York, or (ii) LIBOR at the borrower’s option and subject to the terms of the applicable credit agreement, plus a specified margin in each case. Our credit facilities provide for a variable interest rate and require our use of a variable-for- fixed increase rate swap arrangement in order to reduce the volatility associated with fluctuating interest rates for a portion of the total debt outstanding. We expect our exposure to interest rate risks to decline somewhat as we repay a portion of the amounts owed under our credit facilities following the completion of this offering. A hypothetical interest rate change of 1% on our credit facilities would have changed interest incurred for the year ended December 31, 2009 by $3.9 million and for the nine months ended September 30, 2010 by $3.0 million.

As of September 30, 2010, our principal sources of liquidity consisted of cash and cash equivalents. These amounts were invested in certificates of deposit. The cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. We believe that we do not have any material exposure to changes in the fair value as a result of changes in interest rates.

BUSINESS

Overview

SafeNet is a leading provider of high-end data protection solutions to both commercial enterprises and government agencies. Customers trust our comprehensive and flexible solutions to protect their most valuable information assets, including electronic banking transfers, personally identifiable information, electronic medical records, software and intellectual property assets and classified information that is critical for national security. We combine leading-edge commercial technologies with the expertise and credibility developed through our long-standing leadership in the government sector. We offer a lifecycle approach to data protection that:

•	protects the identities of users, applications and machines;

•	secures transactions that are performed by authenticated users;

•	encrypts data when it is created and while it is accessed, shared, stored and moved;

•	encrypts the communication channels through which data travels;

•	controls users’ rights to access software and digital assets; and

•	includes management solutions that enable our products to work together.

Several key trends are driving the need for our high-end data protection solutions. Organizations are experiencing an unprecedented and sustained growth in digital assets and electronic transactions, which has increased the amount of high-value information that needs to be protected. Additionally, organizations are continually evolving how they communicate and organize their workforce and IT infrastructure, including increasing their use of collaboration within and across organizations, enabling workforce mobility, adopting virtualization and cloud computing based resources, opening networks for personal computing devices, and adopting Software as a Service, or SaaS, applications. These initiatives have introduced additional security and compliance risks and increased the vulnerability of high-value information. At the same time, the significant increase in frequency, sophistication and severity of threats to data security is causing far-reaching monetary and reputational damage to organizations of all types, both from external threats, such as hackers and espionage, and from internal threats, both malicious and inadvertent. As cyber attacks on the federal government have also increased in volume and sophistication, cyber security has become a top priority of the U.S. government. Government agencies have responded to the increasingly hostile threat environment by enacting regulations mandating increased protection of data and corresponding notifications upon data breaches.

We were founded in 1983 and have developed our core encryption and data protection technology into comprehensive and integrated solutions focused on the protection of high-value information assets. Many of our products are certified to the highest security standards. We have established a global channel of over 1,000 resellers, original equipment manufacturers, or OEMs, value-added resellers, or VARs, and systems integrators and over 200 application and solution providers that provide us extensive geographic reach across multiple commercial verticals including the financial services, retail, healthcare, software and technology industries as well as various government agencies. We serve more than 25,000 commercial enterprises and government agencies in over 100 countries, including customers such as the Australian Tax Authority, Austrian Gaming Industries (AGI), Banamex, Bank of America, Bank of China, BlueCross BlueShield, Cisco, Citigroup, Dell, Entrust, ESRI, FirstData, Gap, Hewlett-Packard, Johnson & Johnson, Kaiser Permanente, Micro Focus, Netflix, Siemens, Starbucks, SunGard, UBS, Urban Outfitters, Technip, the United Kingdom Government, the U.S. Defense Information Systems Agency, the U.S. Department of Defense, the U.S. Department of Homeland Security, VeriSign and Wells Fargo. As of October 1, 2010, we had 1,707 employees, including over 550 security engineers, and over 300 of our employees hold security clearances. We have grown both organically and through a series of complementary acquisitions, including the acquisitions of Aladdin Knowledge Systems in March 2009 and Ingrian Networks in April 2008.

Industry Background

Several key trends are driving the need for high-end data protection solutions.

Proliferation of digital data and increase in high-value digital assets and transactions

Organizations are experiencing an unprecedented and sustained growth in digital assets and electronic transactions, which involves increasingly valuable information such as financial transactions, corporate, state and national security data, intellectual property and personal information. The digital universe is expanding, with IDC estimating that the amount of digital content existing by 2020 will be nearly forty-four times that existing in 2009. IDC estimates that approximately 30% of data created today requires high standards of protection, and IDC expects that this proportion will further increase to nearly half of all data by 2020.

Organizational deployment of new technologies has led to increased vulnerabilities

Innovations in technology have changed the ways in which organizations create, use, store and move their valuable information assets. While organizations deploy new technologies to increase productivity, they also introduce additional security and compliance risks and increase the vulnerability of valuable digital information and assets. These incremental risks expose organizations to additional threats, increased risk of data loss, financial loss, compliance failures and reputational harm. Several examples include:

•

Collaboration. Organizations today operate in a highly-competitive, global environment that requires multiple constituents to share valuable information in real-time. Organizations and their workers are increasingly adopting collaboration and Web 2.0 applications to enable data sharing, social networking and collaboration across the globe. Federal and local government agencies are also increasingly exchanging valuable information and collaborating using information technology. Collaboration applications have made it more difficult for organizations to monitor and secure data and have led to more sinister attacks as adversaries learn how to exploit them.

•

Extended Mobile Enterprise. Increased workforce mobility is driving the need for remote access to an organization’s digital assets across public networks, using a wide range of applications on various types of mobile devices by employees, external partners and contingent workers. However, these mobile devices can be lost, stolen or compromised increasing access to parties outside the organization’s physical control. The government has also globalized its defense infrastructure. As an example, the U.S. House of Representatives is advancing telework legislation that would require every agency to facilitate federal employees to remotely telework up to twenty percent of their time.

•

Virtualization and Cloud Computing. The emergence of virtualization and cloud computing significantly changes how IT resources and related data are deployed, shared, used and decommissioned by organizations. Due to the architecture of virtualized and cloud environments, each of which involves various degrees of physical resource sharing, organizations cede physical control of their data, creating new security challenges for securing information both within and beyond the traditional network perimeter. Increased demand for shared computing resources is driving the need for new, more dynamic and comprehensive approaches to data security.

•

Consumerization of Information Technology. The boundaries between organizations’ IT and consumer technologies are converging as workers increasingly introduce personal computing devices such as smart phones, netbooks, laptops, and other electronic network-connected devices into their organizational environment. Whether or not formally supported by the organizational IT department, the proliferation of these devices weakens the organization’s perimeter defenses and can allow important and sensitive data to be compromised. This greatly increases the threat of accidental or malicious data loss and potential violations of internal security or compliance policies or government regulations.

•

Software as a Service. Increasingly, organizations are adopting SaaS usage models, which entail licensing an application for use as a service on demand either through a time subscription or a “pay-as-you-go” model. Increased use of SaaS requires new, more secure licensing, compliance and entitlement solutions. As a result, there is an increasing need for software rights management technologies that can enable software providers to control how software is delivered, used, accessed, monitored and paid for as they migrate traditional delivery models to SaaS.

Security threats are becoming more frequent, sophisticated and severe

There has been a significant increase in frequency, sophistication and severity of threats that seek to cause far-reaching damage, such as stealing confidential information for financial gain, conducting fraudulent transactions, stealing classified information and engaging in software piracy. These attacks can compromise national security and lead to severe reputational and financial loss for organizations.

•

External Threats. The threat environment has evolved from hackers who deface websites to increasingly sophisticated attackers who have well-funded and global affiliations and from criminal activity to high-level corporate espionage. In addition, terrorists and some countries are engaging in cyber warfare by targeting defense resources and operations, energy grids and other critical infrastructure, financial exchanges and other assets with national security implications.

•

Internal Threats. As organizations increasingly rely on IT and as users become more sophisticated, there is an increase in the risk of malicious or inadvertent data loss due to an organization’s workforce. An employee or contractor may inadvertently open malicious applications that affect an entire corporate or government network. In addition, an employee or contractor with permission to access an organization’s critical information could also steal this information with commonly available technology such as an external memory device.

Cyber security has become a top government priority

Cyber security has become a top priority of the U.S. government as cyber attacks on the federal government have increased in volume and sophistication. Such attacks could have catastrophic effects due to the critical nature of information relating to national security, defense, financial systems and critical infrastructure. In response to these threats, the federal government has taken several steps to improve its IT security, including the implementation of a new cyber security initiative, the appointment of a cyber security czar and the creation of the U.S Cyber Command, which is tasked with coordinating government computer network defense. In addition, the government’s key cyber security initiatives include formation of cyber warrior teams, cyber police, interagency threat analysis and response and increased identity protection.

Government regulations, industry standards and internal risk management policies mandate increased protection of data

In response to the increased threat environment for information networks, governments have enacted legislation to ensure that individuals and organizations are informed of and protected from losses due to data breaches. Several new and expanding laws, regulations and industry standards, such as the Payment Card Industry Data Security Standard, or PCI, the Health Insurance Portability and Accountability Act, or HIPAA, the Gramm-Leach-Bliley Act, the Sarbanes-Oxley Act, the Federal Information Security Management Act, the North American Electric Reliability Corporation Critical Infrastructure Protection Act and numerous state privacy laws, mandate that organizations protect the integrity and confidentiality of information transmitted and stored on their IT systems. In addition, organizations are increasingly implementing internal compliance policies and best practices intended to secure high-value information and to ensure that their data and underlying IT infrastructure remain protected yet available to authorized users.

Market opportunity for protecting digital assets is large

As organizations continue to increase their spending to protect their high-value digital assets, a large market opportunity has developed for high-end data security solutions. This opportunity includes portions of the broader IT security, software rights management and government cyber security markets.

IDC reports on several security market segments that are applicable to but not fully comprehensive of our business including the Worldwide Information Protection and Control market and the Advanced Authentication and Personal Portable Security Devices market. IDC estimates that the Worldwide Information Protection and Control market will grow from $1.5 billion in 2010 to $2.3 billion in 2013, representing a 15.3% compound annual growth rate. In addition, IDC forecasts worldwide spending in the Advanced Authentication and Personal Portable Security Devices markets to grow from $1.2 billion in 2010 to $1.5 billion in 2013, representing a 7.7% compound annual growth rate. According to IDC, the Worldwide IT Security Products and Services market is expected to grow from $28.3 billion in 2010 to $37.8 billion by 2013, representing a 10.1% compound annual growth rate.

The prevalence of software piracy and the importance of license management are driving an expanding market for software rights management solutions. The Business Software Alliance and IDC estimate that the commercial value of unlicensed software entering the worldwide market in 2009 was $51.4 billion annually. According to IDC, the worldwide application software market is expected to grow from an estimated $133.0 billion in 2010 to an estimated $167.0 billion in 2014, representing a 5.8% compound annual growth rate.

The market for government cyber security applications is also large and growing. According to INPUT, U.S. Federal spending on cyber security initiatives is expected to increase from $8.3 billion in U.S. government fiscal year 2010 to $11.7 billion in U.S. government fiscal year 2014, representing a nearly 9.0% compound annual growth rate.

Traditional approaches are insufficient for comprehensive data protection

As a result of these trends, there is an increasing need to protect data throughout its lifecycle, which includes establishing the identities of users, applications and machines, the verifying transactions that create data, and securing the accessing, storing, sharing and movement of data. As protection evolves, there is also an increasing need for integrated management systems to coordinate protection throughout the data lifecycle. Current solutions are a combination of network perimeter defenses and point security solutions that do not address the following concerns:

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Protecting the network perimeter is not enough to provide comprehensive security and control. Organizations have traditionally deployed perimeter-based solutions such as firewalls to restrict access to their networks and data. Perimeter network security does not protect against insider threats and a number of increasingly sophisticated external attacks on the network perimeter. In addition, the data lifecycle increasingly involves sharing data beyond the protection of perimeter security solutions.

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Security point products are inadequate to protect high-value information throughout its lifecycle. In addition to perimeter-based solutions, organizations have traditionally deployed numerous point products such as identity protection, data loss prevention, or DLP, endpoint protection such as disk and file encryption and transport encryptors to provide protection at specific points in the data lifecycle. Point products are typically not designed to work in a unified manner with other security products or to provide comprehensive protection of an organization’s digital assets. These products, which are often deployed in a patchwork manner and in response to a specific security breach or vulnerability, can be complex. This complexity can lead to costly implementation and management issues and can potentially hide existing or create new vulnerabilities.

Our Competitive Strengths

We are a leading provider of high-end data protection solutions to both commercial enterprises and government agencies. We believe our products and services address the increased security challenges that organizations face with respect to their digital assets and the limitations associated with existing security solutions. Our product families provide persistent protection with integrated, centralized management designed to protect the digital information throughout its lifecycle. Our competitive strengths include:

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Comprehensive lifecycle approach to data security. Our products provide persistent data-centric protection throughout the data lifecycle. We protect the identities of users, applications and machines, the transactions they perform and the data as it is created, accessed, shared, stored, moved and used, both within and beyond the organization’s network. For example, our products offer protection when data is created by an employee on a company laptop, shared with a business partner, stored in an enterprise database, processed by a software application or accessed by a field employee on the road. We believe that this comprehensive lifecycle approach to data security differentiates us from our competitors.

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Proven solutions trusted by customers to protect their most valuable information assets. We have demonstrated our ability to protect customers’ data in a wide range of industries, including financial, retail, software, healthcare and technology, as well as the U.S. and other governments. We serve a customer base of over 25,000 customers across 100 countries. We have highly sophisticated customers that trust us to protect their most valuable information assets, such as classified information that is critical for national security, electronic banking transfers, personally identifiable information, electronic medical records, software and intellectual property assets. In addition, certain customers will only purchase data security products from vendors that have attained the highest level of certification and accreditation. Many of our products have achieved global certifications such as Common Criteria and governmental certifications such as those under the U.S. Federal Information Processing Standard, or FIPS and National Security Agency Type 1. Our broad portfolio includes over 100 NIST-approved and over 60 Type 1-certified products.

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Security solutions engineered to evolve with business needs. Our data-centric security solutions are based on an extensible data protection architecture that is engineered to be adaptable to changing security threats, technologies, business requirements and compliance mandates. Our solutions are modular and integrate easily with other products and applications in heterogeneous IT environments. This enables customers to leverage existing infrastructure and increase their data security, starting with a single product for a specific use-case and expanding to incorporate additional products and solutions as their businesses security needs evolve. For example, government or commercial customers considering transitioning to cloud computing can use our solutions to extend their data protection to, from and within the cloud environment. Similarly, as government agencies implement requirements to exchange and share information externally, they face increasing and evolving threats of cyber-attacks. These agencies can use our solutions to extend the protection of their mission critical data while maintaining control of the shared information.

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Combining the best in commercial and government security. Due to our significant presence in both commercial enterprises and the government sector, we are well positioned to combine leading-edge commercial technologies with the expertise and credibility that we have developed through our leadership in the government sector. Our experience developing solutions for commercial enterprises allows us to apply many of the latest best practices and use-cases from the private sector into solutions that we develop for the government. In addition, our extensive experience providing the highest levels of security for government agencies allows us to leverage our expertise and credibility to provide high-end security to commercial enterprises. For example, we applied the expertise gained from the development of our commercial Synchronous Optical NETwork, or SONET, high-speed encryptor business to develop our government line of SONET products.

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Highly experienced team with significant security expertise. Our management team has 300 years of combined security and technology industry experience, and our sales teams are comprised of subject matter experts who have substantial experience working with the government and in the security industry. Our products are engineered by a world-class research and development organization of over 550 security engineers, many of whom have spent careers developing government-grade security solutions to counter the most sophisticated threats. This team has developed valuable intellectual property with 169 patents issued and 133 patents pending. We are able to leverage our experience with the security industry and historical market trends to anticipate data security needs and develop new products for the market. We have been addressing the security needs of our clients for over 25 years and believe that our aggregate industry knowledge makes us a leader in the data security industry.

We believe that the combination of these strengths creates a significant competitive advantage.

Our Growth Strategy

Our objective is to be the leading provider of comprehensive data protection solutions that protect high-value information throughout its lifecycle. The following are key elements of our strategy:

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Continue to develop innovative high-end data protection solutions. Our customers need to protect more high-value information and other digital assets as business requirements and the threat and regulatory environments change. We believe we can drive incremental revenues from new and existing clients by continuing to invest in product line extensions and upgrades and by innovating new products and services. We intend to leverage our proven development capabilities and expertise from both government and commercial sectors to develop new security technologies that broaden our protection footprint by creating more secure, adaptive and comprehensive solutions. We also plan to embed our rights management technologies into our data protection solutions rights and policies to be associated directly with data.

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Broaden our global distribution by continuing to expand our channel networks and other relationships. We have an established global channel of over 1,000 resellers, OEMs, VARs and systems integrators as well as over 200 application and solution providers that provide us extensive geographic reach across multiple commercial verticals including the financial, retail, healthcare, software and technology industries. We have already established relationships with a number of solution partners in various markets and market segments including payment processors, encryption vendors, database vendors and other infrastructure providers. We intend to strengthen our existing sales channels by establishing new product reseller and distribution partnerships that will enable us to extend our customer reach and to target new verticals and geographic regions. We plan to target information-intensive verticals such as energy, telecommunications, utilities and non-intelligence community government agencies and higher-growth emerging geographic regions, including Asia-Pacific and Eastern Europe.

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Continue to increase our sales to new commercial and government customers. We plan to continue to invest in our direct sales force and to leverage our existing global solution partners and channel sales organizations to drive additional sales to new customers. We intend to utilize our partner and channel engagements to increase sales across all of our target verticals and geographies, while we focus our direct sales efforts on acquiring new large commercial and government customers. We believe that our experience of supplying solutions to our government customers establishes a level of trust that augments both the quality and high performance levels of our solutions. As such, we intend to market our credentials and high-end security expertise derived from our leading government market position to target new commercial customers as well as additional government agencies. We also intend to leverage our knowledge of enterprise data protection derived from servicing leading commercial organizations to increase sales to new government customers.

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Further expand sales into our existing large customer base. As of September 30, 2010, we had an installed base of over 25,000 government and commercial enterprise customers in over 100 countries. Many of these customers require comprehensive solutions and represent significant opportunities for us to sell additional products. We intend to extend our leadership within the U.S. government and the enterprise sector by advancing new use cases to our existing customer base and selling new products. Finally, we see an opportunity to sell more integrated software rights management solutions into our existing base of software publishers, systems vendors and device manufacturers as the industry transitions to new delivery and pricing models including SaaS.

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Capture near term opportunities related to cyber security initiatives and cloud computing deployments. We intend to continue to focus our resources on capturing increases in spending by our government customers on cyber security related projects and new and existing customers on evolving their IT infrastructure to shared computing environments. With the announcement of the U.S. Comprehensive National Cybersecurity Initiative, the current administration has prioritized security related spending throughout its information technology and defense budgets. We intend to leverage our proven position with the U.S. government, including the DoD and the Intelligence community, to market our comprehensive data protection solutions to government agencies for cyber security initiatives related to securing information, identities and transactions. Moreover, we believe that our data protection solutions solve the core trust issue that most enterprises cite as a primary hurdle to adopting virtualized or cloud based IT infrastructure and applications. We plan to continue to innovate and develop our data protection offerings to position ourselves as the premier provider of persistent data-centric security solutions for virtualized and cloud computing environments.

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Pursue selective acquisitions. We intend to continue to pursue selective acquisitions that will enhance our competitive position and financial performance. We have a successful track record of making and integrating acquisitions, including Aladdin Knowledge Systems, Ingrian Networks and Assured Decisions, that have increased the breadth of our overall product portfolio and technology and intellectual property base, augmented our management team and improved our financial performance.

SafeNet Products and Solutions

Our comprehensive data protection solutions consist of multiple product families that allow commercial enterprises and governments to persistently protect their digital assets, including both data and software. We offer a lifecycle approach to data protection that:

•	protects the identities of users, applications and machines;

•	secures any transactions that are performed by authenticated users;

•	encrypts data when it is created and while it is accessed, shared, stored and moved;

•	encrypts the communication channels through which data travels;

•	controls users’ rights to access software and digital assets; and

•	includes management solutions that enable our products to work together.

Our products provide persistent data-centric protection throughout the data lifecycle. The diagram below graphically depicts the nature of information networks and where our data protection solution applies products that protect the phases of the data’s lifecycle. In the center of the diagram is a typical data center, comprised of a combination of storage resources, application and web servers, mainframe computers and other core transactional functions. The concentric rings around the data center represent the network edge and the remote users and endpoints that sit beyond the network edge. Also beyond the edge are cloud computing environments and our products that extend data protection from the data center into the cloud. Persistent data protection is provided by protecting data regardless of where it sits in, or beyond the edge of, the data network.

The following chart summarizes our data protection solutions by customer type.

	Identity Protection	Transaction Protection	Data Encryption and Control	Communication Protection	Software Rights Management	Integrated Management
Commercial Enterprises	✓	✓	✓	✓	✓	✓
Government	✓	✓	✓	✓		✓

Identity Protection

Our identity protection solutions provide our customers with tools that enable them to manage access to sensitive information by authorized individuals. We offer a broad range of identity protection solutions ranging from hardware smartcard tokens to mobile device software authentication, all managed from a unified authentication platform that customers can adapt to their needs. Our broad product portfolio allows customers to secure enterprise remote access, simplify password management, enable new online services and validate compliance with applicable requirements and regulations.

Our principal identity protection products include:

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USB authenticators. These devices physically connect to a computer through a USB port and automatically transmit authentication information to an endpoint once a physical connection is made, eliminating the need for the user to manually enter authentication information.

•	Smart cards. Smart cards offer strong multi-factor authentication in a traditional credit-card form factor for remote access, network access and advanced PKI applications.

•	Hybrid USB authenticators. These authenticators form a logical connection to an endpoint but do not require a physical connection in order to enter authentication information.

•	OTP authenticators. These authenticators generate highly secure one-time passwords ensuring that only properly authenticated users are authorized access to critical applications and data.

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Software/mobile authenticators. Software and mobile device authenticators are two-factor authentication solutions that enable secure remote network access and digital signature functionality without the need for a dedicated hardware authenticator.

•	Authentication manager application. Our authentication manager application provides support for all authentication operations, including deployment, provisioning and ongoing maintenance.

Our identity protection solutions, which can be combined with our hardware security module, or HSM, technology, ensure strong levels of digital signature security, protecting the identities of users, machines and applications connected to business transactions, allowing for faster time to market, and lower operational costs.

Transaction Protection

Our transaction protection solutions provide our enterprises and government customers with a fast, secure and easy way to integrate application and transaction security. Our solutions allow customers to securely create and store cryptographic keys, implement hardware-based identity verification, secure execution of digital transactions and ensure compliance.

Our principal transaction protection products include Luna family of HSMs. HSMs provide reliable protection for applications, transactions and information assets by securing cryptographic keys and accelerating sensitive cryptographic operations across a wide range of security applications. Our line of payment HSMs are used for securing financial transactions. Our HSM solutions include network-attached HSMs, server-attached HSMs and PCI card form factors.

These solutions, coupled with our identity protection technology, enable end-to-end transaction security certified to the highest levels of security.

Data Encryption and Control

Our data encryption and control solutions provide our customers with a unified platform that delivers adaptive data protection and control for information assets. These solutions provide persistent data centric protection from datacenters to endpoints. Our solution provides centrally managed encryption and access control to sensitive information that both enables secure collaboration and information exchange and ensures compliance with internal policies and external regulations across datacenters, endpoints and into the cloud.

Our principal data encryption and control products include:

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DataSecure Data Center suite of products. Our DataSecure Data Center suite covers data center protection for databases, applications, and mainframes. Using hardware-based encryption, our DataSecure appliances cover a variety of data types. They provide a unified platform with data encryption and granular access control capabilities that can be applied to databases, applications, mainframe environments and individual files on file servers.

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DataSecure Endpoint suite of products. Our DataSecure Endpoint suite covers mobile as well as desktop environments with full disk encryption, granular file protection and removable media protection. Our granular controls and policy enable organizations to share sensitive data in a controlled and tracked manner without disrupting performance.

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Cross domain products. Our MDeX System is an assured information transfer and cross domain solution, providing a reliable, secure and configurable means of transferring information between domains for all intelligence community and U.S. Department of Defense operations.

By providing centralized management of keys, policies, and essential functions, our data encryption and control solutions are designed to simplify administration, while helping to ensure compliance and maximize security.

Communication Protection

Our communication protection solutions offer high-speed encryptor products that combine the highest levels of performance and integrated management capability. Our solutions allow customers to centrally manage, encrypt and protect large amounts of sensitive information on high speed communication links with high throughput and zero latency. For example, our offerings include solutions for Ethernet and SONET network topologies with throughput capacities up to 10 gigabits per second.

Our principal communication protection products include:

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Ethernet Encryptors. Our Ethernet Encryptors are a family of high-performance, layer 2 security appliances that protect Ethernet networks. Our Ethernet Encryptors deliver instant protection across the network at layer 2 levels, adding far less latency to mission-critical applications than traditional layer 3 solutions like virtual private networks.

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SONET Encryptors. Our SONET Encryptors are high performance, purpose-built integrated security solutions designed to secure Synchronous Optical Networking, or SONET, and Synchronous Digital Hierarchy, or SDH, networks. Our SONET Encryptors have been designed to integrate transparently and simply into the SONET/SDH network architecture. High-speed throughput and extremely low latency make it ideal for high-speed data and time-sensitive voice and video applications.

•

Security Management Center. Our Security Management Center is an integrated and highly scalable communication protection platform that enables ease of administration and audit tracking of encryptors across multiple circuits and network protocols.

•	Type 1 Encryptors. The SONET encryptors above are also available in models that have been National Security Agency Type 1 approved to protect U.S. Government classified information.

Software Rights Management

Our software rights management portfolio offers an integrated enforcement and management platform for software licenses and entitlements that has been designed to support a variety of deployment and licensing models. Our solutions enable organizations to protect and control their intellectual property by providing software and technology vendors with tools to manage and enforce software licenses.

Our principal software rights management products include:

•	Sentinel HASP. Our Sentinel HASP family of products includes software- and hardware-based protection keys that enable enforcement of software protection and licensing.

•	Sentinel RMS. Our Sentinel RMS license enablement and enforcement solution provides software and technology vendors with control and visibility into how their applications are deployed and used.

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Sentinel EMS. Our Sentinel EMS product is a web-based solution that provides software publishers with a centralized tool for all license and entitlement management functions, a simple interface to their back office systems and a variety of advanced data collection and reporting functions.

We believe that as information technology continues to become more data-centric, end customers will demand more rights and privileges to be imbedded on digital assets for effective protection, policy creation and control as well as visibility. As such, we anticipate there will be an eventual convergence of demand for our core data protection and software rights management capabilities in the future from which we believe we are uniquely qualified to benefit.

Integrated Management

Each of our comprehensive data protection solutions has a management product through which an authorized administrator provisions, manages and controls deployment across the respective product families. In addition, these management products are undergoing enhancements that are intended to allow them to work together by cross-using critical security parameters, such as identities, keys and policies from one manager to another manager. These integrated management functions enable us to offer a persistent and comprehensive level of data protection.

Product Warranties

We offer warranties on all of our products ranging from thirty days to five years.

Technology

Our solutions utilize a broad range of encryption, or cryptographic, technologies, skills and disciplines to provide our customers with comprehensive data protection that scales across global IT infrastructures. By encrypting data, valuable information becomes protected by default and can not be exposed to risk unless actions are taken to authorize decryption. Moreover, by utilizing a common encrypting infrastructure, organizations can set policies that enable them to meet compliance requirements while eliminating layers of administrative processes and access controls that are vulnerable to human error and ultimately leave data less protected.

We develop our solutions using a consistent security methodology in which we embed our security technologies at the systems, product, embedded software and custom ASIC levels to ensure highest levels of security performance and IP protection. This approach enables us to develop both commercial products and government products, including Type 1 data protection products, with the same underlying security architecture and cross-utilizing our intellectual property. This synergy between product lines provides robust commercial security products designed to the same standards as the certified government products and allows us to develop government products quickly and cost-effectively.

Encryption

As a leading high-assurance cryptographic supplier, we develop all of the core cryptographic technologies for use in a wide range of solutions from commercial to classified government. We have a history of cryptographic innovations including:

•	one of the world’s first system-on-chip cryptographic processors that incorporated all the elements needed to securely protect information in transit and at rest;

•	one of the world’s first integrated, radiation-hardened, cryptographic processors for the space community for encrypting satellite command uplink and downlink transmissions;

•	one of the world’s first secure socket layer, or SSL, accelerators that protected the keying material for some of the largest online banks and retailers; and

•	one of the world’s first USB public key infrastructure, or PKI, tokens that securely protects private keying material in a personal, portable, multi-factor user authentication device.

Our specialized capabilities for designing and implementing all elements of cryptography include the encryption algorithms, hash functions, randomizers, and secure data storage that are deployed both within the core and at the edge of IT networks.

Core

We have developed numerous products that leverage our cryptographic technologies that our customers deploy at the core of their IT environments including: our HSMs, our high-speed encrypting link and network products, multi-level security cross-domain solutions and content encryption products. HSMs, for example, are network-attached, high-performance, cryptographic appliances used for protecting mission critical data and transactions. Our high-speed encryption products include the 10 gigabits per second Type 1 SONET Encryptors that create worldwide, high-speed, secure network cores and secure end-to-end tunnels to protect data-in-transit for large global enterprises. Our KIV-7M Crypto Modern Type 1 Encryptor is the standard within the U.S. defense community for protecting links carrying highly-classified data on a reprogrammable platform. Our commercial data base encryption products protect data bases and server farms containing structured and unstructured data.

Edge

Our broad product suite also includes cryptographic solutions for use at the edge of our customers’ IT environments, including: our embeddable modules, our processor chips, and user authentication products. While our cryptographic processors perform key management and traffic encryption for link and network encryption, we combine them with field-programmable gate array, or FPGA, technologies to achieve flexible cryptographic designs and capabilities.

System / Architectural Security Design

Since our inception in 1983, we have designed secure systems, including space links, network communications at several OSI layers, wireless and mobile devices, and numerous authentication products which we believe are the strongest on the market today. Our significant experience has enabled us to develop high performance and flexible system solutions that provide the highest grade of security and that are less complex to integrate, operate, and manage. Our solutions are designed to interoperate with third party products, enabling our customers to integrate our solutions into heterogeneous environments.

Product Design

Our specialized technologies and skill-sets are valuable to our commercial and government customers. For example, the Enhanced Crypto Card, or ECC, product for the U.S. government is a powerful cryptographic/authentication product in a miniaturized form factor that is produced in large quantities. In order to meet the U.S.

government’s size, weight, and power requirements, our custom cryptographic processor chip was used to comply with NSA’s stringent functional security requirements. In order to meet the ECC’s physical security requirements for anti-tamper and maximum reliability in the field, custom anti-tamper technologies were developed that use ultra-low power consumption. As a consequence, the ECC is a highly dependable, highly mobile asset for the U.S. and its allies. Another example is our work related to optical network encryptors that secure network links up to 10 gigabits per second. These rack mounted products operate on the SONET and Ethernet protocols, delivering the highest level of security, with no overhead generation, ideal for high bandwidth circuits. The high speed encryptors leverage the latest generation of multi-core network processors, high performance field programmable gate array technology and the latest generation of optical transceivers for the ultimate combination of performance and programmability. This enables the encryptors to deliver line speed performance with ultra low-latencies for operation in carrier class network infrastructures.

Custom Application Specific Integrated Circuits

Our hardware solutions utilize custom designed application specific integrated circuits, or ASICs, that enhance the security, density, performance, power, size, and cost efficiency of our cryptography technologies. Our ASICs include high grade high assurance design for both terrestrial and space hardened environments and support design levels from unclassified through the highest classification levels including Type 1 cryptographic algorithm embedment, system-on-chip architecture, space radiation-hardened design, and certification techniques. Our high-end ASIC-based cryptographic solutions typically embed multiple reduced instruction set computing processors and operating systems, multiple algorithms and a wide range of interfaces. Our less-complex, high-grade security ASICs include those designed for smart card authenticators.

Our submicron expertise includes register transfer language coding, synthesis, timing closure, IR drop analysis, low power design, signal integrity and current leakage analysis. We have extensive experience with cloaking design techniques in support of Type 1 classified designs fabrication. Our design teams are expert in handling complex, large-scale gate count, high speed, high performance and multiple processor core design embedment for commercial and defense applications. Our expertise also includes embedded operating systems, which includes real-time operating system, custom state machine with support of multiple concurrent channels and software to handle initial trusted boot and authentication and health status with periodic systems test.

Certification Compliance

As part of our overall product development strategy, we are committed to obtaining security certifications, which are required by many commercial customers and all government sectors, enabling us to sell our products to commercial enterprises and government agencies worldwide. We have extensive experience working with government evaluators and have proven our knowledge in achieving certifications for many years.

FIPS

Under the Information Technology Management Reform Act, the National Institute of Standards and Technology, or NIST, develops standards and guidelines for U.S. federal government computer systems when there are compelling U.S. federal government requirements, such as for security and interoperability, and there are no acceptable industry standards or solutions. These standards and guidelines are issued by NIST as Federal Information Processing Standards, or FIPS, for government-wide use and have also been adopted by a number of commercial enterprises. The Secretary of Commerce approves the standards and guidelines that are developed by NIST, which then issues FIPS certification as to a product after an accredited testing lab proves the product’s conformance and suitability for use with U.S. federal government computer systems. These standards and guidelines define the security requirements that must be satisfied by a cryptographic module used in a security system protecting information within IT systems.

Common Criteria

Common Criteria for Information Technology Security Evaluation, or the Common Criteria, are an internationally approved set of security standards which provide a clear and reliable evaluation of the security capabilities of information technology products. By providing an independent assessment of a product’s ability to meet security standards, the Common Criteria give customers more confidence in the security of information technology products and lead to more informed decisions. Security-conscious customers, such as the U.S. federal government and many of our global commercial enterprise customers, include Common Criteria certification as a determining factor in purchasing decisions. Since the requirements for certification are clearly established, vendors can target very specific security needs while providing broad product offerings.

The international scope of the Common Criteria, which are currently adopted by fourteen nations, enables users from other countries to have the same level of confidence in their purchased information technology products as Common Criteria certification is equally recognized across all adopting nations.

Common Criteria Testing Laboratories, or CCTLs, approved by the National Information Assurance Partnership are IT security testing laboratories that are accredited by the NIST National Voluntary Laboratory Accreditation Program, or NVLAP, and meet Common Criteria Evaluation and Validation Scheme-specific requirements to conduct IT security evaluations for conformance to the Common Criteria.

National Security Agency Type 1

In cryptography, a National Security Agency Type 1, generally referred to as Type 1, product is a device or system certified by the National Security Agency for use in cryptographically securing classified U.S. government information. Achieving National Security Agency Type 1 certification is a rigorous process that includes testing and formal analysis of a number of factors, including cryptographic security, functional security, tamper resistance, emissions security, and security of the product manufacturing and distribution process.

Our Customers

We serve more than 25,000 customers across both commercial enterprises and government agencies and in over 100 countries. In 2009 and the nine months ended September 30, 2010, approximately 43% and 39%, respectively, of revenues were derived from direct or indirect sales to agencies, offices and departments within the U.S. federal government, of which the substantial majority was to the Department of Defense. No other customer accounted for more than 10% of our revenues during 2009 and the nine months ended September 30, 2010. We also sell certain of our products to other IT security vendors.

Representative customers from 2009 included:

Financial Services	Government	Healthcare
Banamex	Australian Tax Authority	BlueCross BlueShield
Bank of America	United Kingdom Government	Johnson & Johnson
Bank of China	U.S. Defense Information Systems Agency	Kaiser Permanente
Citigroup	U.S. Department of Defense
FirstData	U.S. Department of Homeland Security
UBS
Wells Fargo

Retail	Software Publishers	Technology
Gap	Austrian Gaming Industries (AGI)	Cisco
Netflix	ESRI	Dell
Starbucks	Micro Focus	Entrust
Urban Outfitters	Sungard	Hewlett-Packard
	Technip	Siemens
VeriSign

Some representative examples of customer-use cases we address include:

Protecting communications and financial transactions for banks

A major global interbank network needed a solution to enable quick and secure communication and funds transfers amongst thousands of banking organizations worldwide. They selected our data protection solutions because of our proven FIPS and Common Criteria-certified products that protect identities, transactions, data and communications throughout the data lifecycle. Network banks are able to leverage our HSM and authentication solutions for secure fund transfers and our high-speed encryptors for secure communications.

Protecting information sharing among government agencies and coalitions

A large government agency needed a solution to provide assured information sharing with its partners in its worldwide operations in a time-sensitive manner. The solution had to have the ability to quickly establish secure information flows and provide the assurance that only authorized information would be shared with its partners. The information sharing capability also had to be adaptable to changing information transport applications and information sharing environments. The customer determined that our data sharing system provided assured information sharing through its combination of trusted operating system for system assurance, enterprise remote management for mission assurance, industry standards-based policy engine for policy assurance, and edge interface portability for communications adaptability.

Protecting sensitive data for a retailer

A large European retailer operating 650 stores gave its employees routine access to approximately 50 corporate applications and web-based portals from within its network and via remote access. To improve access security and streamline login procedures, the retailer needed a single authentication solution. The retailer selected our authentication platform to create a comprehensive security access solution that could integrate seamlessly with the existing PKI environment. Employees can now securely access the company network and web-based applications using our eToken Smart Card, which also serves as a corporate ID badge, for strong authentication with a single token password for all logins. Our all-in-one identification solution has increased security of sensitive data and corporate applications.

Securing critical employee information and social security numbers

A large government agency needed to selectively protect certain sensitive data in a database, including social security numbers. The agency needed a solution that would only encrypt certain data and files while leaving the reminder of the data easily accessible. The customer determined that our FIPS 140-2 certified DataSecure family of encryptors offered the best way to meet its requirements. DataSecure allowed for key management between heterogeneous platforms from a central location, thus simplifying and enhancing security administration. Our DataSecure solution enabled the agency to protect its employees’ social security numbers and other sensitive server files.

Enabling compliance for an airline

One of the world’s most prominent airline carriers had an impending compliance deadline and needed an enterprise-wide data protection platform to encrypt and control more than 40 million credit card transactions per year. Our DataSecure product offered the airline a secure, hardware-based appliance with FIPS and Common Criteria certification. DataSecure’s load balancing feature enabled the airline to implement a single vendor solution across multiple platforms in just six weeks. ProtectDB protected cardholder data for PCI compliance and ProtectFile protected customer personally identifiable information, VIP itineraries, third-party transactions and files and folders stored on servers, network drives, laptops and removable media.

Protecting data for the U.S. Department of Defense

An agency within the U.S. Department of Defense sought to support mission assurance by providing access to mission critical information through secure, trusted sharing mechanisms that protect the integrity of the information from its creation to its utilization at the personnel level. One of these trusted security mechanisms is the use of security assertion markup language to produce assertions for the exchange of authentication and authorization data. Securing and encrypting the assertions required a FIPS 140-2 validated cryptographic module. Our family of Luna hardware security modules provided the U.S. Department of Defense agency with a solution that uniquely met its requirements, making it the HSM platform of choice for this service-oriented architecture.

License management for a software provider

A leading European-based enterprise specializing in computer-integrated manufacturing and industrial computing software solutions needed an effective solution for license management. Given its global presence and close ties with the aeronautical and space world, the company is highly susceptible to the threat of viruses and industrial hacking. To protect one of its leading software products, the company chose our Sentinel license management solution. Our solution helps ensure that each license used has actually been paid for and allows the company to securely activate and distribute its software range over the internet and on any Windows or UNIX platform.

Sales and Marketing

We market and sell our products through a global sales organization that includes a direct sales force, a solution partner network and a two-tier indirect channel to government and commercial enterprise customers. We have structured our fundamental sales strategy on selling integrated yet complex solutions through our direct sales force and solution partners while leveraging our extensive channel to target large commercial, government and small-to mid-enterprise customers.

Our global direct sales organization for data protection targets geographies, solutions partners and key accounts and is supported by product and market specialists. As of October 1, 2010, our direct global sales force had operations in over 20 countries and consists of over 250 sales representatives. We use inside sales to drive new opportunities in specific markets or products, maintenance renewals and lower cost of sales on transactions.

We have over thirty sales representatives focused on selling into our government accounts, many of whom have the credentials and security clearances required to serve the highest levels of the government security market. We also engage in partner activities to serve government programs and initiatives and provide consulting services to our government customers through a network of system integrators, resellers and solution providers.

We also sell through a significant indirect channel. In 2009, we sold through more than 1,000 resellers and more than 200 application solution partners. Our indirect channel partners typically consist of organizations that sell complementary products in the network and security markets. We also have strong relationships with application solution providers that typically utilize our technology as an enabler for their own solutions and services. We have established numerous corporate relationships with application solution providers, including Microsoft and Entrust, to target new customers. In these strategic relationships, our product offerings become a fundamental element of their application or solution. In certain cases, the combined solution is defined and marketed by a solution partner directly or through resellers to their end market. In other arrangements, our products are sold as part of a solution without SafeNet sales and support. We intend to expand our network of indirect channel partners through corporate development activities to extend our global reach and target new customers and applications.

For our software rights management products, we have a field sales force that focuses on larger software and technology companies and an inside sales force that focuses on serving independent software vendors, or ISVs. We complement these sales forces with channel partners selling our software rights management solutions, particularly in certain regions of the world, including Asia Pacific. We also actively work with technology partners to offer best-of-breed combined software rights management offerings. As an example, we work with Akamai to provide ISVs with electronic software distribution capabilities that include our software rights management technologies with Akamai’s global hosting and download capabilities.

Our marketing efforts include increasing brand awareness, generating leads and communicating our product advantages for our direct sales force and partner networks. We use a variety of marketing tools to execute our marketing strategy including webinars, participation in trade shows, developing research and whitepapers, as well as public relations and collaborative seminars and partner programs. We target most of our marketing efforts to specific verticals through industry-focused solution packages and targeted messaging.

Customer Support and Professional Services

Our support organization operates 24 hours per day, 7 days per week and is available through phone, email and the Internet. We have technical support centers in eleven locations worldwide with over 100 staff members. We also have a customer portal available through our website which allows customers to manage support tickets, download software and search our online resource database. Our global support operation utilizes a common infrastructure and provides an integrated customer support experience.

We also offer maintenance agreements for our solutions. These agreements provide customers with technical customer support and the right to unspecified upgrades on an if-and-when-available basis. The maintenance agreement is typically a renewable one-year term.

In addition to our customer support and maintenance services, we provide professional services to customers to help them understand the security requirements to protect their digital assets and, if necessary, assist them in deployment of our solutions.

Manufacturing and Sources of Supply

We rely entirely on contract manufacturers, including Catalyst Manufacturing, Hana Microelectronics, SCI/Sanmina, Zober Industries and Bental, to manufacture and assemble our products. We directly manage procurement for certain strategic components. Our strategy is to engage with contract manufacturers that are an optimal fit for our business. In selecting our contract manufacturers, we consider factors such as the financial stability of the manufacturer, its ISO certifications, the manufacturer’s ability to maintain production continuity in the event of a disaster, the quality of the manufacturer’s production, the manufacturer’s responsiveness and on-time delivery rates, the size of our orders relative to the manufacturer’s other customers and the extent to which the manufacturer will allow our own employees to be involved in the production process. In addition, we also consider certain restrictions imposed by our customers for specific projects such as the Buy American Act, which promotes the purchasing of domestically produced products by the U.S. government, or geographic limitations on the production of certain classified or sensitive components for various government agencies. In accordance with this strategy, we currently utilize at least eight contract manufacturers in the United States, Israel and China.

All of our primary contract manufacturers have multiple manufacturing sites and, to mitigate the risk of manufacturing disruption, we typically require that our contract manufacturers have the ability to utilize two manufacturing sites for our products. We continually review our manufacturing and supply needs against the capacity of our contract manufacturers and suppliers with a view to ensuring that we are able to meet our production goals, reduce costs and operate more efficiently.

Our contract manufacturers also generally manage the procurement of the components and parts used in our products, although we also engage in direct sourcing of certain strategic components. Our preference is to select components and materials that are available from multiple sources. Where that is not possible, for either technical or financial reasons, we utilize components available from only one source. Sole-sourced components include microcontrollers and integrated circuits, field-programmable gate arrays, or FPGAs, power supplies and batteries, which we procure from parties including NXP/Phillips, Siemens, Intel, Cypress Semiconductor and others. In addition, many of our products incorporate application-specific integrated circuits, or ASICs, that are designed by us but manufactured for us by third-parties including Samsung and LSI/Arrow.

With respect to sole or limited-source components, we utilize a variety of inventory risk mitigation approaches including establishing supply contracts with the component manufacturer where possible, working closely with suppliers to provide extended-range forecasts which allow the supplier to alert us to potential disruptions in the flow of material, making advance purchases and stocking plans for key sole-source items, working with distributors to set up bonded inventories dedicated to us and constantly reviewing the component market to determine if new materials become available which may serve as a second source.

The export of products, particularly those involving encryption technologies, is subject to regulation by the United States, including the International Traffic in Arms Regulations, or ITAR, as well as applicable export laws of the other jurisdictions from which we engage in business. We have instituted policies and procedures to ensure that our export activities comply with applicable law. These processes include obtaining appropriate export licenses or validating that no individual licensing is required with respect to our products, validating, with respect to each order, that the products are not destined to any country designated by the United States Department of State as a state sponsor of terrorism, and that the customer is not on a “denied parties list” maintained by the United States government. We also work closely with our contract manufacturers to ensure that their activities on our behalf also comply with applicable export regulation. In addition, certain of our products designed primarily for use by agencies of the United States government are developed and manufactured exclusively within, and are not sold outside of, the United States.

Research and Development

The constantly evolving and intensely competitive nature of the industry in which we operate makes it critical that we continue to focus on investment in research and development. Our focus is on broadening our product offerings by developing new solutions and improving upon our existing products through modifications and other enhancements. Our strategy is to identify and develop features and products that end-customers are likely to need based on our insight into future security vulnerabilities and on emerging trends. To this end, increasing adoption of virtualization and cloud computing will be a key area of focus for us, as we work to extend our current leadership by developing new products targeted at enterprises and cloud computing providers.

We also work with customers, partners and systems integrators to develop information security solutions for all areas of government. We offer government agencies both classified, known as National Security Agency Type 1, and sensitive but unclassified, or SBU, solutions to solve their mission-critical information security needs. We continue to invest in developing National Security Agency Type 1 solutions that focus on government security needs not addressed by commercial off-the-shelf, or COTS, technologies. We continue to make significant investments in research and development in order to maintain our position as a leading supplier of high-grade, NSA-certified and NIST-certified government encryption products for sensitive and classified data. We are well positioned to develop products for the U.S. federal government because a significant portion of our personnel have obtained the appropriate security clearances. Over 160 of our products are NSA- or NIST- certified.

Our research and development organization includes one of the largest groups of security engineers in the industry with significant expertise and tenure in developing security solutions. It is also organized to allow efficient sharing of non-classified information and expertise across our government and commercial operations. For example, we are able to leverage our expertise developing counter-threat technologies for our commercial customers to adapt them for appropriate use in government applications. At the same time, we are able to apply the trusted relationships that we have with our government customers and our highest levels of security accreditations to develop advanced solutions for the commercial market.

As of October 1, 2010, our research and development organization had over 650 employees located in research and development centers in the U.S., Canada, India, Israel, Germany and China. Our global research and development organization uses and shares the same technology, product development tools and data across various sites.

Our research and development expenses were $19.3 million, $34.0 million, $47.9 million, $60.6 million and $45.4 million in the Predecessor Period of 2007, the Successor Period of 2007, 2008, 2009 and the nine months ended September 30, 2010.

Intellectual Property

Our intellectual property is an essential element of our business and competitive position. We rely on a combination of patent, trade secret, trademark, copyright and other intellectual property laws, confidentiality agreements and license agreements to protect our intellectual property rights.

We believe that our continued success depends on hiring and retaining highly capable and innovative employees, especially as it relates to our engineering base. It is our policy that our employees and independent contractors involved in development are required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property and assigning to us any ownership that they may claim in those works. Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own or license. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

Patents and Patent Applications

As of August 25, 2010, we had approximately 101 issued U.S. patents and 68 patents issued in various foreign jurisdictions as well as approximately 50 U.S. and 83 foreign patent applications pending. These issued patents have expiration dates ranging from 2010 to 2027. The number of patents and patent applications will vary at any given time as part of our ongoing patent portfolio management activity. Although we actively attempt to utilize patents to protect our technologies, we believe that none of our patents, individually or in the aggregate, are material to our business. We will continue to file and prosecute patent applications when appropriate to attempt to protect our rights in our proprietary technologies. However, there can be no assurance that our patent applications will be approved, that any patents issued will adequately protect our intellectual property, or that such patents will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable.

Some of our products have been, and in the future could be, alleged to infringe existing patents of third parties. Although we believe that our product offerings do not infringe the intellectual property rights of any third party, we cannot be certain that we will prevail in any intellectual property dispute. Although we have been able to resolve some prior claims or potential claims without a material adverse affect on us, other claims have resulted in adverse decisions or settlements. In addition, other disputes are currently pending. If we do not prevail in these disputes, we may lose some or all of our intellectual property protection, be enjoined from further sales of our products that are determined to infringe the rights of others, and/or be forced to pay substantial royalties to a third party, any of which would adversely affect our business, financial condition and results of operations. In addition, we have agreed to indemnify some of our customers from patent infringement relating to our products. The costs of engaging in intellectual property litigation may be substantial regardless of the merit of the claim or the outcome. For more information on these claims, see “—Legal Proceedings” and for a discussion of the related risks, see “Risk Factors—Risks Related to Our Business.”

Trademarks

We also rely on several registered and unregistered trademarks to protect our brand. We have registered the “SafeNet,” “Aladdin,” “DataSecure,” “eSafe,” “HASP,” “Luna,” and “Sentinel” trademarks in the U.S. in certain classes of goods and services applicable to our business and, in some cases, in certain other countries. Other of our unregistered trademarks and service marks in the U.S. include: “eToken,” “ProtectApp,” “ProtectDatabase,” “ProtectDrive,” “ProtectFile,” “Sentinel HASP,” “Sentinel RMS,” and “Sentinel EMS” which are protected under common law. Third parties may use trademarks similar to our trademarks in other fields of use.

U.S. Government-Sponsored Development

The development of some of our intellectual property has been funded by the U.S. government. Similarly, some of our patents may cover inventions that were conceived or first reduced to actual practice under, or in connection with, U.S. government contracts or other federal funding agreements. When we work on U.S. government contracts, we seek to protect our proprietary technologies and intellectual property developed at private expense by taking steps to maintain ownership of such intellectual property, as well as steps intended to limit the U.S. government’s rights in such intellectual property to the extent permitted by applicable statutes, rules and regulations. However, such statutes, rules and regulations often give the U.S. government broad rights to the intellectual property developed for, or in connection with, the U.S. government.

Competition

The market for high-end data protection solutions is intensely competitive, and we expect competition to intensify in the future. Although we are not aware of a competitor that offers the same array of solutions that we provide, we compete with several companies in various areas of our business. Many competitors that specialize in providing protection from a narrow variety of security threats are often able to deliver specialized security products to the market more quickly than we can. Our business will be adversely affected if we are unable to meet the demand for existing products and innovate to bring new products and solutions to market.

Our competitors include large and small technology companies, such as RSA (a division of EMC), McAfee, Symantec, VASCO, Thales and Flexera, that offer point products in either data protection and software rights management and compete with components or some functionality of our broad solutions offering.

Some of our competitors have substantially larger installed customer bases beyond the high-end data protection solutions market and leverage their relationships based on other products or incorporate functionality into existing products in a manner that may discourage users from purchasing our products. These larger competitors may also have more diversified businesses that allow them to better withstand significant reduction in capital spending by end-customers in a number of markets.

We believe that we compete favorably based on our technology leadership, domain expertise, comprehensive product portfolio, lifecycle approach to data protection, unified management platform, modularity of our products that integrate with other vendors’ solutions, well-established relationships with government and commercial enterprise customers, a large installed base and experienced sales and development teams with significant industry expertise and security clearances.

Employees

As of October 1, 2010, we had approximately 1,707 employees, of which approximately 862 were located in North America, 432 were located in Europe and Israel and approximately 413 were located in Asia. Of our total employees, approximately 602 were principally dedicated to research and development, 452 were dedicated to sales, marketing and customer support, 276 were dedicated to manufacturing, service and support, order fulfillment and quality assurance and 262 were dedicated to general and administrative activities. We consider our relationship with our employees to be good. None of our domestic employees is represented by a labor union or covered by a collective bargaining agreement, although works councils exist in various foreign jurisdictions where we have employees.

Facilities

Our worldwide corporate headquarters and executive offices are located in Belcamp, Maryland, where we occupy approximately 68,000 square feet of office space under a lease that expires in December 2013. In addition to serving as our corporate headquarters, our Belcamp offices also support our sales and research and development operations and serve as our Americas regional headquarters. Our other Americas locations include U.S. sales and support offices in Arizona, California, Illinois, Maryland, Massachusetts, New Jersey, North Carolina, Virginia and Washington and research and development offices in Arizona, California, Maryland, Massachusetts and North Carolina. We also maintain sales and support offices in Brazil, Canada and Mexico and a research and development office in Canada.

Our offices in Camberley, United Kingdom serve as our regional headquarters for the European, Middle East and Africa, or EMEA, market area. Our other EMEA locations include sales and support offices in France, Germany, Israel, Italy, the Netherlands, Portugal, Russia, Spain, Sweden, Switzerland and the United Arab Emirates as well as our development center in Israel.

Our offices in Hong Kong, China serve as our regional headquarters for the Asia Pacific, or APAC, market area. Our other APAC locations include sales and support offices in Australia, China, India, Japan, Singapore and South Korea and research and development offices in China and India.

All of the facilities listed above in each of these locations have been leased. We believe that our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available on commercially reasonable terms if and when it becomes needed.

Geographic Areas

For information with respect to our geographic markets, see Note 22 to our consolidated financial statements included elsewhere in this prospectus.

Legal Proceedings

We are involved in various legal proceedings arising from the normal course of business activities. Although the results of litigation and claims cannot be predicted with certainty, currently, we do not believe that resolution of the matters discussed below will have a material adverse impact on our consolidated results of operations, cash flows or our financial position. However, depending on the amount and timing, an unfavorable resolution of a matter could materially affect our future results of operations, cash flows or financial position in a particular period. Regardless of the outcome, litigation can have an adverse impact on us because of defense costs, diversion of management resources and other factors.

Protegrity Corporation Litigation

Protegrity Corporation, or Protegrity, filed a suit against our subsidiary, Ingrian Networks, in the United States District Court for the District of Connecticut. We acquired Ingrian Networks on April 3, 2008. Protegrity’s complaint, filed April 25, 2008, alleges that Ingrian Networks has made, used or sold database security systems that infringe upon three U.S. patents relating to database encryption owned by Protegrity. The complaint seeks injunctive relief, unspecified damages, attorneys’ fees and costs. We answered the complaint on September 24, 2008, denying that Ingrian’s products infringe the identified patents and other material allegations of the complaint and asserting further defenses. We also filed counterclaims against Protegrity, seeking declaratory judgments that Ingrian Networks has not infringed the patents and that the patents are invalid or unenforceable. The initial phase of the case focused on identification and briefing of claim construction issues. A hearing and argument on these issues was held on January 11, 2010, and on March 2, 2010 the court issued oral rulings. Those rulings did not entirely favor either party and will allow the case to proceed on at least one if not more of the patents in suit. On August 16, 2010, Protegrity amended its complaint to add SafeNet as an additional defendant in the case. The case is now in the discovery phase and no trial date has been set. We believe that the Ingrian Networks products do not infringe Protegrity’s patents, and intend to continue to defend the matter vigorously. We have certain rights of indemnification under the agreement by which we acquired Ingrian Networks and expect to be indemnified for expenses and losses, if any, in this matter up to the limits set forth in that agreement. There can be no assurance, however, that we will prevail in this matter or that, if we are found liable, the available indemnification will be sufficient to cover our liability. Moreover, any adverse ruling in this matter may have a significant impact on our business and results of operations, and we may continue to incur significant legal fees in connection with this matter until it is resolved.

Cloakworks Litigation

On April 8, 2010, Cloakworks, Inc., or Cloakworks, filed suit against us in the United States District Court for the Northern District of California. Cloakworks’s complaint alleges that certain of our software rights management products infringe upon a U.S. patent held by Cloakworks relating to obscuring or “cloaking” software to protect the software against reverse engineering or tampering. The complaint seeks injunctive relief, damages and attorneys fees and costs. We answered the complaint on June 1, 2010, denying that our products infringe the Cloakworks patent and other material allegations of the complaint, and asserting several affirmative defenses. Although the case is in the very preliminary stages, we believe that the allegations of infringement are without foundation and intend to defend the matter vigorously. There can be no assurance, however, that we will prevail in this matter and any adverse ruling may have a significant impact on our business and results of operation. In addition, if this matter proceeds to trial, we may incur significant legal fees until this matter is resolved.

Wordcheck Tech Litigation

On September 7, 2010, WordCheck Tech LLC, or WordCheck, filed suit against us in United States District Court for the Eastern District of Texas. WordCheck’s complaint alleges infringement of a U.S. patent by certain of our data protection products. The complaint seeks injunctive relief, unspecified damages and attorneys’ fees and costs. By agreement of the parties, we have until November 18, 2010 to answer the complaint. We believe that we have meritorious defenses against WordCheck’s claims, and intend to vigorously defend the matter. There can be no assurance, however, that we will prevail in this matter and any adverse ruling may have a significant impact on our business and operating results. In addition, regardless of the outcome of the matter, we may incur significant legal fees defending the action until it is resolved.

Uniloc Litigation

On September 14, 2010, Uniloc USA, Inc. and Uniloc (Singapore) Private Limited, collectively referred to as Uniloc, filed suit against us and our wholly-owned subsidiaries Aladdin Knowledge Systems, Inc. and Aladdin Knowledge Systems Ltd. in the United States District Court for the Eastern District of Texas. Uniloc’s complaint alleges infringement of a U.S. patent by certain of SafeNet’s and Aladdin’s software rights management products. The complaint seeks injunctive relief, unspecified damages and attorneys’ fees and costs. By agreement of the parties and as ordered by the court, we have until November 19, 2010 to answer the complaint. We believe that we have meritorious defenses against Uniloc’s claims, and intend to vigorously defend the matter. There can be no assurance, however, that we will prevail in this matter and any adverse ruling may have a significant impact on our business and operating results. In addition, regardless of the outcome of the matter, we may incur significant legal fees defending the action until it is resolved.

United States District Court for the Southern District of New York Investigation

On May 17, 2006, we were served with a grand jury subpoena from the United States District Court for the Southern District of New York, or SDNY, demanding that we produce all documents referring to, relating to or involving the granting of stock options from 2000 to that date. By agreement with the U.S. Attorney’s Office for the SDNY, which is investigating the matter, we produced certain documents, interview memoranda and information concerning stock options, our accounting and internal controls, our revenue recognition procedures, including certain contracts, our external audits, communications with investors, our draft public filings and our compensation for senior executives during the period in question. The U.S. Attorney’s Office for the SDNY has interviewed a number of our present and former employees. We are cooperating fully with the U.S. Attorney’s Office for the SDNY in its investigation. Although we are not presently receiving requests for additional information, we have not received any notice that the matter is closed.

While no claims or actions have been asserted by the U.S. Attorney’s Office for the SDNY in these matters at this time, we have concluded that an unfavorable outcome in the form of fines, penalties or other action in this matter is not probable at this time. Accordingly, we have not reserved any amounts for potential losses in our accompanying financial statements. Additionally, we are presently unable to estimate the potential losses in the event of an unfavorable outcome in this matter.

Federal Securities Law Complaints

On August 1, 2006 and on August 15, 2006, certain of our stockholders and former stockholders filed two separate class action lawsuits against us and Anthony Caputo, our former chief executive officer, Carole Argo, our former president and chief financial officer and Kenneth Mueller, our former chief financial officer as well as against our former directors in the SDNY alleging violations of federal securities laws. The purported classes consist of stockholders who acquired our common stock during the period March 31, 2003 to May 18, 2006. These class actions contain identical factual allegations relating to the defendants’ stock option practices and compensation-related disclosures.

On February 21, 2007, the SDNY combined the separate class actions and named a lead plaintiff. On August 1, 2008, the lead plaintiff filed an amended complaint on behalf of the classes naming us as well as certain individual former officers, former members of the compensation committee of our board of directors and former members of our board of directors as defendants.

The amended complaint asserts the following claims against us and certain or all of the individual defendants: (i) violation of Section 10(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 10b-5 promulgated thereunder for alleged misrepresentations related to stock option back dating and non-stock option accounting fraud; (ii) violation of Section 14(a) of the Exchange Act and Rule 14A-9 promulgated thereunder for alleged misrepresentations contained in our proxy statements for the years 2003 through 2005; (iii) violation of Section 14(a) of the Exchange Act and Rule 14A-9 promulgated thereunder for alleged misrepresentations contained in the proxy statements and the prospectus used in connection with our acquisition of Rainbow Technologies, Inc., or Rainbow; (iv) violation of Section 11 of the Securities Act of 1933, as amended, or the Securities Act, for alleged misrepresentations contained in the registration statement used in connection with our acquisition of Rainbow; and (v) violation of Section 12(a)(2) of the Securities Act for alleged misrepresentations contained in the proxy statements and the prospectus used in connection with our acquisition of Rainbow. In addition, the amended complaint asserts the following additional claims against certain or all of the individual defendants without naming us: (i) violation of Section 20(a) of the Exchange Act arising from alleged stock option back-dating and non-stock option accounting fraud and (ii) violation of Section 15 of the Securities Act for alleged misrepresentations contained in the registration statement used in connection with our acquisition of Rainbow. The amended complaint requests unspecified compensatory damages, interest, attorneys’ fees, costs, injunctive relief in the form of a constructive trust over the individual defendants’ unjust enrichment, disgorgement, rescission of unexercised options and unspecified other relief.

On September 30, 2008, the defendants each filed motions to dismiss the amended complaint for failure to state a claim on which relief can be granted. On August 6, 2009, the court dismissed certain of the claims not related to alleged stock options back-dating issues. The court also dismissed from the case all the individual defendants other than Mr. Caputo and Ms. Argo. Document production was substantially completed in December 2009.

On February 1, 2010, plaintiffs moved for leave to file a Second Amended Complaint adding Mr. Mueller back into the case and supplementing the plaintiffs’ non-options and options-related claims to include allegations made in the SEC’s November 10, 2009 complaint against SafeNet. On March 8, 2010, the parties stipulated to the dismissal of the non-options-related claims contained in the Second Amended Complaint on the same grounds as set forth in the court’s August 6, 2009 opinion, with plaintiffs reserving all rights to request the court to reconsider that decision or to appeal that decision in the future and defendants reserving all rights to continue to assert its loss causation defenses.

On March 11, 2010, Mr. Mueller filed a motion to dismiss the Second Amended Complaint insofar as it revived claims against him that had already been dismissed in the court’s August 6, 2006 opinion. Plaintiffs filed an opposition to Mr. Mueller’s motion on March 26, 2010, and Mr. Mueller filed a reply in further support of his motion on April 6, 2010. No hearing date for the motion has been set.

On July 9, 2010, we entered into a binding term sheet that tentatively settles and resolves the consolidated class actions in exchange for a payment in the amount of $25.0 million, which amount is recorded as additional general and administrative expenses in the year ended December 31, 2009. On September 13, 2010, we entered into a stipulation and agreement of settlement that confirms the settlement amount and provides additional detail regarding settlement mechanics. On October 7, 2010, the court gave its preliminary approval of the settlement and authorized the parties to begin to notify class participants. The settlement requires final court approval before it becomes final. A hearing for final approval is scheduled for December 20, 2010.

Securities and Exchange Commission Action

On November 12, 2009, the Securities and Exchange Commission filed a civil injunctive action against us, Mr. Caputo, Mr. Mueller, and three former SafeNet accountants, Clinton Ronald Greenman, John Wilroy, and Gregory Pasko. The complaint filed in the United States District Court for the District of Columbia alleged that, during the period from the fourth quarter of 2000 through May 2006, SafeNet, Inc. engaged in two fraudulent schemes, one involving the backdating of options and the other earnings management. Each scheme allegedly resulted in SafeNet materially misstating financial results and disseminating materially false and misleading information concerning its financial condition.

Without admitting or denying the allegations in the complaint, except as to jurisdiction, all of the defendants, including us, agreed to settle the action concurrently with the initial filing of the action on November 12, 2009. SafeNet consented to the entry of a judgment (i) permanently enjoining it from violating the antifraud provisions of the federal securities laws, (Section 17(a) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5,) the rule relating to the use of non-GAAP financial measures of Regulation G, the reporting, books and records and internal controls provisions of the Exchange Act (Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) and Rules 12b-20, 13a-1, 13a-11, and 13a-13,), and the proxy solicitation provisions, Section 14(a) of the Exchange Act and Exchange Act Rule 14a-9, and (ii) ordering SafeNet to pay a civil penalty of $1,000,000.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information concerning our current executive officers and directors:

Name	Age	Position(s)
Executive Officers
Mark A. Floyd	54	Chief Executive Officer and Class III Director
Chris Fedde	59	President, Chief Operating Officer and Class I Director
Charles J. Neral	51	Senior Vice President and Chief Financial Officer
Philip S. Saunders	44	Senior Vice President, Worldwide Sales & Customer Service
Kenneth M. Siegel	52	Senior Vice President and General Counsel
James B. Summers	53	Senior Vice President & General Manager, Data Protection
Non-Employee Directors
William P. Crowell(1)(2)	69	Class II Director
David L. Fishman(2)(3)	40	Class II Director
Louis J. Lavigne, Jr.(1)(3)	62	Class I Director
Arthur J. Marks(3)	66	Class I Director
Alexander R. Slusky(1)(2)	43	Class III Director

(1)	Member of the nominating and governance committee.
(2)	Member of the compensation committee.
(3)	Member of the audit committee.

Executive Officers

Mark A. Floyd has served as our chief executive officer and a member of our board of directors since July 2009. Between 2007 and 2009, Mr. Floyd served as a venture partner at El Dorado Ventures and Sevin Rosen Ventures, both venture capital firms, and served on the board of directors of Tekelec and Riverbed Technology, Inc., as more fully described below. From August 2002 to February 2007, Mr. Floyd was president, CEO and a board member of Entrisphere, Inc., a fiber-optic networking equipment company that was acquired by Ericsson. From April 2001 until April 2002, Mr. Floyd was president and chief executive officer of Siemens ICN U.S., a major communications equipment manufacturer. From July 1993 to April 2001, Mr. Floyd was a founder, chief executive officer and chairman of the board of Efficient Networks, Inc., a publicly traded broadband telecommunications equipment company that was acquired by Siemens AG. Mr. Floyd has also held senior executive and board positions with Networth, Inc., a developer, manufacturer and supplier of Fast Ethernet hubs, switches and related products; Interphase Corporation, a provider of computing solutions for network connectivity; and Scott Instruments, Inc., a leading provider of speech recognition equipment. Mr. Floyd started his career at Texas Instruments Inc., a publicly traded developer and supplier of digital signal processors. Mr. Floyd currently serves in various capacities on a number of boards of directors of other companies. He is chairman of the board of directors and a member of the audit and compensation committees of Tekelec, Inc., a publicly traded provider of network signaling, mobile messaging and performance management solutions, where he has served as a director since October 2004 and as chairman since January 2007. In addition, Mr. Floyd has served as a member of the board of directors and audit and compensation committees of Riverbed Technology, Inc., a publicly traded provider of WAN optimization solutions, since 2007. Mr. Floyd has also served as a member of the board of directors of Cyan Optics, Inc., a privately held supplier of packet optical transport platforms, since October 2008. Mr. Floyd also previously served as a director of Carrier Access Corporation, a publicly traded telecommunications equipment manufacturer, from June 2001 until its February 2008 acquisition by Turin Networks, Inc. Additionally, Mr. Floyd has served as a venture partner at Cross Point Ventures, a venture capital firm, and has served as a senior consultant to Siemens. Mr. Floyd holds a Bachelor of Business Administration in Finance from the University of Texas at Austin. We believe that Mr. Floyd possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our chief executive officer as well as a senior executive and chief executive officer at several other technology companies, which brings historic knowledge and operational expertise to our board of directors.

Chris Fedde has served as our president and chief operating officer and as a member of our board of directors since October 2006. From April 2005 to October 2006, Mr. Fedde served as our senior vice president and general manager of enterprise security. From January 2001 to April 2005, Mr. Fedde served in various other management positions with us. Prior to joining us, Mr. Fedde was the director of secure products at Harris Corporation, a communications and information technology company, from 1982 to 2001 and was the engineering manager at Motorola, a provider of analog and digital two-way voice and data radio products and systems, from 1973 to 1982. Mr. Fedde has also served on the board of directors of AuthenTec, a manufacturer of biometric fingerprint scanning engines, since 2008. Mr. Fedde holds a Bachelor of Science of Electrical Engineering from the University of Iowa. We believe that Mr. Fedde possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our president and chief operating officer as well as a senior executive and engineer at several other technology companies, which brings historic knowledge and operational expertise to our board of directors.

Charles J. Neral has served as our senior vice president and chief financial officer since October 2009. Prior to that, Mr. Neral served in various positions with IBM, most recently as the vice president of finance for IBM’s software business from March 2004 to January 2009 and previously in a variety of positions across IBM’s Sales, Server and Global Services organizations, including executive roles in Asia Pacific and IBM Corporate Headquarters. In his roles at IBM, Mr. Neral was responsible for financial planning and analysis, product pricing, business development and business controls. Mr. Neral holds a Bachelor of Science in Computer Science from Indiana University of Pennsylvania and a Masters in Business Administration in Finance from New York University.

Philip S. Saunders has served as our senior vice president, worldwide sales & customer services since July 2006. Prior to that, Mr. Saunders served in various positions with us since December 2002. Prior to that, Mr. Saunders served as senior vice president of business development at OpenReach (now known as Corente), a provider of network and application services, from October 2000 to December 2002. Prior to that, Mr. Saunders served as our vice president of marketing and business development from July 1998 to October 2000 and as the director of channel development from July 1997 to June 1998. Before joining us in 1997, Mr. Saunders was director of sales at Nuera Communications, a provider of IP telephony solutions, from March 1994 to June 1997. Mr. Saunders holds a Bachelor of Science in Business from the State University of New York at Albany and a Masters in Business Administration from Seton Hall University’s W. Paul Stillman School of Business.

Kenneth M. Siegel had served as our corporate vice president, general counsel and secretary since February 2010 and, as our senior vice president, general counsel and secretary since June 2010. From February 2006 until February 2010, Mr. Siegel served as vice president and general counsel of Verigy Ltd., a provider of advanced test systems and solutions for the semiconductor industry, where he was responsible for legal affairs and compliance worldwide, corporate governance, including SEC reporting, and legal aspects of mergers and acquisitions and strategic transactions. From October 2003 to January 2006, Mr. Siegel was senior vice president and general counsel of Agile Software Corporation, a provider of product lifecycle management software solutions that was later acquired by Oracle. Previously, Mr. Siegel served as senior vice president of Efficient Networks, Inc., a publicly traded broadband telecommunications equipment company that was acquired by Siemens AG, from February 2000 to March 2002 and as general counsel from February 2000 to February 2001. Mr. Siegel holds a Bachelor of Arts in International Policy Studies from the Monterey Institute of International Studies and a Juris Doctor from the University of California Hastings College of the Law.

James B. Summers joined us in April 2004, and has held a variety of roles with us. Since November 2009, he has served as our senior vice president and general manager, data protection, as well as president of our government solutions subsidiary. Previously he served as the general manager of our government enterprise data protection division from January 2009 to November 2009, as senior vice president and general manager of government solutions from January 2007 to January 2009, as president of our Mykotronx subsidiary (later renamed as our Government Solutions subsidiary) from October 2004 to November 2009, and as vice president of program management of our Mykotronx subsidiary from April 2004 to October 2004. Prior to joining us, Mr. Summers served a dual role as the director of engineering and the director of common security platforms center of excellence of General Dynamics C4 Systems, a developer of secure communication and information systems and technology, from September 2001 to April 2004. Prior to that time, Mr. Summers served in several positions at Motorola, a provider of analog and digital two-way voice and data radio products and systems, from July 1984 to September 2001. Mr. Summers started his career at Sperry Flight systems where he served as a development engineer from June 1980 to June 1984. Mr. Summers holds a Bachelor of Science in Electrical Engineering and a Masters in Business Administration from Arizona State University.

Non-Employee Directors

William P. Crowell has served as a member of our board of directors since June 2009. Mr. Crowell also serves as chairman of our nominating and governance committee and as a member of our compensation committee. Since February 2003, Mr. Crowell has worked as an independent consultant in the areas of information technology, security and intelligence systems and serves as chairman of the Senior Advisory Group to the Director of National Intelligence. He served as president and chief executive officer of Cylink Corporation, a provider of network security solutions, from 1998 until its acquisition by SafeNet, Inc. in February 2003. Prior to that, Mr. Crowell held a series of senior executive positions at the National Security Agency, including Deputy Director of Operations and Deputy Director. Mr. Crowell served as a member of the board of directors of Sun Microsystems Federal, a wholly owned subsidiary of Sun Microsystems, until its acquisition by Oracle, Inc. Mr. Crowell also serves as a member of the board of directors of ArcSight, a publicly-traded provider of security and compliance management solutions, and he also serves as a member of ArcSight’s nominating and corporate governance committee and chairman of its technology strategy committee. Mr. Crowell holds a Bachelor of Arts in Political Science from Louisiana State University. We believe that Mr. Crowell possesses specific attributes that qualify him to serve as a member of our board of directors and as chair of our nominating and governance committee, including his experience with the information technology and security industry in both the public and private sectors as well as his experience as a member of management or the board of directors of other public and private companies.

David L. Fishman has served as a member of our board of directors since June 2007. Mr. Fishman also serves as a member of our audit committee and our compensation committee. Mr. Fishman joined Vector Capital in August 2006 and became a partner at Vector Capital in October 2008. Prior to joining Vector Capital, Mr. Fishman served in the Mergers and Acquisitions Department at Goldman, Sachs & Co. from August 1997 to October 2005 and as a Managing Director in that department from October 2005 to August 2006. Prior to that, Mr. Fishman worked at J.P. Morgan from October 1992 to June 1995, where he was responsible for capital markets financing transactions. Mr. Fishman holds a Bachelor of Science in Economics from Duke University and a Masters in Business Administration from the J.L. Kellogg School of Management at Northwestern University. We believe that Mr. Fishman possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an investor in the information technology and security industry.

Louis J. Lavigne, Jr. has served as a member of our board of directors and as chairman of our audit committee since April 2010. Mr. Lavigne also serves as a member of our nominating and governance committee. Mr. Lavigne has served as a management consultant in the areas of corporate finance, accounting and strategy since March 2005. From July 1982 until retiring in March 2005, Mr. Lavigne served in various senior financial executive positions at Genentech, Inc., a publicly traded biotechnology company, including serving as vice president and chief financial officer commencing in 1988 and later as executive vice president and chief financial officer commencing in 1997. Mr. Lavigne presently serves on the boards of directors of BMC Software, Inc., a publicly traded provider of enterprise management software, where he also serves as chairman of the audit committee; Accuray Incorporated, a publicly traded company specializing in image-guided robotic medical devices, where he also serves as chairman of the board of directors and the compensation committee and as a member of the nominations and corporate governance committee; and Allergan, Inc., a publicly traded pharmaceutical company, where he also serves as a member of the audit and finance committee and the science and technology committee. Mr. Lavigne holds a Bachelor of Science in Finance from Babson College and a Masters in Business Administration from Temple University. We believe that Mr. Lavigne possesses specific attributes that qualify him to serve as a member of our board of directors and as chairman of our audit committee, including his executive experience and his financial and accounting expertise with both public and private companies.

Arthur J. Marks has served as a member of our board of directors since August 2007. Mr. Marks also currently serves as a member of our audit committee, and served as the chairman of that committee from 2007 until Mr. Lavigne joined us in April 2010. Mr. Marks has served as a general partner of Valhalla Partners, a venture capital firm, since its formation in 2002. Mr. Marks was a general partner with New Enterprise Associates from 1984 to 2001. Prior to that time, Mr. Marks held various positions with General Electric and Baxter-Travenol Laboratories. Mr. Marks serves as chairman emeritus of the Mid-Atlantic Venture Association and is currently on the board of directors of Venture Philanthropy Partners. Mr. Marks holds a Bachelor of Science in Engineering from the University of Michigan and Masters of Business Administration from Harvard University. We believe that Mr. Marks possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an investor in the technology industry, as an executive and engineer at various technology companies, and as a member of the board of directors of other private companies.

Alexander R. Slusky has served as a member of our board of directors since April 2007. Mr. Slusky also serves as chairman of our compensation committee and as a member of our nominating and governance committee. Mr. Slusky is the founder of Vector Capital, where he has served as Vector Capital’s Managing Partner since 1997. Prior to joining Vector Capital, Mr. Slusky led the technology equity practice at Ziff Brothers Investments, a venture capital firm specializing in growth capital investments. Prior to that, Mr. Slusky served at New Enterprise Associates, a venture capital firm specializing in early-stage companies in information technology, medical and life sciences. Prior to that, Mr. Slusky served as a consultant at McKinsey & Company, a management consulting firm, and as a product manager at Microsoft Corporation. Mr. Slusky serves on the boards of directors of Corel Corporation, a desktop software provider, and WatchGuard Technologies, a provider of network security solutions. Mr. Slusky holds a Bachelor of Arts in Economics from Harvard University and a Masters of Business Administration from Harvard Business School. We believe that Mr. Slusky possesses specific attributes that qualify him to serve as a member of our board of directors and as chairman of our compensation committee, including his experience as an investor in the technology industry and as a member of the board of directors of other public and private companies.

Board Composition

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2011, 2012 and 2013, respectively. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of our board of directors.

Our board of directors currently consists of seven members. Messrs. Fedde, Lavigne and Marks are Class I directors and will serve until our annual meeting of stockholders in 2011. Messrs. Crowell and Fishman are Class II directors and will serve until our annual meeting of stockholders in 2012. Messrs. Floyd and Slusky are Class III directors and will serve until our annual meeting of stockholders in 2013.

Director Independence

Upon the completion of this offering, our common stock will be listed on the NASDAQ Global Market. Under the listing requirements for the NASDAQ Global Market and the rules of the NASDAQ Stock Market LLC, independent directors must comprise a majority of a listed company’s board of directors within a specified period after completion of this offering. In addition, the rules of the NASDAQ Stock Market LLC require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of the NASDAQ Stock Market LLC, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Controlled Company Exception and Director Independence

After the completion of this offering, Vector Stealth will control a substantial majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the              corporate governance standards. Under the NASDAQ Marketplace rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•

the requirement that we have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Following this offering, we intend to utilize these exemptions. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Stock Market LLC.

In June 2010, our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Crowell, Lavigne and Marks, representing three of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NASDAQ Stock Market LLC. Our board of directors also determined that Messrs. Lavigne and Marks, who serve on our audit committee, Mr. Crowell, who serves on our compensation committee, and Messrs. Crowell and Lavigne, who serve on our nominating and governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of the NASDAQ Stock Market LLC.

With respect to our audit committee, we intend to rely on the phase-in provisions of Securities Exchange Act of 1934 Rule 10A-3 and expect Mr. Fishman to be replaced on the audit committee within one year following completion of this offering.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee.

Audit Committee

Our audit committee consists of Messrs. Fishman, Lavigne and Marks, with Mr. Lavigne serving as chairman. In accordance with our audit committee charter, after this offering, our audit committee will: oversee our corporate accounting and financial reporting processes and our internal controls over financial reporting; evaluate the independent public accounting firm’s qualifications, independence and performance; engage and provide for the compensation of the independent public accounting firm; approve the retention of the independent public accounting firm to perform any proposed permissible non-audit services; review our consolidated financial statements; review our critical accounting policies and estimates and internal controls over financial reporting; and discuss with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly consolidated financial statements. We believe that our audit committee members meet the requirements for financial literacy under the current requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market LLC as well as SEC rules and regulations. In addition, the board of directors has determined that Mr. Lavigne is qualified as an audit committee financial expert within the meaning of SEC regulations. We have made this determination based on information received by our board of directors, including questionnaires provided by the members of our audit committee.

Compensation Committee

Our compensation committee consists of Messrs. Crowell, Fishman and Slusky, with Mr. Slusky serving as chairman. In accordance with our compensation committee charter, after this offering, our compensation committee will review and recommend policies relating to compensation and benefits of our officers and employees, including reviewing and approving individual and corporate goals and objectives relevant to compensation of the chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee will also administer the issuance of stock options and other awards under our equity-based incentive plans. We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market LLC and SEC rules and regulations as such rules apply to a controlled company. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Governance Committee

Our nominating and governance committee consists of Messrs. Crowell, Lavigne and Slusky, with Mr. Crowell serving as chairman. In accordance with our nominating and governance committee charter, after this offering, our nominating and governance committee will: recommend to the board of directors nominees for election as directors, and meet as necessary to review director candidates and nominees for election as directors; recommend members for each committee of the board; oversee corporate governance standards and compliance with applicable listing and regulatory requirements; develop and recommend to the board governance principles applicable to the company; and oversee the evaluation of the board and its committees. We believe that the composition of our nominating and governance committee meets the requirements for independence under, and the functioning of our nominating and governance committee complies with, any applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market LLC and SEC rules and regulations as such rules apply to a controlled company. We intend to comply with future requirements to the extent they become applicable to us.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal controls over financial reporting, corporate opportunities and confidentiality requirements.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Messrs. Crowell, Fishman and Slusky. None of the members of our compensation committee is an executive officer or employee of our company. None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee. Messrs. Fishman and Slusky, due to their relationships with Vector Capital, may be deemed to have an interest in the following transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act:

Cash Dividends Paid to Vector Stealth

Our board of directors declared special dividends on our outstanding common stock of $9.0 million in 2008 and $3.0 million in 2009, funded from cash generated from operations. As Vector Stealth was our sole stockholder at the time, all of the dividends were paid to that entity.

Acquisition of Aladdin Knowledge Systems, Ltd.

In March 2009, an affiliate of Vector Stealth acquired Aladdin Knowledge Systems, Ltd., or Aladdin, which was placed under our management at that time. In March 2010, we effected a restructuring pursuant to which we paid an aggregate of approximately $164.1 million in cash to an affiliate of Vector Stealth and issued approximately 52.0 million shares of our common stock to Vector Stealth in exchange for Aladdin and its subsidiaries.

Term Loan

In connection with the acquisition of Aladdin, we borrowed an additional $11.0 million under our second lien term loan facility, of which an affiliate of Vector Stealth acquired approximately $2.5 million in face value. The acquisition by the Vector Stealth affiliate was on the same terms and conditions as applied to the other investors in the facility.

Share Issuances to Vector Stealth

In 2008, we acquired Ingrian Networks, Inc., or Ingrian, for cash consideration of approximately $19.6 million. The acquisition of Ingrian was funded through a combination of cash generated from operations and $12.5 million provided by Vector Stealth. In February 2010, we issued an aggregate of approximately 4.7 million shares of our common stock to Vector Stealth in consideration of the capital provided to acquire Ingrian.

In consideration for Vector Stealth issuing Class C membership interests in Vector Stealth to Messrs. Floyd and Neral, we issued 3,885,178 shares of our common stock to Vector Stealth on February 24, 2010.

Management Services Agreement

Since our acquisition by Vector Stealth in April 2007, Vector Capital Partners III, an affiliate of Vector Stealth, has provided management services to us. In June 2010, we formalized the management services arrangements by entering into a management services agreement. The management services agreement provides for a quarterly management fee of $0.5 million as well as for reimbursement of expenses incurred in connection with the services. The agreement also provides that Vector Capital Partners III will be entitled to certain fees in the event of a change of control of SafeNet and in connection with any debt restructuring we may undertake. The agreement also provides that the agreement will automatically terminate upon completion of an initial public offering or change of control, and that Vector Capital Partners III will be entitled to a termination fee equal to the present value of the future services fees otherwise payable under the agreement. The management services agreement will terminate upon completion of this offering, and we will be required to pay a termination fee of up to $12.0 million in connection with the termination. Messrs. Slusky and Fishman are principals of Vector Capital Partners III.

Stockholders’ Agreement

Prior to the completion of this offering, we and Vector Stealth will enter into a stockholders’ agreement related to a number of board of director, stockholder and related governance matters. Such stockholders’ agreement will provide that Vector Stealth will have the right to designate a majority of the director nominees to our board of directors, subject to their beneficial ownership of at least 40% or more of the voting power of the total outstanding shares of our capital stock. Vector will continue to have a right to designate director nominees to our board of directors to a lesser degree if their ownership percentage is between 7.5% and 40% of the voting power of the total outstanding shares of our capital stock. In addition, stockholders will only be allowed to remove directors for cause, and our board of directors shall designate appointees to fill vacancies (subject to Vector Stealth’s rights to designate members of our board of directors). Furthermore, such stockholders’ agreement will also provide that the following actions by us or any of our subsidiaries require the approval of Vector Stealth for so long as Vector Stealth owns at least 30% or more of the voting power of our outstanding shares of common stock: (1) termination of our chief executive officer; (2) consummation of a change of control transaction; (3) entering into any agreement providing for acquisitions or divestitures for aggregate consideration in excess of the greater of (i) $50.0 million or (ii) 7.5% of our market capitalization (as determined at the end of each fiscal quarter); and (4) the incurrence of debt (excluding working capital revolvers and the refinancing of any then existing debt) of greater than $50.0 million in excess of our existing indebtedness following the application of proceeds from this offering to the repayment of all or a portion of our debt.

Registration Rights Agreement

Prior to the completion of this offering, we and Vector Stealth will enter into an agreement, pursuant to which Vector Stealth will have registration rights with respect to their shares of common stock following this offering. No later than upon the expiration of the lock-up agreements entered into in connection with this public offering or 181 days after this initial public offering, whichever date is later, we shall file a shelf registration statement with the SEC covering the resale of all of our registrable securities held by Vector Stealth. In addition, beginning six months after the completion of this initial public offering, Vector Stealth will have two (2) demand registration rights, which, when and if exercised, will require us to register shares of the common stock held by Vector Stealth with the SEC for sale by them to the public. We are not obligated to file a registration statement relating to any request to register shares pursuant to such demand registration rights within a period of 180 days after the effective date of any other registration statement we file pursuant to such demand registration rights (including the registration statement of which this prospectus is a part). In addition, we are required to give notice of registration of shares held by Vector Stealth to all members of our executive management who receive shares of common stock in exchange for the Vector Stealth Units formerly held by them, and such persons have so-called “piggyback” registration rights providing them the right to have us include the shares of common stock owned by them in any such registration.

We are generally required to bear all registration expenses relating to demand and “piggyback” registration rights other than underwriting discounts and commissions.

The registration rights agreement contains customary cross-indemnification provisions pursuant to which we and any selling stockholders are obligated to provide indemnification to each other and in certain circumstances contribute to payments that we or such stockholders may be required to make in the event of material misstatements or omissions in a registration statement or other filing attributable to the indemnifying party.

Indemnification Agreements

We have entered into an indemnification agreement with each of Messrs Slusky and Fishman in connection with their service as members of our board of directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management—Limitations on Director and Officer Liability and Indemnification.”

Director Compensation

Except for Messrs. Crowell and Lavigne, none of our other directors have received consideration for their service as members of our board of directors or committees thereof. Messrs. Crowell and Lavigne have received cash consideration and option awards in connection with their board service. We do not have a formal policy of director compensation and expense reimbursement, but we reimburse them for travel, lodging and other reasonable expense incurred in connection with their attending board and/or committee meetings. Prior to completion of this offering, we expect to develop a formal policy with respect to director compensation and expense reimbursement.

The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2009.

Name	Fees Earned or Paid in Cash	Option Awards ($)(1)	Total ($)
William P. Crowell	$12,500	$10,227	$22,727
David L. Fishman	—	—	—
Arthur J. Marks	—	—	—
Alexander R. Slusky	—	—	—

(1)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or FASB ASC Topic 718, of stock option awards granted in 2009. Assumptions used in the calculation of these award amounts are included in Note 15 to our consolidated financial statements included elsewhere in this prospectus. The option vests as to 25% of the shares on the first anniversary of the date of grant and over twelve quarters thereafter as to the remaining 75% until such time as all shares have fully vested on the fourth anniversary of the vesting commencement date. Vesting under this option will accelerate upon completion of this offering. The grant date and number of shares subject to each option award included in the awards for which expense is shown in the table above is as follows:

Name	Grant Date	Number of Shares Subject to Option
William P. Crowell	August 11, 2009	37,879	*

*	Also represents the aggregate number of options awards outstanding at fiscal year end.

Although we do not have a formal policy of director compensation, we have agreed with each of Messrs. Crowell and Lavigne to provide cash compensation of $25,000 per year and stock options for their services as members of our board and, in the case of Mr. Lavigne, for his services as the chairman of the audit committee of our board. In connection with joining our board, Mr. Crowell was awarded an option to purchase 37,879 shares of our common stock at an exercise price of $2.64 per share in August 2009, and Mr. Lavigne was awarded an option to purchase 75,000 shares of our common stock at an exercise price of $2.64 per share in April 2010. Each of these options vests as to 25% of the shares on the first anniversary of the date of grant and over twelve quarters thereafter as to the remaining 75% until such time as all shares have fully vested on the fourth anniversary of the vesting commencement date.

Limitations on Director and Officer Liability and Indemnification

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation and our bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for certain expenses (including attorneys fees), judgments, fines, penalties and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or executive officers or to any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation of liability and indemnification provisions contained in our certificate of incorporation and our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving one of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis provides information about the material components of our compensation program for:

•	Mark A. Floyd, our chief executive officer (our “CEO”);

•	Chris Fedde, our president and chief operating officer;

•	Charles J. Neral, our senior vice president and chief financial officer;

•	Philip Saunders, our senior vice president, worldwide sales and customer service;

•	James Summers, our senior vice president and general manager, data protection;

•	Aviram Shemer, our corporate vice president, finance and accounting and former interim chief financial officer; and

•	John Frederick, our former chief financial officer.

Mr. Frederick, who is no longer with SafeNet, served as our chief financial officer for a portion of 2009. Mr. Shemer, who currently serves as our corporate vice president, finance and accounting, served as interim chief financial officer following the departure of Mr. Frederick and prior to the employment of Mr. Neral.

We refer to these executive officers collectively in this prospectus as the “named executive officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why our board of directors arrived at specific compensation policies and decisions involving our executive officers during 2009.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans and expectations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from the currently planned plans and arrangements as summarized in this discussion.

Background and Objectives of Our Executive Compensation Program

Our executive compensation program reflects our stage of development as a company and our ownership structure. Since our acquisition by a fund affiliated with Vector Capital in 2007, our board of directors has been responsible for reviewing and approving executive compensation, and our compensation program has focused on offering incentives determined on a case-by-case basis to recruit and retain talented executives who possess the skills necessary to achieve our business objectives.

Historically, we have built our business through a series of acquisitions as well as through organic growth. Although we have a substantial operating history, the named executive officers include individuals who have had a long history with SafeNet and whose employment precedes our acquisition by a fund affiliated with Vector Capital in 2007, individuals who have joined SafeNet in connection with the integration of recently-acquired businesses, and individuals who we have recently recruited and hired as we transition to becoming a publicly-traded company. Accordingly, the current compensation arrangements of the named executive officers are, in part, the result of the individual circumstances that contributed to the determination of their compensation packages at the time they became employees.

The objectives of our executive compensation program are to recruit and retain an executive management team with the skills we believe are necessary to achieve our short-term and long-term business objectives and with a view towards creating and maintaining value for our stockholders. We believe our executive compensation program is designed to support key business goals, including achieving positive financial and operational results, building stockholder value, maximizing rational growth, and successfully integrating acquired businesses.

We have not yet adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, or between cash and non-cash compensation, or among different forms of non-cash compensation.

Role of Our Board of Directors and Executive Officers in Determining Executive Compensation

Prior to 2010, our board of directors reviewed the compensation packages of the named executive officers on an annual basis to determine whether they provide adequate incentives to support achievement of our business goals and whether the compensation levels were adequate in comparison to other companies with which we compete for executive talent. In evaluating the competitive market, generally our board of directors has relied on the collective experience of its members in working with other companies and the recommendations of our management, including our CEO, as assisted by our human resources department.

In determining the financial measures and related performance target levels for purposes of annual performance bonuses, as well as the type and amount of equity awards and salary adjustments, our board of directors has taken into account recommendations of our management. Typically, our CEO would make recommendations to our board of directors with respect to equity awards for our executive officers (other than himself) based on his knowledge of the individual executive officer’s job responsibilities, seniority, performance and pre-existing equity ownership and related vesting status.

In October 2009, we established a compensation committee of our board of directors (the “compensation committee”), which has responsibility for establishing and administering our executive compensation program beginning in 2010. In June 2010, our board of directors adopted a formal charter for the compensation committee that will become effective upon the completion of this offering.

This charter grants the compensation committee the authority to retain the services of one or more executive compensation advisors, in its discretion, to assist in connection with the establishment and review of our compensation programs and related policies and practices. In May 2010, the compensation committee retained Compensia, Inc., a national compensation consulting firm (“Compensia”), to review our executive compensation policies and procedures. Compensia serves at the discretion of the compensation committee and did not provide any other services to us in 2010.

Executive Compensation Program Components

We have established an executive compensation program that includes both short-term and long-term components, cash and equity components, and performance contingent award opportunities in proportions that we believe will provide appropriate incentives to reward and retain our executive officers. Our executive compensation program is comprised of the following elements:

•	base salaries, which are designed to allow us to attract and retain qualified executives;

•	annual performance bonuses, which provide the opportunity for our executive officers to receive additional cash compensation upon the achievement of one or more pre-established business objectives;

•

equity-based compensation, which is intended to align the interests of our executive officers and stockholders and provide incentives for executive behavior that results in increased stockholder value;

•	deferred compensation; and

•	health and welfare benefits, most of which are available to all of our full-time salaried employees.

Base Salary

Historically, we have reviewed the base salaries of our executive officers at or near the beginning of the fiscal year. Typically, our board of directors would determine whether to make any adjustments to the then-existing base salaries of our executive officers based on several factors, including the skills, experience, scope of responsibilities, and performance of each executive officer. Our board of directors also takes into account the role that the executive officer was expected to play in achieving our key business objectives as well as our understanding of the base salaries believed to be paid by other companies to their executive officers in similar positions. In addition, the retention of our executive officers has also been one of our key business objectives. Accordingly, our board of directors has set base salaries so that each executive officer’s base compensation, when combined with his incentive compensation, are sufficient to encourage continuity of our management team.

In the fourth quarter of 2008, Mr. Fedde, our then-principal executive officer, assisted by our corporate vice president of human resources, reviewed the total compensation, including base salaries, of our executive officers against the competitive market. For these purposes, our corporate vice president of human resources established the competitive market using data from the Culpepper Executive Compensation Survey based on the compensation of executives holding comparable positions at technology companies in the mid-Atlantic region with a similar number of employees as us. The Culpepper survey consisted of compensation data from numerous companies presented in consolidated form such that individual peer companies were not identified.

In view of the uncertainty surrounding the prospects for the United States economy at the end of 2008, Mr. Fedde recommended, and our board of directors determined, that the base salaries of our executive officers, including the named executive officers who were then employed by us, be frozen for the first half of 2009, with such decision to be re-evaluated in mid-2009. Upon reevaluation in mid-2009, Mr. Fedde recommended, and our board of directors determined, to maintain the base salaries of our executive officers at existing levels through the remainder of 2009. These decisions affected the base salaries of Messrs. Fedde, Frederick, Saunders, and Summers for 2009. The base salaries of Messrs. Floyd, Neral, and Shemer, who joined the Company during 2009, are described below.

The base salaries paid to the named executive officers during 2009 are set forth in the section titled “Execution Compensation—Summary Compensation Table.”

Annual Performance Bonuses

Our executive officers, including the named executive officers, are eligible to receive annual cash bonuses based on the achievement of one or more pre-established financial performance targets. Annual performance bonuses are designed to both reward performance and serve as a key retention incentive.

The performance measures that we have used for these bonus opportunities involve a combination of revenue, adjusted EBITDA, and, in certain cases, including Mr. Summers, profit contribution targets. Based on both its experience with SafeNet and its collective business experience, our board of directors believed that the target levels established for 2009 for these performance measures were attainable, but by no means certain, and that achievement of the target levels would depend upon a combination of operational execution and favorable industry and economic conditions. As noted below, our actual financial results for 2009 were below the target amounts for each performance measure.

With respect to each performance measure, we establish threshold, target, and maximum performance levels. In the case of each measure, actual performance below the threshold performance level (which is 80% of the relevant performance target) results in no payout with respect to that measure. Actual performance between 80% and 100% of the relevant performance target results in a payout calculated on a linear basis from zero up to the target payout amount for that measure. Achievement greater than 100% of the applicable performance target results in a continued linear payout progression up to a maximum payout amount equal to 250% of the target payout amount for that measure. The annual target bonus opportunity for each of our named executive officers is stated in his respective employment agreement and is based on his or her role and responsibilities and market-based variable compensation information for executives in similar roles.

We determined actual 2009 awards for Mr. Fedde based on a weighting of 50% on achievement of an earnings performance measure and 50% on achievement of a revenue performance measure. For Mr. Saunders, the 2009 award was based 25% on achievement of an earnings performance measure and 75% on achievement of a revenue performance measure. For Mr. Summers, the 2009 award was based 30% on a corporate earnings performance measure, 40% on achievement of a corporate division revenue performance measure and 30% on a corporate division earnings performance measure.

Other named executive officers who joined us recently have provisions in their employment agreements relating to calculation of 2009 performance bonuses that differ from the method described above. Employment agreements in place for Messrs. Floyd and Neral state that their 2009 incentive bonus is determined assuming achievement of target performance and prorated for each full or partial month of employment during 2009. The performance bonus arrangement in place for Mr. Shemer during 2009 was based on the terms of his prior employment agreement with Aladdin. Under this agreement, Mr. Shemer was entitled to a performance bonus in the amount of $125,000 for 2009, payable if certain financial targets relating to Aladdin performance were achieved.

In February 2010, our board of directors reviewed SafeNet’s financial performance for 2009 against the performance measures and related target levels established for the 2009 annual performance bonuses for our executive officers, including our named executive officers, and awarded payouts according to the actual financial achievement. Our actual financial results for 2009 were above the threshold levels but below the target levels established for each performance measure, and the annual performance bonuses paid to our executive officers, including our named executive officers, were determined accordingly. The performance target for Mr. Shemer was achieved, and he received his full incentive bonus.

The cash bonuses paid to our named executive officers during 2009 are set forth in “Executive Compensation—Summary Compensation Table.”

Equity-Based Compensation

We design our equity-based compensation awards to align the interests of our executive officers with those of our stockholders and to provide our executive officers with the opportunity to achieve above-average rewards for above-average value creation. Equity-based compensation awards are typically made at the commencement of employment and, thereafter, from time to time following a significant change in job responsibilities or to meet other specific retention objectives.

Differences in the equity-based compensation of our executive officers reflect a determination of appropriate compensation in individual cases necessary to effectively attract, incentivize, and retain key personnel. The terms of the initial equity awards made to each named executive officer upon joining us were primarily based on competitive hiring conditions applicable to the individual’s specific position.

In the first quarter of 2009, Mr. Fedde, our then-principal executive officer, assisted by our corporate vice president of human resources, recommended, and our board of directors approved, equity-based compensation awards for Mr. Summers and Mr. Saunders. The amount of the award recommended was based on our then-principal executive officer assessment of individual performance and understanding of award levels being paid by other companies for executive officers at similar positions.

The equity awards granted to the named executive officers during 2009 are set forth in “Executive Compensation—Summary Compensation Table” and “Executive Compensation—Grants of Plan-Based Awards Table.”

Historically, we have granted equity-based compensation awards to our executive officers, including the named executive officers, and other employees in the form of stock options to purchase shares of our common stock. Following our acquisition by a fund affiliated with Vector Capital in 2007, additional equity awards in the form of restricted Class C Units in Vector Stealth were granted to a limited number of members of our senior management team, including certain of the named executive officers. Awards of Class C units were negotiated at the time we entered into employment agreements with certain of our named executive officers. These interests represent solely economic interests in Vector Stealth and entitle holders to receive their allocable percentage in the appreciation in value of Vector Stealth following the date of grant. At the present time, the only asset of Vector Stealth is an equity interest in SafeNet Holding Corporation. Consequently, the interests give holders the potential to benefit from appreciation in the value of our common stock. The Class C Units are described in “Executive Compensation—Benefit Plans—Vector Stealth Holdings II, L.L.C. 2007 Equity Plan.”

In February, 2010, Class C Units were granted to two of our named executive officers, Messrs. Floyd and Neral, pursuant to commitments in their employment agreements with us. The vesting and other terms of these grants are described under “Executive Compensation—Employment Agreements and Potential Payments upon Termination of Change-In-Control.” The table below lists the grant date, the number of Class C Units granted, and an estimated representative payout value with respect to the units, including vested and unvested, assuming a complete liquidation of Vector Stealth’s interests in our common stock at a per share price of our common stock equal to $            , the midpoint of the price range set forth on the front cover of this prospectus, and a distribution of such proceeds.

Name	Grant Date	Class C Units	Representative Payout Value
Mark A. Floyd	2/18/2010	9,451,413	$
Charles J. Neral	2/18/2010	2,835,424

Deferred Compensation

Our named executive officers are eligible to participate in our non-qualified deferred compensation plan, known as the SafeNet Supplemental Executive Retirement and Savings Plan. The plan permits participants to elect before the beginning of each year to defer receipt of up to 100% of their base salary and annual incentive payments for such year. The plan is intended to promote retention by providing our executives with a long-term savings program on a tax-deferred basis. Because the named executive officers do not receive preferential or above-market rates of return under the plan, earnings are not included in the Summary Compensation Table but are included in the Non-Qualified Deferred Compensation table.

Retirement, Health and Welfare Benefits

Our executive officers, including the named executive officers, are eligible to participate in our employee benefit plans, which are generally provided for all full-time employees, including a tax-qualified Section 401(k) savings plan, group medical and dental insurance, group life insurance, and short-term and long-term disability insurance. In the case of our general group medical insurance plan, our executive officers, including the named executive officers, participate in a supplemental medical expense reimbursement plan. This benefit is provided to our executive officers as an added retention incentive.

IPO Bonus Program

Employees, including our named executive officers, may be selected to participate in a discretionary cash bonus program established in connection with this offering. Under the program, we have agreed to establish a cash bonus pool in an amount determined by achievement of certain revenue and earnings targets during 2010, provided this offering is completed during 2010. The bonus pool will not exceed $1.35 million. Selection of participants and bonus amounts is made by our chief executive officer, subject to approval of the board with respect to executive officers. Bonus payments will be made in a cash lump sum in early 2011 following calculation of 2010 results to participants employed in good standing on the date of this offering and the date our board determines payouts under the program.

Employment Arrangements

In 2009, we negotiated employment arrangements with three of our named executive officers, one of whom joined SafeNet following the acquisition of his then-current employer by us and the other two who were recruited to serve as our principal executive officer and principal financial officer. In hiring these individuals, we recognized that it was in the best interests of SafeNet to recruit candidates from outside the company with the requisite experience and skills that we needed. Accordingly, we sought to develop competitive compensation packages to attract qualified candidates who could fill our most critical positions. At the same time, we were sensitive to the need to integrate new executive officers into our executive compensation structure, balancing both competitive and internal equity considerations.

Compensation of Mr. Shemer

Mr. Shemer joined us following the acquisition of Aladdin in 2009 where he served as chief financial officer prior to the acquisition. Mr. Shemer’s executive compensation arrangements were negotiated in connection with the acquisition, and were based on his prior levels of compensation with Aladdin. Mr. Shemer’s annualized base compensation was increased by $20,000 for the period during which he was acting as our interim chief financial officer for a portion of 2009, and reverted to the unadjusted level with the arrival of Mr. Neral.

Compensation of Messrs. Floyd and Neral

Messrs. Floyd and Neral, our chief executive officer and chief financial officer, respectively, joined us following recruitment in July 2009 and October 2009, respectively. Executive compensation arrangements for these individuals were the result of negotiations undertaken in connection with the recruitment and hiring process. In the case of Mr. Floyd, these terms were negotiated with Vector Stealth and approved by our board of directors. In the case of Mr. Neral, these terms were negotiated with our chief executive officer and members of our board of directors, and approved by our board of directors. In approving these compensation arrangements, our board of directors considered various factors, including market conditions, the executive officer’s background, seniority, past performance, and alternative employment options, and alignment with our key business objectives.

For a summary of the material terms and conditions of the employment arrangements of these named executive officers, see “Executive Compensation—Employment Arrangements.”

Post-Employment Compensation

We have in place severance and change in control arrangements with each of the named executive officers employed at the end of 2009. The terms of these arrangements are contained in each executive officer’s employment agreement and described under “Executive Compensation—Employment Agreements and Potential Payments upon Termination or Change in Control.” We believe that these arrangements will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control. We also believe these arrangements are competitive with arrangements offered to senior executives at companies with whom we compete for executive talent and are necessary to the achievement of our business objective of management retention.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other named executive officers, other than its chief financial officer. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

As we are not currently publicly-traded, our board of directors has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. We expect that, where reasonably practicable, we may seek to qualify the variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Additionally, under a Section 162(m) exception for private companies that become publicly held, any compensation paid pursuant to a compensation plan in existence before the effective date of this public offering will not be subject to the $1.0 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. For further information regarding our accouting for stock-based compensation, see note 15 to our consolidated financial statements included elsewhere in this prospectus.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning compensation for the following persons: (i) all persons serving as our principal executive officer during 2009, (ii) all persons serving as our principal financial officer during 2009 and (iii) up to three of the most highly compensated of our other executive officers who received compensation during 2009 of at least $100,000 and who were executive officers on December 31, 2009. We refer to these persons as our “named executive officers” elsewhere in this prospectus. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Mark A. Floyd Chief Executive Officer and Director(3)	2009	$203,076	$—		$—	$250,000	$36,641	(4)	$489,717

Chris Fedde President, Chief Operating Officer and Director(3)	2009	300,000	—		—	229,575	35,707	(5)	565,282

Charles J. Neral Senior Vice President and Chief Financial Officer(6)	2009	68,077	—		—	33,250	2,400		103,727

Philip Saunders Senior Vice President, Worldwide Sales & Customer Service	2009	257,000	—		33,750	192,752	36,306	(7)	519,808

James Summers Senior Vice President & General Manager, Data Protection	2009	240,011	—		20,250	151,497	19,802	(8)	431,560

Aviram Shemer Corporate Vice President, Finance and Accounting and Former Principal Financial Officer(6)	2009	104,999	125,000	(9)	—	125,000	44,062	(10)	399,061

John Frederick Former Chief Financial Officer(6)	2009	227,286	—		—	—	10,546	(11)	237,832

(1)	Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are described in Note 15 to our consolidated financial statements included elsewhere in this prospectus.
(2)	Amounts represent annual performance incentive payments, or pro rated portions, awarded by our board of directors.
(3)	Mr. Floyd was appointed as our principal executive officer in July 2009. Mr. Fedde served as our principal executive officer from April 2007 until the appointment of Mr. Floyd.
(4)	Includes the following:

Health and welfare benefits and life insurance premium payments on behalf of executive	$4,975
401(k) Plan match contribution	6,666
Relocation payment	25,000
(5)	Includes the following:

Car allowance	$12,025
Health and welfare benefits and life insurance premium payments on behalf of executive	16,332
401(k) Plan match contribution	7,350

(6)	Mr. Neral was appointed as our Senior Vice President and Chief Financial Officer in October 2009. Mr. Shemer served as our interim chief financial officer from July 2009 until the appointment of Mr. Neral. Mr. Frederick served as our chief financial officer until his resignation in July 2009. Mr. Shemer, who was our Corporate Vice President, Finance and Accounting at the time of Mr. Frederick’s departure, was promoted to interim chief financial officer at such time, and continues as our Corporate Vice President, Finance and Accounting following Mr. Neral’s appointment.
(7)	Includes the following:

Car allowance	$11,275
Health and welfare benefits and life insurance premium payments on behalf of executive	17,681
401(k) Plan match contribution	7,350
(8)	Includes the following:

Health and welfare benefits and life insurance premium payments on behalf of executive	$14,329
401(k) Plan match contribution	5,473
(9)	Amount represents $125,000 retention bonus.
(10)	Includes the following:

Health and welfare plan and life insurance premium payments on behalf of executive	$5,942
401(k) Plan match contribution	3,120
Relocation payment	35,000
(11)	Amount represents $10,546 of health and welfare benefits and life insurance premium payments on behalf of executive.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards to named executive officers in 2009.

Name		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mark A. Floyd	—	$—	$500,000	$—	—	$—	$—
Chris Fedde	—	240,000	300,000	750,000	—	—	—
Charles J. Neral	—	—	150,000	—	—	—	—
Philip Saunders	—	205,600	257,000	642,500	—	—	—
	4/26/09	—	—	—	125,000	2.64	33,750
James Summers	—	150,000	187,500	468,750	—	—	—
	4/26/09	—	—	—	75,000	2.64	20,250
Aviram Shemer(3)	—	—	125,000	—	—	—	—
John Frederick	—	—	—	—	—	—	—

(1)	Amounts represent amounts payable under annual performance incentive plans approved by our board of directors. The target column assumes the achievement of target goals approved by our board of directors. Below performance objective thresholds, no performance incentive payments are made. Between the performance threshold and target, incentive payouts are made linearly up to the target incentive payout level. Overachievement of performance targets results in a continued linear payout progression up to a maximum payout amount equal to 250% of the target incentive payout amount. Bonuses for Mr. Floyd, Mr. Neral and Mr. Shemer were calculated pursuant to terms of their employment agreements. Actual amounts paid to our named executive officers are set forth in the section titled “—Summary Compensation Table.”
(2)	Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 15 to our consolidated financial statements included elsewhere in this prospectus.
(3)	Amount represents $125,000 performance bonus pursuant to terms of Mr. Shemer’s prior employment agreement with Aladdin.

Outstanding Equity Awards at December 31, 2009

The following table shows outstanding equity awards held by the named executive officers as of December 31, 2009.

	SafeNet Option Awards					Vector Stealth Unit Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested(5)		Value of Units That Have Not Vested(6)
Name	Exercisable	Unexercisable
Mark A. Floyd	—	—		$—	—	—		—
Chris Fedde	120,878	265,933	(1)	2.64	7/29/2018	343,748	(7)
Charles J. Neral	—	—		—	—	—		—
Philip Saunders	—	125,000	(2)	2.64	4/26/2019	242,280	(7)
James Summers	99,076 —	59,447 75,000	(3) (4)	2.64 2.64	12/17/2017 4/26/2019	— —		— —
Aviram Shemer	—	—		—	—	—		—
John Frederick	—	—		—	—	—		—

(1)	Remaining unvested shares subject to option shall vest quarterly for the exercise of 24,176 shares on each of January 31, April 30, July 31 and October 31 of each year until all shares subject to option are fully exercisable, subject to the executive’s continued status as a service provider.
(2)	Option shall vest as to 31,250 shares on February 19, 2010 and quarterly thereafter as to an additional 7,813 shares on each of May 31, August 31, November 30 and February 28 of each year until all shares subject to option are fully exercisable, subject to the executive’s continued status as a service provider.
(3)	Remaining unvested shares subject to option shall vest quarterly for the exercise of 9,908 shares on each of July 31, October 31, January 31 and April 30 of each year until all shares subject to option are fully exercisable, subject to the executive’s continued status as a service provider.
(4)	Option shall vest as to 18,750 shares on February 19, 2010 and quarterly thereafter as to an additional 4,688 shares on each of May 31, August 31, November 30 and February 28 of each year until all shares subject to option are fully exercisable, subject to the executive’s continued status as a service provider.
(5)	Represents outstanding Class C Units of interest in Vector Stealth, which are solely economic interests entitling holders to receive their allocable percentage in the appreciation in value of Vector Stealth above the value of Vector Stealth as of the date of grant. Holders realize value with respect to Class C Units at the time a distribution occurs pursuant to the terms of the Vector Stealth operating agreement.
(6)	Value is a representative payout value assuming a complete liquidation of Vector Stealth’s interest in our common stock at a per share price of our common stock equal to $ , the midpoint of the price range set forth on the front cover of this prospectus, and a distribution of such proceeds.
(7)	The Class C Units were vested with respect to 25% of the units on April 6, 2008 and as to an additional 2.0833% of the units at the completion of each month of service following April 6, 2007.

Option Exercises and Stock Vested in 2009

The following table sets forth the number of Vector Stealth Class C Units acquired and the value realized upon vesting during 2009. None of our named executive officers exercised option awards during the year ended December 31, 2009.

Stock Awards
Name	Number of Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mark A. Floyd	—	—
Chris Fedde	990,123
Charles J. Neral	—	—
Philip Saunders	697,858
James Summers	—	—
Aviram Shemer	—	—
John Frederick	—	—

(1)	Represents the number of Class C Units of interest in Vector Stealth that became vested during 2009.
(2)	Value realized is an estimated representative payout value assuming a complete liquidation of Vector Stealth’s interest in our common stock at a per share price of our common stock equal to $ , the midpoint of the price range set forth on the front cover of this prospectus, and a distribution of such proceeds. Actual payments with respect to vested units would occur at the time of a distribution by Vector Stealth. The timing of distributions will be determined by Vector SA Holdings, L.L.C., as managing member of Vector Stealth.

Non-Qualified Deferred Compensation

The following table contains certain information about activity of our named executive officers with respect to our non-qualified deferred compensation program.

Name	Executive Contributions in FY 2009 ($)		Registrant Contributions in FY 2009 ($)	Aggregate Earnings in FY 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2009 ($)
Mark A. Floyd	$—		$—	$—	$—	$—
Chris Fedde	61,182	(1)	—	28,319	—	127,070
Charles J. Neral	—		—	—	—	—
Philip Saunders	—		—	—	—	—
James Summers	—		—	—	—	—
Aviram Shemer	—		—	—	—	—
John Frederick	—		—	—	—	—

(1)	This amount is reported in the Salary column of the Summary Compensation Table herein.

The SafeNet Supplemental Executive Retirement and Savings Plan permits eligible employees to defer up to 100% of their base salary and annual incentive bonus. Employees eligible to participate are employees classified as director level or above with minimum annual base compensation of $125,000, including our named executive officers. Deferrals are credited to a company bookkeeping account, and such account reflects participant deferrals as well as earnings or losses from deemed investments selected from time to time by the participant. Participation is voluntary and we do not make any matching or other contributions to the plan. Participants receive lump sum cash distributions equal to their account balance at their termination of employment or upon a change in control of SafeNet. Participants also can elect to elect pre-termination distributions in the event of their financial hardship.

Employment Agreements and Potential Payments upon Termination or Change-In-Control

Employment Agreements

Mark A. Floyd is a party to an employment agreement with us effective June 4, 2009, as amended October 22, 2009 and May 13, 2010. Pursuant to this agreement, Mr. Floyd is entitled to an initial annual base salary of $400,000, to be reviewed annually, as well as an annual bonus target equal to 125% of his then-applicable annual base salary. Mr. Floyd is also entitled to a one-time cash relocation payment of $25,000 and to benefits we offer other executives. Also, pursuant to the agreement, on February 18, 2010, the managing member of Vector Stealth approved a grant of 9,451,413 Class C Units in Vector Stealth to Mr. Floyd. A portion of the grant, equal to 7,561,130 units representing a 2% interest in future appreciation of Vector Stealth, vest based on Mr. Floyd’s continued service to us over a four-year period, with 25% vesting on June 4, 2010 and 1/48th of the units vesting monthly thereafter. The remaining 1,890,283 units representing a 0.5% interest in future appreciation in Vector Stealth vest as to 50% of such units in a disposition, sale or initial public offering with a value of at least $756,113,010 but less than $945,141,262. 100% of the incremental 1,890,283 units vest in a disposition, sale or initial public offering valued at or above $945,141,262. Such numerical thresholds are increased by certain percentages in the event of additional capital contributions to Vector Stealth. Mr. Floyd’s employment agreement also provides for certain benefits in the event his employment with us is terminated as a result of an involuntary termination. See “—Potential Payments upon Termination or Change-in-Control.” In addition, pursuant to Mr. Floyd’s employment agreement, Mr. Floyd purchased membership interests in Vector SA Holdings, L.L.C., an entity affiliated with Vector Capital, with an aggregate value of $2 million.

Chris Fedde is a party to an employment agreement dated as of April 12, 2007. Pursuant to this agreement, Mr. Fedde was entitled to an initial annual base salary of $275,000, to be reviewed annually, as well as an annual bonus target equal to 100% of the applicable annual base salary and to benefits we offer other executives. The agreement also provided that we would issue Mr. Fedde an equity incentive. This obligation was satisfied when, in October 2008, Vector Stealth granted Mr. Fedde 3,960,491 Class C Units in Vector Stealth. This grant was initially vested as to approximately 37.5% on the date of grant, and the remaining 62.5% vests monthly over approximately 30 months following the date of grant based on Mr. Fedde continuing to provide services to us. The monthly vesting was subject to partial acceleration in the event that we met certain financial performance targets for calendar years 2007 and 2008. As these performance metrics were not met, the acceleration provisions did not apply. Mr. Fedde’s employment agreement also provides for certain benefits in the event his employment with us is terminated as a result of an involuntary termination. See “—Potential Payments upon Termination or Change-in-Control.”

Charles J. Neral is a party to an employment agreement dated as of October 10, 2009. Mr. Neral is entitled to an initial annual base salary of $300,000, to be reviewed annually, as well as an annual bonus target equal to 50% of the applicable annual base salary and to benefits we offer other executives. In addition, Mr. Neral is entitled to a one-time cash relocation payment of $100,000. Also, pursuant to this agreement, on February 18, 2010, our board of directors and the managing member of Vector Stealth approved a grant to Mr. Neral of 2,835,424 Class C Units in Vector Stealth, representing a 0.75% interest in future appreciation of Vector Stealth. The units vest based on Mr. Neral’s continued service to us over a four-year period, with 25% vesting on the first anniversary of October 10, 2010 and 1/48th of the units vesting monthly thereafter based on Mr. Neral continuing to provide services to us. Mr. Neral’s employment agreement also provides for certain benefits in the event his employment with us is terminated as a result of an involuntary termination. See “—Potential Payments upon Termination or Change-in-Control.”

Philip Saunders is a party to an employment agreement dated as of April 12, 2007. Mr. Saunders is entitled to an initial annual base salary of $250,000, to be reviewed annually, as well as an annual bonus target equal to 100% of the applicable annual base salary and to benefits we offer other executives. The agreement also provided that we would issue Mr. Saunders an equity incentive. This obligation was satisfied when, in October 2008, Vector Stealth granted Mr. Saunders 2,791,430 Class C Units in Vector Stealth. This grant was initially vested as to approximately 37.5% on the date of grant, and the remaining 62.5% vests monthly over approximately 30 months following the date of grant based on Mr. Saunders continuing to provide services to us. The monthly vesting was subject to partial acceleration in the event that we met certain financial performance targets for calendar years 2007 and 2008. As these performance metrics were not met, the acceleration provisions did not apply. Mr. Saunders’s employment agreement also provides for certain benefits in the event his employment with us is terminated as a result of an involuntary termination. See “—Potential Payments upon Termination or Change-in-Control.”

James Summers is a party to an employment agreement dated as of February 26, 2008. Mr. Summers is entitled to an initial annual base salary of $210,000, to be reviewed annually, as well as an annual bonus target equal to 75% of the applicable annual base salary and to benefits we offer other executives. Mr. Summers’s employment agreement also provides for certain benefits in the event his employment with us is terminated as a result of an involuntary termination. See “—Potential Payments upon Termination or Change-in-Control.”

Aviram Shemer is a party to an employment agreement dated as of June 4, 2009. Mr. Shemer is entitled to an initial annual base salary of $200,000, to be reviewed annually, as well as, beginning on November 1, 2010, an annual bonus equal to 30% of the applicable annual base salary. In addition, in accordance with Mr. Shemer’s prior agreement with Aladdin, Mr. Shemer is entitled to the payment of a retention bonus in an amount equal to $375,000, one-third of which was paid in late 2009 and the remaining two-thirds of which is payable in September 2010 and to a cash incentive bonus for calendar 2009 of $125,000, payable if certain 2009 financial targets are achieved. Beginning November 1, 2010, Mr. Shemer will be eligible for our annual incentive bonus with a bonus target equal to 30% of the applicable base salary. Also pursuant to this agreement, Mr. Shemer was entitled to an award of stock options with an aggregate exercise price of $1,200,000, subject to certain vesting provisions. This obligation was satisfied when, in April 2010, we granted Mr. Shemer an option to purchase an aggregate of 454,546 shares of our common stock at an exercise price of $2.64 per share. The option was vested at to approximately 25% at the date of grant, and the remaining 75% vest monthly thereafter based on Mr. Shemer continuing to provide services to us.

Prior to his termination, John Frederick was a party to an employment agreement dated as of January 1, 2008. Mr. Frederick was entitled to an initial annual base salary of $294,400, to be reviewed annually, as well as an annual bonus target equal to 50% of the applicable annual base salary. In addition, Mr. Frederick was entitled to certain equity-based awards, none of which were vested at the time of termination of his employment.

Potential Payments upon Termination or Change-In-Control

We are parties to agreements with each of our named executive officers, except for Mr. Frederick, that provide for certain severance and vesting benefits if they are involuntarily terminated, or if in connection with or during the six-month period following a change in control they are involuntarily terminated under certain circumstances. The severance and equity acceleration benefits described below are conditioned on the executive executing a general release of claims in favor of us. The key terms of our arrangements upon an involuntary termination for these named executive officers are as follows:

Table of Payments Upon Termination or Change-in-Control

Name	Without a Change-in-Control Event		In Connection With or Within Six Months Following a Change-in-Control Event
	Cash Payments	Equity Acceleration	Cash Payments	Equity Acceleration
Mark A. Floyd

One-time payment equal to twelve months of applicable base salary plus 100% of target bonus for year in which termination occurred.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for twelve months.

Severance and accelerated vesting of equity awards is conditioned on compliance with 12-month post termination non-competition and non-solicitation covenants and a post-termination non-disparagement covenant.

Any unvested equity interest in our company and certain unvested interests in Vector Stealth shall receive vesting credit for the twelve months following termination.

One-time payment equal to twelve months of applicable base salary plus 100% of target bonus for year in which termination occurred.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for twelve months.

Severance and accelerated vesting of equity awards is conditioned on compliance with 12-month post termination non-competition and non-solicitation covenants and a post-termination non-disparagement covenant.

Any unvested equity interest in our company or in Vector Stealth shall receive fully accelerated vesting; provided, however, that accelerated vesting of a portion of Mr. Floyd’s equity interest in Vector Stealth is contingent upon achieving specified valuation targets. See the description of Mr. Floyd’s employment agreement in the section titled “—Employment Agreements” for further information.

Name	Without a Change-in-Control Event		In Connection With or Within Six Months Following a Change-in-Control Event
	Cash Payments	Equity Acceleration	Cash Payments	Equity Acceleration
Chris Fedde

One-time payment equal to nine months of applicable base salary plus 75% of target bonus for year in which termination occurred.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for 12 months.

Severance payments and continued benefits conditioned on continued compliance with company confidentiality agreement.

Lump-sum distribution of non-qualified deferred compensation plan account.

Any unvested equity interest in our company or in Vector Stealth shall receive vesting credit for six months following termination.

One-time payment equal to one year of applicable base salary plus 75% of target bonus for year in which termination occurred.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for 12 months.

Reimbursement for golden parachute taxes and tax gross-up.

Severance payments and continued benefits conditioned on continued compliance with company confidentiality agreement.

Lump-sum distribution of non-qualified deferred compensation plan account.

Any unvested equity interest in our company or in Vector Stealth shall receive vesting credit for the greater of twelve months following termination or 60% of the unvested portion of the award.

Name	Without a Change-in-Control Event		In Connection With or Within Six Months Following a Change-in-Control Event
	Cash Payments	Equity Acceleration	Cash Payments	Equity Acceleration
Charles J. Neral

One-time payment equal to twelve months of applicable base salary plus 100% of target bonus for year in which termination occurred.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for 12 months.

Any unvested equity interest in our company or in Vector Stealth shall receive vesting credit for the twelve months following termination.

One-time payment equal to twelve months of applicable base salary plus 100% of target bonus for year in which termination occurred.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for 12 months.

Any unvested equity interest in our company or in Vector Stealth shall fully vest.

Philip Saunders

One-time payment equal to nine months of applicable base salary plus 75% of target bonus for year in which termination occurred.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for 12 months.

Any unvested equity interest in our company or in Vector Stealth shall receive vesting credit for the six months following termination.

One-time payment equal to one year of applicable base salary plus 100% of target bonus for year in which termination occurred.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for 12 months.

Reimbursement for golden parachute taxes and tax gross-up.

Any unvested equity interest in our company or in Vector Stealth shall receive vesting credit for the greater of twelve months following termination or 60% of the unvested portion of the award.

Name	Without a Change-in-Control Event		In Connection With or Within Six Months Following a Change-in-Control Event
	Cash Payments	Equity Acceleration	Cash Payments	Equity Acceleration
James Summers

One-time payment equal to six months of applicable base salary plus 50% of target bonus for year in which termination occurred.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for 6 months.

None.

One-time payment equal to six months of applicable base salary plus 50% of target bonus for year in which termination occurred.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for 6 months.

Any unvested equity interest in our company shall receive vesting credit for six months following termination.

Aviram Shemer

One-time payment equal to six months of applicable base salary plus an additional payment of $20,000.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for 6 months.

None.

One-time payment equal to six months of applicable base salary plus an additional payment of $20,000.

Reimbursement for medical continuation coverage (COBRA) and continued group life and similar insurance plans for 6 months.

Any unvested equity interest in our company shall receive vesting credit for the three months following termination.

For purposes of these agreements, “change-in-control” means (i) acquisition by an individual, entity or group of beneficial ownership of 50% or more of our outstanding common stock or voting power or outstanding securities entitled to vote in the election of directors, (ii) a merger, reorganization or similar corporate transaction as a result of which holders of 50% or more of the voting control of our company do not continue to hold at least 50% of the voting control of the company after the transaction, or (iii) a sale of all or substantially all of the our assets. Generally, a change-in-control will not be deemed to have occurred for certain transactions involving Vector Stealth or its affiliates or as a result of which Vector Stealth or its affiliates remain the largest stockholder of the surviving entity. Neither our recent corporate reorganization nor this offering will constitute a change-in-control under these agreements.

Involuntary termination refers to termination of the named executive officer without cause or resignation due to a constructive termination, as such terms are defined in each named executive officer’s respective employment agreement.

The table below estimates payments that would have been due to each named executive officer in the event his employment had been involuntarily terminated not in connection with a change in control, assuming the termination occurred on December 31, 2009. As there was no public trading market for our common stock at the time of vesting of the stock and option awards listed below, the values realized on exercise have been calculated based on our estimated initial public offering price of $                , the midpoint of the range on the front cover of this prospectus.

Name	Cash Payments		Deferred Compensation	COBRA/ Insurance(2)	Equity Acceleration
	Salary	Bonus			Shares	Market Value of Accelerated Equity (net of exercise price, if any)(1)
Mark A. Floyd(3)	$400,000	$500,000	$—	$16,980	—	$—
Chris Fedde	225,000	225,000	127,070	16,980	48,351		(4)
Charles J. Neral(5)	300,000	150,000	—	19,808	—	—
Philip Saunders	192,750	192,750	—	20,830	39,062		(6)
James Summers	120,000	90,000	—	4,979	—	—
Aviram Shemer	100,000	20,000	—	4,242	—	—

(1)	Messrs. Floyd, Fedde, Neral and Saunders each hold Class C Unit interests in Vector Stealth, the rights to which are subject to acceleration as described in the first table in this subsection titled “Table of Payments upon Termination or Change-in-Control.” For purposes of establishing the Market Value of Accelerated Equity (net of exercise price, if any), we have calculated the value of the accelerated Class C Unit awards held by these individuals without regard to whether the change-in-control actually results in a release of the value underlying the accelerated Class C Unit awards. See “—Employment Agreements” and “—Benefit Plans—Vector Stealth Holdings II, L.L.C. 2007 Equity Plan.”
(2)	COBRA/Insurance payments are estimated based on the number of months of coverage for which we are contractually obligated and the current estimated premium costs.
(3)	In February 2010, Mr. Floyd was awarded Class C Unit interests in Vector Stealth. Had such units been outstanding on December 31, 2009 and accelerated as of that date in accordance with their terms, the Market Value of Accelerated Equity (net of exercise price, if any) of such Units would have been $ .
(4)	Includes $ attributable to acceleration of Class C Units held by Mr. Fedde.
(5)	In February, 2010, Mr. Neral was awarded Class C Unit interests in Vector Stealth. Had such units been outstanding on December 31, 2009 and accelerated as of that date in accordance with their terms, the Market Value of Accelerated Equity (net of exercise price, if any) of such Units would have been $ .
(6)	Includes $ attributable to acceleration of Class C Units held by Mr. Saunders.

The table below estimates payments that would have been due to each named executive officer in the event his employment had been involuntarily terminated in connection with or within the six-month period following a change-in-control, assuming the termination occurred on December 31, 2009. The values realized on exercise have been calculated based on our estimated initial public offering price of $            , the midpoint of the range on the front cover of this prospectus.

Name	Cash Payments		Deferred Compensation	COBRA/ Insurance(2)	280G Tax Reimbursement	Equity Acceleration
	Salary	Bonus				Shares	Market Value of Accelerated Equity (net of exercise price, if any)(1)
Mark A. Floyd(3)	$400,000	$500,000	$—	$16,980	—	—	$—
Chris Fedde	300,000	225,000	127,070	16,980		159,560		(4)
Charles J. Neral(5)	300,000	150,000	—	19,808	—	—	—
Philip Saunders	257,000	257,000	—	20,830		75,000		(6)
James Summers	120,000	90,000	—	4,979	—	43,253
Aviram Shemer	100,000	20,000	—	4,242	—	—

(1)

Messrs. Floyd, Fedde, Neral and Saunders each hold Class C Unit interests in Vector Stealth, the rights to which are subject to acceleration as described in the first table included in this subsection titled “Table of Payments upon Termination or Change-in-Control.” For purposes of establishing the Market Value of Accelerated Equity (net of exercise price, if any), we have calculated the value of the accelerated Class C

Unit awards held by these individuals without regard to whether the change-in-control actually results in a release of the value underlying the accelerated Class C Unit awards. See “—Employment Agreements” and “—Benefit Plans—Vector Stealth Holdings II, L.L.C. 2007 Equity Plan.”

(2)	COBRA/Insurance payments are estimated based on the number of months of coverage for which we are contractually obligated and the current estimated premium costs.
(3)	In February 2010, Mr. Floyd was awarded Class C Unit interests in Vector Stealth. Had such units been outstanding on December 31, 2009 and accelerated as of that date in accordance with their terms, the Market Value of Accelerated Equity (net of exercise price, if any) of such Units would have been $ .
(4)	Includes $ attributable to acceleration of Class C Units held by Mr. Fedde.
(5)	In February 2010, Mr. Neral was awarded Class C Unit interests in Vector Stealth. Had such units been outstanding on December 31, 2009 and accelerated as of that date in accordance with their terms, the Market Value of Accelerated Equity (net of exercise price, if any) of such Units would have been $ .
(6)	Includes $ attributable to acceleration of Class C Units held by Mr. Saunders.

Benefit Plans

The following section provides details concerning our Stock Incentive Plan, our 2010 Equity Incentive Plan, the Vector Stealth 2007 Equity Plan and our 401(k) Plan.

Stock Incentive Plan

In 2007, our board of directors adopted, and our stockholders approved, our Stock Incentive Plan, or the 2007 Plan. The purpose of the 2007 Plan is to promote our success by providing a means of granting equity-based incentives to attract, motivate and retain persons eligible to receive awards under the plan. Our 2007 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options and awards of restricted or unrestricted shares of our common stock to employees, directors and consultants of us or our parent and subsidiary corporations. We will not grant any additional awards under our 2007 Plan following this offering and will instead grant awards under our 2010 Equity Incentive Plan. However, the 2007 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder.

Stock Subject to the Plan

The maximum aggregate number of shares that may be issued under the 2007 Plan is 9,613,587 shares of our common stock. As of September 30, 2010, options to purchase 9,152,472 shares of our common stock were outstanding and 461,115 shares were available for future grant under the 2007 Plan.

In connection with our corporate reorganization, SafeNet Holding Corporation will assume the 2007 plan and outstanding awards. As a result, following our corporate reorganization, the outstanding options to acquire common stock of SafeNet, Inc. will become solely exercisable, on the same terms and conditions, for shares of common stock of SafeNet Holding Corporation.

If a stock option or stock award expires or otherwise terminates without having been exercised in full prior to the completion of the offering, the unpurchased shares subject to such awards will become available for future grant or issuance under the 2007 Plan. If such expiration or termination occurs after the offering, the unpurchased shares subject to the terminated awards will become available for grant or issuance under our 2010 Equity Incentive Plan described below.

Upon completion of this offering, the 2007 Plan will terminate, and any shares reserved for issuance under the 2007 Plan at that time will become part of the reserve under our 2010 Equity Incentive Plan.

Plan Administration

Our board, or a committee which it appoints, administers the 2007 Plan. Subject to the provisions of our 2007 Plan, our board of directors or its committee has the authority to determine the eligibility for awards and the terms, conditions and restrictions, including vesting terms, applicable to grants made under the 2007 Plan. Our board of directors or its committee also has the authority, subject to the terms of the 2007 Plan, to construe and interpret the 2007 Plan and awards, to amend outstanding awards and to establish, amend and revoke rules and regulations it considers appropriate for the administration and interpretation of the 2007 Plan. Our board of directors or its committee also has the authority, subject to the terms of the 2007 Plan, to amend existing awards to reduce or increase their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the board or committee administering the 2007 Plan and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards that may have different exercise prices and terms.

Stock Options

Our board of directors or its committee may grant incentive and/or nonstatutory stock options under our 2007 Plan; provided that incentive stock options may only be granted to employees. The exercise price of stock options must be no less than the par value of our stock, and in the case of incentive stock options equal at least 100% of the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. However, an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. Our board of directors or its committee will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to our board of directors or its committee. Subject to the provisions of our 2007 Plan, our board of directors or its committee determines the remaining terms of the options (e.g., vesting). After a participant’s termination of service, the participant may exercise his or her option, to the extent vested as of the date of termination, for a period of three months (or twelve months in the case of termination due to death or disability) following such termination, or such longer period of time specified in the individual option agreement. However, in no event may an option be exercised later than the expiration of its term.

Stock Awards

Restricted or unrestricted stock awards may be made under the 2007 Plan. Restricted stock awards are grants of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. After our board of directors or its committee determines that it will offer restricted stock, it will advise the purchaser of the terms, conditions, and restrictions related to the grant and the vesting schedule applicable to the award. Our board of directors or its committee will determine the purchase price for the award, which will not be less than the par value. A purchaser accepts the offer by execution of a restricted stock purchase agreement in the form determined by the board or committee administering the 2007 Plan, which will set forth all the terms of the award. Upon termination of service prior to satisfaction of vesting conditions, the unvested shares will be reacquired by us on such terms as our board of directors or its committee shall provide.

Transferability of Awards

Our 2007 Plan generally does not allow for awards to be transferred in any manner other than by gift or domestic relations order to immediate family members or by will or the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.

Certain Adjustments

In the event of certain changes to our common stock subject to the 2007 Plan including as a result of a merger, consolidation, reorganization, recapitalization, stock split, spin-off, combination of shares or other extraordinary transaction affecting our stock, appropriate adjustments will be made in the number and type of shares that may be delivered under the plan and/or the number, type and price of shares covered by each outstanding award and the numerical share limits contained in the plan. In the event of our dissolution or liquidation, all outstanding awards will terminate immediately prior to the consummation of such proposed transaction.

Change in Control Event

In the event of a change in control event as defined in the 2007 Plan, any outstanding awards under the 2007 Plan shall be treated as provided in the agreement governing the change in control event, which will provide for one or more of the following:

•	a cash payment in settlement of the awards;

•

the assumption, substituted or exchange of any or all outstanding awards (or the cash or securities deliverable to the holders of any awards) based on the consideration payable to stockholders of such event; or

•	the immediate vesting, in full or in part, of each outstanding award.

Awards not assumed, substituted for or otherwise continued after a change in control event shall terminate upon a change in control event.

Plan Termination and Amendment

Our board of directors may at any time amend, suspend or terminate the 2007 Plan, provided such action does not impair the existing rights of any participant. Our 2007 Plan will automatically terminate in 2017, unless we terminate it sooner. As noted above, upon completion of this offering the 2007 Plan will terminate, and any shares reserved for issuance under the 2007 Plan at that time will become part of the reserve under our 2010 Equity Incentive Plan.

2010 Equity Incentive Plan

Our board of directors has adopted, and we expect our stockholders will approve, our 2010 Equity Incentive Plan, or the 2010 Plan, prior to the completion of this offering. Subject to stockholder approval, the 2010 Plan is effective immediately prior to the effectiveness of this offering, but is not expected to be utilized until after the completion of this offering. Our 2010 Plan provides for the grant of incentive stock options, within the meaning of Code Section 422, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares

The maximum aggregate number of shares that may be issued under the 2010 Plan is              shares of our common stock, plus (i) any shares that, as of the effectiveness of this offering, have been reserved but not issued pursuant to any awards granted under our existing 2007 Plan and are not subject to any awards granted thereunder, and (ii) any shares subject to stock options or similar awards granted under our 2007 Plan that expire or otherwise terminate without having been exercised in full and unvested shares issued pursuant to awards granted under our 2007 Plan that are forfeited to or repurchased by us, with the maximum number of shares to be added to the 2010 Plan pursuant to clauses (i) and (ii) above equal to              shares. In addition, the number of shares that may be issued under the 2010 Plan will automatically be increased by the number of shares issued under the 2010 Plan in substitution for awards held by award holders of any company that we may acquire after the date of adoption of the 2010 Plan.

The number of shares available for issuance under the 2010 Plan will also be annually increased on the first day of each of our fiscal years beginning with the 2012 fiscal year, by an amount equal to the least of:

•	shares;

•	% of the outstanding shares of our common stock as of the last day of our immediately preceding fiscal year; or

•	such other amount as our board of directors may determine.

Shares issued pursuant to awards under the 2010 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the 2010 Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2010 Pan.

Plan Administration

The 2010 Plan will be administered by our board of directors which, at its discretion or as legally required, may delegate such administration to our compensation committee and/or one or more additional committees consisting solely of independent non-employee directors. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), the committee will consist of two or more “outside directors” within the meaning of Code Section 162(m).

Subject to the provisions of our 2010 Plan, our board of directors or its committee has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise of the award, and the terms of the award agreement for use under the 2010 Plan. Our board of directors or its committee also has the authority, subject to the terms of the 2010 Plan, to institute an exchange program by which outstanding awards may be surrendered in exchange for awards that may have different exercise prices and terms, to provide participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by our board of directors or its committee, to amend existing awards to reduce or increase their exercise price and to prescribe rules and to construe and interpret the 2010 Plan and awards granted thereunder.

Stock Options

Our board of directors or its committee may grant incentive and/or nonstatutory stock options under our 2010 Plan; provided that incentive stock options are only granted to employees. The exercise price of such options must generally equal at least the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. However, an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. Our board of directors or its committee will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to our board of directors or its committee. Our board of directors or its committee will also determine vesting conditions and other terms of the option. After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights

Stock appreciation rights may be granted under our 2010 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2010 Plan, our board of directors or its committee determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. The specific terms will be set forth in an award agreement.

Restricted Stock

Restricted stock may be granted under our 2010 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by our board of directors or its committee. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by our board of directors or its committee and/or continued service to us. The board or committee administering the 2010 Plan, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless our board of directors or its committee provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms will be set forth in an award agreement.

Restricted Stock Units

Restricted stock units may be granted under our 2010 Plan. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. Our board of directors or its committee determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to us, and the form and timing of payment. Our board of directors or its committee in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Our board of directors or its committee determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. The specific terms will be set forth in an award agreement.

Performance Units/Performance Shares

Performance units and performance shares may be granted under our 2010 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by our board of directors or its committee are achieved or the awards otherwise vest. Our board of directors or its committee will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, our board of directors or its committee, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by our board of directors or its committee prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Our board of directors or its committee, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof. The specific terms will be set forth in an award agreement.

Transferability of Awards

Unless our board of directors or its committee provides otherwise, our 2010 Plan generally does not allow for the transfer of awards and only the recipient of an option or stock appreciation right may exercise such an award during his or her lifetime.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2010 Plan, our board of directors or its committee will make adjustments to one or more of the number and class of shares that may be delivered under the plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the plan. In the event of our proposed liquidation or dissolution, the board or committee administering the 2010 Plan will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

Our 2010 Plan provides that in the event of a merger or change in control, as defined under the 2010 Plan, each outstanding award will be treated as our board of directors or its committee determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction and terminate upon the expiration of such period. If an outside director’s awards are assumed or substituted for and the service of the outside director is terminated on or following a change of control, other than pursuant to a voluntary resignation, his or her options, restricted stock units and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Plan Amendment, Termination

Our board of directors has the authority to amend, suspend or terminate the 2010 Plan provided such action does not impair the existing rights of any participant. Our 2010 Plan will automatically terminate in 2020, unless we terminate it sooner.

Vector Stealth Holdings II, L.L.C. 2007 Equity Plan

The Vector Stealth 2007 Equity Plan, or the Vector Stealth Plan, became effective on December 31, 2007 and was amended on April 2, 2008 and February 18, 2010. The purpose of the Vector Stealth Plan is to grant equity-based awards in Vector Stealth to our or our subsidiaries’ employees, directors, officers and consultants. The Vector Stealth Plan permits awards in the form of Class C Units in Vector Stealth. These interests give holders the right to profit from appreciation in the value of Vector Stealth. Because the only asset of Vector Stealth is an equity interest in us, the interests give holders the potential to benefit from appreciation in the value of our common stock. We and Vector Stealth intend to terminate the Vector Stealth Plan upon completion of this offering. The termination will not have any effect on interests issued under the Vector Stealth Plan prior to termination, but no further interests will be issuable.

Units Subject to the Plan

A maximum of 47,796,497 Class C Units may be issued under the Vector Stealth Plan. The operating agreement of Vector Stealth provides that the number of Class C Units authorized will be reduced for each share of our common stock reserved for issuance under one of our equity plans based on a formula intended to maintain a target ownership interest in Vector Stealth of its Class A and Class B membership interest holders. Class C Units granted under the Vector Stealth Plan reacquired by Vector Stealth will be added to the units available for issuance under the Vector Stealth Plan.

Plan Administration

The Vector Stealth Plan is administered by our board of directors, which, subject to provisions of the Vector Stealth operating agreement, will have full authority to take actions relating to administering and interpreting the terms of the Vector Stealth Plan. The Vector Stealth Plan provides that any consent or determination of our board of directors with respect to the Vector Stealth Plan will require consent of the director representing Vector Capital.

Class C Units

Class C Units represent solely economic interests in Vector Stealth and entitle holders to receive their allocable percentage of the appreciation in value of Vector Stealth in excess of the value of Vector Stealth determined at the time the units are granted. For purposes of the Class C Units issued to date, the aggregate liquidation value is determined to be equal to the aggregate capital contribution of the members of Vector Stealth. Class C Units may be granted either as profits interests with no initial capital account or purchased by the holder at a price equal to the liquidation value of the purchased units. Class C Units issued as profits interests may be granted subject to a risk of forfeiture, and Class C Units purchased by the holder may be granted subject to a right of repurchase by Vector Stealth. Such restrictions lapse over a vesting schedule set forth in the grant agreement.

Distributions

Distributions with respect to Class C Units are governed by the Vector Stealth operating agreement. Distributions are made to Vector Stealth members in proportion to their positive capital account balances. The managing member, Vector SA Holdings, L.L.C., generally has discretion to control the affairs of Vector Stealth, including making distributions. However, following this offering, Class C Unit holders will have the right to request the managing member to distribute their vested proportionate interest in SafeNet shares held by Vector Stealth.

Adjustments Upon Certain Events

In the event of certain changes to the outstanding Class C Units such as a subdivision, consolidation, reclassification or similar change, corresponding adjustments will be made to the units reserved for issuance and the number and type of Class C Units outstanding. In the event of a recapitalization, spin-off or similar occurrence, our board of directors may make appropriate adjustments to Class C Units available for future grant.

Transferability

Class C Units may not be transferred, assigned, encumbered or otherwise disposed of without the consent of Vector Stealth.

Liquidity Events

In the event Vector Stealth is subject to a “liquidation event” as defined in the Vector Stealth Plan, undergoes a conversion into a corporate form of organization or SafeNet undergoes an initial public offering, the outstanding Class C Units shall be subject to the agreement governing such transaction, which shall provide for one or more of the following: (i) continuation of Class C Units by Vector Stealth, (ii) conversion of Class C Units into equity of the surviving entity or its parent, as adjusted for the transaction, (iii) full or partial vesting of Class C Units and (iv) redemption of Class C Units and payment of the amount distributable with respect to such units pursuant to the Vector Stealth operating agreement. Prior to completion of this offering, we expect Vector Stealth and the Class C Unit holders to enter into an agreement related to the outstanding Class C Units that will determine which of the prescribed outcomes will apply.

Amendment and Termination

Our board of directors has authority to amend, suspend or terminate the Vector Stealth Plan. Unless the Vector Stealth Plan is terminated sooner, it will terminate automatically at the later of (i) 2017 or (ii) ten (10) years from the last increase in Class C Units authorized for grant under the Vector Stealth Plan.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements related to age and length of service. Under our 401(k) plan, employees may elect to defer up to 100% of their eligible compensation subject to applicable annual Internal Revenue Code limits. Our 401(k) plan provides for non-discretionary matching contributions for certain employees employed by our Aladdin and Government Solutions subsidiaries, and discretionary matching contributions for all other participants. The non- discretionary matching contributions are equal to 50% of employee contributions up to a maximum contribution equal to 3% of employee compensation with respect to Aladdin employees and a maximum of $6,000 for Government Solutions employees. For the year ended December 31, 2009, we made the non-discretionary matching contributions for the participating Aladdin and Government Solutions employees, and made a discretionary matching contribution equal to 100% of employee contributions up to a maximum contribution equal to 3% of employee compensation for other participants. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Our board of directors intends to adopt a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person.

Transactions and Relationships with Directors, Officers and 5% Stockholders

Transactions and Relationships with Vector Stealth and its Affiliates

Our company was originally founded in 1983, and we conducted an initial public offering in 1989. Our common stock subsequently traded on the NASDAQ Stock Market until April 2007. In April 2007, we were acquired by Vector Stealth, an entity affiliated with Vector Capital, a private equity firm. In connection with the acquisition, Vector Stealth paid approximately $640.0 million to acquire all of our equity. Following the acquisition, we deregistered as a public reporting company, delisted from the NASDAQ Stock Market and became a privately held company. The acquisition and related transactions were approved by SafeNet’s then-existing board of directors, none of whom were affiliated with the Vector entities, as well as by holders of a majority of shares of our then-outstanding capital stock.

Following the acquisition, we became a wholly owned subsidiary of Vector Stealth, and Messrs. Slusky and Fishman, principals of Vector Stealth, became members of our board of directors. Since the acquisition, we have entered into the following arrangements and transactions with Vector Stealth or its affiliates:

Dividends

Our board of directors declared special dividends on our outstanding common stock of $9.0 million in 2008 and $3.0 million in 2009, funded from cash generated from operations. As Vector Stealth was our sole stockholder at the time, all of the dividends were paid to that entity.

Acquisition of Aladdin Knowledge Systems, Ltd.

In March 2009, an affiliate of Vector Stealth acquired Aladdin Knowledge Systems, Ltd., or Aladdin, a developer of data security and software rights management solutions. Aladdin was placed under our management at the time it was acquired and, in March 2010, we effected a restructuring pursuant to which we paid an aggregate of approximately $164.1 million in cash to an affiliate of Vector Stealth and issued approximately 52.0 million shares of our common stock to Vector Stealth in exchange for Aladdin and its subsidiaries. We believe that the effective purchase price paid for Aladdin represented its fair market value at the time of the acquisition and that the terms of the combination were substantially similar to those that would have applied had this been an independent, arms-length transaction.

Term Loan

In connection with the acquisition of Aladdin, we borrowed an additional $11.0 million under our second lien term loan facility, of which an affiliate of Vector Stealth acquired approximately $2.5 million in face value. The acquisition by the Vector Stealth affiliate was on the same terms and conditions as applied to the other investors in the facility. We currently intend to use a portion of the net proceeds of this offering to repay the second lien term loan facility, including the portion held by the affiliate of Vector Stealth. See “Use of Proceeds.”

Share Issuances to Vector Stealth

In 2008, we acquired Ingrian Networks, Inc., an enterprise data protection and privacy solutions provider, for cash consideration of approximately $19.6 million. The acquisition of Ingrian was funded through a combination of cash generated from operations and $12.5 million provided by Vector Stealth. In February 2010, we issued an aggregate of approximately 4.7 million shares of our common stock to Vector Stealth in consideration of the capital provided to acquire Ingrian.

In consideration for Vector Stealth issuing Class C membership interests in Vector Stealth to Messrs. Floyd and Neral, we issued 3,885,178 shares of our common stock to Vector Stealth on February 24, 2010. See “Certain Relationships and Related Persons Transactions—Transactions and Relationships with Directors, Officers and 5% Stockholders—Transactions with Executive Officers and Directors—Class C Membership Interests.”

Management Services Agreement

Since our acquisition by Vector Stealth in April 2007, Vector Capital Partners III, an affiliate of Vector Stealth, has provided management services to us. In June 2010, we formalized the management services arrangements by entering into a management services agreement. The management services agreement provides for a quarterly management fee of $0.5 million as well as for reimbursement of expenses incurred in connection with the services. The agreement also provides that Vector Capital Partners III will be entitled to certain fees in the event of a change of control of SafeNet and in connection with any debt restructuring we may undertake. The agreement also provides that the agreement will automatically terminate upon completion of an initial public offering or change of control, and that Vector Capital Partners III will be entitled to a termination fee equal to the present value of the future services fees otherwise payable under the agreement. The management services agreement will terminate upon completion of this offering, and we will be required to pay a termination fee of up to $12 million in connection with the termination. See “Use of Proceeds.” Messrs. Slusky and Fishman are members of our board of directors and principals of Vector Capital Partners III. The management services agreement was approved by the disinterested members of our board of directors.

Stockholders’ Agreement

Prior to the completion of this offering, we and Vector Stealth will enter into a stockholders’ agreement, referred to herein as the Stockholders’ Agreement, related to a number of board of director, stockholder and related governance matters.

Board Composition. The Stockholders’ Agreement provides that Vector Stealth has the right to designate director nominees to our board of directors, subject to their election by our stockholders at the annual meeting, as follows:

•

a majority of the total number of directors comprising our board at such time, so long as Vector Stealth beneficially owns 40% or more of the voting power of the then-outstanding shares of our common stock;

•

40% of the total number of directors comprising our board at such time, so long as Vector Stealth beneficially owns 30% or more, but less than 40%, of the voting power of the then-outstanding shares of our common stock;

•

30% of the total number of directors comprising our board at such time, so long as Vector Stealth beneficially owns 20% or more, but less than 30%, of the voting power of the then-outstanding shares of our common stock;

•

up to 20% of the total number of directors comprising our board at such time, so long as Vector Stealth beneficially owns 10% or more, but less than 20%, of the voting power of the then-outstanding shares of our common stock; and

•	one (1) director, so long as Vector Stealth beneficially owns at least 7.5% of the voting power of the outstanding shares of our common stock.

For purposes of calculating the number of directors that Vector Stealth is entitled to designate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our board (e.g., one and one quarter (1 1/4) directors shall equate to two (2) directors). In addition, Vector Stealth shall have the right to remove and replace its director-designees at any time and for any reason and to fill any vacancies otherwise resulting in such director positions.

The rights with respect to board composition described here will terminate upon a change in control transaction, as defined in the Stockholders’ Agreement.

Vector Stealth Approvals. The Stockholders’ Agreement will provide that the following actions by us or any of our subsidiaries require the approval of Vector Stealth for so long as Vector Stealth owns at least 30% or more of our outstanding shares of common stock:

•	termination of our chief executive officer;

•	consummation of a change of control transaction;

•

entering into any agreement providing for the acquisition or divestiture of assets or persons for aggregate consideration in excess of the greater of (i) $50 million or (ii) 7.5% of our market capitalization (as determined at the end of each fiscal quarter); and

•

the incurrence of debt (excluding working capital revolvers and the refinancing of any then existing debt) of greater than $50 million in excess of our existing indebtedness following the application of proceeds from this offering to the repayment of a portion of our debt as described in “Use of Proceeds.”

Registration Rights Agreement

Prior to the completion of this offering, we and Vector Stealth will enter into an agreement, pursuant to which Vector Stealth will have registration rights with respect to their shares of common stock following this offering.

Registration rights. No later than upon the expiration of the lock-up agreements entered into in connection with this public offering or 181 days after this initial public offering, whichever date is later, we shall file a shelf registration statement with the SEC covering the resale of all of our registrable securities held by Vector Stealth. We shall use our best efforts to cause such shelf registration statement to become effective on or prior to the 90th day following the filing of the shelf registration statement and to keep such shelf registration statement in effect until all of the registrable securities held by Vector Stealth have been resold. In addition, beginning six months after the completion of this initial public offering, Vector Stealth will have two (2) demand registration rights, which, when and if exercised, will require us to register shares of the common stock held by Vector Stealth with the SEC for sale by them to the public. We are not obligated to file a registration statement relating to any request to register shares pursuant to such demand registration rights within a period of 180 days after the effective date of any other registration statement we file pursuant to such demand registration rights (including the registration statement of which this prospectus is a part). In addition, we are required to give notice of registration of shares held by Vector Stealth to all members of our executive management who receive shares of common stock in exchange for the Vector Stealth Units formerly held by them, and such persons have so-called “piggyback” registration rights providing them the right to have us include the shares of common stock owned by them in any such registration.

Underwriters’ cutback. The number of registrable securities that our stockholders may register pursuant to their demand and “piggyback” registration rights in an underwritten offering may be limited by the underwriters on a pro rata basis based on marketing factors, and may be reduced to zero in an initial public offering.

Registration expenses. We are generally required to bear all registration expenses relating to demand and “piggyback” registration rights other than underwriting discounts and commissions.

Indemnification. The registration rights agreement contains customary cross-indemnification provisions pursuant to which we and any selling stockholders are obligated to provide indemnification to each other and in certain circumstances contribute to payments that we or such stockholders may be required to make in the event of material misstatements or omissions in a registration statement or other filing attributable to the indemnifying party.

Expiration of registration rights. The registration rights described above will terminate as to any particular stockholder when such stockholder (together with its affiliates) beneficially owns less than 5% of the then-outstanding shares of our common stock and can sell all remaining registrable securities within 90 days without volume and manner-of-sale restrictions.

Transactions with Executive Officers and Directors

Non-Employee Director Compensation Agreements

We have entered into compensation arrangements with certain of our non-employee directors as described in the section entitled “Management—Director Compensation.”

Employment Agreements

We have entered into agreements containing compensation, termination and change of control provisions, among others, with certain of our executive offices as described in the section entitled “Executive Compensation—Employment Agreements and Potential Payments upon Termination or Change-In-Control” above.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management—Limitations on Director and Officer Liability and Indemnification.”

Vector Stealth Unit Award Agreements

Vector Stealth is a Delaware limited liability company, the ownership interests in which are in the form of Class A, Class B and Class C membership interests. Certain of our officers hold Class B interests and Class C interests representing, in the aggregate, approximately 6% of the total outstanding Vector Stealth membership units.

Class B Membership Interests

In connection with our acquisition by Vector Stealth, Messrs. Fedde and Saunders were awarded Class B membership interests in Vector Stealth. These interests were issued in lieu of certain benefits to which Messrs. Fedde and Saunders would otherwise have been entitled in connection with the acquisition. The Class B membership interests were fully vested at the date they were issued. Class B membership interests represent solely economic interests in Vector Stealth and entitle holders to receive their allocable percentage of the appreciation in the value of Vector Stealth in excess of the fair market value of Vector Stealth at the time the units were granted.

The table below lists the number of Class B Units granted and an estimated representative payout value with respect to the units, including vested and unvested, assuming a complete liquidation of Vector Stealth’s interest in our common stock at a per share price of our common stock equal to $            , the midpoint of the price range set forth on the front cover of this prospectus, and a distribution of such proceeds.

Name	Class B Units	Representative Payout Value
Chris Fedde	507,750	$
Philip Saunders	357,605

Class C Membership Interests

In addition to the Class B membership interest awards described above, certain of our executive officers hold Class C membership interests in Vector Stealth. See “Compensation Discussion and Analysis—Executive Compensation Program Companies—Equity-Based Compensation,” “Executive Compensation—Employment Agreements and Potential Payments upon Termination or Change-In-Control—Employment Agreements” and “Executive Compensation—Benefit Plans—Vector Stealth Holdings II, L.L.C. 2007 Equity Plan.”

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2010, referred to in the table below as the “beneficial ownership date,” and as adjusted to reflect the sale of shares of our common stock offered by this prospectus, by:

•	each beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers;

•	each selling stockholder; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the beneficial ownership date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 151,761,840 shares of common stock outstanding as of the beneficial ownership date and             shares of common stock outstanding after this offering. The percentage of beneficial ownership assuming the underwriters exercise their option in full to purchase additional shares of common stock is based on             shares of common stock outstanding after the offering and exercise of such option.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o SafeNet Holding Corporation, 4690 Millennium Drive, Belcamp, Maryland 21017.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering		Number of Shares to be Sold if Underwriters’ Option is Exercised in Full	Shares Beneficially Owned After the Offering if Underwriters’ Option is Exercised in Full
Name of Beneficial Owner	Number	Percent		Number	Percent		Number	Percent
5% Stockholders:
Vector Capital(1)	151,761,840	100.0%

Directors and Named Executive Officers:
Mark A. Floyd(2)	—	—	—
Chris Fedde(3)	193,405	*	—
Charles J. Neral(4)	—	—	—
Philip Saunders(5)	33,854	*	—
James Summers(6)	139,204	*	—
Aviram Shemer	—	—	—
John Frederick	—	—	—
William P. Crowell(7)	9,469	*	—
David L. Fishman(8)	—	—	—
Louis J. Lavigne, Jr.	—	*	—
Arthur J. Marks	—	—	—
Alexander R. Slusky(1)	151,761,840	100.0	—
All directors and executive officers as a group (ten persons)(9)	152,137,772	100.0%

*	Represents less than one percent (1%) of the outstanding shares of common stock.
(1)	Includes shares held of record by Vector Stealth Holdings II, L.L.C. Vector SA Holdings, L.L.C. is the managing member of Vector Stealth Holdings II, L.L.C and has sole voting and dispositive power with respect to the shares directly held by Vector Stealth Holdings II, L.L.C. Vector Capital Partners III, L.P. is the managing member of Vector SA Holdings, L.L.C. and has sole voting and dispositive power with respect to the shares indirectly held by Vector SA Holdings, L.L.C. Vector Capital, L.L.C. is the general partner of Vector Capital Partners III, L.P. and has sole voting and dispositive power with respect to the shares indirectly held by Vector Capital Partners III, L.P. Mr. Slusky is the sole managing member of Vector Capital, L.L.C. and holds sole voting and dispositive powers over the shares held by such entity. Mr. Slusky disclaims beneficial ownership of the shares directly held by Vector Stealth Holdings II, L.L.C. except to the extent of his proportionate pecuniary interest therein. The address for Vector Capital is One Market Street, Steuart Tower, 23rd Floor, San Francisco, California 94105
(2)	Does not include 9,451,413 Class C membership interests in Vector Stealth, our sole stockholder, held by Mr. Floyd. A portion of the grant, equal to 7,561,130 Class C membership interests, vest based on Mr. Floyd’s continued service to us over a four-year period, with 25% vesting on June 4, 2010 and 1/48th of the units vesting monthly thereafter. For further information regarding such Class C Units, see “Executive Compensation—Employment Agreements and Potential Payments upon Termination or Change-In-Control—Employment Agreements.”
(3)	Includes 193,405 shares subject to options that are immediately exercisable or exercisable within 60 days of the beneficial ownership date. Does not include 507,750 fully-vested Class B membership interests in Vector Stealth. For further information regarding such Class B Units, see “Certain Relationships with Related Parties—Transactions and Relationships with Directors, Officers and 5% Stockholders—Transactions and Relationships with Vector Stealth and its Affiliates—Vector Stealth Unit Award Agreements—Class B Membership Interests.” Also does not include 3,960,491 Class C membership interests in Vector Stealth, our sole stockholder, held by Mr. Fedde. For further information regarding such Class C units, see “Executive Compensation—Employment Agreements and Potential Payments upon Termination or Change-In-Control—Employment Agreements.”
(4)	Does not include 2,835,424 Class C membership interests in Vector Stealth, our sole stockholder, held by Mr. Neral, which vest based on Mr. Neral’s continued service to us over a four-year period, with 25% vesting on October 10, 2010 and 1/48th of the membership interests vesting monthly thereafter.
(5)	Includes 33,854 shares subject to options that are immediately exercisable or exercisable within 60 days of the beneficial ownership date. Does not include 357,605 fully-vested Class B membership interests in Vector Stealth. For further information regarding such Class B Units, see “Certain Relationships with Related Parties—Transactions and Relationships with Directors, Officers and 5% Stockholders—Transactions and Relationships with Vector Stealth and its Affiliates—Vector Stealth Unit Award Agreements—Class B Membership Interests.” Also does not include 2,791,430 Class C membership interests in Vector Stealth, our sole stockholder, held by Mr. Saunders. For further information regarding such Class C units, see “Executive Compensation—Employment Agreements and Potential Payments upon Termination or Change-In-Control—Employment Agreements.”
(6)	Includes 139,204 shares subject to options that are immediately exercisable or exercisable within 60 days of the beneficial ownership date.
(7)	Includes 9,469 shares subject to options that are immediately exercisable or exercisable within 60 days of the beneficial ownership date.
(8)	Mr. Fishman is an employee of Vector Capital and has a pecuniary interest in funds affiliated with our sole stockholder, Vector Stealth. Mr. Fishman disclaims beneficial ownership in such funds except to the extent of his proportionate pecuniary interest therein. See footnote 1 for further information regarding Vector Capital’s beneficial ownership of our common stock.
(9)	Includes 375,932 shares subject to options that are immediately exercisable or exercisable within 60 days of the beneficial ownership date.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as options to purchase our common stock and provisions of our amended and restated certificate of incorporation and bylaws. This description is only a summary and reflects the expected terms of our amended and restated certificate of incorporation and bylaws to be effective upon completion of this offering. You should also refer to our amended and restated certificate of incorporation and bylaws, which will be filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

General

Our authorized capital stock consists of 500,000,000 shares of common stock with a $0.001 par value per share, and 5,000,000 shares of preferred stock with a $0.001 par value per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of our company.

We have no present plans to issue any shares of preferred stock.

Effect of Certain Provisions of our Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

Certificate of Incorporation and Bylaws

Some provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

•

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

•

Calling of Special Meetings of Stockholders. Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by our board of directors although Vector Capital and its affiliates have a contractual right to require a special stockholder meeting for so long as Vector Capital and its affiliates beneficially own in the aggregate at least 15% of the voting power of all outstanding shares of our stock entitled to vote generally in an election of directors.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•

Board Classification. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

•

Limits on Ability of Stockholders to Act by Written Consent. We have provided in our certificate of incorporation that our stockholders may act by written consent only so long as Vector Capital and its affiliates beneficially own in the aggregate at least 50% of the voting power of all outstanding shares of our stock entitled to vote generally in a election of directors. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

•

Amendment of Certificate of Incorporation and Bylaws. The amendment of the above provisions of our certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

As a Delaware corporation, by an express provision in our certificate of incorporation, we have elected to “opt out” of the restrictions under Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•

Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

On or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In this context, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting securities.

Registration Rights

We and Vector Stealth will enter into an agreement, pursuant to which Vector Stealth will have registration rights with respect to their shares of common stock following this offering. In addition, certain individuals, including members of our executive management who receive shares of common stock in exchange for the Vector Stealth Units formerly held by them, have so-called “piggyback” registration rights providing them the right to have us include their shares of common stock in a registration. See “Certain Relationships and Related Person Transactions—Transactions and Relationships with Directors, Officers and 5% Shareholders—Transactions and Relationships with Vector Stealth and Affiliates—Registration Rights Agreement” for a further description of the expected principal terms of this agreement.

Listing on

We have applied to list our common stock on the NASDAQ Global Market under the symbol “SAFE.”

Transfer Agent and Registrar

We expect to appoint an independent transfer agent and registrar for our common stock effective immediately prior to completion of the offering.

SHARES ELIGIBLE FOR FUTURE SALE

We will have              shares of common stock outstanding after the completion of this offering based on the number of shares outstanding on September 30, 2010 and assuming no exercise of outstanding options after September 30, 2010 (              shares if the underwriters exercise their over-allotment option in full). Of those shares, the              shares of common stock sold in the offering (             shares if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction, unless purchased by persons deemed to be our “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Securities Act. The remaining              shares of common stock to be outstanding immediately following the completion of this offering are “restricted,” which means they were originally sold in offerings that were not registered under the Securities Act. Restricted shares may be sold through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144, which rules are summarized below. Taking into account the lock-up agreements described below as well as market stand-off provisions described in the respective purchase agreements for such shares, and assuming the underwriters do not release any stockholders from these agreements, the restricted shares of our common stock will be available for sale in the public market as follows:

•	no shares will be eligible for sale immediately upon completion of this offering;

•

             shares will become eligible for sale, subject to the provisions of Rule 144 or Rule 701, upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders beginning 180 days after the date of this prospectus, subject to extension in certain circumstances; and

•

             additional shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, but could be sold earlier if the holders exercise any available registration rights.

Registration Rights

No later than 181 days after this initial public offering or the expiration of the lock-up agreements entered into in connection with this public offering, whichever date is later, we shall file a shelf registration statement with the SEC covering the resale of all of our registrable securities held by Vector Stealth. We shall use our best efforts to cause such shelf registration statement to become effective on or prior to the 90th day following the filing of the shelf registration statement and to keep such shelf registration statement in effect until all of the registrable securities held by Vector Stealth have been resold.

In addition, beginning six months after the completion of this initial public offering, Vector Stealth will have two (2) demand registration rights, which, when and if exercised, will require us to register our registrable securities held by Vector Stealth with the SEC for sale by them to the public. We are not obligated to file a registration statement relating to any request to register shares pursuant to such demand registration rights within a period of 180 days after the effective date of any other registration statement we file pursuant to such demand registration rights (including the registration statement of which this prospectus is a part).

In addition, certain individuals, including members of our executive management who receive shares of common stock in exchange for the Vector Stealth Units formerly held by them, have so-called “piggyback” registration rights providing them the right to have us include their shares of common stock in a registration.

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted stock for at least six months, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding ( shares immediately after this offering or shares if the underwriters’ over-allotment option is exercised in full); or

•	the average weekly trading volume of our common stock on during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC.

Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to be an affiliate of ours for 90 days preceding a sale, and who has beneficially owned restricted stock for at least one year, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Rule 144 will not be available to any stockholders until we have been subject to the reporting requirements of the Exchange Act for 90 days.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

We and all of our directors and officers, as well as the selling stockholder, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. This agreement is subject to certain exceptions, and is also subject to extension for up to an additional 34 days, as set forth in the section entitled “Underwriters.”

Within three months following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register approximately             shares of common stock reserved for issuance under our 2007 Stock Incentive Plan and 2010 Equity Incentive Plan, thus permitting the resale of such shares. Prior to the completion of this offering, there has been no public market for our common stock, and any sale of substantial amounts in the open market may adversely affect the market price of our common stock offered hereby.

MATERIAL UNITED STATES FEDERAL INCOME TAX AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax and estate tax consequences of the ownership and disposition of our common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income or estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the United States federal income, estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. holder defined

For purposes of this discussion, you are a non-U.S. holder if you are any holder other than:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividend is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.) are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on disposition of common stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Internal Revenue Code.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal estate tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Recently enacted legislation affecting taxation of our common stock held by or through foreign entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a “foreign financial institution” (as defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of United States federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholder have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC
Lazard Capital Markets LLC
Pacific Crest Securities LLC
RBC Capital Markets Corporation

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to             additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional             shares of common stock.

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by:
Us	$	$	$	$
The selling stockholder	$	$	$	$

Proceeds, before expenses, to:
Us	$	$	$	$
The selling stockholder	$	$	$	$

Total	$	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We have applied to list our common stock on the NASDAQ Global Market under the symbol “SAFE.”

We and all of our directors and officers, the holder of all of our outstanding stock and certain holders of our stock options, collectively representing              of our total shares outstanding (including shares subject to option) have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the preceding paragraph do not apply to:

in the case of us:

(a)	the sale of shares pursuant to the underwriting agreement;

(b)	the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing, and grants of employee stock options or restricted stock in accordance with the terms of a plan in effect on the closing of this offering;

(c)	the filing by us of a registration statement with the SEC of any registration statement on Form S-8 relating to the offering of securities pursuant to any employee benefit plan described in this prospectus;

(d)	the sale or issuance of or entry into an agreement to sell or issue shares of common stock (or options, warrants or convertible securities relating to shares of common stock) in connection with bona fide mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions (whether by means of merger, stock purchase, asset purchase or otherwise), provided that the aggregate number of shares of common stock (or options, warrants or convertible securities relating to shares of common stock) shall not exceed 10% of the total number of shares of common stock (or options, warrants or convertible securities relating to shares of common stock) issued and outstanding immediately following the completion of this offering and provided further that the recipient of such shares executes a lock-up letter substantially in the form signed by our stockholder and option holders; and

(e)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 180-day restricted period.

in the case of our directors, officers, the holder of all our outstanding stock and certain holders of our stock options:

(1)	the sale of securities pursuant to the underwriting agreement;

(2)	transactions by such holders relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

(3)	transfers of shares of common stock or any security convertible into common stock by such holders as a bona fide gift;

(4)	distributions of shares of common stock or any security convertible into common stock to limited partners, members or stockholders of the holder;

(5)	transfers of shares of common stock or any security convertible into common stock by such holders to the spouse or immediate relatives of the transferor, to a trust of which the transferor or his or her immediate relatives are the only beneficiaries, to a corporation or other entity of which the transferor or his or her immediate relatives are at all times the direct or indirect legal and beneficial owners, or to a partnership, the partners of which are exclusively the transferor or his or her immediate relatives;

(6)	receipt by such holders of our stock or stock options upon the exercise of an option or warrant or in connection with the vesting of restricted stock or restricted stock units, or the disposition of shares of common stock to us in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes due;

(7)	receipt by such holders of our stock or stock options upon the exercise of an option or warrant or in connection with the vesting of restricted stock or restricted stock units, or the disposition of shares of common stock to us in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes due;

(8)	receipt by such holders of our stock upon the exercise of an option or warrant or in connection with the vesting of restricted stock or restricted stock units, or the disposition of shares of common stock solely in connection with the payment of taxes due or in the amount equal to the aggregate exercise price of such options or warrants exercised, provided that such exercise, vesting and disposition occurs following the termination of the holders’ employment or service to us or our affiliates; and

(9)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 180-day restricted period.

provided that, in the case of any transfer or distribution pursuant to clauses, (3) (4) and (5), each donee, distributee or transferee signs and delivers a lock-up letter substantially in the form of lock-up letter signed by our stockholder and option holders.

The 180-day restricted period described above will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news event relating to us occurs, or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses.

Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business.

In connection with our 2007 acquisition by Vector Stealth, Deutsche Bank Securities Inc., along with other institutions, served as joint lead arranger and joint bookrunner with respect to our senior secured credit agreements and related security and other agreements consisting of (i) a first lien credit facility due in April 2014 consisting of a $250.0 million term loan, $241.9 million of which was outstanding as of September 30, 2010, and a $25.0 million revolving loan commitment, of which no amount was outstanding as of September 30, 2010, and (ii) a second lien credit facility due in April 2015 consisting of a $131.0 million term loan, all of which was outstanding at September 30, 2010. Deutsche Bank Trust Company Americas (an affiliate of Deutsche Bank

Securities Inc.) served as administrative agent and collateral agent for both facilities. Affiliates of Deutsche Bank Securities Inc. were, and we believe continue to be, lenders under the facilities, a portion of which will be partially repaid with a portion of the net proceeds from this offering. As a result, Deutsche Bank Securities Inc. or its affiliates may receive part of the proceeds of the offering by reason of the repayment of the credit facilities.

An affiliate of Deutsche Bank Securities Inc. is also a counterparty to a fixed-to-floating interest rate swap contract with a notional value of $200.0 million. Such swap contract matures in July 2012 and is being used to hedge forecasted LIBOR-based interest payments on variable rate debt outstanding under our credit agreements.

A co-manager has agreed to reimburse us for certain of our out-of-pocket expenses relating to this offering.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith. The relationship between Lazard Frères & Co. LLC and Lazard Capital Markets LLC is governed by a business alliance agreement between their respective parent companies.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State:

(a)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

Switzerland

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this Prospectus does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

This offering document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority or DFSA. This offering document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The shares to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for SafeNet Holding Corporation by Wilson Sonsini Goodrich & Rosati, Professional Corporation. The underwriters have been represented in connection with this offering by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2009, and for each of the two years ended December 31, 2008 and 2009, and for the periods from January 1, 2007 to April 11, 2007 and from April 12, 2007 to December 31, 2007, included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the common stock we are offering pursuant to this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are summaries and are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s Web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholder of

SafeNet Holding Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder’s equity, and of cash flows present fairly, in all material respects, the financial position of SafeNet Holding Corporation (collectively, the “Successor Company”) at December 31, 2009 and 2008, and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008, and the period April 12, 2007 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for business combinations in 2009.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

July 10, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

SafeNet Holding Corporation:

In our opinion, the accompanying consolidated statements of operations, of stockholder’s equity, and of cash flows present fairly, in all material respects, the results of operations and of cash flows of SafeNet Holding Corporation (collectively, the “Predecessor Company”) for the period from January 1, 2007 through April 11, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

January 6, 2009

SafeNet Holding Corporation Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,		September 30, 2010
	2008	2009
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,633	$45,863	$43,456
Restricted cash	981	1,336	1,736
Investment in other companies	8,756	1,663	3,759
Accounts receivable, net	64,291	66,728	79,198
Inventories	16,770	25,614	25,252
Deferred income taxes	7,187	9,078	8,518
Prepaid expenses and other current assets	8,921	27,171	17,977

Total current assets	129,539	177,453	179,896
Property and equipment, net	19,418	29,151	27,092
Computer software and technology development costs, net of accumulated amortization	3,579	3,030	2,489
Goodwill	318,885	402,173	402,173
Other intangible assets, net	103,746	127,403	96,880
Other assets	13,964	20,102	18,308

Total assets	$589,131	$759,312	$726,838

Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt and capitalized lease obligations	$3,078	$5,273	$2,506
Accounts payable	26,170	27,742	30,037
Accrued expenses and other current liabilities	64,232	93,786	87,895
Deferred revenue	22,320	26,409	36,949

Total current liabilities	115,800	153,210	157,387
First lien term loans	243,750	241,250	239,375
Second lien term loans	120,000	120,000	130,989
Long-term debt and capitalized lease obligations	268	46,267	13
Deferred income taxes	23,296	23,372	24,477
Other liabilities	30,898	43,554	46,741

Total liabilities	534,012	627,653	598,982
Commitments and contingencies (see Note 19)
Stockholder’s equity:
Common stock, $0.001 par value per share, 200,000,000 shares authorized, 147,876,662 shares at December 31, 2008 and 2009 and 151,761,840 shares at September 30, 2010 were issued and outstanding, respectively	148	148	152
Additional paid-in capital	245,000	362,693	367,599
Accumulated other comprehensive loss	(26,207)	(17,633)	(17,637)
Accumulated deficit	(163,822)	(213,549)	(222,258)

Total stockholder’s equity	55,119	131,659	127,856

Total liabilities and stockholder’s equity	$589,131	$759,312	$726,838

See Notes to Consolidated Financial Statements

SafeNet Holding Corporation Consolidated Financial Statements

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Predecessor Period	Successor Period
	Period from January 1, to April 11, 2007	Period from April 12, to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
					(unaudited)
Revenues:
Products	$63,707	$197,164	$283,586	$348,740	$254,604	$283,871
Service and maintenance	10,060	29,212	45,444	54,954	39,298	50,207

	73,767	226,376	329,030	403,694	293,902	334,078
Cost of revenues:
Products (excluding amortization and impairment of intangible assets)	34,121	91,102	128,795	141,850	105,533	117,596
Service and maintenance (excluding amortization and impairment of intangible assets)	2,499	7,041	11,507	10,378	7,707	10,285
Amortization of intangible assets	3,652	26,440	35,052	31,926	23,671	24,630
Impairment of intangible assets	—	—	82,051	—	—	—

	40,272	124,583	257,405	184,154	136,911	152,511

Gross profit	33,495	101,793	71,625	219,540	156,991	181,567

Operating expenses:
Research and development expenses	19,320	34,007	47,889	60,607	47,528	45,367
Sales and marketing expenses	21,608	35,247	56,699	81,563	57,441	70,859
General and administrative expenses	41,059	33,762	47,175	55,999	42,717	40,273
Class action settlement	—	—	—	25,000	—	—
Loss on sale of MediaSentry	—	—	—	1,506	1,506	—
Amortization of intangible assets	1,926	5,134	6,811	10,368	7,574	7,498
Loss on net assets held for sale	—	—	—	1,038	—	704
Impairment of goodwill	—	—	42,886	—	—	—
Restructuring expenses	—	—	—	5,527	3,058	181

	83,913	108,150	201,460	241,608	159,824	164,882

Operating (loss) income	(50,418)	(6,357)	(129,835)	(22,068)	(2,833)	16,685
Foreign exchange (loss) gain	(319)	(31)	(2,500)	(871)	(778)	584
Interest expense	(41)	(25,430)	(34,798)	(30,501)	(23,727)	(22,135)
Interest income	887	1,319	631	193	658	170
Other income (expense), net	54	214	797	2,595	2,488	(389)

(Loss) before income taxes	(49,837)	(30,285)	(165,705)	(50,652)	(24,192)	(5,085)
Income tax expense (benefit)	999	7,048	(39,216)	(925)	118	3,624

Net (loss)	$(50,836)	$(37,333)	$(126,489)	$(49,727)	$(24,310)	$(8,709)

Loss per share:
Basic and diluted	$(2.41)	$(0.41)	$(1.10)	$(0.34)	$(0.16)	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	21,107	90,505	115,233	147,877	147,877	150,991

See Notes to Consolidated Financial Statements

SafeNet Holding Corporation Consolidated Financial Statements

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY Predecessor Period

(in thousands)

	Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance at December 31, 2006	25,681	$257	$685,644	$(99,911)	$5,800	$(75,916)	$515,874
Amortization of stock-based compensation	—	—	23,785	—	—	—	23,785
Issuance of common stock in connection with:
Employee Stock Purchase Plan	32	—	494	—	—	—	494
Stock option exercises	264	3	4,876	—	—	—	4,879

Comprehensive loss:
Net loss	—	—	—	—	—	(50,836)	(50,836)
Foreign currency translation adjustment, net of tax	—	—	—	—	1,039	—	1,039
Unrealized gain on available-for-sale securities, net of tax	—	—	—	—	36	—	36

Comprehensive loss							(49,761)

Balance at April 11, 2007	25,977	$260	$714,799	$(99,911)	$6,875	$(126,752)	$495,271

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY Successor Period

(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance at April 12, 2007	—	—	$226,537	—	—	$226,537
Return of capital	—	—	(1,000)	—	—	(1,000)
Stock split—905,045 for 1	90,505	91	(91)	—	—	—
Amortization of stock-based compensation	—	—	87	—	—	87

Comprehensive loss:
Net loss	—	—	—	—	(37,333)	(37,333)
Foreign currency translation adjustment, net of tax	—	—	—	485	—	485
Unrealized loss on interest rate swap agreements, net of tax	—	—	—	(11,266)	—	(11,266)
Unrealized loss on available-for-sale securities, net of tax	—	—	—	(19)	—	(19)

Comprehensive loss						(48,133)

Balance at December 31, 2007	90,505	$91	$225,533	$(10,800)	$(37,333)	$177,491

See Notes to Consolidated Financial Statements

SafeNet Holding Corporation Consolidated Financial Statements

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY Successor Period

(in thousands)

	SafeNet Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance at December 31, 2007	90,505	$91	$225,533	$(10,800)	$(37,333)	$177,491
Capital contribution related to the Ingrian acquisition	4,737	5	12,495	—	—	12,500
Amortization of stock-based compensation	—	—	1,325	—	—	1,325
Amortization of related party equity-based compensation	—	—	1,101	—	—	1,101
Capital contribution to fund acquisition	—	—	13,598	—	—	13,598
Return of capital	—	—	(9,000)	—	—	(9,000)
Shares issued for combination of entities under common control	52,635	52	(52)	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	(126,489)	(126,489)
Foreign currency translation adjustment, net of tax	—	—	—	(83)	—	(83)
Unrealized loss on interest rate swap agreements, net of tax	—	—	—	(10,500)	—	(10,500)
Unrealized loss on available-for-sale securities, net of tax	—	—	—	(4,824)	—	(4,824)

Comprehensive loss						(141,896)

Balance at December 31, 2008	147,877	148	245,000	(26,207)	(163,822)	55,119

Amortization of stock-based compensation	—	—	812	—	—	812
Amortization of related party equity-based compensation	—	—	400	—	—	400
Return of capital	—	—	(3,000)	—	—	(3,000)
Capital contribution to fund acquisition	—	—	119,481	—	—	119,481
Comprehensive loss:
Net loss	—	—	—	—	(49,727)	(49,727)
Foreign currency translation adjustment, net of tax	—	—	—	1,047	—	1,047
Unrealized gain on interest rate swap agreements, net of tax	—	—	—	2,635	—	2,635
Unrealized gain on available-for-sale securities, net of tax	—	—	—	4,892	—	4,892

Comprehensive loss						(41,153)

Balance at December 31, 2009	147,877	148	362,693	(17,633)	(213,549)	131,659

Shares issued for Class C units granted by Vector Stealth	3,885	4	(4)	—	—	—
Amortization of stock-based compensation	—	—	1,842	—	—	1,842
Amortization of related party equity-based compensation	—	—	1,061	—	—	1,061
Capital contribution to fund acquisition	—	—	2,007	—	—	2,007
Comprehensive loss:
Net loss	—	—	—	—	(8,709)	(8,709)
Foreign currency translation adjustment, net of tax	—	—	—	(173)	—	(173)
Unrealized gain on interest rate swap agreements, net of tax	—	—	—	874	—	874
Unrealized gain on foreign exchange hedges	—	—	—	110	—	110
Unrealized loss on available-for-sale securities, net of tax	—	—	—	(815)	—	(815)

Comprehensive loss						(8,713)

Balance at September 30, 2010, Unaudited	151,762	$152	$367,599	$(17,637)	$(222,258)	$127,856

See Notes to Consolidated Financial Statements

SafeNet Holding Corporation Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Predecessor Period	Successor Period
	Period from January 1, to April 11, 2007	Period from April 12, to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
					(unaudited)
Cash flows from operating activities:
Net loss	$(50,836)	$(37,333)	$(126,489)	$(49,727)	$(24,310)	$(8,709)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of intangible assets	—	—	82,051	—	—	—
Impairment of goodwill	—	—	42,886	—	—	—
Depreciation and amortization of property and equipment	1,871	5,008	6,922	8,972	6,219	6,846
Amortization of intangible assets	5,578	31,574	41,863	42,294	31,243	32,128
Amortization of deferred financing fees	—	1,015	1,401	1,384	1,036	1,253
Equity-based compensation expense	23,785	87	2,426	1,212	911	2,903
Bad debt provision	576	118	826	635	157	217
Deferred income taxes	(252)	619	(46,724)	(5,347)	(3,872)	805
Loss on sale of business – MediaSentry	—	—	—	1,506	1,506	—
(Loss) gain realized on available-for-sale securities	—	—	—	(2,066)	(2,066)	—
Loss on net assets held for sale	—	—	—	1,038	—	704
Other, net	474	347	723	1,271	1,210	2,053
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	4,424	(9,317)	(4,360)	12,070	10,756	(13,377)
Decrease (increase) in inventories	534	2,248	(330)	9,121	8,428	307
(Increase) decrease in prepaid expenses, other current assets and deferred costs of goods sold	(7,069)	(4,347)	703	(1,656)	(2,237)	(6,070)
Increase (decrease) in accounts payable	7,156	(2,560)	3,137	(6,965)	(6,507)	3,023
(Decrease) increase in accrued income taxes	(176)	2,062	7,336	2,814	(455)	669
(Decrease) increase in accrued expenses and other liabilities	(1,274)	10,605	(989)	(151)	(20,477)	(501)
Increase (decrease) in deferred revenue	16,604	18,066	(3,346)	1,064	1,312	16,229

Net cash provided by (used in) operating activities	1,395	18,192	8,036	17,469	2,854	38,480

Cash flows from investing activities:
Proceeds from sales of available-for-sale securities	46,193	4,326	—	—	—	—
Proceeds from sale of Embedded Security Solutions	—	—	—	—	—	8,500
Purchases of available-for-sale securities	(13,002)	(2,002)	—	—	—	—
Cash paid to acquire Predecessor Company, net of cash acquired	(25,740)	(555,490)	—	—	—	—

SafeNet Holding Corporation Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in thousands)

	Predecessor Period	Successor Period
	Period from January 1, to April 11, 2007	Period from April 12, to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
					(unaudited)
Cash paid for business acquisitions, net of cash acquired	—	—	(20,785)	(139,439)	(134,030)	—
Cash received pursuant to sale of MediaSentry	—	—	—	136	136	—
Purchases of property and equipment	(2,603)	(4,821)	(6,748)	(9,402)	(6,042)	(5,606)
Expenditures for computer software and technology development	(80)	(4,004)	(355)	(224)	(130)	(1,123)
Transfer (to) from restricted cash	(2,006)	2,006	1,136	301	(699)	876
Proceeds from return on investment in other companies	—	—	—	827	—	—
Proceeds from sale of property and equipment	—	—	—	43	43	—
Other, net	847	75	(181)	(949)	(632)	(581)

Net cash provided by (used in) investing activities	3,609	(559,910)	(26,933)	(148,707)	(141,354)	2,066

Cash flows from financing activities:
Capital investment by Parent	—	—	12,500	112,476	112,476	2,007
Proceeds from first lien term loan	—	250,000	—	—	—	—
Proceeds from second lien term loan	—	125,000	—	—	—	10,989
Proceeds from issuance of common stock in Successor Company	—	225,000	—	—	—	—
Proceeds from stock options exercised and issuance of stock under the employee stock purchase plan	5,374	—	—	—	—	—
Proceeds under revolving credit facility	—	—	16,000	18,000	15,000	15,000
Repayments under revolving credit facility	—	—	(16,000)	(18,000)	(15,000)	(15,000)
Repayments of first lien term loan	—	(1,250)	(2,500)	(2,500)	(2,500)	(1,875)
Repayments of second lien term loan	—	(5,000)	—	—	—	—
Proceeds from long-term loan	—	—	—	50,000	50,000	—
Repayments under long-term loan	—	—	—	(1,250)	—	(48,750)
Repayments of capitalized lease obligations	(161)	(404)	(429)	(578)	(432)	(272)
Return of capital	—	(1,000)	(9,000)	(3,000)	(3,000)	—
Initial public offering costs	—	—	—	—	—	(2,430)
Deferred financing costs	—	(10,004)	(26)	(825)	(825)	(2,244)

Net cash provided (used in) by financing activities	5,213	582,342	545	154,323	155,719	(42,575)

Effect of exchange rate changes on cash	408	61	300	145	1,246	(378)

Net increase (decrease) in cash and cash equivalents	10,625	40,685	(18,052)	23,230	18,465	(2,407)
Cash and cash equivalents at beginning of period	48,989	—	40,685	22,633	22,633	45,863

Cash and cash equivalents at end of period	$59,614	$40,685	$22,633	$45,863	$41,098	$43,456

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$44	$16,998	$33,438	$35,146	$26,910	$20,900

Income taxes, net of refunds	$1,335	$2,098	$3,004	$3,662	$2,027	$1,125

See Notes to Consolidated Financial Statements

SafeNet Holding Corporation Consolidated Financial Statements

Non-cash transactions:

Due to their non-cash nature, the following transactions are not reflected in the consolidated statements of cash flows:

For the unaudited nine months ended September 30, 2010:

(i)	Non-cash investing related to the shares of AuthenTec received as part of the consideration from the sale of the Embedded Security Solutions Division (see Note 3).

(ii)	Non-cash decrease to “Other liabilities” and “Accumulated other comprehensive loss” for a $0.6 million decrease in the unrealized loss on an interest rate swap agreement.

For the unaudited nine months ended September 30, 2009:

(iii)	Non-cash increase to “Other liabilities” and “Accumulated other comprehensive loss” for a $1.6 million increase in the unrealized loss on an interest rate swap agreement.

For the year ended December 31, 2009:

(iv)	Non-cash decrease to “Other liabilities” and “Accumulated other comprehensive loss” for a $2.6 million decrease in the unrealized loss on an interest rate swap agreement.

(v)	Non-cash increase of $15.4 million to “Prepaid expenses and other current assets” and a decrease of $12.9 million to “Property and equipment, net,” “Goodwill,” “Other intangible assets, net,” and “Other assets” to reflect “Assets held for sale.”

(vi)	Non-cash increase of $2.4 million to “Property and equipment, net” and an increase of the same amount to “Accrued expenses and other current liabilities” to reflect assets purchased and put into service prior to payment.

(vii)	Non-cash increase of $7.0 million in available for sale securities in connection with the contribution by Parent of Aladdin shares prior to acquisition of that entity. (See Note 3).

For the year ended December 31, 2008:

(viii)	Non-cash increase to “Other liabilities” and “Accumulated other comprehensive loss” for a $10.5 million increase in the unrealized loss on an interest rate swap agreement.

(ix)	Non-cash decrease to “Goodwill” and “Deferred income taxes” of $1.0 million related to the recognition of tax benefits for acquired net operating loss carry-forwards.

(x)	Non-cash increase of $1.2 million to “Prepaid expenses and other current assets” and a decrease of the same amount to “Property and equipment, net” to reflect “Assets held for sale.”

(xi)	Non-cash increase of $13.6 million in available for sale securities in connection with the contribution by Parent of Aladdin shares prior to acquisition of that entity. (See Note 3).

Successor Company for the period from April 12, 2007 to December 31, 2007:

(xii)	Non-cash increase to other “Other liabilities” and “Accumulated other comprehensive loss” for an increase of $11.3 million in the unrealized loss on an interest rate swap agreement.

(xiii)	Non-cash decrease to “Goodwill” and “Deferred income taxes” of $1.3 million related to the recognition of tax benefits for acquired net operating loss carry-forwards.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements

(1) BUSINESS

SafeNet Holding Corporation (“the Company”) includes SafeNet, Inc. and its subsidiaries (“SafeNet”), Jasmine Holdco LLC (“Jasmine”) and its subsidiary, Magic Lamp Corp. (“Magic Lamp”), and its wholly owned subsidiary Aladdin Knowledge Systems, Ltd (“Aladdin”). The Company is a leading provider of high-end data protection solutions to both commercial enterprises and government agencies. The Company combines leading-edge commercial technologies with the expertise and credibility developed through its long-standing leadership in the government sector. The Company’s products and solutions offer a lifecycle approach to data protection that: protects the identities of users, applications and machines, secures transactions that are performed by authenticated users, encrypts data when it is created and while it is accessed, shared, stored and moved, encrypts the critical communication modes the data travels on, controls users’ rights to access software and digital assets, and includes management solutions that enable its products to work together.

Corporate Reorganization

Prior to June 30, 2010, SafeNet, Inc. was a wholly owned subsidiary of Vector Stealth Holdings II, L.L.C. (“Vector Stealth”), a Delaware limited liability company and an affiliated entity of Vector Capital. Prior to the corporate reorganization, Vector Stealth held no material assets other than SafeNet, Inc. and did not engage in any operations. Pursuant to the terms of a corporate reorganization that was completed on June 30, 2010, Vector Stealth exchanged all of its ownership interest in SafeNet, Inc. for a 100% interest in SafeNet Holding Corporation. As a result of this reorganization, SafeNet, Inc. is wholly owned by SafeNet Holding Corporation, and SafeNet Holding Corporation is wholly owned by Vector Stealth.

Basis of Presentation

The Company’s consolidated financial statements for the years ended December 31, 2008 and 2009 are based on the historical consolidated financial statements of SafeNet, and also reflect the financial position and results of operations of Jasmine and its wholly owned subsidiaries. SafeNet purchased Jasmine and its subsidiaries from its common parent Vector S.A. Holdings, L.L.C. (“Parent”) on March 31, 2010 by issuing 52,635,307 shares of common stock to Parent. Jasmine and its subsidiaries, Magic Lamp and Aladdin, became wholly owned subsidiaries of SafeNet on that date (see Note 3). Since Jasmine and SafeNet were entities under common control since August 6, 2008, these financial statements combine the results of SafeNet and Jasmine as from August 6, 2008. The Company’s consolidated financial statements for the year ended December 31, 2007 are based on the historical consolidated financial statements of SafeNet, Inc.

Jasmine was created by Parent with the sole purpose of completing the acquisition of Aladdin. Jasmine and certain other Parent affiliates under common control with Jasmine began purchasing shares in Aladdin on August 8, 2008. By March 23, 2009, Jasmine held approximately 14% share ownership in Aladdin. On March 24, 2009, Jasmine purchased the remaining 86% outstanding shares of Aladdin; therefore, these financial statements reflect the results of operations and cash flows of Aladdin as from March 24, 2009.

The financial information for the nine months ended September 30, 2009 and September 30, 2010 is unaudited. The Company prepared this unaudited financial information on the same basis as the audited consolidated financial statements, including all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of our financial position and operating results for such periods.

Results for the nine months ended September 30, 2010 are not necessarily indicative of results expected for the full year.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The Company revised its Consolidated Statement of Operations, Consolidated Balance Sheets, and Consolidated Statement of Stockholder’s Equity and its earnings per shares disclosures in the Successor period to reflect the 3,885,178 shares issued to Vector Stealth as consideration for Class C Units granted by Vector Stealth as issued and outstanding as of February 24, 2010. In addition, the Company revised its consolidated financial statements to reflect the 4,736,843 shares issued in connection with the $12.5 million capital contribution in April 2008 as shares issued and outstanding as of April 2008. These shares were previously reflected as stock dividends and outstanding for all Successor periods. The impact of this revision is not material to the financial statements and does not affect the Company’s Consolidated Statement of Cash Flows for any period presented.

Predecessor Companies and Successor Companies

Pursuant to the April 11, 2007 acquisition of SafeNet discussed below, the accompanying consolidated financial statements and notes of the Company thereto present information relating to both the SafeNet Predecessor and SafeNet Successor Company.

SafeNet Predecessor Company—The periods prior to April 12, 2007 are referred to in the accompanying consolidated financial statements and notes thereto as the “Predecessor Period.” The period from January 1, 2007 through April 11, 2007 is referred to in the accompanying consolidated financial statements and notes thereto as the “2007 Predecessor Period.”

SafeNet Successor Company—Information presented as of and for the years ended December 31, 2008 and 2009 pertain to the SafeNet Successor Company’s first two full fiscal years. The period from April 12, 2007 is referred to in the accompanying consolidated financial statements and notes thereto as the “Successor Period.” The period from April 12, 2007 through December 31, 2007 is referred to in the accompanying consolidated financial statements and notes thereto as the “2007 Successor Period.”

2007 Acquisition of SafeNet, Inc. by Vector Stealth Holdings II, L.L.C.

On March 5, 2007, the SafeNet Predecessor Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vector Stealth and Stealth Acquisition Corp. (“SAC”), a Delaware corporation and a direct wholly owned subsidiary of Vector Stealth.

Effective April 12, 2007, Vector Holdings completed the acquisition of SafeNet in a transaction (the “Tender Offer”) valued at $639.6 million consisting of (i) $613.2 million paid to purchase all outstanding shares of SafeNet Predecessor Company common stock at a purchase price of $28.75 per share, (ii) $23.4 million paid in respect of SafeNet Predecessor Company stock options exercised, and (iii) $1.5 million in equity interests issued in lieu of cash for certain outstanding SafeNet Predecessor Company stock options. In addition, $1.5 million of debt was assumed and cash acquired totaled $62.0 million, including cash and available-for-sale securities of $59.6 million and $2.4 million, respectively. Transaction costs capitalized as part of the merger amounted to approximately $5.0 million. Vector Stealth funded the transaction with $225.0 million in cash and $375.0 million in debt financing. Approximately $26.0 million of purchase consideration and deal costs were funded prior to the consummation of the merger, and accordingly have been reflected in the SafeNet Predecessor Company’s Consolidated Statement of Cash Flows as cash flows from investing activities.

Upon completion of the Tender Offer and in accordance with the terms of the Merger Agreement, SAC was merged with and into SafeNet (also referred to as “SafeNet” and the “SafeNet Successor Company”) surviving as a wholly owned subsidiary of Vector Stealth (the “Merger”), and the acquired shares of SafeNet Predecessor

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Company common stock of SafeNet were cancelled. Accordingly, trading of the shares on the NASDAQ Stock Market ceased on April 12, 2007. Effective January 1, 2008 and as a result of having fewer than 300 stockholders, the SafeNet Predecessor Company ceased to be a public registrant with the United States Securities and Exchange Commission (the “SEC”).

The allocation of the purchase price of SafeNet to the assets acquired and liabilities assumed is reflected in the table below under “Purchase Price Allocation of Acquisition.” The acquisition of SafeNet resulted in goodwill of $353.6 million, none of which will be deductible for tax purposes. See Note 6 for a discussion of impairment charges taken for goodwill and intangible assets in 2008. Such goodwill reflects the substantial value of SafeNet’s expectations for continued future growth in the business.

Purchase Price Allocation of Acquisition

The following table summarizes the allocation of the purchase price paid by Vector Stealth to acquire SafeNet at April 12, 2007 (in thousands):

Current assets	$145,731
Property and equipment	20,629
Goodwill	353,638
Other intangible assets	246,523
Other assets	14,931

Total assets acquired	781,452

Current liabilities, including current portion of long-term debt of $2,422	101,306
Long-term debt	374,043
Deferred income taxes	72,282
Other liabilities	7,284

Total liabilities assumed	554,915

Net assets acquired by Vector Stealth	$226,537

Determination of Estimated Fair Values of Assets Acquired and Liabilities Assumed

SafeNet was required to estimate and record fair value of the assets acquired and liabilities assumed in the Merger. Methodologies and assumptions used in deriving these estimates for significant accounts are described below.

Intangible Assets Other Than Goodwill

Trademark fair values were derived using the relief-from-royalty method. This method recognizes that, because a company owns the intangible assets rather than licensing them, it does not have to pay a royalty, usually expressed as a percentage of sales, for their use.

Developed technology, customer relationships and government program fair values were established using the excess earnings method. Fair value was estimated by comparing the present value of the expected benefit from the asset to the required return on the investment in the assets related to realizing the benefits. This approach assumes that all operating assets contribute to the profitability of an enterprise.

Favorable leasehold interests were identified using the income approach which compares the net revenue generated on both the contract and market basis. If the contract rent is less than the market rent, the leasehold interest is deemed to be favorable.

All of the acquired intangibles at April 12, 2007 aggregating $246.5 million are amortizable. See Note 6 for discussion of impairment charges taken for intangible assets in 2008.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Deferred Revenue

Deferred revenue primarily consists of maintenance and service contracts wherein a legal obligation to perform services exists and future costs to fulfill those obligations are expected to be incurred. Estimates related to deferred revenue were based on the direct cost of fulfilling these obligations plus a normal profit margin. The estimated fair value of the assumed liabilities resulting from legal performance obligations was $15.2 million at the Merger date of which $10.5 million was included within “Current liabilities” and $4.7 million was included within “Other liabilities” in the preceding table under the subheading “Purchase Price Allocation of Acquisition.”

Inventory

The components of inventory were adjusted to reflect: (i) raw materials at current replacement cost; (ii) work-in-process at estimated selling prices of finished goods less the sum of (a) costs to complete, (b) costs of disposal, and (c) a reasonable profit margin for the Company’s completion and selling effort based on profit margins for similar finished goods; and (iii) finished goods at estimated selling prices less the sum of (a) costs of disposal, and (b) a reasonable profit margin for the Company’s selling effort. The purchase accounting adjustment at the date of the Merger resulted in an increase to inventory of $1.3 million which was charged to “Cost of revenues” in the consolidated statement of operations as the inventory was sold.

Property and Equipment

In the estimation of fair value of property and equipment, procedures were applied that follow the same basic principles of the cost approach: (i) a current cost to replace the asset new is calculated; and then (ii) the estimated replacement cost is reduced to reflect the applicable decline in value resulting from physical deterioration, functional obsolescence, and/or economic obsolescence. The analysis resulted in an immaterial adjustment to property and equipment.

Lease Termination Liabilities

Lease termination liabilities of the SafeNet Predecessor Company were adjusted to reflect fair value at the date of the Merger using the income approach which compares the net revenue generated on both the contract and market basis. The amount by which the contract rent was greater than the market rent at the Merger date, compared to the liability reflected by the SafeNet Predecessor Company, resulted in an immaterial adjustment to the opening balance sheet of the SafeNet Successor Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Company’s consolidated financial statements combine the consolidated accounts of SafeNet, and its wholly and majority owned subsidiaries and the consolidated accounts of Jasmine, and its wholly and majority owned subsidiaries, principally Aladdin, beginning with the period in which SafeNet and Jasmine came under common control. The consolidated financial statements reflect Aladdin activity from March 24, 2009, the date that Aladdin was acquired by Jasmine. Significant intercompany accounts and transactions have been eliminated in the Company’s consolidated financial statements.

Use of Estimates

To present consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company had cash equivalents of $1.0 million and $0.4 million at December 31, 2008 and 2009, respectively, and no cash equivalents (unaudited) at September 30, 2010.

Restricted Cash

The Company considers all restricted cash that will become unrestricted within the next twelve-month period to be “Current.” Any cash balances that are restricted in excess of twelve months are considered “Non-current.”

Current

Included in “Restricted cash” at December 31, 2008 and 2009 is $1.0 million and $1.3 million, respectively, and $1.7 million (unaudited) at September 30, 2010 in restricted cash pledged as collateral under or required to be maintained by lease and hedging agreements.

Non-current

Included in “Other assets” at December 31, 2008 and 2009 is $0.4 million and $1.3 million, respectively, restricted cash pledged as collateral under or required to be maintained by lease agreements. No restricted cash was pledged as collateral or required to be maintained by lease agreements as of September 30, 2010 (unaudited).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable. Cash and cash equivalents are discussed above. The majority of the Company’s cash and cash equivalents are invested in U.S. dollar deposits with major banks in Israel, the United States, Japan, Germany, the Netherlands, United Kingdom, Spain and France. Management believes that minimal credit risk exists with respect to the financial institutions that hold the Company’s investments. Such cash and cash equivalents in the United States may be in excess of insured limits and are not insured in other jurisdictions.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. Payment terms are generally 30 to 60 days from delivery of products, but may fluctuate depending on the terms of each specific contract. The Company’s customers, who include both commercial companies and governmental agencies, are in various industries, including banking, security, communications and electronic products distribution.

Major Suppliers

Some of the Company’s security solution products, such as silicon chips for appliances and token products must meet certain quality standards. The Company currently purchases its silicon chips and token products under short-term supply arrangements from several vendors, all of whom are ISO 9001/2000 certified. Additionally, one government solutions division product is manufactured by a single supplier. Although the Company purchases these products from a single or limited number of manufacturers, management believes that other suppliers could adapt to provide similar products or components on comparable terms. The time required to locate and qualify other suppliers, however, could cause a delay in manufacturing that may be financially disruptive to the Company.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Accounts Receivable and Allowance for Doubtful Accounts and Returns

Accounts receivable are stated at their estimated net realizable value. The Company maintains an allowance for doubtful accounts to estimate losses resulting from the inability of its customers to make required payments. The allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers. The Company’s collection experience has been generally favorable reflecting (i) the concentration of U.S. government customers, and (ii) enhancements made to its credit and collections practices.

The Company records a provision for estimated non-defective returns for products sold in the same period the related revenues are recorded in accordance with generally accepted accounting principles. These estimates are based on a combination of historical sales returns and current sales return data.

Included in accounts receivable at December 31, 2008 and 2009 and September 30, 2010 (unaudited) are unbilled costs and fees of $1.8 million, $0.9 million and $5.4 million, respectively, representing timing differences between when revenues are recognized and customers are billed. These amounts are expected to be collected within the next twelve months.

Inventories and Reserves for Obsolescence, Excess and Slow Moving Goods

Inventories are stated at the lower of cost or market. Cost is primarily determined based on the first-in first-out method (“FIFO”), with the exception of costs associated with our government solutions subsidiary, which was acquired in 2004 and has consistently applied the weighted-average method, and Aladdin’s inventory which is determined using the moving-average cost method. Costs determined under the weighted-average and moving-average methods approximate FIFO. Inventory balances by inventory valuation method were as follows (in millions):

	December 31,		September 30, 2010
Inventory valuation method	2008	2009
			(unaudited)
FIFO	$8.3	$8.0	$8.6
Weighted-average	8.5	8.1	6.5
Moving–average cost	—	9.5	10.2

Total	$16.8	$25.6	$25.3

The Company establishes reserves for slow moving, excess and obsolete inventory. The amounts of the required reserves are estimated based on past experience, sales projections and other factors such as potential technological obsolescence and market acceptance.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful life of the asset. The Company depreciates property and equipment over the following periods:

Furniture and equipment	2 to 8 years
Computer software	2 to 7 years
Leasehold improvements	4 to 10 years or the term of the lease, whichever is less

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Computer Software and Technology Development Costs

Costs for the development of new software and technology products and substantial enhancements to existing software and technology products are expensed as research and development costs as incurred until technological feasibility has been established. The Company defines the establishment of technological feasibility as the completion of a working model of the software and hardware appliance product that has been determined to be consistent with the product design specifications and that is free of any uncertainties related to known high-risk development issues. For products that contain both hardware and software components, capitalization of computer software and technology development costs commences when both the technological feasibility of the software component has been established and research and development activities have been completed for the hardware component.

Amortization of computer software and technology development costs, which is included in “Cost of revenues,” begins upon general release of the software and totaled $0.3 million, $0.1 million, $0.7 million and $0.8 million for the 2007 Predecessor Period and 2007 Successor Period, and the years ended December 31, 2008 and 2009, respectively, and $0.6 million and $1.7 million for the unaudited nine months ended September 30, 2009 and 2010, respectively. These costs are amortized on a product-by-product basis using the greater of: (i) the amount computed using the ratio of current gross revenue for a respective product to the total current and anticipated future revenue for that product; or (ii) the amount computed using the straight-line method over the estimated economic useful life of the respective product, which generally ranges from one to seven years as appropriate based on individual facts and circumstances. The Company assesses the recoverability of computer software and technology development costs each quarter by comparing the unamortized balance to the net realizable value of the asset and writes off any amount by which the unamortized capitalized costs exceed the estimated net realizable values. During the second quarter of 2010, the Company changed its estimate of the remaining benefit period for certain capitalized software development costs, from approximately five years to one year. At September 30, 2010, the remaining unamortized balance for these capitalized software development costs was $1.3 million (unaudited).

Goodwill and Other Intangible Assets

Goodwill

Goodwill is initially measured as the excess of the cost of an acquired company over the sum of the fair value of tangible and identifiable intangible assets acquired less liabilities assumed. The Company does not amortize goodwill, but rather reviews the carrying value of these assets for impairment at least annually on October 1st of each year. Additional testing for impairment is performed should any indication of impairment arise at a date other than the annual impairment testing date.

The Company operates its business and tests goodwill for impairment as a single reporting unit. The Company estimates the fair value of the reporting unit by estimating the present value of the reporting unit’s expected future cash flows as well as comparisons of earnings and cash flow multiples for similar companies in the same industry. The fair value of the reporting unit is compared to its carrying value, including goodwill. If the fair value of the reporting unit exceeds the carrying value, no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is considered potentially impaired and the second step is completed in order to determine if the goodwill is impaired, and if so, to measure the impairment loss.

Under the second step, the Company calculates the implied fair value of goodwill by deducting the fair value of all net tangible and intangible assets, including any unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit as determined in the first step. The Company then compares the implied fair value of goodwill to the carrying value. If the implied fair value of goodwill is less than the carrying value, the Company would recognize an impairment loss equal to the difference.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Refer to Note 6 for further discussion and disclosure related to goodwill impairment charges recorded in 2008.

Other Intangible Assets

Other intangible assets consist primarily of developed technology, customer relationships, government programs, favorable leasehold interests, covenant not to compete, and trademarks, all of which have finite lives. Intangible assets with finite lives are amortized over their estimated useful lives on a straight line or accelerated basis generally ranging from two to ten years. Favorable leases are amortized over the lives of the respective leases, including periods covered by renewal options that the Company is reasonably assured of exercising.

Refer to Note 6 for further discussion and disclosure related to other intangible asset impairment charges recorded in 2008.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company performs an analysis of undiscounted expected future cash flows from the asset over the remaining amortization period for such asset to determine whether the respective asset is impaired. If the analysis determines that the asset is impaired, the carrying value of the asset is reduced by the estimated difference between its fair value and its carrying value. Fair value is determined using discounted cash flows, relief from royalties or other relevant valuation techniques.

Assets Held For Sale

Management evaluates assets or asset groups under consideration for sale to determine whether such assets or asset groups meet the criteria to be classified as “held for sale.” The Company reclassifies the assets and liabilities from held for use to held for sale when all of the following criteria are met: (i) a disposal plan is in place with proper authorizations; (ii) the asset or asset group is available for immediate sale; (iii) a disposal plan has been initiated; (iv) the sale is expected to be consummated within one year; (v) the asset or asset group is being actively marketed; and (vi) it is likely that the plan will be carried out. Once an asset is classified as held for sale, depreciation is discontinued. In addition, the Company evaluates the recoverability of the net book value of the assets or asset group held for sale. If the expected net proceeds from the sale are less than the net book value of the assets or asset group, an impairment charge is recorded in the period it is first identified.

Fair Value Measurements

Fair Value Measures

In September 2006, the FASB issued amended guidance which defines fair value, establishes a framework for measurement and expands disclosure about fair value measurements. Where applicable, the amended guidance simplifies and codifies related guidance within GAAP. Effective January 1, 2008, the Company adopted the amended guidance except for non-financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis, as to which the Company applied the amended fair value guidance effective January 1, 2009.

Financial Instruments Not Measured at Fair Value

Some of the Company’s financial instruments are not measured at fair value on a recurring basis but are recorded at amounts that approximate fair value due to their liquid or short-term nature, such as cash equivalents, receivables and payables.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Fair Value Option for Financial Assets and Liabilities

Effective January 1, 2008, the Company adopted accounting principles permitting the Company to measure certain financial assets and financial liabilities at fair value. The Company assessed the fair value option made available upon adoption and has elected not to apply the fair value option to any financial instruments that were not already recognized at fair value.

Deferred Financing Fees

The Company amortizes costs incurred to obtain financing over the term of the underlying obligation using the effective interest method. The amortization of debt financing fees is included in “Interest expense” in the accompanying consolidated statements of operations. Unamortized deferred financing fees are classified within “Other assets” in the accompanying consolidated balance sheets. The deferred financing fees relate to the new credit facility borrowings pursuant to Vector Stealth’s April 12, 2007 acquisition of SafeNet, and the borrowings made under Amendment No. 2 to the credit facility. The Amendment relates to the Company’s acquisition of Jasmine in March 2010, and the liquidation of the debt obligations of its subsidiary Aladdin. See Note 10. The Amendment was accounted for as a modification rather than extinguishment of debt, and in accordance with authoritative guidance, costs of financing paid to the creditor were deferred and amortized over the financing term.

Derivative Financial Instruments

Derivative instruments for hedging activities are recognized in the accompanying consolidated balance sheets and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) and recognized in the consolidated statement of operations when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for, and the Company has applied, hedge accounting treatment.

When applying hedge accounting, the Company’s policy is to designate, at a derivative’s inception, the specific assets, liabilities or future commitments being hedged, and to assess the hedge’s effectiveness at inception and on an ongoing basis. The Company may elect not to designate the derivative as a hedging instrument where the same financial impact is achieved in the financial statements. The Company does not enter into or hold derivatives for trading or speculative purposes.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive loss and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change.

Product Warranties

The Company offers warranties on its products ranging from thirty days to five years. The specific terms and conditions of the warranties vary depending upon the product and the country in which the sale is transacted. The Company estimates the costs that may be incurred under its warranties and records a liability at the time the respective product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims and the estimated cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. While warranty costs have historically been within management’s expectations, it is possible that warranty rates could change in the future based on new product introductions and other factors.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The changes in the carrying amount of accrued warranty costs are as follows (in thousands):

	Year Ended December 31,		Nine Months Ended September 30, 2010
	2008	2009
			(unaudited)
Balances at January 1, 2008, 2009 and 2010, respectively	$4,126	$4,678	$3,665
Provision	2,652	234	259
Costs incurred for warranty claims	(2,100)	(1,247)	(1,191)

Ending Balances	$4,678	$3,665	$2,733

The above balances are reflected in “Accrued expenses and other current liabilities” in the accompanying consolidated balance sheets.

Revenue Recognition

The Company derives revenue from software and technology licenses, product sales, maintenance (post-contract customer support), development arrangements and services. Software and technology licenses and certain product sales typically contain multiple elements, including the product or license, maintenance and/or other services. For arrangements that include multiple elements, the fee is allocated to the various elements based on vendor specific objective evidence of fair value for software and technology licenses or objective and reliable evidence of the fair value of the undelivered items for other multiple element arrangements (collectively referred to as “VSOE”) regardless of any separate prices stated within the contract for each element. If VSOE does not exist for all delivered elements, but VSOE exists for the undelivered elements, the Company applies the residual method, provided that: (i) all other applicable revenue recognition criteria are met; and (ii) the fair value of all of the undelivered elements is less than the arrangement fee. Under the residual method, the arrangement fee is recognized as follows: (i) the total fair value of the undelivered elements, as indicated by VSOE, is deferred, and (ii) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. Generally, in software and software related arrangements, the Company has established VSOE for maintenance and therefore recognizes revenue under these arrangements using the residual method when the only remaining undelivered element is maintenance.

Multiple contracts with a single customer that are determined to be so closely related that they are in effect part of a single arrangement are accounted for as one multiple-element arrangement.

Products, Licenses and Royalties

License revenue is comprised of perpetual and time-based license fees, which are derived from arrangements with end users, OEMs and resellers or partners. The Company is generally able to recognize license revenue based on the residual method as discussed above. Revenue derived from annual time-based licenses sold with post contract services is recognized ratably over the license term. Royalties are recognized as they are earned. Royalties are considered earned when the customer reports the underlying sales data to the Company and the royalties become non-refundable.

The Company sells hardware and related encryption products. For product arrangements that include the Company software, where: (i) the software is more than incidental to the product; (ii) the arrangement contains multiple elements; and (iii) VSOE exists for all undelivered elements, the Company recognizes revenue for the

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

delivered elements using the residual method. For arrangements containing multiple elements where VSOE does not exist for all undelivered elements, the Company defers the revenue for the delivered and undelivered elements until VSOE exists or all elements have been delivered.

Development Arrangements

The Company enters into certain arrangements with respect to development transactions and based on the terms and conditions, these transactions are categorized into one of the following categories: (i) contract accounting arrangements; (ii) funded research and development arrangements; or (iii) non-recurring engineering (“NRE”) arrangements with subsequent manufacturing obligations.

Contract Accounting Arrangements

Revenues that are earned under certain long-term contracts to develop customer specific technology are recognized using contract accounting and are included in product revenue. Revenue from these arrangements is generally recognized using the percentage-of-completion method. Progress to completion is principally measured using either labor hours or contract milestones based on the Company’s determination of which would be the best available measure of progress on the contracts. Any estimated losses are provided for in their entirety in the period they are first identified. Where reasonably dependable estimates cannot be made or where inherent hazards make estimates doubtful, the Company uses the completed-contract method.

Certain products are designed, developed and produced for use in U.S. government and commercial high speed assurance applications. The products consist of application specific integrated circuits, modules, electronic assemblies and stand-alone products to protect information. Product revenues and revenues under certain fixed-price contracts are recognized as deliveries are made, provided all other revenue recognition criteria have been met. For fixed price contracts that include an incentive fee, and are accounted for under the completed contract method of accounting, recognition of the incentive fee portion of the overall contract fee is deferred until the completion of the contract. For fixed price contracts that include an incentive fee, and are accounted for under the percentage of completion method of accounting, recognition of the incentive fee portion of the overall contract fee is deferred until the earlier of the completion of the contract, or reasonable certainty of achievement of the requirements for receiving the incentive payment have been attained. In an arrangement accounted for using percentage of completion accounting, where reasonable certainty of the incentive fee has been achieved, a portion of the incentive fee will be recognized in the same proportion as revenue is recognized from the basic contract fee. In effect, the incentive fee is accounted for as a revision in the estimate of total contract revenue for the project. Until such point in the project, the incentive fee component of the entire arrangement fee is deferred and excluded in the determination of the project revenue. Profits expected to be realized on long-term contracts are based on total revenues and estimated costs at completion. Revisions to contract profits are recorded in the accounting period in which the revisions are known. Estimated losses on contracts are recorded when identified. Revenues under cost-reimbursement contracts are recognized as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. The Company recognizes contract earnings using the percentage-of-completion method for cost-plus-fee type contracts. The estimated contract revenues are recognized based on percentage-of-completion as determined by the cost-to-cost basis whereby revenues are recognized as contract costs are incurred.

Funded Research and Development Arrangements

The Company enters into arrangements where funding is received from others to offset the cost of research and development activities. In these agreements the Company generally retains ownership of the intellectual property

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

being developed. The funding party generally receives the right to use the developed product royalty free or receives a royalty when the Company sells the product. Provided that technological feasibility has not been established prior to entering into the arrangement, funding which is potentially refundable based on the outcome of the research and development is deferred until such time as the outcome of the development has been determined. Funding which is not potentially refundable is recognized as an offset to research and development expenses as such expenses are incurred. Funding received in these arrangements in excess of costs incurred is deferred until such costs are incurred.

During the 2007 Predecessor Period and 2007 Successor Period, the years ended December 31, 2008 and 2009, and the unaudited nine month period ended September 30, 2009 and 2010, the Company recorded $0.3 million, $1.4 million, $6.4 million $5.5 million, $2.6 million and $0.9 million, respectively, of funding as an offset to research and development expenses. Approximately $0.4 million, $0.4 million, and $0.2 million of funding was deferred pending incurrence of costs or the outcome of the development project at December 31, 2008 and 2009, and the unaudited nine month period ended September 30, 2010, respectively.

Non-Recurring Engineering Arrangements with Subsequent Manufacturing Obligations

NRE arrangements with subsequent manufacturing occur when the Company creates a product for a customer either from inception or develop a new product based on an already existing product within the product portfolio. In situations when the Company retains all rights to the developed product and the customer enters into an arrangement to purchase products once development efforts have been completed at a minimum quantity, the Company defers all revenue and costs associated with the NRE and recognizes the revenue and cost based on a units delivered methodology over the minimum quantity commitment. The basis for this determination is that the value of the transaction, from the customer perspective, is in the final developed units. In such situations, the customer does not typically have the ability to terminate the contract at any point and enter into an arrangement with another vendor to produce the transacted unit since the customer does not have rights to the Company’s product or developed intellectual property.

Maintenance and Other Services

Maintenance revenue is derived from support arrangements. Maintenance arrangements provide technical customer support and the right to unspecified upgrades on an if-and-when-available basis. VSOE of maintenance is determined based on the price charged for the maintenance element when sold separately. To support its conclusion that VSOE exists for maintenance the Company reviews the pricing of maintenance renewals, annually, to ensure that a sufficient clustering of renewal pricing exists. The maintenance term is typically one year in duration and maintenance revenue is recognized ratably over the maintenance term. Unrecognized maintenance fees are included in “Deferred revenue” in the accompanying consolidated balance sheets.

Other service revenue is primarily comprised of fees associated with consulting and training services. These revenues, when provided on a stand-alone basis, are recognized as the services are provided to the customer. If such services are provided as part of a multi-element arrangement, and are the only remaining undelivered element, revenue from the entire arrangement is deferred until the earlier of: (i) the establishment of the applicable measurement of fair value for the services; or (ii) as the services are delivered.

Certain of the Company’s software products are bundled with maintenance and post-customer support services that provide for numerous updates to the software within a short period of time over the term of the arrangement. These arrangements are accounted for as “in-substance” subscription arrangements in accordance with applicable

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

accounting guidance. Revenue for such arrangements is recognized ratably over the subscription period beginning with the delivery of software.

Shipping and Handling Costs

All shipping and handling costs incurred in connection with the sale of products to customers are included in “Cost of revenues” within the “Products” caption in the accompanying consolidated statements of operations.

Advertising Expense

Advertising costs are expensed as incurred, and amounted to $0.3 million in each of the 2007 Predecessor Period and 2007 Successor Period and $0.5 million, $0.8 million, $0.6 million and $0.4 million in the years ended December 31, 2008 and 2009, and the unaudited nine month period ended September 30, 2009 and 2010, respectively. Advertising expense is included in “Sales and marketing expenses” in the accompanying consolidated statements of operations.

Foreign Currency Translation

The financial statements of foreign subsidiaries for which the local currency is the functional currency have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. The unrealized gains and losses resulting from the changes in exchange rates from year to year have been reported in “Accumulated other comprehensive loss” in the accompanying consolidated balance sheets. Transactions of foreign subsidiaries which are denominated in currencies other than the functional currency have been re-measured into the functional currency with any resulting gain or loss reported as a component of income or loss reported within “Foreign exchange (loss) gain” in the accompanying consolidated statements of operations. The effect on the accompanying consolidated statements of operations of all transaction gains and losses for the 2007 Predecessor Period and 2007 Successor Period, years ended December 31, 2008 and 2009, and the unaudited nine month period ended September 30, 2009 and 2010 are net (losses) and gains of $(0.3) million, $(0.0) million, $(2.5) million, $(0.9) million, $(0.8) million and $0.6 million, respectively.

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined on the difference between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on the two-step process prescribed by applicable accounting principles. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires the Company to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires the Company to determine the probability of various possible outcomes. The Company reevaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The Company provides a valuation allowance if, based upon the weight of available evidence, it is “more likely than not” that a portion of the deferred tax assets will not be realized. In the event that a valuation allowance relating to a business acquisition is subsequently reduced, the adjustment is recognized in the accompanying consolidated statement of operations. Deferred tax liabilities and assets are classified as current or non-current based on the classification of the related asset or liability for financial reporting, or according to the expected reversal dates of the specific temporary differences where appropriate.

Taxes Collected for Governmental Authorities

The Company reflects taxes collected from customers and remitted to government authorities on a net basis, which excludes such amounts from revenues, in its accompanying SafeNet Holdings consolidated statements of operations.

Employee Stock-Based Compensation and Parent Equity Grants

Compensation expense for all stock-based compensation awards granted is based on the grant date fair value estimate. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years. As stock-based compensation expense recognized is based on awards ultimately expected to vest, such expense is reduced for estimated forfeitures.

The Company estimates the fair value of stock-based compensation awards as of the date of grant using the Black-Scholes-Merton option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and are freely transferable. The Black-Scholes-Merton option pricing model considers, among other factors, the expected life of the award and the expected volatility of the Company’s stock price. The fair values generated by the model may not be indicative of the actual fair values of the awards as it does not consider other factors important to those share-based payment awards, such as continued employment, periodic vesting requirements and limited transferability.

Comprehensive Loss

Comprehensive loss includes all changes in equity that result from recognized transactions and other economic events of a period other than transactions with owners in their capacity as owners. The Company reports comprehensive loss in the consolidated statement of stockholder’s equity and discloses the accumulated total of other comprehensive loss in the consolidated stockholder’s equity section of the accompanying consolidated balance sheets. At December 31, 2008 and 2009, and September 30, 2010 (unaudited), accumulated other comprehensive loss consisted of foreign currency translation adjustments, unrealized gains and losses on interest rate swap agreements, other hedging transactions, and available-for-sale securities. See Note 14.

Recent Accounting Pronouncements

On January 1, 2009, the Company adopted the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) on business combinations. This guidance addresses the manner in which the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired business. This guidance also provides standards for recognizing and measuring the goodwill acquired in the business combination and for disclosure of information to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company adopted this guidance for all business combinations completed as of January 1, 2009. The adoption of this guidance increased our losses due to required recognition of acquisition and restructuring costs through operating expenses.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

In April 2009, the FASB issued new guidance that redefines what constitutes an other-than-temporary impairment, defines credit and non-credit components of an other-than-temporary impairment, prescribes their financial statement treatment, and requires enhanced disclosures relating to such impairments. This guidance was effective for the interim and annual reporting periods ending after June 15, 2009, and was adopted as of the annual reporting period ending December 31, 2009. The adoption of this guidance did not have a material impact on the Company’s results of operations or financial position.

In June 2009, the FASB issued a new accounting standard related to the consolidation of variable interest entities. The standard eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires ongoing qualitative reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This new standard also requires additional disclosures about an enterprise’s involvement in variable interest entities. The Company adopted this standard effective January 1, 2010. The adoption of this guidance did not materially impact our results of operations, financial position or related disclosures.

In August 2009, the FASB issued authoritative guidance to improve the consistency with which companies apply fair value measurements guidance to liabilities. This guidance is effective for interim and annual periods beginning after September 30, 2009. The adoption of this guidance did not materially impact our results of operations, financial position or related disclosures.

In September 2009, the FASB also ratified the final consensus reached by the EITF that modifies the scope of the software revenue recognition guidance to exclude (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. The guidance will be effective for the Company’s fiscal 2011 beginning January 1, 2011 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. The Company is in the process of evaluating the effects, if any, the adoption of the guidance will have on its consolidated financial statements.

In January 2010, the FASB issued authoritative guidance for fair value measurements, which requires new disclosures regarding significant transfers in and out of Level 1 and 2 fair value measurements and gross presentation of activity within the reconciliation for Level 3 fair value measurements. The guidance also clarifies existing requirements on the level of disaggregation and required disclosures regarding inputs and valuation techniques for both recurring and nonrecurring Level 2 and 3 fair value measurements. The guidance is effective for interim and annual reporting periods beginning after December 15, 2009, with the exception of gross presentation of Level 3 activity, which is effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of this guidance did not have a material effect on the Company’s financial condition, results of operations or cash flows. See Note 12 for the required disclosure.

Severance Pay

The Company’s liability for its Israeli employees’ severance pay is calculated pursuant to Israel’s Severance Pay Law, based on the most recent salary of the Israeli employees, multiplied by the number of years of employment as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment, or a portion thereof. The Company’s liability for all of its employees in Israel is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual within “Other liabilities” within the accompanying consolidated balance sheets.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn, only upon fulfillment of the obligation pursuant to Israel’s Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits. The deposited funds are included within “Other assets” in the accompanying consolidated balance sheets.

Investment in Other Companies

Investments in companies in which the Company holds a 20% or greater ownership interest (which are not subsidiaries) are accounted for using the equity method.

Investments in companies for which the Company holds less than a 20% ownership interest are stated at cost or fair value, since the Company does not control or have the ability to exercise significant influence over operating and financial policies. In accordance with the cost method, these investments are recorded at cost. If the investments qualify as available for sale securities, the investments are recorded at their fair values with any unrealized gains or losses recorded to “Other comprehensive income.”

The Company’s investments in the other companies are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable or that a decrease in value may be other than temporary, in accordance with applicable accounting principles.

In connection with the sale of the Embedded Security Solutions Division in February 2010, the Company acquired 1.2 million shares of AuthenTec common stock as part of the overall transaction consideration (see Note 3). The shares acquired represent approximately 4.0% of AuthenTec’s common stock outstanding on the date of the transaction. The Company accounts for these shares as “available for sale” because the Company does not have the ability to exercise significant influence over the operating and financial policies of AuthenTec. On September 30, 2010, the investment in AuthenTec had a fair value of $2.0 million. During the nine months ended September 30, 2010, we recorded a loss of $0.8 million (net of tax) due to the decrease in fair value included in “accumulated other comprehensive income.”

The Company held an investment in Aladdin, through Jasmine, from August 8, 2008 through March 24, 2009. The investment was accounted at fair value with any unrealized gain or loss recorded to “Other comprehensive income.” As of December 31, 2008, the Company’s investment in Aladdin was recorded at fair value. The purchase cost was $13.5 million, consisting of 1,420,164 shares of common stock representing 10.1% of Aladdin’s outstanding shares. The investment had a fair value of $8.7 million resulting in an unrealized loss of $4.8 million. On March 24, 2009, Aladdin was purchased by Jasmine, which subsequently acquired by the Company (see Note 1).

Through December 31, 2009, the Company held an investment of $1.1 million in Tamir Fishman Ventures II, LLC (“Tamir Fishman”) reflecting a 2.74% ownership interest. The Company does not have the ability to exercise significant influence and therefore the investment was stated at cost.

The Company had a 3% Investment in IDesia Ltd. (“IDesia”), as of December 31, 2009, an Israeli company engaged in the development of biometric identity recognition technology that is accounted for under the cost method. Management, based on its impairment analysis wrote down the investment in IDesia entirely in a prior period.

As of December 31, 2009, the Company held 38.8% of the share capital of K.K. Athena Smartcard Solutions Ltd., a Japanese company (“Athena”). The Company accounts for this investment under the equity method. Since the investment in Athena is fully impaired, the Company has accordingly ceased recording its shares of losses in Athena until such time as its investment balance becomes positive.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for the purpose of allocating resources and evaluating financial performance. The Company operates its business as one single reportable segment.

(3) ACQUISITIONS AND DIVESTITURES

Sale of Embedded Security Solutions Assets

Included in “Prepaid expenses and other current assets” and “Accrued expenses and other current liabilities” at December 31, 2009 are certain assets and liabilities associated with SafeNet’s Embedded Security Solutions Division (“Embedded Solutions Division”) that were classified as “assets held for sale.” During 2009, the Company determined that the Embedded Solutions Division was not strategically aligned with the Company’s future business model, and the Company pursued a plan of sale. The Company entered into a sale agreement in February 2010. These assets did not meet the definition under authoritative guidance to be classified as a “discontinued operation” as the assets did not have cash flows that could be clearly distinguished, operationally or for purposes of financial reporting, from the remainder of the Company. The Company reflected these assets at the lower of carrying value or fair value less costs to sell and as a result recognized a loss of $1.0 million in 2009.

On February 26, 2010, the Company sold its Embedded Solutions Division in a cash and stock transaction to AuthenTec (the “Buyer”). Under the terms of the transaction, the Company received $8.5 million in cash and 1.2 million shares of the Buyer’s common stock, valued at $2.8 million on the transaction date. The transaction also calls for an earn-out of up to $2.5 million in cash based on the attainment of certain revenue goals for the remainder of 2010. At the date of the transaction the Company determined the fair value of the earn-out to be less than the maximum payout of $2.5 million. The Company recorded the earn-out within “Accounts receivable, net” as of the transaction date, at an estimated initial fair value of $0.4 million. The fair value of the earn-out was determined based on estimated probabilities of the Embedded Solutions Division meeting or exceeding its revenue targets during the earn-out period. The Company determined that the estimated fair value of the earn-out as of September 30, 2010, was less than the carrying value of the asset based on revised sales forecasts. The Company adjusted the carrying value to $0.1 million as a result of the revised forecast.

The Buyer is in the process of negotiating with the Company to become the sole distributor for chip and board product sales of the former Embedded Solutions Division.

The Company’s president and chief operating officer serves as a member of the board of directors of the Buyer. During 2009, the Company had no related party transactions with the Buyer requiring disclosure.

2009 Acquisition of Jasmine and Subsidiaries, Magic Lamp and Aladdin

On January 12, 2009, Aladdin entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jasmine. Jasmine and the Company have a common parent, and on March 31, 2010 the Company purchased Jasmine from their common parent.

Effective March 24, 2009, Magic Lamp completed the acquisition of Aladdin in a transaction valued at $164.1 million consisting of (i) $139.6 million paid to the stockholder of all outstanding shares of the common stock of Aladdin at $11.50 per share, (ii) $22.6 million, representing the fair value of Jasmine’s 14% ownership in Aladdin’s share capital, contributed by Jasmine to Magic Lamp, and (iii) $1.9 million paid in respect of stock options exercised. As a result of the acquisition, Jasmine recognized a gain of $2.1 million in “Other income”

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

based on the remeasurement to fair value of its previously held equity interest in Aladdin. Transaction costs as part of the merger amounted to approximately $6.5 million. Magic Lamp partially funded the transaction with $50.0 million in external debt financing. Approximately $6.5 million of transaction costs were funded prior to the consummation of the merger, and accordingly were reflected in the Jasmine results of operations prior to the merger with Aladdin. Additional restructuring costs recorded in Jasmine include $5.2 million, principally related to Aladdin severance pay, termination of certain agreements and other exit costs. The restructuring costs liability balance as of December 31 2009 is $1.1 million.

Following completion of the Merger Aladdin’s ordinary shares ceased to be traded on the NASDAQ Stock Market and the Tel Aviv Stock Exchange.

The allocation of the purchase price of Aladdin to the assets acquired and liabilities assumed is reflected in the table below under “Purchase Price Allocation of Aladdin Acquisition.” The acquisition of Aladdin resulted in goodwill of $84.4 million.

Purchase Price Allocation of Aladdin Acquisition

The following table summarizes the allocation of the purchase price paid by Jasmine to acquire Aladdin on March 24, 2009 (in thousands):

Cash and cash equivalents	$7,463
Current assets	44,459
Property and equipment	8,028
Goodwill	84,841
Other intangible assets (See Note 8)	65,123
Other assets	5,306

Total assets acquired	215,220

Current liabilities	35,831
Deferred income taxes	5,092
Other liabilities	10,178

Total liabilities assumed	51,101

Net assets acquired by Jasmine	$164,119

Determination of Estimated Fair Values of Assets Acquired and Liabilities Assumed

The Company estimated and recorded the fair value of the assets acquired and liabilities assumed in acquisition of Aladdin. Methodologies and assumptions used in deriving these estimates for significant accounts are described below.

Intangible Assets Other Than Goodwill

Trademark fair values were derived using the relief-from-royalty method. This method recognizes that, because a company owns the intangible assets rather than licensing them, it does not have to pay a royalty, usually expressed as a percentage of sales, for their use.

Developed technology, customer relationships and government program fair values were established using the excess earnings method. Fair value was estimated by comparing the present value of the expected benefit from

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Notes to Consolidated Financial Statements—Continued

the asset to the required return on the investment in the assets related to realizing the benefits. This approach assumes that all operating assets contribute to the profitability of an enterprise.

Favorable leasehold interests were identified using the income approach which compares the net revenue generated on both the contract and market basis. If the contract rent is less than the market rent, the leasehold interest is deemed to be favorable.

Deferred Revenue

Deferred revenue primarily consists of maintenance and service contracts wherein a legal obligation to perform services exists and future costs to fulfill those obligations are expected to be incurred. Estimates related to deferred revenue were based on the direct cost of fulfilling these obligations plus a normal profit margin.

Inventory

The components of inventory were reviewed and adjusted to reflect: (i) raw materials at current replacement cost; (ii) work-in-process at estimated selling prices of finished goods less the sum of (a) costs to complete, (b) costs of disposal, and (c) a reasonable profit margin for Aladdin’s completion and selling effort based on profit margins for similar finished goods; and (iii) finished goods at estimated selling prices less the sum of (a) costs of disposal, and (b) a reasonable profit margin for the Company’s selling effort.

Property and Equipment

In the estimation of fair value of Aladdin’s property and equipment, procedures were applied that follow the same basic principles of the cost approach: (i) a current cost to replace the asset new is calculated; and then (ii) the estimated replacement cost is reduced to reflect the applicable decline in value resulting from physical deterioration.

Assured Decisions

On December 22, 2009, the Company acquired Assured Decisions, a leading provider of professional consulting services to the U.S. government’s cyber security community, in a transaction valued at $11.9 million consisting of: (i) $4.6 million paid to the former stockholders for 100% of their equity interests; (ii) $3.1 million and $1.3 million in intellectual property disposition and transaction bonuses paid at closing; (iii) $2.5 million in the form of two promissory notes to be paid twelve months after the closing date; (iv) $0.4 million of shared earning payments to be allocated based on predetermined percentages as defined in the purchase agreement to the former owners; and (v) an agreement by the Company to maintain a bonus pool and make bonus payments to specified Assured Decisions employees through 2013 if earned under the applicable program. The transaction was completed as an asset acquisition for tax purposes.

The allocation of the purchase price for Assured Decisions is preliminary and is subject to review, since, among other items, the valuation of certain assets has not been finalized. The estimated allocation of the purchase price of Assured Decisions to the assets acquired and liabilities assumed is reflected in the table below. As a result of this acquisition, the Company recognized goodwill of $8.3 million, which will be deductible for tax purposes. Such goodwill reflects the value of the product portfolio enhancements from the Assured Decisions acquisition.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Purchase Price Allocation of Assured Decisions Acquisition

The following table summarizes the allocation of the purchase price paid by SafeNet to acquire Assured Decisions in December 2009 (in thousands):

Current assets	$1,867
Property and equipment	69
Goodwill	8,298
Other intangible assets	3,410

Total assets acquired	13,644

Current liabilities	986
Other liabilities	736

Total liabilities assumed	1,722

Net assets acquired	$11,922

BEEP Science AS (“BEEP”)

On May 9, 2008, a foreign subsidiary of the Company acquired certain assets of BEEP in an acquisition valued at $1.0 million. Transaction costs capitalized as part of the acquisition amounted to $0.2 million. BEEP is a provider of mobile Digital Rights Management (“DRM”) software. The Company did not assume any liabilities of the seller as part of this transaction.

The allocation of the purchase price for BEEP was finalized during 2009. As a result of this acquisition, the Company recognized goodwill of $0.6 million, none of which was deductible for tax purposes. Such goodwill reflected the value of the product portfolio enhancements from the BEEP acquisition, which resulted in the Company being the only provider of a complete DRM security solution to the mobile industry.

Ingrian Networks, Inc. (“Ingrian”)

On April 3, 2008, the Company acquired Ingrian in a transaction valued at $19.6 million consisting of: (i) $4.8 million paid to the former stockholders for their equity interests; (ii) $12.5 million to retire all outstanding Ingrian notes payable; (iii) $2.2 million that will be held in escrow by a third party agent until fifteen months after the close; and (iv) a final working capital adjustment of $0.2 million. The $2.2 million escrow fund was established to provide indemnification to the Company for certain losses, claims and liabilities as defined in the Ingrian merger agreement. During 2009, the remaining escrow funds, less any funds necessary to satisfy unsatisfied claims, were distributed to the former stockholders and note holders based on their respective pro-rata share, as defined in the merger agreement. Cash acquired totaled $0.7 million. Transaction costs capitalized as part of the acquisition amounted to $0.6 million. Ingrian is a leading provider of Enterprise Data Protection (“EDP”), privacy solutions and key management products.

The allocation of the purchase price of the assets acquired and liabilities assumed is reflected in the table below under “Purchase Price Allocation of Ingrian Acquisition.” The acquisition resulted in goodwill of $9.3 million, none of which is deductible for tax purposes. Such goodwill reflects the value of the Company’s expectations for future growth opportunities resulting from the unique synergies created by leveraging its current technologies with those of Ingrian to broaden its EDP solutions.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Purchase Price Allocation of Ingrian Acquisition

The following table summarizes the allocation of the purchase price paid by the Company to acquire Ingrian (in thousands):

Current assets	$3,358
Property and equipment	669
Goodwill	9,325
Other intangible assets	12,710
Deferred income taxes	4,624
Other assets	49

Total assets acquired	30,735

Current liabilities	5,913
Deferred revenue	558
Deferred income taxes	4,624

Total liabilities assumed	11,095

Net assets acquired	$19,640

Determination of Estimated Fair Values of Assets Acquired and Liabilities Assumed

The Company estimated and recorded the fair value of the assets acquired and liabilities assumed in acquisition of Ingrian. Methodologies and assumptions used in deriving these estimates for significant accounts are described below.

Inventory

The Company reviewed the components of Ingrian’s inventory and adjusted such balances to reflect: (i) raw materials at current replacement cost; (ii) work-in-process at estimated selling prices of finished goods less the sum of (a) costs to complete, (b) costs of disposal, and (c) a reasonable profit margin for the completion and selling effort based on profit margins for similar finished goods; and (iii) finished goods at estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit margin for the selling effort. The purchase accounting adjustment at the date of the Ingrian acquisition resulted in an increase to inventory of $0.4 million which was charged to “Cost of revenues” in the accompanying consolidated statement of operations as the inventory was sold.

Property and Equipment

In estimating the fair value of Ingrian’s property and equipment, the Company applied procedures that follow the same basic principles of the cost approach: (i) a current cost to replace the asset new is calculated and then the estimated replacement cost is reduced to reflect the applicable decline in value resulting from physical deterioration, functional obsolescence, and/or economic obsolescence. The Company’s analysis resulted in an immaterial adjustment to property and equipment.

Intangible Assets Other Than Goodwill

Developed technology fair values were established using the relief from royalty method which recognizes that because the Company owns the technology, rather than licensing it, the Company does not have to pay a royalty

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

for its use. The fair value of developed technology is determined based on the present value of the after-tax cost savings (royalty relief).

The fair value of customer relationships was established using a form of the income approach known as the excess earnings method. The income approach is considered to be the best method to capture the subject customers’ expected contribution to future earnings. The fair value of customer relationships was determined by comparing the present value of the expected benefits from ownership of the subject intangible asset to the required return on the investment in the assets related to realizing the benefits. This approach assumes that all operating assets contribute to the profitability of an enterprise.

A favorable leasehold interest was identified using the income approach which compares the net revenue generated on both the contract and market basis. If the contract rent is less than the market rent, the leasehold interest is deemed to be favorable.

All of the acquired intangibles, aggregating $12.7 million, are amortizable over their respective useful lives ranging from two to five years.

Deferred Revenue

Deferred revenue primarily consists of maintenance and service contracts where Ingrian has a legal obligation to perform services and expects to incur future costs to fulfill those obligations. Estimates related to deferred revenue were based on the direct cost of fulfilling these obligations plus a normal profit margin. The estimated fair value of the assumed liabilities resulting from legal performance obligations was $3.1 million at the acquisition date, of which $2.6 million is included within “Current liabilities” and $0.5 million is included within “Other liabilities” in the preceding table under the subheading “Purchase Price Allocation of Acquisition.”

Unaudited Supplemental Pro Forma Financial Information

The unaudited supplemental pro forma financial information in the table below summarizes the combined results of operations of SafeNet, Assured Decisions and Aladdin during the years ended December 31, 2008 and 2009, and SafeNet and Ingrian for the years ended December 31, 2007 and 2008, as though the acquisitions took place as of the beginning of each respective year. The supplemental pro forma financial information also includes certain adjustments such as amortization expense from acquired intangible assets, depreciation adjustments from alignment of the companies’ policies related to property, plant and equipment, and the income tax impact of the pro forma adjustments.

The unaudited supplemental pro forma financial information presented below (in thousands except per share amounts) is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the periods presented (amounts in thousands except per share data):

2009 Acquisitions

	Year Ended December 31,
	2008	2009
	(unaudited)
Supplemental pro forma net sales	$455,492	$436,938
Supplemental pro forma net loss	(163,441)	(35,754)
Supplemental pro forma net loss per share—basic and diluted	$(1.36)	$(0.24)

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

2008 Acquisitions

	Period from April 12 to December 31, 2007	Year Ended December 31, 2008
	(unaudited)
Supplemental pro forma net sales	$234,966	$334,095
Supplemental pro forma net loss	(44,765)	(126,808)
Supplemental pro forma net loss per share—basic and diluted	$(0.45)	$(1.05)

Revenues of $81.7 million and losses of $9.8 million related to the Aladdin and Assured Decisions acquisitions were recorded in the consolidated statement of operations during the year ended December 31, 2009. Revenues of $9.6 million and losses of $3.5 million related to the Ingrian acquisition were recorded during the year ended December 31, 2008.

(4) INVENTORIES

Inventories consisted of the following (in thousands):

	Year Ended December 31,		Nine Months Ended September 30, 2010
	2008	2009
			(unaudited)
Raw materials	$4,189	$4,290	$10,616
Work-in-progress	63	1,535	3,414
Finished goods	12,518	19,789	11,222

Total inventory balance	$16,770	$25,614	$25,252

(5) PROPERTY AND EQUIPMENT

Property and equipment consisted of the following: (in thousands):

	Year Ended December 31,		Nine Months Ended September 30, 2010
	2008	2009
			(unaudited)
Furniture and equipment	$20,334	$43,077	$44,323
Computer software	4,190	4,139	11,103
Construction in process	479	7,931	2,945
Leasehold improvements	5,748	11,276	12,054

Property and equipment at cost	30,751	66,423	70,425
Accumulated depreciation and amortization	(11,333)	(37,272)	(43,333)

Property and equipment, net	$19,418	$29,151	$27,092

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The cost of equipment held under capital leases and related accumulated amortization amounted to $0.5 million and $0.2 million, respectively, at December 31, 2008. The cost of equipment held under capital leases and related accumulated amortization amounted to $0.4 million and $0.2 million, respectively, at December 31, 2009, and $0.4 million and $0.2 million at September 30, 2010 (unaudited). Depreciation expense amounted to $1.9 million, $5.0 million, $6.9 million, $9.0 million, $6.2 million and $6.9 million for the 2007 Predecessor Period and the 2007 Successor Period, years ended December 31, 2008 and 2009, and the unaudited nine month period ended September 30, 2009 and 2010, respectively, of which $0.1 million, $0.2 million, $0.1 million, $0.1 million, $0.1 million and $0.1 million were attributable to equipment under capital leases, respectively.

(6) IMPAIRMENT CHARGES

As of October 1, 2009, pursuant to the Company’s accounting policies, the Company conducted its annual impairment test of goodwill. The Company’s annual impairment test and ongoing review for other triggering events for both goodwill and other intangibles resulted in no indication of impairment for 2009.

As of October 1, 2008 the Company determined that its developed technology intangible assets were impaired. The amount of the impairment loss totalled $82.1 million and is included in the caption “Impairment of intangible assets” within cost of revenues in the accompanying consolidated statement of operations for the year ended December 31, 2008. The impairment pertained to the developed technology intangible assets, and the loss was measured as the amount by which the carrying value of the developed technology intangible assets exceeded their fair values. The fair value of the developed technology intangible assets was determined based on the relief from royalties methodology which recognizes that because the Company owns the technology, rather than licensing it, the Company does not have to pay a royalty for its use. The fair value of developed technology intangible assets is based on the present value of after-tax cost savings (relief from royalties). The impairment resulted from lower projections of future sales and earnings of products incorporating the developed technologies. The lower forecasts reflected weakening global economic conditions, particularly in financial services and retail, and adverse changes in the credit markets. The Company concluded that the carrying costs of fixed assets, customer lists and favorable leasehold interests approximated fair value.

Additionally, the Company concluded that the carrying amount of goodwill exceeded its implied fair value and recorded an impairment charge of $42.9 million, which is included in the caption “Impairment of goodwill” within operating expenses in the accompanying consolidated statement of operations for the year ended December 31, 2008.

The impairment charge was determined by comparing the carrying value of goodwill assigned to the reporting unit at October 1, 2008 with the implied fair value of the goodwill. The Company utilized the income and market approaches in determining the implied fair value of the goodwill. The income approach uses estimates of discounted future operating results and cash flows of the reporting unit. The market approach compares the Company’s reporting unit with its peer group based on earnings and cash flow multiples. The estimates of future operating results and cash flows were principally derived from an updated long-term financial outlook in light of fourth quarter market conditions and the challenging economic outlook.

The tax effect of the charges described above to the December 31, 2008 consolidated financial statements resulted in additional deferred tax benefits of approximately $32.0 million. As a consequence of the impairment, the Company reversed deferred tax liabilities associated with the impaired developed technology intangible assets resulting in the $32.0 million benefit.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

(7) GOODWILL

Goodwill, which amounted to $318.9 million and $402.2 million as of December 31, 2008 and 2009, represents the excess of purchase price over net assets acquired.

The change in the carrying amount of goodwill at December 31 is as follows (in thousands):

	2008	2009
Balance as of January 1:
Goodwill	$352,350	$361,771
Accumulated impairment losses	—	(42,886)

	352,350	318,885
Goodwill acquired during the year	10,418	92,624
Impairment losses	(42,886)	—
Embedded Security Solutions Division assets held for sale	—	(8,980)
Goodwill related to sale of MediaSentry	—	(356)
Recognition of tax benefit	(997)	—

Balance as of December 31:
Goodwill	361,771	445,059
Accumulated impairment loss	(42,886)	(42,886)

	$318,885	$402,173

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

(8) OTHER INTANGIBLE ASSETS

Other intangible assets, not including fully amortized intangibles, all of which are subject to amortization, consisted of the following at (in thousands):

	December 31, 2009	Additions	Currency Translation Adjustment	September 30, 2010
		(unaudited)
Cost
Developed technology and trademarks	$80,256	$—	—	$80,256
Customer relationships	54,887	1,488	117	56,492
Government programs	75,409	—	—	75,409
Favorable leasehold interests	1,767	—	—	1,767
Assured Decisions acquisition	3,410	—	—	3,410
Covenant not to compete	723	—	—	723

Total cost	216,452	1,488	117	218,057

		Amortization
Accumulated amortization
Developed technology and trademarks	$(13,356)	$(9,089)	—	$(22,445)
Customer relationships	(19,254)	(7,198)	—	(26,452)
Government programs	(55,134)	(15,206)	—	(70,340)
Favorable leasehold interests	(917)	(300)	—	(1,217)
Covenant not to compete	(388)	(335)	—	(723)

Total accumulated amortization	(89,049)	(32,128)	—	(121,177)

Other intangible assets, net	$127,403	(30,640)	117	$96,880

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

	December 31, 2008	Acquisition	Transfer to Assets Held For Sale	Foreign Currency Translation	Amortization	December 31, 2009
Cost
Developed technology and trademarks	$53,761	$30,548	$(4,053)	$—	$—	$80,256
Customer relationships	22,036	35,022	(2,171)	—	—	54,887
Government programs	75,409	—	—	—	—	75,409
Favorable leasehold interests	1,767	—	—	—	—	1,767
Assured Decisions acquisition	—	3,410	—	—	—	3,410
Covenant not to compete	—	723	—	—	—	723

	152,973	69,703	(6,224)	—	—	216,452

Accumulated amortization
Developed technology and trademarks	$(2,417)	$—	$724	$(9)	$(11,654)	$(13,356)
Customer relationships	(11,428)	—	1,766	(9)	(9,583)	(19,254)
Government programs	(34,860)	—	—	—	(20,274)	(55,134)
Favorable leasehold interests	(522)	—	—	—	(395)	(917)
Covenant not to compete	—	—	—	—	(388)	(388)

	(49,227)	—	2,490	(18)	(42,294)	(89,049)

Net book value	$103,746	$69,703	$(3,734)	$(18)	$(42,294)	$127,403

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

	December 31, 2007	Acquisition	Impairment	Amortization	December 31, 2008
Cost
Developed technology and trademarks	$152,958	$7,065	$(106,262)	$—	$53,761
Customer relationships	17,031	5,005	—	—	22,036
Government programs	75,409	—	—	—	75,409
Favorable leasehold interests	1,130	637	—	—	1,767

	$246,528	$12,707	$(106,262)	—	$152,973

Accumulated amortization
Developed technology and trademarks	$(11,854)	$—	24,211	$(14,774)	$(2,417)
Customer relationships	(4,973)	—	—	(6,455)	(11,428)
Government programs	(14,586)	—	—	(20,274)	(34,860)
Favorable leasehold interests	(162)	—	—	(360)	(522)

	(31,575)	—	24,211	(41,863)	(49,227)

Net book value remaining	$214,953	$12,707	$(82,051)	$(41,863)	$103,746

Weighted Average Useful Life	Years
Developed technology and trademarks	7
Customer relationships	5
Favorable leasehold interests	5
Government programs	4
Covenant not to compete	1

Amortization expense related to intangible assets for the 2007 Predecessor Period and the 2007 Successor Period, years ended December 31, 2008 and 2009, and the unaudited nine month periods ended September 30, 2009 and 2010 was $5.6 million, $31.6 million, $41.9 million, $42.3 million, $31.2 million and $32.1 million, respectively

Estimated amortization is as follows for the years ending December 31 (in thousands):

2010	$42,005
2011	19,403
2012	17,713
2013	15,755
2014	12,421
Thereafter	20,106

Total	$127,403

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

(9) BALANCE SHEET COMPONENTS

Certain balance sheet components are summarized below (in thousands):

Accounts receivable

		December 31,		September 30, 2010
		2008	2009
				(unaudited)
Trade accounts receivable		$63,710	$66,025	$74,462
Unbilled costs and fees		1,807	883	5,418
Other receivables		490	1,808	1,898

Total receivables		66,007	68,716	81,778
Allowances for doubtful accounts and sales returns		(1,716)	(1,988)	(2,580)

Total accounts receivable, net		$64,291	$66,728	$79,198

Predecessor Period		Successor Period
January 1 to April 11, 2007		April 12 to December 31, 2007	December 31,
			2008	2009
Allowance for doubtful accounts and sales returns
Beginning balance	$(1,867)	$(1,148)	$(1,153)	$(1,716)
Uncollectible receivable expense	(576)	(118)	(826)	(635)
Write-off of account balances, net of recoveries, and sale of MediaSentry	1,295	113	263	363

Ending balance	$(1,148)	$(1,153)	$(1,716)	$(1,988)

Prepaid expenses and other current assets

	December 31,		September 30, 2010
	2008	2009
			(unaudited)
Deferred cost of goods sold	$521	$408	$2,678
Prepaid taxes	1,837	1,066	2,195
Prepaid rent	963	959	782
Prepaid subcontractor fees	1,105	1,182	1,342
Assets held for sale	1,180	17,060	—
Other prepaid expenses and other current assets	3,315	6,496	10,980

Total prepaid expenses and other current assets	$8,921	$27,171	$17,977

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Accrued expenses and other current liabilities

	December 31,		September 30, 2010
	2008	2009
			(unaudited)
Litigation settlement accrual	$—	$25,000	$25,000
Accrued compensation and related costs	13,356	17,882	19,284
Interest payable	7,344	2,295	2,276
Accrued professional fees	10,796	3,407	5,311
Accrued income taxes	16,690	16,224	16,913
Accrued other taxes	1,285	2,801	2,762
Restructuring accrual—current portion	1,078	526	432
Warranty reserve	4,678	3,665	2,733
Interest rate swap contract	2,049	—	—
Current deferred tax liability	1,011	2,534	1,262
Accrued acquisition costs	95	5,555	2,947
Liabilities held for sale	—	5,635	—
Advances from customers	—	2,381	—
Accrued other	5,850	5,881	8,975

Total accrued expenses and other current liabilities	$64,232	$93,786	$87,895

Other liabilities

	December 31,		September 30, 2010
	2008	2009
			(unaudited)
Long-term deferred revenue	$10,540	$16,811	$21,599
Interest rate swap contract	19,716	18,845	18,252
Long-term accrued severance	—	5,234	5,061
Other	642	2,664	1,829

Total other liabilities	$30,898	$43,554	$46,741

(10) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt and capital lease obligations consisted of the following (in thousands):

	December 31,		September 30, 2010
	2008	2009
			(unaudited)
First lien term loans	$246,250	$243,750	$241,875
Second lien term loans	120,000	120,000	130,989
Promissory note	591	252	—
Long term loan	—	48,750	—
Capital lease obligations	255	38	19

Total debt	367,096	412,790	372,883
Less amounts payable within one year	(3,078)	(5,273)	(2,506)

Total long-term debt and capital lease obligations	$364,018	$407,517	$370,377

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Aggregate annual maturities of long-term debt at December 31, 2009 were as follows (in thousands):

2010	$5,273
2011	48,756	(1)
2012	2,506
2013	2,505
2014	233,750
Thereafter	120,000

Total	$412,790

(1)	Of the $48.8 million payable in 2011 as of December 31, 2009, $46.3 million was repaid in March 2010 in connection with the acquisition of Aladdin.

Senior Secured Financing In Connection with the Merger

On April 12, 2007, SafeNet as borrower, Vector Stealth and each direct and indirect domestic subsidiary of Vector Stealth (each, a “Guarantor” and, collectively, the “Guarantors”), entered into the First Lien Credit Agreement (the “First Lien Agreement”) and the Second Lien Credit Agreement (the “Second Lien Agreement,” and, together with the First Lien Credit Agreement, the “Senior Secured Financing”).

The Senior Secured Financing consists of: (i) a $250.0 million first lien term loan facility (the “First Lien Term Loans”) maturing April 12, 2014 of which approximately $246.3 million, $243.8 million and $241.9 million (unaudited) were outstanding as of December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively; (ii) a $25.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the First Lien Term Loans, the “First Lien Credit Facilities”), which expires April 12, 2013, the proceeds of which are to be used solely for working capital, capital expenditures and general corporate purposes under which there were no outstanding borrowings at December 31, 2008, 2009, and September 30, 2010 (iii) a $131.0 million second lien term loan facility, as amended (the “Second Lien Term Loans,” and, together with the First Lien Term Loans, the “Term Loans”) maturing April 12, 2015 under which $120.0 million was outstanding at December 31, 2008 and 2009 and $131.0 million (unaudited) at September 30, 2010 (unaudited).

The First Lien Agreement also provides a swing line loan commitment of $5.0 million (the “Swing Line Facility”) which expires April 12, 2013, the proceeds of which are to be used solely for working capital, capital expenditures and general corporate purposes, under which there were no borrowings outstanding at December 31, 2008 or 2009 and June 30, 2010 (unaudited), and provisions for the issuance of commercial and standby letters of credit (“LOCs”) on behalf of the Company none of which were issued or outstanding at December 31, 2008 or 2009 and June 30, 2010 (unaudited). Borrowings under the Swing Line Facility, together with outstanding LOCs, reduce available borrowings under the Revolving Credit Facility.

Additional borrowings and the issuance of LOCs under the Senior Secured Financing are subject to certain continuing representations and warranties, including the absence of any development or event which has had or could reasonably be expected to have a material adverse effect on our business, financial condition or results of operations.

The First Lien Term Loans are due in quarterly installments totaling $2.5 million per year from 2009 through 2013 and approximately $233.8 million in 2014. The Second Lien Term Loans require no principal payments

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

until maturity in 2015. The scheduled principal amounts due under the Term Loans are subject to adjustments relating to voluntary or mandatory prepayments. The Term Loans require prepayments of principal amounts resulting from certain events and from excess consolidated cash flow as determined under the Senior Secured Financing agreements. Scheduled principal payments of $0.6 million, $2.5 million and $1.9 million were made on the First Lien Term Loan during the years ended December 31, 2008 and 2009 and the unaudited nine months ended September 30, 2010.

Term Loans under the Senior Secured Financing bear interest at a variable rate based upon either (i) a base rate equal to the higher of the (a) prime rate, or (b) federal funds effective rate plus 0.50% (the “Base Rate”), or (ii) London Interbank Offered Rate (“LIBOR”), at the borrower’s option, plus a specified margin in each case. Interest rates, including margins, for First Lien Term Loans and Second Lien Loans are either (i) the Base Rate plus 1.50% and 5.00%, respectively, or (ii) LIBOR plus 2.50% and 6.00%, respectively. The interest rate on the Revolving Credit Facility is the Base Rate plus 2.50% and was 2.76% as of September 30, 2010 (unaudited).

Interest rates are recalculated periodically based on changes in the Base Rate or LIBOR, if applicable. Loans under the Revolving Credit Facility bear interest at the same rate as the First Lien Term Loans and are subject to downward rate adjustments of up to 0.50% based on a leverage-based pricing ratio. The Company pays a commitment fee relating to the unused portion of the Revolving Credit Facility ranging from 0.375% to 0.50% per annum based on the Company’s leverage-based pricing ratio.

Fees associated with LOCs issued under the First Lien Agreement consist of: (i) fronting fees equal to the greater of (a) 0.13% of the amount available to be drawn under such LOC, or (b) an immaterial amount; (ii) LOC fees equal to the applicable LIBOR margin rate for borrowings under the Revolving Credit Facility; and (iii) administrative costs customary for LOC arrangements.

The Secured Financing agreements also provided for incremental interest rate increases of 0.25% at each of December 31, 2007 and June 1, 2008 should the Company fail to provide the administrative agent audited financial statements, without material qualification, for the Company and its subsidiaries for 2006 (the “2006 Statements”). Such incremental interest rate increases ceased to apply upon the delivery of the 2006 Statements, which were provided to the administrative agent in January 2009.

The following table sets forth the interest rate ranges for the First Lien Term Loan, including its revolving credit facility, and the Second Lien Term Loan:

	Year Ended December 31,
	2008	2009
First Lien Term Loan and Revolving Credit Facility	5.46%-7.75%	2.73%-7.75%
Second Lien Term Loan	8.96%-11.25%	6.23%-11.25%

The following table sets forth period-end rates for the First Lien Term Loan, including its revolving credit facility, and the Second Lien Term Loan:

	December 31,		September 30,
	2008	2009	2009	2010
			(unaudited)
First Lien Term Loan	7.75%	2.73%	2.74%	2.76%
Second Lien Term Loan	11.25%	6.23%	6.24%	6.26%
Revolving Credit Facility	7.75%	2.73%	4.75%	2.76%

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

In accordance with the terms of the Senior Secured Financing agreements, the Company entered into two interest rate swap agreements (the “Term Loan Swap Agreements”) during 2007 that fixed the LIBOR interest rate at 5.21%, and 4.75% on $200.0 million and $100.0 million, respectively, of the outstanding principal amount of the Term Loans until July 12, 2012 and October 12, 2009, respectively. See Note 11.

The Company incurred $10.0 million of expenses related to the original Financing Agreements entered into in April 2007. These expenses are included in “Other assets” in the accompanying consolidated balance sheets, net of accumulated amortization. The remaining unamortized costs are being amortized to “Interest expense,” using the effective interest rate method, over the life of the Term Loans.

All amounts owing under the First Lien Agreement, any obligations of the Company under interest rate swaps, foreign currency swaps or similar agreements with a lender under the First Lien Agreement or its affiliates, and all obligations under the guaranty by the Guarantors of all amounts owing under the First Lien Agreement are secured by a first-priority security interest in substantially all tangible and intangible assets owned by the Company and the Guarantors (subject to certain customary exceptions). All amounts owing under the Second Lien Term Loan Facility and all obligations under the guaranty by the Guarantors of all amounts owing under the Second Lien Agreement are secured by a second-priority security interest in substantially all tangible and intangible assets owned by the Company and the Guarantors (subject to certain customary exceptions).

The Senior Secured Financing agreements contain various customary covenants, including covenants with respect to mandatory prepayments of loans, restrictive covenants with respect to incurring additional indebtedness or guarantees, creating liens or other encumbrances, and certain financial covenants, the most restrictive of which: (i) require periodic financial reporting; (ii) require meeting certain leverage-based ratios if borrowings are outstanding at the end of any fiscal quarter under (a) the Revolving Credit Facility, (b) the Swing Line Facility, or (c) LOCs which are not cash collateralized in full; and (iii) restrict, among other matters, (a) certain asset dispositions, (b) certain affiliate transactions, (c) certain investments, (d) certain capital expenditures, and (e) the payment of dividends. The Company was in compliance with all of the covenants at the years ended December 31, 2008 and 2009 and September 30, 2010 (unaudited).

Amendment No. 2 to the First and Second Lien Credit Agreements

On March 3, 2010, the Company entered into Amendment No. 2 to the First Lien Credit Agreement and the Second Lien Credit Agreement (collectively, “Amendments”), both dated as of April 12, 2007. The Amendments provided the Company with the option to extend its current credit for purposes of settling amounts owed by Aladdin, a related party under common control of Parent, under Aladdin’s current debt agreements. Upon exercise, the Company would fund up to $43.0 million in cash and issue additional shares of common stock as collateral for the credit extension. The funds transferred to the lender would be paid to Aladdin’s debt holders to settle its debt obligations and immediately thereafter the Company would acquire Aladdin from Parent and Aladdin would become a subsidiary of the Company.

On March 31, 2010, the Company exercised its option under the Amendments to extend the Company’s credit for the purpose of acquiring all of the equity interest of Aladdin from Parent. As part of this acquisition, Aladdin’s long-term loan described below was fully repaid. The loan repayment was financed by the issuance and sale of Aladdin’s shares to SafeNet in the amount of $39.6 million and additional cash in the amount of $9.2 million paid by Aladdin. As part of the transaction, the Company extended its obligations on the Second Lien by an additional $11.0 million and drew down $15.0 million on the Revolving Credit Facility. Following the acquisition, Aladdin and its subsidiaries became wholly owned subsidiaries of the Company. See Note 1.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Other Debt

Promissory Note—The Company has a promissory note relating to a historical acquisition that was assumed by the SafeNet Successor Company as part of the Merger Agreement. At December 31, 2008 and 2009 and September 30, 2010 (unaudited), $0.6 million, $0.3 million and $0.0 million, respectively, remained outstanding pursuant to the promissory note. In the accompanying consolidated balance sheets at December 31, 2008 and 2009 and September 30, 2010 (unaudited), $0.3 million, $0.3 million, and $0.0 million, respectively, is classified as current and $0.3 million is classified as long-term in 2008. Principal is payable in quarterly installments of approximately $0.1 million plus accrued interest computed at 8.25% per annum through July 2010.

Capital Leases—Capitalized lease obligations that extend through June 2013 relate to equipment with an immaterial aggregate net book value as of December 31, 2009 and September 30, 2010 (unaudited), and $0.3 million at December 31, 2008. The interest rates range primarily from 5.5% to 9.9% and the obligations are collateralized by the underlying equipment.

Long-Term Loan—On March 24, 2009, in connection with the acquisition of Aladdin, Jasmine and an indirect subsidiary of Jasmine (each, a “Guarantor” and collectively the “Guarantors”) entered into a Credit Agreement (the “Credit Agreement”). The Credit Agreement was subsequently fully repaid on March 31, 2010, in connection with the Company’s acquisition of Jasmine. The Credit Agreement consisted of: (i) a $50.0 million loan facility (the “Long-Term Loan”) maturing March 24, 2011 of which $48.75 million was outstanding as of December 31, 2009; and (ii) a $5.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the “Long-Term Loan”), were due to expire on March 24, 2011, the proceeds of which were to be used solely for working capital, capital expenditures and general corporate purposes, and under which there were no outstanding borrowings at December 31, 2009 and September 30, 2010 (unaudited). The proceeds of the Long-Term Loan, together with other cash resources, were used to finance the acquisition of Aladdin and to pay fees and expenses incurred in connection therewith.

The Long-Term Loan was due in quarterly installments of $0.625 million through December 2010, with the remaining balance of $46.25 million payable in 2011. The scheduled principal amounts due under the Long-Term Loan are subject to adjustments relating to voluntary or mandatory prepayments. The Long-Term Loan required prepayments of principal amounts resulting from certain events and from excess consolidated cash flow as determined under the credit agreement. On March 31, 2010, the Long-Term Loan was fully repaid.

The Long-Term Loan under the Credit Agreement bore interest at a variable rate based upon either (i) a base rate equal to the higher of the (a) prime rate, or (b) federal funds effective rate plus 0.50%, (the “Base Rate”), or (ii) LIBOR, at the borrower’s option, plus a specified margin in each case.

Interest rates, including margins, for the Long-Term Loan are either (i) the Base Rate plus 1.50%, or (ii) LIBOR plus 3.50%. During the year ended December 31, 2009 and the unaudited nine month periods ended September 30, 2009 and 2010, the interest rate on the Long-Term Loan was 6.0%, respectively and total interest payments were $2.4 million, $1.7 million, and $0.8 million, respectively.

Interest rates are recalculated periodically based on changes in the Base Rate or LIBOR, if applicable. Loans under the Revolving Credit Facility bear interest at the same rate as the Long-Term Loan and are subject to downward rate adjustments of up to 0.50% based on a leverage-based pricing ratio. The Company pays a commitment fee relating to the unused portion of the Revolving Credit Facility ranging from 0.375% to 0.50% per annum based on Aladdin’s leverage-based pricing ratio.

Fees associated with LOCs issued under the Credit Agreement consist of: (i) fronting fees equal to the greater of (a) 0.13% of the amount available to be drawn under such LOC, or (b) a de minimis amount; (ii) LOC fees equal

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

to the applicable LIBOR margin rate for borrowings under the Revolving Credit Facility; and (iii) administrative costs customary for LOC arrangements.

The Company incurred $0.8 million of expenses related to the original Credit Agreement entered into in March 2009. These expenses are included in “Other assets” in the accompanying consolidated balance sheet, net of accumulated amortization, as of December 31, 2009. These costs were amortized using the effective interest rate method until March 31, 2010, when the remaining balance was written-off to “Interest expense” within the accompanying consolidated statement of operations.

The Credit Agreement contains various customary covenants, including covenants with respect to mandatory prepayments of loan, restrictive covenants with respect to incurring additional indebtedness or guarantees, creating liens or other encumbrances, and certain financial covenants, the most restrictive of which: (i) require periodic financial reporting; (ii) require meeting certain leverage-based ratios if borrowings are outstanding at the end of any fiscal quarter under (a) the Revolving Credit Facility, or (b) LOCs which are not cash collateralized in full; and (iii) restrict, among other matters, (a) certain asset dispositions, (b) certain affiliate transactions, (c) certain investments, (d) certain capital expenditures, and (e) the payment of dividends.

(11) DERIVATIVE FINANCIAL INSTRUMENTS

Interest Rate Swaps

The Company’s Senior Secured Financing agreements (see Note 10) require the Company to enter into and maintain in effect one or more interest rate hedge agreements in an aggregate notional principal amount of not less than 50% of the sum of the aggregate principal amount of the Term Loans, for a term of at least three years from the closing date of the Senior Secured Financing agreements.

In May 2007, the Company entered into an interest rate swap contract with a notional value of $200.0 million, which was designated as a cash flow hedge. The contract matures in July 2012 and is being used to hedge forecasted LIBOR-based interest payments on variable rate debt outstanding under the Senior Secured Financing agreements (hedged forecasted transaction). The fair value of the contract at December 31, 2008 and 2009 and September 30, 2010 (unaudited) was a liability of $21.8 million, $18.8 million, and $18.3 million respectively, which is recorded in “Other liabilities” with an offsetting unrealized loss recorded within “Accumulated other comprehensive loss” in the accompanying consolidated balance sheet.

In August 2007, the Company entered into a second interest rate swap contract with a notional value of $100.0 million which was designated as a cash flow hedge. The contract matured in October 2009 and was used to hedge forecasted LIBOR-based interest payments on variable rate debt outstanding under the Senior Secured Financing agreements (hedged forecasted transaction). The fair value of the contract at December 31, 2008 was a liability of $2.1 million, recorded in “Accrued expenses and other current liabilities” with an offsetting unrealized loss recorded within accumulated other comprehensive loss.

The fair values of the interest rate swaps at December 31, 2008 and 2009 and September 30, 2010 (unaudited) reflect adjustments for credit risk. The aggregate net unrealized loss of $21.8 million, $19.1 million, and $18.3 million in “Accumulated other comprehensive loss” at December 31, 2008 and 2009 and at the unaudited nine month period ended September 30, 2010 related to the Term Loan Swap Agreements is expected to be recorded in the consolidated statements of operations in the future and will be reflected as interest expense. The actual amounts that will be recorded could vary from this estimated amount as a result of changes in interest rates in the future. As of December 31, 2009, the Company anticipates reclassifying $8.0 million related to the Term Loan Swap Agreements included in “Accumulated other comprehensive loss” to interest expense during 2010.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

During 2009, the Company entered into four additional interest rate swap agreements to mitigate the effects of changes in LIBOR interest rates associated with the Senior Secured Financing agreements. These instruments did not qualify for hedge accounting and changes in fair value associated with these instruments were recorded within interest expense within the accompanying consolidated statement of operations. Two of these interest rate swap agreements expired in October 2009. The two remaining agreements are recorded at fair value within “Accounts receivable, net” in the accompanying consolidated balance sheet.

There was $0.3 million and $(0.3) million of ineffectiveness recorded in “Interest expense” within the accompanying consolidated statement of operations during the year ended December 31, 2009 and the unaudited nine month period ended September 30, 2010 resulting from a modification in the timing of interest payments associated with the First Lien Term Loans made in April 2009. During the years ended December 31, 2007 and 2008 there was no ineffectiveness recorded in earnings related to these interest rate swaps.

The following table discloses derivative instruments on the balance sheet which are all recorded at fair value (in thousands):

		Asset derivatives		Liability derivatives
Derivative Instrument	Balance sheet location	December 31, 2009	September 30, 2010	December 31, 2009	September 30, 2010
			(unaudited)		(unaudited)
Interest rate swaps not qualifying as hedging instruments	Accounts receivable, net	$496	$—	$—	$—
Interest rate swaps qualifying as hedging instruments	Other liabilities	—	—	18,845	18,252
Foreign Currency Derivative Contracts	Other assets	74	—	—	—

Total		$570	$—	$18,845	$18,252

The following table discloses the impact of derivative instruments on other comprehensive income (“OCI”), accumulated other comprehensive income (“AOCI”) and the consolidated statement of operations for the year ended December 31, 2009 and the unaudited nine month period ended September 30, 2010 (in thousands):

	Gain (loss) recognized in OCI		Statement of operations location	Gain (loss) reclassified from AOCI
	December 31, 2009	September 30, 2010		December 31, 2009	September 30, 2010
		(unaudited)			(unaudited)
Terminated interest rate swaps that qualified as hedging instruments	$—	$—	Interest expense	$(2,837)	$—
Interest rate swaps that qualified as hedging instruments	(245)	552	Interest expense	—	$322
Hedging transactions, net of tax	(6)	110	Other income, net	4	—

Total	$(251)	$662		$(2,833)	$322

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Foreign Currency Hedges

The Company has instituted a foreign currency fair value and cash flow hedging program using forward contracts and purchased put and call options to hedge against the risk of overall changes in the fair value of its trade payables and receivables due to foreign exchange rates and in cash flows resulting from forecasted foreign currency sales and operating expenses for a period of up to one year. These option contracts are designated as cash flow hedges, as defined by amended FASB guidance for “Derivative Instruments and Hedging Activities.”

The Company recognized net gains from Foreign Currency Derivative Contracts and cash flow hedging of $0.6 million, $0.1 million and $0.1 million in the year ended December 31, 2009 and the unaudited nine month periods ended September 30, 2009 and 2010, respectively, of which $0.2 million and $0.3 million in the year ended December 31, 2009 and the unaudited nine month period and ended September 30, 2009, respectively, was recorded as an offset to revenues in the accompanying consolidated statement of operations, and the remaining a gain (loss) of $0.4 million and $(0.2) million was recorded in operating expenses, respectively. No amount was recorded as an offset in the unaudited nine month period ended September 30, 2010.

(12) FAIR VALUE MEASUREMENTS

The Company adopted FASB amended guidance which clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosure on fair value measurements. The Company considers guidance provided by the FASB clarifying the application of fair value measurements in a market that is not active when measuring fair value.

The FASB amended guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The FASB guidance describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices for identical assets or liabilities in active markets. Level 1 assets include investments in publicly traded institutions.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

The Company’s Level 2 liabilities include its term loans with quoted prices that are traded less frequently than exchange-trade instruments and interest rate swap contracts.

Level 2 liabilities also include foreign currency derivative contracts. The fair value of the term loans, interest rate swaps, and foreign currency derivative contracts were determined using pricing models prescribed by the FASB amended guidance with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The Company’s financial liabilities measured at fair value on a recurring basis at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, include its interest rate swap agreements, term loans and foreign currency derivative contracts.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The fair value of the term loans and interest rate swap agreements are determined using an income approach pricing model prescribed by the FASB based on market observable inputs including interest rate curves and market observable indices. To comply with the provisions of the amended FASB guidance, the Company has incorporated credit valuation adjustments to appropriately reflect the Company’s non-performance risk.

The fair value of the Company’s foreign currency derivative contracts are measured at fair value on a recurring basis, excluding accrued interest components.

The Company’s financial asset and liabilities measured at fair value and the hierarchy of the level of inputs is summarized below (in thousands):

September 30, 2010	Level 1	Level 2	Level 3	Total
Assets
Available for sale securities—investment in AuthenTec	$1,980	$—	$—	$1,980

Liabilities
Term loans (a)	—	340,821	—	340,821
Interest rate swap agreements	—	18,252	—	18,252

December 31, 2009
Assets
Foreign currency derivative contract	—	74	—	74

Liabilities
Term loans (a)	—	337,496	—	337,496
Interest rate swap agreements	—	18,845	—	18,845

December 31, 2008
Assets
Available for sale securities—investment in Aladdin Knowledge Systems	8,748	—	—	8,748

Liabilities
Term loans (a)	—	276,233	—	276,233
Interest rate swap agreements	—	21,766	—	21,766

(a)	The carrying value of current and long-term portions consolidated as of December 31, 2008 and 2009 and September 30, 2010 (unaudited) was $366.3 million, $412.5 million and $372.9 million, respectively.

The Company determined that the fair value of the Long-Term Loan discussed in Note 10 at December 31, 2009 of $48.8 million approximates fair value.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

(13) RESTRUCTURING ACCRUAL

The following is a summary of changes in the restructuring accrual liability during the years ended December 31, 2008 and 2009 and the unaudited nine month period ended September 30, 2010 (in thousands):

	Year Ended December 31,		Nine months Ended September 30, 2010
	2008	2009
			(unaudited)
Balances at January 1, 2008, 2009, and 2010 respectively	$3,168	$1,485	$2,155
Liability accretion	154	58	89
Foreign exchange (loss)	(225)	(134)	(226)
Cash reductions	(1,612)	(4,536)	(1,586)
Additions	—	5,282	—

Balances at December 31, 2008, 2009 and September 30, 2010	$1,485	$2,155	$432

The restructuring accrual consists of unpaid amounts relating to lease termination liabilities (net of sublease income) and severance liabilities initially recorded by the Company. Severance liabilities pertain to amounts owed to employees that were made redundant as a result of the acquisition of Aladdin. At December 31, 2008 and 2009 and September 30, 2010 (unaudited), $1.1 million, $0.7 million and $0.2 million (unaudited), respectively, of lease termination liabilities are classified as current liabilities and are included in “Accrued expenses and other current liabilities.” The long-term liability of the restructuring accrual was $0.4 million and $1.6 million at December 31, 2008 and 2009. No amount was accrued as a long-term liability for restructuring as of September 30, 2010 (unaudited). The 2008 balance is included in “Other liabilities” in the accompanying consolidated balance sheets. The balances represent the Company’s current expectation that it has to pay the lease payments over the remaining lease terms through 2010.

(14) STOCKHOLDER’S EQUITY

Common Stock, Stock Split and Additional Paid-In Capital

Upon the Merger of SafeNet and SAC, SafeNet’s capitalization consisted of 100 shares of common stock, $0.001 par value authorized, issued and outstanding, all of which were owned by Vector Stealth.

On April 16, 2007, SafeNet returned to Vector Stealth $1.0 million of capital it had received upon the Merger.

On December 17, 2007, the Board of Directors approved amended and restated articles of incorporation for SafeNet to (i) increase the authorized shares of common stock to 100,000,000 shares of $0.001 par value common stock, and (ii) authorize a 905,054.12 for one stock split of the common stock of SafeNet pursuant to which each one share of common stock was converted to 905,054.12 shares of common stock. As a result of the stock split, SafeNet issued 90,504,512 shares to Vector Stealth.

During 2008 and 2009 the Company made restricted junior payments of $9.0 million and $3.0 million, respectively to Vector Stealth. These payments are reflected as a return of capital in the accompanying consolidated statements of stockholder’s equity.

In February 2010, the Company issued to Vector Stealth 4,736,843 shares of common stock as consideration for Vector Stealth’s $12.5 million capital contribution made in connection with the Ingrian acquisition completed in April 2008. For accounting purposes, the shares were treated as issued and outstanding as of April 2008.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The Board of Directors also authorized the issuance of 3,885,178 of additional shares to Vector Stealth in consideration for Vector Stealth interests issued to certain SafeNet executive officers (See Note 15).

In February 2010, the Board of Directors approved, amended and restated the articles of incorporation for SafeNet to increase the authorized shares to 200,000,000 shares of $0.001 par value common stock.

Beginning in August 2008 and through March 24, 2009, Parent made capital contributions of $135.1 million to Jasmine to fund the purchase price and transaction costs for the Aladdin acquisition (see Note 3). On March 31, 2010, the Company issued 52,635,307 shares of common stock to Vector Stealth, and paid $39.6 million to Aladdin’s debt holder, to acquire Jasmine and its subsidiaries, Magic Lamp and Aladdin, and pay off the existing debt obligations of Aladdin. As of March 31, 2010, Jasmine and its subsidiaries, Magic Lamp and Aladdin, became wholly owned subsidiaries of SafeNet. Since the Company and Jasmine were entities under common control since August 2008, and the financial position and results of operations and cash flows of both entities were retrospectively combined as from such date, the 52,635,307 shares issued to Vector Stealth were retrospectively recorded in the consolidated statement of stockholder’s equity at August 2008.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following (in thousands):

	December 31, 2008	December 31, 2009	September 30, 2010
			(unaudited)
Foreign currency translation adjustment (1)	$402	$1,449	$1,276
Interest rate swap agreements (2)	(21,766)	(19,131)	(18,257)
Foreign currency hedge	—	—	110
Unrealized gain (loss) on available-for-sale-securities	(4,843)	49	(766)

Balances at December 31, 2008 and 2009, respectively	$(26,207)	$(17,633)	$(17,637)

(1)	The foreign currency translation adjustment in accumulated other comprehensive loss at December 31, 2008 is net of tax expense of $0.4 million. No tax effect was included in foreign currency translation adjustment at December 31, 2009 and September 30, 2010.
(2)	The net unrealized loss related to interest rate swap agreements in accumulated other comprehensive loss at the years ended December 31, 2008 and 2009 and September 30, 2010 (unaudited) is net of a tax benefit of $8.5 million, $7.8 million and $6.9 million, respectively, offset by valuation allowance of $8.5 million, $7.8 million and $6.9 million, respectively (See Note 11).

(15) STOCK INCENTIVE PLAN

On December 17, 2007 SafeNet adopted a Stock Incentive Plan (the “2007 Equity Plan”) pursuant to which SafeNet may issue options and/or stock or stock units. The purpose of the 2007 Equity Plan is to promote the success of SafeNet and the interests of its stockholders by providing a means through which SafeNet may grant equity-based incentives to attract, motivate, retain and reward certain officers, employees, directors and other eligible persons and to further link the interests of award recipients with those of SafeNet’s stockholders generally.

Awards may be granted under the 2007 Equity Plan to officers and employees of SafeNet, any member of the Board of Directors of SafeNet or its affiliates, and to consultants and advisors for services provided to SafeNet or one of its affiliates.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

A total of 2,703,020 shares of common stock were originally authorized for issuance under the 2007 Equity Plan. This amount was increased by 2,055,439 shares in 2008 and by a further 4,855,128 shares in 2009, bringing the total number of shares authorized under the plan through December 31, 2009 to 9,613,587 shares. Shares deliverable under the 2007 Equity Plan may be authorized but unissued shares or treasury shares.

Options granted under the stock option grant program may be either non-qualified stock options or “incentive stock options” as defined under the Internal Revenue Code of 1986, as amended (the “Code”).

The exercise price of a stock option shall be determined by SafeNet at the time of each grant. In no case shall the exercise price of an option be less than the greater of (i) the par value of the common stock, and (ii) in the case of incentive stock options, 100% of the fair market value of the common stock on the date of grant (110% for any persons who, at the time of grant, own more than 10% of the consolidated voting power of SafeNet). The contractual term of options granted is generally ten years, except in the case of incentive stock options issued to persons owning more than 10% of the consolidated voting power of SafeNet, in which case the incentive stock option is not exercisable more than five years after the date of grant. Options generally vest over a term of four years as follows: 25% on the first anniversary of the vesting commencement date, and 75% on an equal basis over the succeeding twelve quarters.

Stock awards may be restricted or unrestricted. The restrictions imposed on the shares of common stock subject to a restricted stock award may be based on performance criteria, passage of time or other factors or any combination thereof. A stock award shall either vest or be forfeited not more than 10 years after the date of grant. Unless otherwise specified, upon termination of employment, restricted shares that remain subject to vesting conditions will be reacquired by SafeNet at a price equal to the lower of (a) the fair market value of the restricted shares at the time of the termination, or (b) the original purchase price of the restricted shares, without interest, to the participant to the extent not prohibited by law. Unless otherwise provided, participants are entitled to cash dividend and voting rights for all restricted shares issued even though they are not vested, but such rights will terminate immediately as to any restricted shares which cease to be eligible for vesting.

Outstanding awards under the 2007 Equity Plan (issued under both the option grant program and stock award program) are subject to certain acceleration clauses relating to a change of control of SafeNet as defined in the 2007 Equity Plan. The Company may, at its option, acquire or settle rights under the outstanding awards in cash, stock of equivalent value or other consideration.

During the 2007 Successor Period, the years ended December 31, 2008 and 2009, and the unaudited nine months ended September 30, 2010, options to purchase 1,886,937, 1,833,398, 2,547,844 and 3,882,273 shares of common stock were issued to employees under the stock option program, respectively. There were 3,925,616 and 461,115 unused shares of common stock available to be granted under the 2007 Equity Plan as of December 31, 2009, and September 30, 2010 (unaudited), respectively.

The Company accounts for stock awards issued under the 2007 Equity Plan in accordance with fair value recognition principles. Stock-based compensation expense for all share-based payment awards granted is based on the grant date fair value. The Company recognizes compensation costs net of an estimated forfeiture rate and recognizes the compensation costs for only those shares expected to vest on a straight line basis over the requisite service period of the award, which is generally the option vesting term. The Company estimates forfeiture rates based on historical attrition rates by equal employment opportunity commission category.

Stock-based compensation expense is generally recognized ratably from the date of grant over the vesting period of the award. Where an award is fully or partially vested at the date of grant, the compensation associated with the vested portion of the award is recognized at the date of grant based upon the grant-date fair value. The

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

options granted on April 29, 2008 and December 17, 2007 vested as to 25% of the shares subject to such options on April 11, 2008. Because 25% of the options granted on April 29, 2008 were vested at the date of grant, SafeNet recognized compensation cost for the vested portion of the options at the date of grant. For the options issued on December 17, 2007, the first 25% of the compensation cost was recognized over the period from the issuance date through April 11, 2008.

The Company used the Black-Scholes-Merton option pricing model to value the options issued. The expected life computation is based on the average of the vesting period and the contractual life of the options. This average results in an estimated expected life of approximately six years. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

All of SafeNet’s publicly traded shares of common stock were tendered and cancelled effective April 11, 2007 pursuant to the acquisition of SafeNet by Vector Stealth, and new shares then authorized and issued, as well as subsequent issuances and stock split of such shares, and are no longer publicly traded. For purposes of determining a volatility factor, because the shares are not publicly traded, and due to the relatively short amount of time such shares have been outstanding, there is not sufficient historical information available. As an alternative, SafeNet accounted for options based on a value calculated by substituting the historical volatility of an appropriate industry sector index for expected volatility of its share price. In determining SafeNet’s equity value, the market approach and income approach methods were used. The market approach provides an indication of value by relating the equity or invested capital (debt plus equity) of guideline companies to various measures of their earnings and cash flow, and then applying such multiples to the business being valued. The market approach makes use of market price data of stocks of corporations engaged in the same or a similar line of business as that of the subject company. Stocks of these corporations are actively traded in a public, free, and open market, either on an exchange or over the counter. Although it is clear no two companies are entirely alike, the only restrictive requirement imposed by this method is that the corporations selected as guideline companies be engaged in the same or a similar lines of business, or are subject to similar financial business risks, including the opportunity for growth. Similar to SafeNet, the selected group of guideline companies falls under the industry sector for software and programming; however, more specifically, these companies provide technologies for enterprise and network security for commercial and government applications. In the income approach, the value is dependent on the present worth of future economic benefits to be derived from ownership. Future net cash flows available for distribution are discounted at market-based rates of return to provide an indication of value. The future cash flows of a business enterprise are estimated, and then individually discounted back to present value.

The fair value of share-based payment awards was estimated using the Black-Scholes-Merton option pricing model with the following assumptions and weighted average fair value for the options issued, as follows:

	Successor Period
	Period from April 11, 2007 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30, 2010
		2008	2009
				(unaudited)
Risk-free interest rate	3.70%	3.23% - 3.32%	2.26 - 3.27%	1.60% - 2.90%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Expected option life in years	5.78	5.62 - 6.08	6.02 - 6.11	6.11 - 6.14
Expected stock price volatility	66.00%	60.00% - 66.00%	60.00%	60.00%
Weighted average fair value of granted stock options	$1.50	$0.39 - $1.48	$0.27 -$1.24	$1.26 - $1.81

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Option activity under the 2007 Equity Plan is as follows:

	Number of Shares (thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (years)
Outstanding at April 12, 2007	—
Granted	1,887	$2.64
Exercised	—
Cancelled or forfeited	—

Outstanding at December 31, 2007	1,887	$2.64	9.96
Granted	1,833	$2.64
Exercised	—
Cancelled or forfeited	(208)

Outstanding at December 31, 2008	3,512	$2.64	9.19
Granted	2,548	$2.64
Exercised	—
Cancelled or forfeited	(372)

Outstanding at December 31, 2009	5,688	$2.64	8.50

Vested and expected to vest at December 31, 2009	5,029	$2.64	8.50

Exercisable at December 31, 2009	1,810	$2.64	8.50

Intrinsic value represents the difference between the fair value per share of SafeNet’s stock price at the respective balance sheet date and the exercise price, multiplied by the number of in-the-money options that would have been received by the option holders had all option holders exercised their options at such dates. Aggregate intrinsic value varies pursuant to changes in the fair market value of SafeNet’s stock. During the 2007 Successor Period, and the years ended December 31, 2008 and 2009, the exercise price of all shares issued under the 2007 Equity Plan exceeded the fair value of the Company’s common stock.

The Company also granted 250,000 stock options to certain executives that only vest upon the completion of the Company’s initial public offering or certain change in control events, as defined in the agreement. The Company will recognize the compensation expense related to these stock options of $0.3 million at the time the Company deems probable that such event will be completed.

The weighted average remaining contractual life of options outstanding at the 2007 Successor Period and at December 31, 2009 and 2008 is consistent with the weighted average remaining contractual life for fully vested share options and share options expected to vest.

At December 31, 2009 and September 30, 2010 (unaudited), $2.8 million and $5.5 million, respectively, of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 1.9 years and 2.4 years, respectively.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Vector Stealth Equity Grants to Key Personnel of the Company

Vector Stealth, the Company’s sole stockholder, is a Delaware limited liability company the membership interests in which are denominated in units (the “Units”) of which there are three classes: Class A Units, Class B Units and Class C Units. Vector Stealth has granted Class C Units (the “Class C Unit Grants”) to certain key employees of the Company. The Class C Unit Grants are subject to the terms of the respective agreements and the terms of the Vector Stealth Holdings II, L.L.C. Amended and Restated 2007 Equity Plan (the “Class C Unit Plan”).

The Class C Units are membership interests that entitle holders to receive their allocable percentage of the appreciation in value of Vector Stealth in excess of a designated value representing the liquidation value of Vector Stealth’s assets as of the grant date. The fair value of the Class C Units was determined by application of the Black-Scholes-Merton option pricing model using the fair value of the Company’s common stock at the date of grant. The Class C Units were granted for services rendered and have no purchase or exercise price and an initial capital account balance of $0. Class C Units are generally non-transferable and have a contractual expiration date of 10 years. Class C Units are subject to a service-based risk of forfeiture that generally lapses as to 25% of the Class C Units on the first anniversary of the vesting commencement date and as to the remaining 75% monthly over the three years following the vesting commencement date, subject to the holder’s continued service with SafeNet or a subsidiary through such vesting dates. Upon a holder’s termination of service, unvested Class C Units are forfeited without consideration at the time of termination and Vector Stealth has a 90-day right to repurchase vested Class C Units at the then fair market value. Certain Class C Units Grants awarded in 2008 also provided for partial accelerated vesting in the event that the Company achieved certain financial performance milestones. Such milestones were not met, and the standard time-based vesting continued to apply. In addition, as described below, certain Class C Units Grants awarded in 2010 vest only upon completion of an initial public offering or sale of SafeNet at or above a stated valuation.

No Class C Unit Grants were issued in 2007 or 2009. The following table reflects the Class C Unit Grants issued under the Class C Unit Plan and the number of Class C Units vested at the end of each period:

	Year Ended December 31,			Nine Months Ended September 30, 2010
	2007	2008	2009
Class C units outstanding at beginning of period	—	—	10,139,811	10,139,811
Class C units awarded	—	10,139,811	—	12,286,837

Class C units outstanding at end of period	—	10,139,811	10,139,811	22,426,648

Class C units vested at end of period	—	6,753,114	9,284,011	12,502,664

During the nine months ended September 30, 2010, Vector Stealth issued an aggregate of 12,286,837 Class C Units to certain of our executive officers, including 1,890,283 Class C Units (the “Contingent Class C Units”) that only vest upon the completion of the Company’s initial public offering or certain change in control events, as defined in the agreement. The Company will recognize the compensation expense related to the Contingent Class C Units of $0.7 million at the time the Company deems probable that such event will be completed.

Also during the nine months ended September 30, 2010, the Board of Directors authorized the issuance of 3,885,178 of additional shares of SafeNet common stock to Vector Stealth in consideration for the Class C Units issued to our executive officers during such period.

The 10,139,811 Units issued and outstanding as of December 31, 2009 are deemed to be an equivalent economic interest in SafeNet Holdings of approximately 4,102,872 shares of common stock of SafeNet Holdings, assuming a complete liquidation of Vector Stealth and a distribution of its interest in SafeNet Holdings to its members according to its operating agreement.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The 22,426,648 Units issued and outstanding as of September 30, 2010 are deemed to be an equivalent economic interest in SafeNet Holdings of approximately 7,324,484 shares of common stock of SafeNet Holdings, assuming a complete liquidation of Vector Stealth and a distribution of its interest in SafeNet Holdings to its members according to its operating agreement.

The Units had no intrinsic value at the grant date, December 31, 2009 and September 30, 2010.

The fair value of Unit Grants awarded during the year ended December 31, 2008 and nine months ended September 30, 2010 (unaudited) was estimated using the Black-Scholes-Merton option pricing model with the following assumptions:

	2008	2010
		(unaudited)
Risk-free interest rate	3.23%	2.90%
Dividend yield	0.00%	0.00%
Expected option life in years	5.89	4.2 to 4.4
Expected stock price volatility	60.00%	60.00%
Weighted average fair value of granted stock options	$0.39	$1.34

Compensation expense is recognized by the Company, with an equal offsetting charge to “Additional paid-in capital.” Such compensation expense is reflected in the Company’s financial results because the Unit Grants relates to services provided to the Company. At December 31, 2009 and at September 30, 2010 (unaudited), $0.1 million and $0.2 million, respectively, of total unrecognized compensation cost related to Unit Grants is expected to be recognized during 2010. The total amount of stock-based compensation expense recognized by the Company is as follows:

	Predecessor Period	Successor Period
	January 1 to April 11, 2007	April 12 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
					(unaudited)
Company awards	$23.8	$0.1	$1.3	$0.8	$0.6	$1.8
Vector Stealth awards to company personnel	—	—	1.1	0.4	0.3	1.1

Total	$23.8	$0.1	$2.4	$1.2	$0.9	$2.9

2007 Predecessor Period

Stock Option Plans

During the 2007 Predecessor Period, the Predecessor Company had several stock-based employee compensation plans as described below. The total compensation expense related to these plans was $23.8 million before and after tax for the period. This amount includes charges to compensation expense of: (i) $21.2 million, before and after tax, for the accelerated portion of the option vesting triggered by the acquisition of the SafeNet Predecessor Company by Vector Stealth (see below and Note 1) on April 11, 2007; and (ii) $2.6 million, before and after tax, for the non-accelerated portion of the option vesting for the 2007 Predecessor Period. There was no material tax effect as SafeNet provided a valuation allowance for all deferred taxes arising from net operating losses in the 2007 Predecessor Period.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The SafeNet Predecessor Company accounted for awards issued under its stock-based employee compensation plans in accordance with the applicable amended guidance. Stock-based compensation expense for all share-based payment awards granted was based on the grant date fair value estimated in accordance with the provisions of this guidance. The SafeNet Predecessor Company recognized compensation costs net of a forfeiture rate and recognized the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which was generally the option vesting term. The SafeNet Predecessor Company estimated the forfeiture rate based on analysis of historical trends.

Incentive Compensation Plans

The SafeNet Predecessor Company’s stock option plans included principal plans adopted in 2000 and 2001 (“Principal Option Plans”), as well as various other stock option plans assumed through acquisitions (“Acquired Option Plans,” collectively with the Principal Option Plans, the “Option Plans”). Options granted under the Principal Option Plans were generally non-qualified stock options but such plans permitted some options granted to qualify as “incentive stock options” under the Internal Revenue Code. The exercise price of a stock option generally was equal to the fair market value of the Predecessor Company’s common stock on the option grant date except for certain option grants guaranteed in prior years. The contractual term of options granted was generally ten years.

Stock Purchase Plan

The SafeNet Predecessor Company sponsored an Employee Stock Purchase Plan, the “ESPP”, pursuant to which eligible employees could contribute up to 10% of their base compensation, subject to certain income limits, to purchase shares of the SafeNet Predecessor Company’s common stock. Employees were able to purchase stock semi-annually at a price equal to 85% of the fair market value of the SafeNet Predecessor Company’s common stock as of certain plan defined dates. During the 2007 Predecessor Period, the SafeNet Predecessor Company received $0.5 million and issued 32,113 shares pursuant to the ESPP.

When related FASB share-based payment guidance was adopted, the SafeNet Predecessor Company examined its historical pattern of option exercises in an effort to determine if there were any discernable activity patterns based on certain employee populations. From this analysis, the SafeNet Predecessor Company identified two employee populations: stock option holders and ESPP participants. The SafeNet Predecessor Company used the Black-Scholes-Merton option pricing model to value the options for each of the employee populations. The table below presents the weighted-average expected life in months of the two identified employee populations. The expected life computation is based on historical exercise patterns and post-vesting termination behavior within each of the populations identified. The interest rate for periods within the contractual life of the award was based on the U.S. Treasury yield curve in effect at the time of grant. The volatility factor was determined by an analysis of the SafeNet Predecessor Company’s historical stock price for periods that approximated the expected life of the options.

The fair value of all share-based payment awards was estimated using the Black-Scholes-Merton option pricing model with the following assumptions and weighted average fair value for the 2007 Predecessor Period:

Risk-free interest rate	4.14%
Dividend yield	0.0%
Expected option life	4.26 years
Expected stock price volatility	51.93%
Weighted average fair value of granted stock options and ESPP	$12.83

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

(16) INCOME TAXES

Income (loss) before the provision for income taxes is attributable to the following jurisdictions (in thousands):

	Predecessor Period	Successor Period
	Period from January 1, to April 11, 2007	Period from April 12, to December 31 2007	Year Ended December 31,		Nine Months Ended September 30
			2008	2009	2009	2010
					(unaudited)
Domestic	$(47,437)	$(43,485)	$(172,262)	$(46,989)	$(20,025)	$(21,951)
Foreign	(2,400)	13,200	6,557	(3,663)	(4,167)	16,866

	$(49,837)	$(30,285)	$(165,705)	$(50,652)	$(24,192)	$(5,085)

Significant components of income tax expense (benefit) are as follows (in thousands):

	Predecessor Period	Successor Period
	Period from January 1, to April 11, 2007	Period from April 12, to December 31 2007	Year Ended December 31,		Nine Months Ended September 30

			2008	2009	2009	2010
					(unaudited)
Current:
Domestic	$552	$1,334	$3,252	$1,696	$1,512	$16
Foreign	699	5,095	4,256	2,726	2,478	2,803

	1,251	6,429	7,508	4,422	3,990	2,819

Deferred:
Domestic	250	—	(46,157)	(393)	(488)	—
Foreign	(502)	619	(567)	(4,954)	(3,384)	805

	(252)	619	(46,724)	(5,347)	(3,872)	805

Income tax expense (benefit)	$999	$7,048	$(39,216)	$(925)	$118	$3,624

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Deferred tax assets and liabilities are comprised of the following (in thousands):

	Year Ended December 31,		Nine Months Ended September 30, 2010
Deferred tax assets:	2008	2009
			(unaudited)
Inventories	$4,310	$3,350	$3,502
Net operating loss carry-forwards	55,701	58,411	71,740
Compensation and accrued reserves	4,858	16,392	7,026
Property and equipment	489	1,376	827
Other	2,685	5,154	5,346

Total deferred tax assets	$68,043	$84,683	$88,441

	Year Ended December 31,		Nine Months Ended September 30, 2010
Deferred tax liabilities:	2008	2009
			(unaudited)
Unremitted foreign earnings	$(14,546)	$(16,537)	$(15,782)
Intangible assets	(37,439)	(29,431)	(21,302)

Total deferred tax liabilities	(51,985)	(45,968)	(37,084)

Net future income tax assets	16,058	38,715	51,357
Valuation allowance	(31,449)	(52,618)	(66,065)

Net deferred tax liabilities	$(15,391)	$(13,903)	$(14,708)

The reconciliation of the reported income tax expense (benefit) to the amount that would result by applying the U.S. federal statutory tax rate of 34% to “(Loss) before income taxes” is as follows (in thousands):

	Predecessor Period	Successor Period
	Period from January 1, to April 11, 2007	Period from April 12, to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
					(unaudited)
Tax benefit at U. S. statutory rate	$(16,945)	$(10,297)	$(56,339)	$(17,221)	$(8,225)	$(1,729)
Effect of permanent differences:
Sub-part F income	406	—	—	—	—	—
Goodwill impairment	—	—	14,581	—	—	—
Loss on net assets held for sale	—	—	—	352	—	1,011
Non-deductible amounts related to stock options	1,072	—	825	401	300	900
Non-deductible acquisition costs	2,270	—	—	—	—	—
Severance payment	—	1,088	—	—	—	—
Other	170	(189)	—	—	—	68
Loss on sale of MediaSentry	—	—	—	(5,384)	(5,384)	—
Tax effect of international operations	(436)	(3,394)	1,331	198	42	(1,109)
State income tax (benefit) expense, net of federal effect	650	1,334	(3,707)	(655)	(283)	91
Change in valuation allowance	13,706	18,436	3,404	20,845	12,365	5,933
Effect of tax rate change	(80)	—	—	(827)	—	(1,780)
Other	186	70	689	1,366	1,303	239

Income tax expense (benefit)	$999	$7,048	$(39,216)	$(925)	$118	$3,624

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the reversal of existing deferred tax liabilities as well as the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Company established valuation allowances of $31.4 million, $52.6 million and $66.1 million at December 31, 2008 and 2009 and September 30, 2010, respectively. These valuation allowances substantially consisted of deferred tax assets in excess of deferred tax liabilities as well net operating losses associated with operations in the U.S., Germany, and United Kingdom.

At December 31, 2009, the Company had net operating loss carry-forwards for U.S. income tax purposes of $129.5 million, of which none expires by 2015, $7.9 million expires by 2020 and the remainder $121.6 million will expire by 2029. These losses are subject to varying limitations as to use under Section 382 of the Internal Revenue Code due to changes in control of the Company or its acquired companies over time. Specifically, the 2008 acquisition of Ingrian, the 2004 acquisitions of Rainbow Technologies, Inc. and Datakey, Inc., and the 2003 acquisitions of Cylink Corporation, and Raqia Networks, Inc., increased the Company’s net operating loss carry-forwards for U.S. income tax purposes, as well as the 2009 acquisition of Aladdin’s U.S. operations by Parent.

	Predecessor Period	Successor Period
	Period from January 1, to April 11, 2007	Period from April 12, to December 31, 2007	Year Ended December 31,
			2008	2009
Valuation allowance beginning of period	$37,684	$7,144	$24,659	$31,449
Tax expense	13,706	18,436	3,404	20,845
Purchase accounting adjustments	—	—	2,827	—
Acquired subsidiary	—	—	—	163
Write-off of deferred tax asset and related valuation allowance due to expired net operating loss carry-forwards	—	(2,357)	—	—
Other	(822)	1,436	559	161

Valuation allowance end of period	$50,568	$24,659	$31,449	$52,618

At December 31, 2009, the Company had total net operating loss carry-forwards attributable to non-U.S. subsidiaries of $32.6 million. Of such total, $16.1 million have an unlimited carry-forward period and the remaining $16.5 million will expire by 2015.

In the 2007 Predecessor Period, the Company asserted that all investments in foreign subsidiaries were permanent in nature and accordingly no deferred taxes were provided. FASB amended guidance dictates that if there is an assertion of indefinite reinvestment, deferred taxes will not be established for outside basis differences in foreign subsidiaries. In the 2007 Successor Period through the year ended December 31, 2008, this assertion was no longer valid given the debt servicing needs of the Company because of the Vector Stealth purchase, and deferred taxes were re-established related to substantially all of the outside basis differences in foreign subsidiaries. The Company continues to evaluate the outside basis differences attributable to foreign subsidiaries for the purpose of their permanent reinvestment assertion. As a result, post-2008 earnings, including all earnings in Israel and Aladdin Germany subsidiaries, are viewed as permanently re-invested, excluding those deemed repatriated under other anti-deferral provisions of the Internal Revenue Code. Statutory limitations and lack of liquid assets inhibited the ability to repatriate funds from these foreign subsidiaries during 2009. Management will continue to evaluate future years to determine annually whether the outside basis differences in foreign subsidiaries give rise to additional deferred tax liabilities.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The Company adopted ASC 740-10-5 (previously FIN 48) amended guidance pertaining to uncertain tax positions on January 1, 2007. As a result of the adoption, SafeNet Holdings recognized no material adjustment in the liability for unrecognized income tax benefits. At the adoption date of January 1, 2007, the Company had $3.8 million of unrecognized tax benefits, all of which would affect the Company’s effective tax rate if recognized. At September 30, 2010, the Company had $12.5 million of liabilities recorded for unrecognized tax benefits. The unrecognized tax benefit balance is entirely composed of uncertain tax positions that would affect the Company’s effective tax rate if recognized. It is reasonably possible that the Company’s unrecognized tax benefits may decrease within the next twelve months by $0.8 million as a result of the lapse of statute of limitations.

The Company recognizes accrued interest and penalties related to unrecognized income tax benefits in income tax expense. In conjunction with the adoption of FASB amended guidance for uncertain tax positions, the total amount of accrued interest and penalties resulting from such unrecognized tax benefits was $1.7 million. During the year ended December 31, 2009 and unaudited nine months ended September 30, 2010, the Company recognized interest expense of approximately $0.5 million and $0.6 million, respectively.

A reconciliation of the change in unrecognized tax benefits is as follows (in thousands):

	Predecessor Period	Successor Period
	Period from January 1, to April 23, 2007	Period from April 24, to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30, 2010
			2008	2009
					(unaudited)
Unrecognized tax benefits at the beginning of the period	$3,792	$4,043	$5,205	$7,967	$12,968
Additions based on tax provisions related to current year	251	1,162	2,762	1,702	—
Additions/reductions for tax positions of prior years	—	—	—	447	—
Reductions relating to settlements with taxing authorities	—	—	—	(396)	—
Reductions to unrecognized tax benefits as a result in lapse in statute of limitations	—	—	—	(378)	(449)
Tax positions assumed from acquired subsidiaries	—	—	—	3,626	—

Unrecognized benefits at end of period	$4,043	$5,205	$7,967	$12,968	$12,519

The tax return years since 2006 in the Company’s major tax jurisdictions, both federal and various states, have not been audited and are not currently under audit, except that Israel’s tax returns have been audited through 2004 and are under audit currently for the period 2005 to 2008. Due to the existence of tax attribute carryforwards, which are predominantly U.S. net operating losses, the Company treats certain post-2002 tax positions as open to adjustment due to the taxing authorities’ ability to make adjustments to those tax attributes if they will be used to offset future income.

The Company’s Israeli production facilities were previously granted tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the “Law”). The tax benefits are as follows: Income derived from the investment programs is fully tax exempt for the first two years of the 10-year tax benefit period and is entitled to a reduced tax rate of 10%-25% during the remaining benefit period based on the percentage of foreign ownership in each taxable year. Management believes that as of December 31, 2009 and prior years that the Company met all the conditional requirements under the Law for these tax benefits. Earnings accumulated under

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

the fully tax exempt regime (which totaled $50.3 million at December 31, 2009) would be subject to regular Israeli corporate tax, currently at 25% for 2010, upon repatriation. However, since it is unlikely such fully tax exempt earnings can be repatriated since taxed earnings exceed statutory reserves permissible for distribution, no deferred taxes have been provided on the accumulated fully tax exempt earnings.

During the first quarter of 2010, the Company concluded its intention to discontinue production activities in Israel. As a result, effective January 1, 2010, the income of its Israeli operations will be taxed at the regular rate of 25%. Accordingly deferred taxes related to Israel have been adjusted for this change.

(17) SIGNIFICANT CUSTOMER

For 2008 and 2009, a major U.S. government agency accounted for 40.4% and 33.7%, respectively, of the Company’s consolidated revenues. At December 31, 2008 and 2009, a major U.S. government agency accounted for 47.4% and 15.5% of consolidated accounts receivable, respectively. No other customer accounted for 10% or more of revenue for such periods.

(18) RETIREMENT PLANS

Domestic

SafeNet sponsors a Section 401(k) defined contribution retirement plan (the “Plan”) for U.S. employees who have completed at least three months of service. The Plan permits pretax contributions by participants of 1% to 100% of base compensation up to the maximum allowable contributions as determined by the Internal Revenue Code. Matching contributions may be made at SafeNet’s discretion. SafeNet’s matching contributions vest over a five-year period on a pro rata basis, except in the case of one of SafeNet’s subsidiaries where contributions vest immediately. As of September 30, 2009 and 2010 (unaudited), SafeNet has accrued for matching contributions of $1.4 million and $1.6 million, respectively. The 2009 matching contributions were funded to the Plan in the first quarter of 2010. If the Company determines that it will make a discretionary match for 2010, the match will be funded to the Plan in first quarter 2011. The amount accrued but unfunded at September 30, 2010 represents management’s intention to fund a match in the first quarter of 2011; however, management’s intention is not a guarantee as to whether a match will occur or as to the level of any such matching contribution. SafeNet made contributions of $0.5 million, $0.9 million, $1.2 million and $1.7 million during the 2007 Predecessor Period, the 2007 Successor Period, and the years ended December 31, 2008 and 2009, respectively.

Foreign

The Company sponsors several defined contribution retirement plans for non-U.S. employees. The Company made contributions of $0.4 million, $1.3 million, $1.5 million, $1.8 million, $1.5 million and $1.4 million during the 2007 Predecessor Period, the 2007 Successor Period, the years ended December 31, 2008 and 2009 and the unaudited nine month periods ended September 30, 2009 and 2010, respectively.

(19) COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities, equipment and motor vehicles under non-cancelable operating leases expiring at various dates through 2015. The facility leases require the Company to pay a proportionate share of real estate taxes, insurance and common area maintenance which is not included in rent expense or the future minimum rental payments set forth below. The Company recognizes rent expense on a straight-line basis taking into account escalating rent provisions and rent holidays over the respective term of the leases.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The future minimum payments due under non-cancelable operating leases with initial or remaining lease terms in excess of one year at December 31, 2009 are as follows (in thousands):

2010	$10,099
2011	7,086
2012	4,057
2013	3,159
2014	1,611
Thereafter	463

Total	$26,475

The Company has sublease arrangements for certain locations. The future minimum payments to be received under the subleases are as follows (in thousands) (1):

	December 31, 2009	September 30, 2010
		(unaudited)
2010	$523	$275

Total	$523	$275

(1)	The above tables include future payments and sublease arrangements relating to one leased facility which comprises the Company’s restructuring accrual. Future payments of and receipt of sublease income related to this lease will be accounted for as net reductions of the restructuring accrual. See Note 13 for further details.

Rent expense under all operating leases, including equipment rentals and motor vehicles was $2.1 million, $5.5 million, $7.5 million, $11.5 million, $7.8 million and $7.3 million during the 2007 Predecessor Period, the 2007 Successor Period, the years ended December 31, 2008 and 2009 and the unaudited nine month periods ended September 30, 2009 and 2010, respectively.

Contingent liability

Under Israeli law, exports from Israel are generally exempt from Israeli value added taxation (VAT). In November 2009, the Company determined that the documentation provided to Israeli Customs Authorities in connection with certain export transactions was inaccurate. The Company has elected to disclose the matter to the Israeli VAT authorities. Although the export transactions are believed to be exempt from VAT, notwithstanding the defects in documentation, and the likelihood of a VAT assessment is remote, it is reasonably possible that interest and/or penalties may be assessed by the Israeli Customs Authorities. The potential assessment ranges from $0 million to $0.3 million. As no amount within that range is considered more likely than another, no accrual has been made in our financial statements with respect to this matter.

Litigation

Protegrity Corporation Litigation

Protegrity Corporation (“Protegrity”) filed a suit against our subsidiary, Ingrian Networks, or Ingrian, in the United States District Court for the District of Connecticut. The Company acquired Ingrian on April 3, 2008. Protegrity’s complaint, filed April 25, 2008, alleges that Ingrian has made, used or sold database security systems

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

that infringe upon three U.S. patents relating to database encryption owned by Protegrity. The complaint seeks injunctive relief, unspecified damages, attorneys’ fees and costs. The Company answered the complaint on September 24, 2008, denying that Ingrian’s products infringe the identified patents and other material allegations of the complaint and asserting further defenses. The Company also filed counterclaims against Protegrity, seeking declaratory judgments that Ingrian has not infringed the patents and that the patents are invalid or unenforceable. The initial phase of the case focused on identification and briefing of claim construction issues. A hearing and argument on these issues was held on January 11, 2010, and on March 2, 2010 the court issued oral rulings. Those rulings did not entirely favor either party and will allow the case to proceed on at least one if not more of the patents in suit. On August 16, 2010, Protegrity amended its complaint to add SafeNet as an additional defendant in the case. The case is now in the discovery phase and no trial date has been set. The Company believes that the Ingrian products do not infringe Protegrity’s patents, and intend to continue to defend the matter vigorously. The Company has certain rights of indemnification under the agreement by which the Company acquired Ingrian and expect to be indemnified for expenses and losses, if any, in this matter up to the limits set forth in that agreement. There can be no assurance, however, that the Company will prevail in this matter or that, if we are found liable, the available indemnification will be sufficient to cover our liability. Moreover, any adverse ruling in this matter may have a significant impact on our business and results of operations, and the Company may continue to incur significant legal fees in connection with this matter until it is resolved.

Cloakworks Litigation

On April 8, 2010, Cloakworks, Inc. (“Cloakworks”) filed suit against the Company in the United States District Court for the Northern District of California. Cloakworks’s complaint alleges that certain of the Company’s software rights management products infringe upon a U.S. patent held by Cloakworks relating to obscuring or “cloaking” software to protect the software against reverse engineering or tampering. The complaint seeks injunctive relief, damages and attorneys’ fees and costs. The Company answered the complaint on June 1, 2010, denying that the Company’s products infringe the Cloakworks patent and other material allegations of the complaint, and asserting several affirmative defenses. Although the case is in the very preliminary stages, the Company believes that the allegations of infringement are without foundation and intends to defend the matter vigorously. There can be no assurance, however, that the Company will prevail in this matter and any adverse ruling may have a significant impact on our business and results of operation. In addition, if this matter proceeds to trial, the Company may incur significant legal fees until this matter is resolved.

Wordcheck Tech Litigation

On September 7, 2010, WordCheck Tech LLC (“WordCheck”) filed suit against the Company in United States District Court for the Eastern District of Texas. WordCheck’s complaint alleges infringement of a U.S. patent by certain of the Company’s data protection products. The complaint seeks injunctive relief, unspecified damages and attorneys’ fees and costs. By agreement of the parties, the Company has until November 18, 2010 to answer the complaint. The Company believes that it has meritorious defenses against WordCheck’s claims, and intends to vigorously defend the matter. There can be no assurance, however, that the Company will prevail in this matter and any adverse ruling may have a significant impact on our business and operating results. In addition, regardless of the outcome of the matter, the Company may incur significant legal fees defending the action until it is resolved.

Uniloc Litigation

On September 14, 2010, Uniloc USA, Inc. and Uniloc (Singapore) Private Limited (collectively, “Uniloc”), filed suit against the Company and its wholly-owned subsidiaries Aladdin Knowledge Systems, Inc. and Aladdin Knowledge Systems Ltd. (collectively, “Aladdin”) in the United States District Court for the Eastern District of

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Texas. Uniloc’s complaint alleges infringement of a U.S. patent by certain of the Company’s and Aladdin’s software rights management products. The complaint seeks injunctive relief, unspecified damages and attorneys’ fees and costs. By agreement of the parties and as ordered by the court, the Company has until November 19, 2010 to answer the complaint. The Company believes that it has meritorious defenses against Uniloc’s claims, and intends to vigorously defend the matter. There can be no assurance, however, that the Company will prevail in this matter and any adverse ruling may have a significant impact on our business and operating results. In addition, regardless of the outcome of the matter, the Company may incur significant legal fees defending the action until it is resolved.

United States District Court for the Southern District of New York Investigation

On May 17, 2006, the Company was served with a grand jury subpoena from the United States District Court for the Southern District of New York, or SDNY, demanding that it produce all documents referring to, relating to or involving the granting of stock options from 2000 to that date. By agreement with the U.S. Attorney’s Office for the SDNY, which is investigating the matter, the Company produced certain documents, interview memoranda and information concerning stock options, its accounting and internal controls, its revenue recognition procedures, including certain contracts, its external audits, communications with investors, its draft public filings and its compensation for senior executives during the period in question. The U.S. Attorney’s Office for the SDNY has interviewed a number of the Company’s present and former employees. The Company is cooperating fully with the U.S. Attorney’s Office for the SDNY in its investigation. Although the Company is not presently receiving requests for additional information, the Company has not received any notice that the matter is closed.

While no claims or actions have been asserted by the U.S. Attorney’s Office for the SDNY in these matters at this time, the Company has concluded that an unfavorable outcome in the form of fines, penalties or other action in this matter is not probable at this time. Accordingly, the Company has not reserved any amounts for potential losses in our accompanying financial statements. Additionally, the Company is presently unable to estimate the potential losses in the event of an unfavorable outcome in this matter.

Federal Securities Law Complaints

On August 1, 2006 and on August 15, 2006, certain of the Company’s stockholders and former stockholders filed two separate class action lawsuits against us and Anthony Caputo, the Company’s former chief executive officer, Carole Argo, the Company’s former president and chief financial officer, and Kenneth Mueller, the Company’s former chief financial officer as well as against the Company’s former directors in the SDNY alleging violations of federal securities laws. The purported classes consist of stockholders who acquired the Company’s common stock during the period March 31, 2003 to May 18, 2006. These class actions contain identical factual allegations relating to the defendants’ stock option practices and compensation related disclosures.

On February 21, 2007, the SDNY combined the separate class actions and named a lead plaintiff. On August 1, 2008, the lead plaintiff filed an amended Complaint on behalf of the classes naming the Company as well as certain individual former officers, former members of the compensation committee of the Company’s board of directors and former members of the Company’s board of directors as defendants.

The amended complaint asserts the following claims against the Company and certain or all of the individual defendants: (i) violation of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder for alleged misrepresentations related to stock option back dating and non-stock option accounting fraud; (ii) violation of Section 14(a) of the Exchange Act and Rule 14A-9 promulgated thereunder for alleged misrepresentations contained in our proxy statements for the years 2003 through 2005; (iii) violation of

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Section 14(a) of the Exchange Act and Rule 14A-9 promulgated thereunder for alleged misrepresentations contained in the proxy statements and the prospectus used in connection with our acquisition of Rainbow Technologies, Inc., or Rainbow; (iv) violation of Section 11 of the Securities Act of 1933, as amended, or the Securities Act, for alleged misrepresentations contained in the registration statement used in connection with our acquisition of Rainbow; and (v) violation of Section 12(a)(2) of the Securities Act for alleged misrepresentations contained in the proxy statements and the prospectus used in connection with our acquisition of Rainbow. In addition, the amended complaint asserts the following additional claims against certain or all of the individual defendants without naming the Company: (i) violation of Section 20(a) of the Exchange Act arising from alleged stock option back-dating and non-stock option accounting fraud and (ii) violation of Section 15 of the Securities Act for alleged misrepresentations contained in the registration statement used in connection with our acquisition of Rainbow. The amended complaint requests unspecified compensatory damages, interest, attorneys’ fees, costs, injunctive relief in the form of a constructive trust over the individual defendants’ unjust enrichment, disgorgement, rescission of unexercised options and unspecified other relief.

On September 30, 2008, the defendants each filed motions to dismiss the amended complaint for failure to state a claim on which relief can be granted. On August 6, 2009, the court dismissed certain of the claims not related to alleged stock options back-dating issues. The court also dismissed from the case all the individual defendants other than Mr. Caputo and Ms. Argo. Document production was substantially completed in December 2009.

On February 1, 2010, plaintiffs moved for leave to file a Second Amended Complaint adding Mr. Mueller back into the case and supplementing the plaintiffs’ non-options and options-related claims to include allegations made in the SEC’s November 10, 2009 complaint against SafeNet. On March 8, 2010, the parties stipulated to the dismissal of the non-options-related claims contained in the Second Amended Complaint on the same grounds as set forth in the court’s August 6, 2009 opinion, with plaintiffs reserving all rights to request the court to reconsider that decision or to appeal that decision in the future and defendants reserving all rights to continue to assert its loss causation defenses.

On March 11, 2010, Mr. Mueller filed a motion to dismiss the Second Amended Complaint insofar as it revived claims against him that had already been dismissed in the court’s August 6, 2006 opinion. Plaintiffs filed an opposition to Mr. Mueller’s motion on March 26, 2010, and Mr. Mueller filed a reply in further support of his motion on April 6, 2010. No hearing date for the motion has been set.

On July 9, 2010, the Company entered into a binding term sheet that tentatively settles and resolves the consolidated class actions in exchange for a payment in the amount of $25.0 million, which amount is recorded as additional general and administrative expenses in the year ended December 31, 2009. On September 13, 2010, the Company entered into a stipulation and agreement of settlement that confirms the settlement amount and provides additional detail regarding settlement mechanics. On October 7, 2010, the court gave its preliminary approval of the settlement and authorized the parties to begin to notify class participants. The settlement requires final court approval before it becomes final. A hearing for final approval is scheduled for December 20, 2010.

Securities and Exchange Commission Action

On November 12, 2009, the Securities and Exchange Commission filed a civil injunctive action against SafeNet, Mr. Caputo, Mr. Mueller, and three former SafeNet accountants, Clinton Ronald Greenman, John Wilroy, and Gregory Pasko. The complaint filed in the United States District Court for the District of Columbia alleged that, during the period from the fourth quarter of 2000 through May 2006, SafeNet engaged in two fraudulent schemes, one involving the backdating of options and the other earnings management. Each scheme allegedly resulted in SafeNet materially misstating financial results and disseminating materially false and misleading information concerning its financial condition.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

Without admitting or denying the allegations in the complaint, except as to jurisdiction, all of the defendants, including SafeNet, agreed to settle the action concurrently with the initial filing of the action on November 12, 2009. SafeNet consented to the entry of a judgment (i) permanently enjoining it from violating the antifraud provisions of the federal securities laws (Section 17(a) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5), the rule relating to the use of non-GAAP financial measures of Regulation G, the reporting, books and records and internal controls provisions of the Exchange Act (Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) and Rules 12b-20, 13a-1, 13a-11, and 13a-13), and the proxy solicitation provisions (Section 14(a) of the Exchange Act and Exchange Act Rule 14a-9) and (ii) ordering SafeNet to pay a civil penalty of $1,000,000.

Secure Computing Escrow Settlement

On August 16, 2010, the Company signed an agreement to settle outstanding disputes over the validity and amount of indemnification claims between Aladdin and Secure Computing Corporation. As part of the agreement the Company received $1.6 million and released all claims against Secure Computing Corporation. Upon receipt, the Company recorded a $0.4 million decrease to prepaid expense and other current assets, $0.5 million decrease to cost of sales, and $0.7 million decrease to operating expenses.

(20) RELATED PARTY TRANSACTIONS

Management Fees

The Company pays to an affiliate of Vector Stealth a management fee of $0.5 million per quarter. Jasmine paid its parent a management fee of $0.3 million per quarter. Included in the accompanying consolidated statements of operations for the 2007 Successor Period, the years ended December 31, 2008 and 2009, and the unaudited nine month periods ended September 30, 2009 and 2010, is $1.4 million, $2.0 million, $2.5 million, $1.8 million and $1.8 million in such fees, respectively, of which $1.5 million, $2.1 million and $2.0 million was unpaid at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively. The unpaid amounts are included in “Accounts payable” in the accompanying consolidated balance sheets. Jasmine also paid its parent $3.2 million for transaction fees in conjunction with the acquisition of Aladdin.

The Company also purchases certain components and research and development services from an affiliate.

Management Services Agreement

On June 3, 2010, the Company signed an agreement with an affiliate of Vector Stealth whereby the affiliate will provide financial advisory, consulting and other management services to the Company and its subsidiaries. Under the agreement the Company will pay quarterly management fees to the affiliate of $0.5 million, pay a disposition fee of 2.0% of the total consideration received from third parties, pay a debt refinancing fee equal to 2.0% of the amount refinanced should a refinancing be required, and reimburse the affiliate for reasonable out-of-pocket fees and expenses incurred in connection with the management services being provided. The agreement expires on April 11, 2017; however, may be terminated early should certain conditions be met. In the event of a termination of the agreement, the Company is required to pay the affiliate the lesser of $12.0 million or the present value of the financial advisory fees that would have been earned had the agreement remained in effect its fully term.

Other

During the years ended December 31, 2008 and 2009 and the unaudited nine month periods ended September 30, 2009 and 2010, the Company reimbursed Vector Stealth $0.2 million, and $0.6 million, $0.2 million and $0.2 million, respectively for expenses incurred on behalf of the Company. At December 31, 2009 and September 30,

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

2010 (unaudited), respectively, Vector Stealth owed the Company $0.5 million and $0.5 million, respectively, for payments made by the Company on behalf of Vector Stealth. No amounts were owed by Vector Stealth to the Company at December 31, 2008.

At December 31, 2008, the Company accrued for and had related expenses of $1.8 million payable to Vector Stealth in relation to costs associated with the acquisition of Aladdin by Vector Stealth.

The Company also recorded revenues of an immaterial amount in 2008 and 2009 from sales to a company owned by Vector Stealth.

(21) EARNINGS PER SHARE

The Company calculates basic earnings per share based on earnings available to common stockholders. The calculation uses the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed in a similar manner using the weighted average number of common shares and dilutive potential common shares outstanding. Dilutive potential common shares are outstanding dilutive stock options and performance share awards that are assumed to be fully vested and paid out in shares of common stock.

The Company retroactively adjusted the weighted-average number of shares outstanding used in the calculation of earnings per share to give effect to the 4,736,843 shares issued on February 24, 2010 related to the Ingrian acquisition by including them in the shares issued and outstanding as of April 2008.

The following table sets forth the computation of basic and diluted loss per common share (in thousands except per share amounts):

	Predecessor Period	Successor Period
	Period January 1 to April 11, 2007	Period April 12 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
Numerator—basic and diluted:					(unaudited)
Net loss attributable to common stockholders	$(50,836)	$(37,333)	$(126,489)	$(49,727)	$(24,310)	$(8,709)
Denominator:
Weighted-average number of shares outstanding	21,107	90,505	115,233	147,877	147,877	150,991

Basic and diluted loss per share	$(2.41)	$(0.41)	$(1.10)	$(0.34)	$(0.16)	$(0.06)

Stock options representing 1.9 million, 3.5 million, 5.7 million, 4.0 million and 9.2 million shares of common stock were outstanding for each of the 2007 Successor Period, the years ended December 31, 2008 and 2009, and the unaudited nine month periods ended September 30, 2009 and 2010 respectively, but were excluded from the computation of diluted loss per share because their effect would be anti-dilutive.

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

(22) SEGMENT REPORTING

The Company develops, markets, sells and supports a portfolio of hardware and software information security products and services that protect and secure digital content, identities, communications and applications. The Company provides its network security solutions worldwide for financial, enterprise, telecommunications and government use. In addition, the Company provided anti-piracy and business management services for the recording and motion picture industries through March 31, 2009. The Company’s technology is sold and licensed in various formats, including software, hardware and intellectual property licensing. The Company’s worldwide sales are concentrated in North and South America (“Americas”), Europe and the Middle East (“EMEA”) and in the Asia Pacific region (“APAC”).

The accounting policies of the operating segments are the same as described in the Summary of Significant Accounting Policies. The Company’s revenues are comprised of two primary product categories: data protection and software rights management. Data protection products include hardware and software solutions designed to protect identities and transactions, encrypt and control data and protect communications. Software rights management products provide an integrated enforcement and management platform for software licenses and entitlements. Other revenue within the table below represents revenues not specific to a product category and includes revenues related to shipping and miscellaneous items.

The following table sets forth revenues by product category:

	Predecessor Period	Successor Period
	Period from January 1 to April 11, 2007	Period from April 12 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
Product category:					(unaudited)
Data protection	$60,706	$191,375	$283,108	$330,653	$243,232	$259,901
Software rights management	12,809	35,553	46,603	72,600	50,573	73,256
Other	252	(552)	(681)	441	97	921

Total revenues	$73,767	$226,376	$329,030	$403,694	$293,902	$334,078

SafeNet Holding Corporation Consolidated Financial Statements

Notes to Consolidated Financial Statements—Continued

The following table sets forth geographic information about the Company’s reportable segment for each period presented. Revenues have been attributed to regions based on the location of the sale. Intercompany revenues and adjustments to the value associated with long-lived assets not specified to a specific region have been eliminated through “Intercompany eliminations” in the table below.

	Predecessor Period	Successor Period
	Period from January 1 to April 11, 2007	Period from April 12 to December 31, 2007	Year Ended December 31,		Nine Months Ended September 30,
			2008	2009	2009	2010
Revenues:					(unaudited)
Americas	$57,584	$173,575	$254,841	$281,651	$212,225	$221,583
Europe, Middle East and Africa	9,669	32,389	45,380	84,917	55,662	81,856
Asia Pacific	6,683	20,261	29,055	36,894	26,319	31,275
Intercompany eliminations	(169)	151	(246)	232	(304)	(636)

Total	$73,767	$226,376	$329,030	$403,694	$293,902	$334,078

Long-lived assets:
Americas	$416,826	$574,392	$432,799	$405,777	$408,360	$382,309
Europe, Middle East and Africa	20,689	28,718	27,866	180,528	184,651	165,226
Asia Pacific	2,614	2,445	1,991	1,598	1,544	2,941
Intercompany eliminations	8,530	2,420	(3,064)	(6,044)	(4,025)	(3,532)

Total	$448,659	$607,975	$459,592	$581,859	$590,530	$546,943

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

2.1*	Stock Purchase Agreement dated March 31, 2010 by and between Magic Lamp Corporation and the Registrant

2.2*	Stock Purchase Agreement dated March 31, 2010 by and between Vector Stealth Holdings II, L.L.C. and the Registrant

3.3*	Amended and Restated Certificate of Incorporation of the Registrant

3.4*	Amended and Restated Bylaws of the Registrant

4.1**	Specimen Common Stock Certificate

4.2**	Stockholders Agreement dated , 2010 by and between the Registrant and Vector Stealth Holdings II, L.L.C.

4.3**	Registration Rights Agreement dated , 2010 by and between the Registrant and Vector Stealth Holdings II, L.L.C.

5.1**	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1*	Form of Indemnification Agreement for directors and executive officers

10.2*	Stock Incentive Plan

10.3*	Form of Stock Option Agreement under Stock Incentive Plan

10.4**	2010 Equity Incentive Plan

10.5**	Form of Notice of Grant of Stock Option under 2010 Equity Incentive Plan

10.6**	Form of Notice of Grant of Restricted Stock under 2010 Equity Incentive Plan

10.7**	Form of Notice of Grant of Restricted Stock Units under 2010 Equity Incentive Plan

10.8*	Vector Stealth Holdings II, L.L.C. 2007 Equity Plan

10.9*	Form of Notice of Class C Unit Agreement under Vector Stealth Holdings II, L.L.C. 2007 Equity Plan

10.10*	Form of Notice of Class C Unit Agreement under Amended and Restated Vector Stealth Holdings II, L.L.C. 2007 Equity Plan

10.11*	Form of Vector Stealth Holdings II, L.L.C. 2007 Class B Member Admission Agreement

10.12*	Management Services Agreement dated June 3, 2010 between SafeNet and Vector Capital III

10.13*	Employment Agreement by and between the Registrant and Mark Floyd dated June 4, 2009, as further amended October 22, 2009, May 13, 2010 and June 2, 2010

10.14*	Employment Agreement by and between the Registrant and Chris Fedde dated April 12, 2007

10.15*	Employment Agreement by and between the Registrant and Charles J. Neral dated October 10, 2009

10.16*	Employment Agreement by and between the Registrant and Philip Saunders dated April 12, 2007

10.17*	Employment Agreement by and between the Registrant and James Summers dated February 26, 2008

10.18*	Employment Agreement by and between the Registrant and Aviram Shemer dated June 4, 2009

10.19*	First Lien Credit Agreement dated as of April 12, 2007 among Stealth Acquisition Corp. (merged with and into Safenet, Inc.), Vector Stealth Holdings II, L.L.C., the financial institutions listed therein as lenders, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, Citibank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners

Exhibit Number	Description

10.20*	Amendment No. 1 dated as of May 16, 2007 to First Lien Credit Agreement dated as of April 12, 2007 among Stealth Acquisition Corp. (merged with and into Safenet, Inc.), Vector Stealth Holdings II, L.L.C., the financial institutions listed therein as lenders, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, Citibank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners

10.21*	Amendment No. 2 dated as of March 3, 2010 to First Lien Credit Agreement dated as of April 12, 2007 among Stealth Acquisition Corp. (merged with and into Safenet, Inc.), Vector Stealth Holdings II, L.L.C., the financial institutions listed therein as lenders, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, Citibank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners

10.22*	Second Lien Credit Agreement dated as of April 12, 2007 among Stealth Acquisition Corp. (merged with and into Safenet, Inc.), Vector Stealth Holdings II, L.L.C., the financial institutions listed therein as lenders, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, Citibank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners

10.23*	Amendment No. 1 dated as of May 16, 2007 to Second Lien Credit Agreement dated as of April 12, 2007 among Stealth Acquisition Corp. (merged with and into Safenet, Inc.), Vector Stealth Holdings II, L.L.C., the financial institutions listed therein as lenders, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, Citibank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners

10.24*	Amendment No. 2 dated as of March 3, 2010 to Second Lien Credit Agreement dated as of April 12, 2007 among Stealth Acquisition Corp. (merged with and into Safenet, Inc.), Vector Stealth Holdings II, L.L.C., the financial institutions listed therein as lenders, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, Citibank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners

10.25*	Incremental Amendment dated as of March 31, 2010 to Second Lien Credit Agreement dated as of April 12, 2007 among Stealth Acquisition Corp. (merged with and into Safenet, Inc.), Vector Stealth Holdings II, L.L.C., the financial institutions listed therein as lenders, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, Citibank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners

10.26*	Term Sheet for Settlement of Class Action dated as of July 9, 2010 among SafeNet, Inc., Anthony Caputo, Carole Argo, Kenneth Mueller and the lead plaintiffs and members of the class and subclass in that certain class action complaint filed on or about March 10, 2010 in the matter of Police & Fire Retirement Sys. of Detroit, et al., v. SafeNet, Inc., et al.

10.27*	License Agreement dated December 22, 1999 and Amendment No. 1 dated as of October 20, 2005 among Howard Delman and Secure Computing Corporation

10.28*	OEM License Agreement dated as of October 10, 2006 among Net Report S.A.S. and Aladdin Knowledge Systems Ltd.

10.29*	License Agreement dated as of October 12, 2006 among KK Athena Smartcard Solutions and Aladdin Knowledge Systems Ltd.

10.30*	OEM Agreement dated as of September 23, 2006 among Microdasys Inc. and Aladdin Knowledge Systems Ltd.

Exhibit Number	Description

10.31*	Settlement Agreement dated as of August 16, 2010 among Secure Computing, LLC and Aladdin Knowledge Systems Ltd.

21.1*	List of Subsidiaries

23.1	Consent of PricewaterhouseCoopers LLP

23.2**	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Previously filed
**	To be filed by amendment

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the exchange listing fee:

Amount to be Paid
Securities and Exchange Commission registration fee		$21,390
FINRA filing fee		30,500
NASDAQ Global Market listing fee		150,000
Blue Sky fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

ITEM 14.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

In addition, the proposed form of Underwriting Agreement (to be filed by amendment) is expected to provide for indemnification of our directors and officers by the underwriters against certain liabilities.

Article      of our certificate of incorporation authorizes us to provide for the indemnification of directors to the fullest extent permissible under Delaware law.

Article      of our bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We have entered into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

ITEM	15. Recent Sales of Unregistered Securities

In the past three years, we have issued and sold the following securities:

1. On February 24, 2010, we issued 4,736,843 shares of our common stock to Vector Stealth in consideration for $12.5 million of funding provided in connection with a prior acquisition;

2. On February 24, 2010, we issued 3,885,178 shares of our common stock to Vector Stealth in consideration for Vector Stealth issuing interests in Vector Stealth to certain of our executive officers; and

3. On March 31, 2010, we issued 52,635,307 shares of our common stock to Vector Stealth in consideration for Vector Stealth’s interests in Aladdin Knowledge Systems, Ltd.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

(b) Financial Statement Schedule

ITEM 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Belcamp, State of Maryland, on the second day of November, 2010.

SafeNet Holding Corporation

By:	/S/ MARK A. FLOYD
Mark A. Floyd
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ MARK A. FLOYD Mark A. Floyd	Chief Executive Officer (Principal Executive Officer) and Director	November 2, 2010

/S/ CHARLES J. NERAL Charles J. Neral	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 2, 2010

* William P. Crowell	Director	November 2, 2010

* Chris Fedde	Director	November 2, 2010

* David L. Fishman	Director	November 2, 2010

* Louis J. Lavigne, Jr.	Director	November 2, 2010

* Arthur J. Marks	Director	November 2, 2010

* Alexander R. Slusky	Director	November 2, 2010

*By:	/S/ MARK A. FLOYD
Mark A Floyd, Attorney-In-Fact

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